As filed with the Securities and Exchange Commission on July 26, 2004.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JDA Software Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7371	86-0787377
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

14400 North 87th Street

Scottsdale, Arizona 85260
(480) 308-3000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kristen L. Magnuson

Executive Vice President and Chief Financial Officer
JDA Software Group, Inc.
14400 North 87th Street
Scottsdale, Arizona 85260
(480) 308-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Henry Lesser, Esq. Paul E. Hurdlow, Esq. Albert J. Li, Esq. Gray Cary Ware & Freidenrich LLP 1221 South MoPac Expressway, Suite 400 Austin, Texas 78746 (512) 457-7000	Scott D. Karchmer, Esq. William A. Myers, Esq. Morgan, Lewis & Bockius LLP One Market Street Spear Street Tower San Francisco, California 94105 (415) 442-1000
         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and the effective time of the merger of a wholly-owned subsidiary of the registrant with and into QRS Corporation, as described in the Agreement and Plan of Merger, dated as of June 17, 2004, included as Annex A to the joint proxy statement/ prospectus forming a part of this registration statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(a) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	Per Share	Offering Price(2)	Fee

Common Stock, par value $0.01 per share	8,796,919	N/A	$112,336,649	$14,233

(1)	Based on the maximum number of shares of JDA common stock to be issued in connection with the merger, calculated as the product of (a) 17,593,837, the sum of (i) the aggregate number of shares of QRS common stock, $0.001 par value per share, outstanding on July 22, 2004 and (ii) the aggregate number of shares of QRS common stock issuable upon exercise or surrender (pursuant to the contemplated pre-merger exercise mechanism of QRS) of “in the money” QRS options and vesting of QRS restricted share right awards, in each case as calculated immediately prior to the date the merger is expected to be completed and as described in this registration statement and (b) an exchange ratio of 0.5 shares of the registrant’s common stock for each share of QRS common stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was calculated in accordance with Rule 457(c) under the Securities Act as: $6.39, the average of the high and low prices per share of QRS common stock on July 19, 2004, as reported on the Nasdaq National Market, multiplied by 17,593,837, the maximum number of shares of QRS common stock computed as described in clause (a) of Note (1).

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/ prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this joint proxy statement/ prospectus is a part becomes effective. This joint proxy statement/ prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED [Month][Day], 2004.

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT!

     JDA Software Group, Inc. and QRS Corporation have agreed to a merger combination of the two companies under the terms of a merger agreement. JDA and QRS are proposing the merger because they believe that the merger will provide substantial strategic and financial benefits to the stockholders of both companies.

     Upon completion of the merger, QRS stockholders will be entitled to receive 0.5 of a share of JDA common stock in exchange for each share of QRS common stock held by them at the effective time of the merger. Based upon the current capital structures of both companies, we anticipate that the stockholders of QRS would receive approximately 22% of the combined company’s outstanding fully-converted shares at closing and JDA’s stockholders would continue to hold the remaining 78% of the combined company’s outstanding fully-converted shares at closing. JDA common stock is traded on the Nasdaq National Market under the trading symbol “JDAS.” On [Month][Day], 2004, the last sale price of JDA’s common stock was $[        ] per share, as reported on the Nasdaq National Market.

     JDA and QRS cannot complete the merger unless JDA’s stockholders approve the issuance of shares of JDA common stock pursuant to the merger agreement and QRS’ stockholders adopt the merger agreement and approve the merger. The obligations of JDA and QRS to complete the merger are also subject to the satisfaction or waiver of several conditions. More information about JDA, QRS and the merger is contained in this joint proxy statement/ prospectus. We encourage you to read this joint proxy statement/ prospectus, including the section entitled “Risk Factors” beginning on page 15, before voting.

     The JDA board of directors approved the merger agreement and the issuance of JDA common stock pursuant to the merger agreement and recommends that JDA stockholders vote “FOR” the proposal to issue shares of JDA’s common stock pursuant to the merger agreement.

     The QRS board of directors approved the merger agreement and the merger and recommends that QRS stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger.

     The merger proposals will be voted on at special meetings of JDA stockholders and QRS stockholders. The date, times and places of the meetings are as follows:

For JDA Stockholders:

[Day of Week], [Month] [Day], 2004 at [Time], local time

14400 North 87th Street
Scottsdale, Arizona 85260

For QRS Stockholders:

[Day of Week], [Month] [Day], 2004 at [Time], local time

[Address]
[City, State ZIP]

     In addition to voting on the merger agreement and the merger, QRS’ stockholders and JDA’s stockholders will be asked to approve the adjournment of the meeting, if necessary, to solicit additional proxies in favor of the proposal to issue the common stock of JDA and adopt the merger agreement and approve the merger, as the case may be.

     Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting of stockholders of JDA or the special meeting of stockholders of QRS, please take the time to vote by completing and mailing the enclosed proxy card or voting instruction card and returning it in the pre-addressed postage pre-paid envelope provided as soon as possible. Returning the proxy card does not deprive you of your right to attend the special meeting of JDA or the special meeting QRS and to vote your shares in person.

     We enthusiastically support this combination of two great companies and join with all other members of our respective boards of directors in recommending that you vote “FOR” the merger proposals.

Sincerely,	Sincerely,

Hamish Brewer	Elizabeth A. Fetter
President and Chief Executive Officer	President and Chief Executive Officer
JDA Software Group, Inc.	QRS Corporation

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/ prospectus or determined whether this joint proxy statement/ prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/ prospectus is dated [Month] [Day], 2004,

and is first being mailed to stockholders on or about [Month] [Day], 2004.

JDA SOFTWARE GROUP, INC.
14400 North 87th Street
Scottsdale, Arizona 85260

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [Day of Week], [Month] [Day], 2004

TO THE STOCKHOLDERS OF JDA SOFTWARE GROUP, INC.:

      Notice is hereby given that a special meeting of the stockholders of JDA Software Group, Inc., a Delaware corporation, will be held on [Day of Week], [Month] [Day], 2004, beginning at [Time], local time, at 14400 N. 87th Street, Scottsdale, Arizona, for the following purposes:

1. to consider and vote on a proposal to approve the issuance of shares of JDA common stock under the terms of the Agreement and Plan of Merger, dated as of June 17, 2004, by and among JDA, CVP2 Corp., a wholly-owned subsidiary of JDA, and QRS Corporation, under which each share of QRS common stock outstanding at the effective time of the merger will be converted into the right to receive 0.5 of a share of JDA common stock and QRS will become a wholly-owned subsidiary of JDA;

2. to approve any adjournments of the meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of the foregoing proposal; and

3. to transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

      Stockholders of record at the close of business on [Month] [Day], 2004, are entitled to notice of, and to vote at, this special meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at JDA’s principal office located at 14400 North 87th Street, Scottsdale, Arizona 85260. Only holders of JDA common stock at the close of business on the record date are entitled to vote at the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee should bring with them a proxy or letter from that firm confirming their ownership of shares.

      All JDA stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, we urge you to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying joint proxy statement/ prospectus at any time before it is voted at the special meeting.

      We cannot complete the merger unless a quorum is present at the JDA special meeting and the proposal to approve the issuance of shares of JDA common stock pursuant to the merger agreement receives a majority of the votes cast at the JDA special meeting by the holders of shares of JDA common stock entitled to vote thereon.

By order of the Board of Directors,

KRISTEN L. MAGNUSON
Secretary

Scottsdale, Arizona

[Month] [Day], 2004

IMPORTANT:

      You are cordially invited to attend the meeting. However, whether or not you plan to attend the meeting in person, please complete, date, and sign the accompanying proxy and mail it promptly in the return envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

QRS CORPORATION

1400 Marina Way South
Richmond, California 94804

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [Day of Week], [Month] [Day], 2004

TO THE STOCKHOLDERS OF QRS CORPORATION:

      Notice is hereby given that a special meeting of stockholders of QRS Corporation, a Delaware corporation, will be held on [Day of Week], [Month] [Day], 2004, at [Time], local time, at [Address], for the following purposes:

1. to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 17, 2004, by and among JDA Software Group, Inc., CVP2 Corp., a wholly-owned subsidiary of JDA, and QRS Corporation, and to approve the merger, pursuant to which each share of QRS common stock outstanding at the effective time of the merger will be converted into the right to receive 0.5 of a share of JDA common stock and QRS will become a wholly-owned subsidiary of JDA;

2. to approve any adjournments of the meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of the foregoing proposal; and

3. to transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

      Stockholders of record at the close of business on [Month] [Day], 2004, are entitled to notice of, and to vote at, this special meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at QRS’ principal office located at 1400 Marina Way South, Richmond, California 94804. Only holders of QRS common stock at the close of business on the record date are entitled to vote at the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee should bring with them a proxy or letter from that firm confirming their ownership of shares.

      All QRS stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, we urge you to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying joint proxy statement/ prospectus at any time before it is voted at the special meeting. If you fail to return a properly executed proxy card or to vote in person at the special meeting, it will have the same effect as a vote against the proposal to adopt the merger agreement.

      We cannot complete the merger unless a quorum is present at the QRS special meeting and the proposal to adopt the merger agreement and approve the merger receive a majority of shares of QRS common stock outstanding as of the record date for the QRS special meeting.

By order of the Board of Directors,

STACEY A. GIAMALIS, ESQ.
Vice President, General Counsel and Corporate Secretary

Richmond, California

[Month] [Day], 2004

IMPORTANT:

      You are cordially invited to attend the meeting. However, whether or not you plan to attend the meeting in person, please complete, date, and sign the accompanying proxy and mail it promptly in the return envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

ADDITIONAL INFORMATION

      This document incorporates important business and financial information about JDA and QRS from documents that JDA and QRS have filed with the Securities and Exchange Commission and that have not been included in or delivered with this document. Also, please see “Where You Can Find More Information” on page 101 of this joint proxy statement/ prospectus.

JDA Software Group, Inc.

      JDA Software Group, Inc., which we refer to as JDA, will provide you with copies of documents relating to JDA that are incorporated by reference in this joint proxy statement/ prospectus, without charge, upon written or oral request to:

JDA Software Group, Inc.

14400 North 87th Street
Scottsdale, AZ 85260
Attention: Investor Relations
Telephone No.: (480) 308-3000

      The incorporated information also is available to investors via JDA’s website, www.jda.com. Information included in JDA’s website is not incorporated by reference in this joint proxy statement/ prospectus.

QRS Corporation

      QRS Corporation, which we refer to as QRS, will provide you with copies of documents relating to QRS that are incorporated by reference in this joint proxy statement/ prospectus, without charge, upon written or oral request to:

QRS Corporation

1400 Marina Way South
Richmond, CA 94804
Attention: David Cooper
Telephone No.: (510) 215-5000

      Some of the incorporated information also is available to investors via QRS’ website, www.qrs.com. Information included in QRS’ website is not incorporated by reference in this joint proxy statement/ prospectus.

      In order for you to receive timely delivery of the documents in advance of the JDA special meeting and the QRS special meeting, we should receive your request for additional information no later than [Month] [Day], 2004.

      “JDA” and “JDA Portfolio,” are a trademarks of JDA Software Group, Inc. or its subsidiaries, which may be registered in certain jurisdictions. All other trademarks are owned by their respective owners.

      “QRS,” “QRS Catalogue,” “QRS IMPACT,” “QRS QuickSync,” “QRS Sourcing,” “QRS Exchange,” “QRS Web Forms.” “QRS Managed EC,” “QRS Reveal,” “QRS Compliance Link,” “QRS EDIINT Gateway,” “QRS Retail Intelligence Services” and “QRS Professional” and “QRS Professional Services” are trademarks or service marks of QRS Corporation or its subsidiaries, which may be registered in certain jurisdictions. All other trademarks are owned by their respective owners.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      In this joint proxy statement/ prospectus (and in documents that are incorporated by reference), we have made forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our estimates and assumptions and are subject to a number of risks and uncertainties. Forward-looking statements include statements about the consummation of the pending merger of JDA and QRS, future financial and operating results of each of our companies and the combined company, and the anticipated benefits of the pending merger (see the following captions: “Summary of The Joint Proxy Statement/Prospectus — Summary of the Merger,” “The Merger — JDA’s Reasons for the Merger,” “The Merger — QRS’ Reasons for the Merger,” “The Merger — Opinion of JDA’s Financial Advisor” and “The Merger — Opinion of QRS’ Financial Advisors”). Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “expects,” “hopes,” “targets” or similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

      Forward-looking statements are not guarantees of performance. The future results of the combined company could be affected by subsequent events and could differ materially from those expressed in the forward-looking statements. If future events and actual performance differ from our assumptions, our actual results could vary significantly from the performance projected in the forward-looking statements. Except for ongoing obligations to disclose material information under the federal securities laws, JDA and QRS undertake no obligation to disclose any revisions to any forward-looking statements or to report events or circumstances after the date of this joint proxy statement/ prospectus.

      You should understand that the following factors, along with the risk factors discussed elsewhere in this joint proxy statement/ prospectus, and in the documents that we incorporate by reference, could affect the future results of JDA, QRS or the combined company, and could cause those results to differ materially from those expressed in the forward-looking statements:

•	JDA’s ability to leverage the QRS products to enable it to further expand its position in the demand chain market;

•	JDA’s ability to successfully integrate and market the QRS products;

•	the extent that JDA’s and QRS’ customers value the two companies’ integrated software products and collaborative services;

•	economic conditions in the United States and international markets (and the impact such conditions may have on the sales of JDA, QRS and the combined company);

•	JDA’s continued ability to introduce, manufacture and deploy competitive new products and services on a timely, cost-effective basis;

•	developments in technology by JDA, QRS and their competitors;

•	demand and acceptance of JDA’s products and services by customers and end users;

•	the success of the combined company in implementing cost-saving programs and initiatives;

•	the possibility that the revenue from QRS’ trading community management products will decline more quickly than anticipated;

•	the threat of war and terrorist activities; and

•	other factors noted in this joint proxy statement/ prospectus or in documents incorporated herein by reference.

Before making your decision regarding the merger, you should be aware that the occurrence of the events described above, described under “Risk Factors” beginning on page 15 of this joint proxy statement/ prospectus and elsewhere in this joint proxy statement/ prospectus could adversely affect the business, operating results or financial condition contemplated by such forward looking statements.

v

QUESTIONS & ANSWERS ABOUT THE MERGER

Q:     Why am I receiving this joint proxy statement/ prospectus?

A:     JDA and QRS have agreed to merge under the terms of a merger agreement that is described in this joint proxy statement/ prospectus. A copy of the merger agreement is attached to this joint proxy statement/ prospectus as Annex A. You should carefully read this document in its entirety.

      In order for the merger to be completed, JDA stockholders must vote to approve the issuance of shares of JDA common stock in connection with the merger, and QRS stockholders must vote to adopt the merger agreement and approve the merger.

      JDA and QRS will hold separate meetings of their respective stockholders to seek these approvals. This joint proxy statement/ prospectus contains important information about the merger and the special meetings of JDA stockholders and QRS stockholders. You should read it carefully. The enclosed voting materials allow you to vote your shares of JDA common stock or QRS common stock without attending your stockholder meeting.

      Your vote is important. We encourage you to vote as soon as possible.

      For specific information regarding the merger agreement, see “The Merger Agreement” beginning on page 63 of this joint proxy statement/ prospectus.

Q:     Why are JDA and QRS proposing the merger?

A:     JDA and QRS believe that a combination of the two companies will provide significant strategic, business and financial synergies, which will further advance JDA’s leadership and strong value proposition to participants across the retail demand chain and will increase the long-term investment value of JDA’s common stock for the benefit of the stockholders of both companies.

      From a strategic perspective, the proposed combination of JDA and QRS will enhance both companies’ individual leadership positions in the demand chain market by creating a complete end-to-end solution that combines JDA’s leading transaction processing, analytic and optimization software with QRS’ collaborative trading and product information network. The combined company will leverage the unique and complementary core strengths of both JDA and QRS to offer a combined customer base of approximately 14,000 retailers and suppliers with a new breed of applications that are inherently data rich, connected and collaborative. Following the merger, JDA and QRS customers will benefit from a compelling offering that will seamlessly combine the real time information needed to drive decisions along with the sophisticated software solutions required to enable those decisions. In summary, as a result of the combination, JDA and QRS customers and prospective customers will benefit from an integrated offering that helps to resolve the complexities of electronic commerce including data synchronization, product information management and in the future, radio frequency identification (RFID) information management in order to make these processes faster, simpler and more affordable to adopt for both the retailer and the supplier.

      From a stockholder perspective, the combination of JDA and QRS creates a substantially higher-profile retail solutions leader, with revenue estimated to be approximately $340 million and substantial opportunities to cross sell solutions and services to the companies’ respective customers. The combination highlights a blend of high margin license sales with a substantial component of highly visible, recurring revenue. In addition to this higher corporate profile and more predictable business model, the combination offers significant, immediate operating leverage. More specifically, within the first 18 months after closing, JDA expects to reduce the annual run rate of the combined operating expenses and cost of sales by $20 to $25 million. These savings include the elimination of redundant headcount and infrastructure in combined sales, marketing and administrative functions, as well as reduced costs due to synergies in benefit programs, marketing programs, accounting, legal, insurance and occupancy costs. Both JDA and QRS believe that the combined company will be positioned to realize superior revenue growth, profitability and cash flow relative to the prospects of either company on its own.

      The merger also involves risks, which are described under “Risk Factors” beginning on page 15 of this joint proxy statement/ prospectus.

      To review the reasons for the merger and how the boards of directors of JDA and QRS evaluated the potential benefits and risks of the merger, see “The Merger — Joint Reasons for the Merger” beginning on page 36, “The Merger — JDA’s Reasons for the Merger” beginning on page 38, “The Merger — Recommendations of JDA’s Board of Directors” beginning on page 40, “The Merger — QRS’ Reasons for the Merger” beginning on page 47 and “The Merger — Recommendations of QRS’ Board of Directors” beginning on page 49.

Q:     What will happen in the merger?

A:     The businesses of JDA and QRS will be combined in a stock-for-stock transaction. At the closing, CVP2 Corp., a newly formed, wholly-owned subsidiary of JDA will merge with QRS, with QRS surviving the merger as a wholly-owned subsidiary of JDA. In exchange for their shares of QRS common stock, the former stockholders of QRS will receive shares of JDA common stock.

Q:     What will a stockholder receive if the merger occurs?

A:     JDA stockholders:

      After the merger, JDA stockholders will continue to hold the shares of JDA common stock that they own immediately before the merger. However, those shares will represent a smaller proportion of the total outstanding shares of JDA. As a result of the merger, the former JDA stockholders will own approximately 78% of the common stock of the combined company following the merger, computed on a fully-diluted basis, taking into account all outstanding JDA and QRS common stock, options and warrants.

A:     QRS stockholders:

      QRS stockholders will receive 0.5 of a share of JDA common stock (together with cash in lieu of fractional shares of JDA’s common stock to be delivered to QRS stockholders) in exchange for each share of QRS common stock owned and outstanding at the effective time of the merger. As a result of the merger, QRS stockholders will own approximately 22% of the common stock of the combined company following the merger, computed on a fully-diluted basis, taking into account all outstanding JDA and QRS common stock, options and warrants.

      Example #1: If a QRS stockholder owns ten shares of QRS common stock immediately before the merger, after the merger he or she will be entitled to receive five shares of JDA common stock.

      Example #2: If a QRS stockholder owns eleven shares of QRS common stock immediately before the merger, after the merger he or she will be entitled to receive five shares of JDA common stock and cash in an amount equal to the remaining QRS share of common stock times 0.5 (the fraction of JDA common stock that such stockholder would otherwise be entitled to receive) multiplied by the closing sale price of JDA common stock on the day before the completion of the merger.

Q:     How was the merger consideration determined?

A:     The exchange ratio was determined in negotiations between JDA and QRS and at the time the merger was announced reflected factors including the relative market prices of the two companies’ common stock, the number of shares outstanding and other factors that the boards of directors considered relevant.

      Q:     When and where will the stockholder meetings be held?

A:     JDA special meeting of stockholders:

      The special meeting of JDA stockholders will take place at 14400 N. 87th Street, Scottsdale, Arizona [Time], local time, on [Day of Week], [Month] [Day], 2004.

A:     QRS special meeting of stockholders:

      The special meeting of QRS stockholders will take place at [Address] at [Time], local time, on [Day of Week], [Month] [Day], 2004.

Q:     What vote of JDA stockholders is required to approve the issuance of shares of JDA common stock pursuant to the merger agreement?

A:     Approval of the proposal to issue shares of JDA common stock pursuant to the merger agreement requires the presence, in person or by proxy, of the holders of a majority of the shares of JDA common stock outstanding as of the record date for the JDA stockholder meeting, and the affirmative vote of a majority of the total votes cast at the special meeting. Directors and executive officers of JDA, beneficially owning approximately [     %] of the shares of JDA common stock outstanding as of the record date (including options to purchase JDA common stock), have agreed to vote their shares in favor of the proposal to issue shares of JDA common stock under the merger agreement.

Q:     What vote of QRS stockholders is required to adopt the merger agreement and approve the merger?

A:     Approval of the proposal to adopt the merger agreement and approve the merger requires the presence, in person or by proxy, of the holders of a majority of the shares of QRS common stock outstanding as of the record date for the QRS stockholder meeting, and the affirmative vote of the holders of a majority of the shares of QRS common stock outstanding as of the record date for the QRS stockholder meeting. Directors and executive officers of QRS, beneficially owning approximately [     %] of the shares of QRS common stock outstanding as of the record date (including options and warrants to purchase QRS common stock), have agreed to vote their shares in favor of the proposal to adopt the merger agreement and approve the merger.

Q:     How does the board of directors of JDA or QRS recommend that I vote?

A:     JDA Stockholders:

      JDA’s board of directors recommends that JDA stockholders vote “FOR” the proposal to approve the issuance of shares of JDA common stock under the merger agreement. For a more complete description of the recommendation of JDA’s board of directors, see “The Merger — Recommendations of JDA’s Board of Directors” beginning on page 40.

A:     QRS Stockholders:

      QRS’ board of directors recommends that QRS stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger. For a more complete description of the recommendation of QRS’ board of directors, see “The Merger — Recommendations of QRS’ Board of Directors” beginning on page 49.

Q:     What do I need to do now?

A:     You should carefully read and consider the information contained in this joint proxy statement/ prospectus, including the annexes, and decide how you wish to vote your shares.

Q:     How do I cast my vote?

A:     There are several ways your shares can be represented at your stockholder meeting. You can attend your stockholder meeting in person, or you can indicate on the enclosed proxy card how you want to vote and return it in the accompanying pre-addressed postage paid envelope. It is important that you sign, date and return each proxy card and voting instruction card you receive as soon as possible. You may choose to vote in person even if you have previously sent in your proxy card. If you are a holder of record, you may vote in person at your stockholder meeting or by granting a proxy for your stockholder meeting. You can grant your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

Q:     If my broker holds my shares in “street name,” will my broker vote my shares?

A:     If you hold shares in a stock brokerage account or if your shares are held by a bank or nominee (in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares. You should follow the directions provided by your broker or nominee regarding how to instruct your broker to vote your shares.

      However, if you hold QRS common stock and do not instruct your broker how to vote your shares, it will be equivalent to voting against the proposal being made at your stockholder meeting. If you hold JDA common stock and do not instruct your broker how to vote your shares, your shares will not be voted at the JDA stockholder meeting and, assuming a quorum is present, your failure to vote will have no effect on the outcome to approve the share issuance by JDA.

Q:     What if I do not vote?

A:     If you are a JDA stockholder and you do not submit a proxy or vote at your special meeting, your shares will not be counted as present for the purpose of determining a quorum and will have no effect on the outcome of the share issuance proposal or the JDA adjournment proposal. If you submit a proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purposes of determining the presence of a quorum but will not be voted at the special meeting. As a result, your abstention will have no effect on the outcome of the share issuance proposal or the JDA adjournment proposal.

      If you are a QRS stockholder and you do not submit a proxy or attend your special meeting, it will have the same effect as a vote against adoption of the merger agreement, and your shares will not be counted as present for purposes of determining a quorum.

      If you are a QRS stockholder and you submit a proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purposes of determining the presence of a quorum, but will not be voted at the special meeting. As a result, your abstention will have the same effect as a vote against adoption of the merger agreement but will have no effect on the outcome of the QRS adjournment proposal.

Q:     Can I change my vote after I have delivered my proxy?

A:     Yes. You can change your vote at any time before your proxy is voted at your stockholder meeting. You can do this one of three ways:

•	you can send a written notice of revocation;

•	you can grant a new, valid proxy; or

•	if you are a holder of record, you can attend your stockholder meeting and vote in person; however, your attendance alone will not revoke your proxy.

      If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the corporate secretary of JDA or QRS, as appropriate, before the applicable stockholder meeting. However, if your shares are held in a street name at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

Q:     What if I do not indicate how to vote on my proxy card?

A:     If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the proposals.

Q:     Should I send in my stock certificates now?

A:     No. After the merger is completed, if you are a QRS stockholder, you will receive written instructions from the exchange agent on how to exchange your QRS stock certificates for certificates representing shares of JDA common stock. Please do not send in your stock certificates with your proxy. If you are a JDA stockholder, you will continue to own your shares and will not need to exchange your stock certificates.

Q:     Am I entitled to appraisal rights in the merger?

A:     No. If you are a holder of QRS common stock, you do not have the right to an appraisal of the value of your shares in connection with the merger, because you will be receiving publicly traded shares of JDA common stock in the merger. If you are a JDA stockholder, you will not be relinquishing any of your shares in the merger and thus will not be entitled to any appraisal rights. Please see “The Merger — No Appraisal Rights” beginning on page 58.

Q:     What are the tax effects in the merger?

A:     JDA and QRS intend that the merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code. Assuming the merger so qualifies, then, in general, a QRS stockholder will not recognize gain or loss for federal income tax purposes when the stockholder exchanges QRS common stock for JDA common stock in the merger, except that a QRS stockholder will recognize gain or loss with respect to any cash received in lieu of a fractional share of JDA common stock in the merger; and no gain or loss will be recognized by JDA, CVP2 Corp., or QRS as a result of the merger. Please see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 58.

Q:     When do you expect the merger to be completed?

A:     We are working towards completing the merger as quickly as practicable after the companies’ respective special meetings and currently expect to complete the merger in the third or fourth calendar quarter of 2004. However, we cannot predict the exact timing of the completion of the merger.

Q:     Who can help answer my questions?

A:     If you have additional questions about the matters described in this joint proxy statement/ prospectus or how to submit your proxy, or if you need additional copies of this joint proxy statement/ prospectus, you should contact:

      For JDA stockholders:

Morrow & Co., Inc.

445 Park Avenue, 5th Floor
New York, New York 10022-2606
(212) 754-8000 (call collect) or
(800) 662-5200

      For QRS Stockholders:

[                              ]
[                              ]
[                              ]
[                              ]

      You may also obtain additional information about JDA and QRS from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled “Where You Can Find More Information” on page 101 of this joint proxy statement/ prospectus.

x

SUMMARY OF THE JOINT PROXY STATEMENT/ PROSPECTUS

      This summary highlights selected information from this joint proxy statement/ prospectus and may not contain all of the information that is important to you. JDA and QRS encourage you to read carefully the remainder of this joint proxy statement/ prospectus, including the attached annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at your stockholder meeting. See also “Where You Can Find More Information” on page 101 of this joint proxy statement/ prospectus. We have included references to other portions of this joint proxy statement/ prospectus to direct you to a more complete description of the topics presented in this summary.

The Companies

JDA Software Group, Inc.

14400 North 87th Street
Scottsdale, AZ 85260
(480) 308-3000

      JDA is a leading provider of sophisticated software solutions designed specifically to address the demand and supply chain management, business process, decision support, e-commerce, inventory optimization, and collaborative planning and forecasting requirements of the retail industry and suppliers to the retail industry. JDA’s solutions enable customers to manage and optimize their inventory flows throughout the demand chain to the consumer, and provide optimized labor scheduling for retail store operations. JDA’s customers include approximately 4,600 of the world’s leading retail, consumer package goods (“CPG”) manufacturers and wholesalers. JDA believes it has the largest retail customer installed base among its direct competitors, with more than 1,200 retail customers in over 60 countries and over 3,300 CPG manufacturers and wholesalers. JDA’s customers include many of the world’s leading retail, CPG manufacturing and wholesale organizations including AEON Company Ltd., Anheuser-Busch Companies, Carrefour, Colgate-Palmolive, CVS Pharmacy, Inc., Dollar General Corporation, Energizer Holdings, Inc., The Estee Lauder Companies, Inc., H. E. Butt Grocery Company, The Kroger Company, The Limited, Meijer Stores, Michaels Stores, Sodimac, Tesco and Wal-Mart. JDA’s software solutions business is enhanced and supported by its retail and supplier specific professional services.

      JDA markets its JDA Portfolio software solutions to approximately 3,200 retailers worldwide with annual sales of $100 million or more. More than 1,200 of these potential retail customers own at least one of JDA’s products. JDA’s acquisitions of the Arthur Retail Business Unit, Intactix International, Inc., E3 Corporation, and Vista Software Solutions, Inc., have enabled JDA to expand its client base to include over 3,300 suppliers to the retail industry and added software applications that enable business-to-business collaborative planning, forecasting and replenishment between retailers and their suppliers. These acquisitions, together with the investments JDA has made over the past few years to increase the scalability of JDA’s products, have enabled JDA to pursue emerging growth opportunities in the demand chain and further expand its target markets to include larger multi-national retail organizations and approximately 26,000 suppliers to the retail industry worldwide with annual sales of $100 million or more.

      JDA was incorporated in Delaware in 1994. As of June 30, 2004, JDA employed more than 1,300 people in 27 offices in 18 countries. References herein to “JDA” refer to JDA Software Group, Inc. and its subsidiaries. JDA’s headquarters are located at 14400 North 87th Street, Scottsdale, Arizona 85260, and JDA’s telephone number is (480) 308-3000. Additional information about JDA is available on JDA’s website at www.jda.com, which does not constitute a part of this joint proxy statement/ prospectus.

QRS Corporation

1400 Marina Way South
Richmond, CA 94804
(510) 215-5000

      QRS Corporation is a technology company that serves the retail trading community with collaborative commerce solutions. QRS manages the flow of critical commerce information and leverages its retail technology expertise to address fundamental industry challenges such as global data synchronization, compliance mandates, transaction management and global trade management. QRS solutions help customers expand into new markets and channels, improve operational efficiency and differentiate their brand. Currently QRS has approximately 9,800 customers, as measured by the number of total, unique corporate customers that purchased or licensed our products and services between July 1, 2003 and June 30, 2004.

      QRS’ products and services help thousands of retailers, vendors, suppliers and brand manufacturers from a variety of retail segments, including general merchandise and apparel, consumer packaged goods, health and beauty, consumer electronics, hardlines, do-it-yourself, sporting goods and grocery. QRS’ products and services are typically used with its customers’ enterprise information technology systems in order to deliver greater benefits and efficiencies to these customers. QRS markets its products and services in three Solutions Groups: Software Applications, Trading Community Management and Global Services.

      QRS’ Software Applications support product information management and data synchronization; and collaborative product planning, design, production and shipment. QRS’ Software Applications include both enterprise software applications installed on customers’ computer systems and hosted applications installed on QRS’ computer systems.

      QRS’ Trading Community Management solutions allow retailers, vendors and their trading partners to exchange electronic business documents, such as purchase orders, invoices and advance ship notices. These electronic transactions are conducted over a proprietary value-added network (“VAN”) or over the Internet.

      QRS’ Global Services include the collection, analysis and delivery of pricing, promotion and distribution information; software implementation and integration services; and technical support and training services for our various solutions.

      QRS Corporation was reincorporated in Delaware on June 23, 1997. As of June 30, 2004, QRS employed more than 460 people in 5 offices in 3 countries. References in this document to “QRS” refer to QRS Corporation and its subsidiaries. QRS’ headquarters are located at 1400 Marina Way South, Richmond, California 94804 and QRS’ telephone number is (510) 215-5000. Additional information about QRS is available on QRS’ website at www.qrs.com, which does not constitute a part of this joint proxy statement/ prospectus.

CVP2 Corp.

      CVP2 Corp. is a Delaware corporation and a wholly-owned subsidiary of JDA. CVP2 Corp. was organized solely for the purpose of entering into the merger agreement with QRS and completing the merger. It has not conducted any business operations and will not do so prior to the completion of the merger. If the merger is completed, CVP2 Corp. will cease to exist following its merger with and into QRS.

Summary of the Merger (see pages 28 and 63)

      JDA and QRS have agreed to the combination of JDA and QRS under the terms of the merger agreement described in this joint proxy statement/ prospectus. We have attached the merger agreement as Annex A to this joint proxy statement/ prospectus. We encourage you to read the merger agreement carefully because it is the legal document that governs the merger and related matters.

      Under the terms of the merger agreement, CVP2 Corp., a newly formed, wholly-owned subsidiary of JDA, will merge with and into QRS and the separate corporate existence of CVP2 Corp. will cease. QRS will be the surviving corporation in the merger and will continue as a wholly-owned subsidiary of JDA. Stockholders of JDA will continue to own their existing shares of JDA common stock.

      The merger is subject to, among other things, approval of the issuance of JDA common stock pursuant to the merger agreement by the stockholders of JDA, the adoption of the merger agreement and approval of the merger by the stockholders of QRS and other customary closing conditions. We expect the merger to be completed in the third or fourth quarter of 2004.

Treatment of QRS Capital Stock and Options (see page 64)

      Upon completion of the merger, the capital stock and other securities of QRS will be treated as follows:

•	QRS stockholders will be entitled to receive 0.5 of a share of JDA common stock for each share of QRS common stock owned as of the effective time of the merger and receive cash in lieu of any fractional shares of JDA common stock they would be entitled to in the merger;

•	JDA will not assume any options to purchase QRS common stock outstanding under QRS’ option agreements and stock option plans. Under the terms of QRS’ stock option plans, those outstanding options will become fully vested and exercisable immediately prior to the consummation of the merger, and then lapse and terminate upon completion of the merger if unexercised. Under the terms of the merger agreement, QRS is permitted to amend outstanding “in the money” options to facilitate each QRS optionee’s exercise or surrender of their “in the money” options prior to the consummation of the merger subject to QRS collecting cash or withholding proceeds in payment of the exercise price of the option shares and any applicable withholding taxes;

•	Outstanding QRS restricted share right awards granted to certain of its officers, in the form of restricted share rights made under QRS’ stock option plans, vest in full immediately prior to the merger and the underlying shares will be issued as QRS common stock, subject to QRS’ collecting cash or withholding proceeds to satisfy all applicable withholding taxes, which will be converted into the right to receive JDA common stock by applying the exchange ratio; and

•	JDA will assume certain warrants to purchase QRS common stock under outstanding warrant agreements. After the merger, each warrant will represent the right to purchase that number of shares of JDA common stock equal to the number of shares of QRS common stock covered by the warrant immediately before the merger multiplied by 0.5, rounded down to the nearest whole share. The exercise price per share of JDA common stock subject to each warrant will equal the pre-conversion price per share of QRS common stock divided by 0.5, rounded down to the nearest whole cent.

Recommendations of the JDA Board of Directors to JDA Stockholders (see pages 24 and 40)

      JDA’s board of directors believes that the merger agreement and the merger are advisable and in the best interests of JDA and its stockholders and that the issuance of the JDA common stock in the merger is fair to JDA and the JDA stockholders. JDA’s board of directors recommends that JDA stockholders vote “FOR” the proposal to issue shares of JDA common stock under the merger agreement.

      For the factors considered by JDA’s board of directors in reaching its decision to approve the merger and issuance of its common stock in connection with the merger and recommend to its stockholders to approve the stock issuance, see “The Merger — Joint Reasons for the Merger” beginning on page 36, “The Merger — JDA’s Reasons for the Merger” beginning on page 38 and “The Merger — Recommendation of JDA’s Board of Directors” beginning on page 40 of this joint proxy statement/ prospectus.

Recommendations of the QRS Board of Directors to QRS Stockholders (see pages 27 and 49)

      QRS’ board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, that it is in the best interests of QRS and its stockholders that QRS enter into the merger agreement and consummate the merger, and that the merger agreement is fair to QRS and its stockholders. QRS’ board of directors recommends that QRS stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger.

      For the factors considered by QRS’ board of directors in reaching its decision to approve and adopt the merger agreement and the merger, see “The Merger — Joint Reasons for the Merger” beginning on page 36, “The Merger — QRS’ Reasons for the Merger” beginning on page 47 and “The Merger — Recommendations of QRS’ Board of Directors” beginning on page 49 of this joint proxy statement/ prospectus.

Opinions of Financial Advisors (see pages 40 and 49)

                  Opinion of JDA’s Financial Advisor

      In connection with the merger, the JDA board of directors received a written opinion from Citigroup Global Markets Inc., which is sometimes referred to in this joint proxy statement/ prospectus as “Citigroup,” as to the fairness, from a financial point of view, to JDA of the exchange ratio provided for in the merger. The full text of Citigroup’s written opinion, dated June 16, 2004, is attached to this joint proxy statement/ prospectus as Annex D. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Citigroup’s opinion was provided to the JDA board of directors in connection with its evaluation of the exchange ratio. It does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger.

Opinion of QRS’ Financial Advisor

      Wachovia Capital Markets, LLC, which is sometimes referred to in this joint proxy statement/ prospectus as “Wachovia Securities,” rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of QRS that, as of the date of the written fairness opinion, the merger consideration to be received by holders of shares of QRS common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders. The full text of the written opinion of Wachovia Securities, dated June 17, 2004, which sets forth the assumptions made, matters considered and limitations on the opinion and on the review undertaken in connection with the opinion, is attached as Annex E to, and is incorporated by reference in, this joint proxy statement/ prospectus. The opinion of Wachovia Securities does not constitute a recommendation as to how any holder of shares of QRS common stock should vote in connection with the merger agreement or any other matter related thereto. You should carefully read the opinion in its entirety.

Special Meeting of JDA Stockholders (see page 22)

      The special meeting of JDA stockholders, which is referred to as the JDA special meeting, will be held at 14400 N. 87th Street, Scottsdale, Arizona at [Time], local time, on [Day of Week], [Month] [Day], 2004. At the JDA special meeting, JDA stockholders will be asked to vote on a proposal to approve the issuance of JDA common stock in connection with the merger and to approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger proposal.

Special Meeting of QRS Stockholders (see page 25)

      The special meeting of the QRS stockholders, which is referred to as the QRS special meeting, will be held at [Address] at [Time], local time, on [Day of Week], [Month] [Day], 2004. At the QRS special meeting, QRS stockholders will be asked to vote on a proposal to adopt the merger agreement and approve the merger and to approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger proposal.

Required Stockholder Approvals for the Merger (see pages 23 and 26)

For JDA Stockholders:

      The affirmative vote of the holders of at least a majority of the shares cast at the JDA special meeting, where a quorum is present, is required to approve the issuance of JDA common stock in connection with the merger. As of the record date, directors and executive officers of JDA and their affiliates owned and were entitled to vote approximately [          ]% of the outstanding shares of JDA common stock entitled to vote. The merger will not be completed unless JDA stockholders approve the share issuance.

For QRS Stockholders:

      Adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of at least a majority of the outstanding shares of QRS common stock. As of the record date, the directors and executive officers of QRS and their affiliates owned and were entitled to vote approximately [          ]% of the outstanding shares of QRS common stock entitled to vote. The merger will not be completed unless QRS stockholders adopt the merger agreement and approve the merger.

No Appraisal Rights (see page 58)

      QRS’ stockholders will not have appraisal rights under Delaware law with respect to the merger because QRS common stock is traded on the Nasdaq National Market, and QRS stockholders will receive in the merger shares of common stock of JDA, which is traded on the Nasdaq National Market, and cash in lieu of fractional shares. Because JDA stockholders will not be relinquishing any of their common stock in the proposed merger, they will not have any appraisal rights.

Overview of the Merger Agreement (see page 63)

Conditions to Completion of the Merger (see page 72)

      Completion of the merger depends upon the satisfaction or waiver, where permitted by the merger agreement, of a number of conditions, including the following (some of which are conditions to the closing obligations of both parties, and others of which are conditions to the closing obligations of only one party):

•	adoption of the merger agreement by QRS stockholders;

•	approval by JDA stockholders of the issuance of shares of JDA common stock in connection with the merger;

•	the SEC declaring effective the registration statement filed on Form S-4, of which this joint proxy statement/ prospectus is a part;

•	authorization by Nasdaq of the listing on the Nasdaq National Market of the shares of JDA common stock to be issued in the merger;

•	receipt of governmental consents and authorizations, including antitrust approval;

•	absence of any law, regulation or court order prohibiting the merger;

•	receipt of opinions of counsel to QRS and JDA that the merger will qualify as a tax-free reorganization;

•	the representations and warranties in the merger agreement made by each party being true and correct (without regard to the terms “material,” “materially” or “material adverse effect”) as of the closing date of the merger such that, in aggregate, the effect of any inaccuracies in such representations and warranties would not have a material adverse effect on that party (except that any representations or warranties expressly made as of a specific date, would be measured as of such date);

•	each party having complied with all of its covenants and obligations under the merger agreement in all material respects;

•	neither party having suffered any material adverse effect;

•	the offer letters entered into between JDA and each of Ray Rike and James Rowley being in effect; and

•	JDA having obtained a commitment for six years of continuing QRS’ directors’ and officers’ liability insurance as described in the merger agreement.

      For the definition of “material adverse effect” see “The Merger Agreement — Representations and Warranties” on page 65.

Limitation on QRS’ Ability to Consider Other Acquisition Proposals (see page 71)

      The merger agreement contains restrictions on the ability of QRS to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in QRS, with certain exceptions.

Termination of the Merger Agreement (see page 74)

      JDA and QRS can mutually agree to terminate the merger agreement without completing the merger. In addition, JDA and QRS can each terminate the merger agreement under the circumstances set forth in the merger agreement and described in this joint proxy statement/ prospectus.

Termination Fee and Expenses (see page 75)

      The merger agreement provides that, under specified circumstances, QRS may be required to pay JDA a termination fee equal to $3,750,000 if the merger agreement is terminated.

Directors of the Combined Company After the Merger (see page 61)

      Under the terms of the merger agreement, JDA has agreed to expand the size of its board of directors from five to six members to permit an individual nominated by QRS and approved by JDA’s nominating and governance committee, to serve on JDA’s board of directors.

Interests of QRS Directors and Executive Officers in the Merger (see page 55)

      The executive officers of QRS and the members of the QRS board of directors have certain interests in the merger that are different from, or in addition to, the interests of stockholders generally.

      Ray Rike and James Rowley, executive officers of QRS, have entered into offer letters with JDA. These offer letters, which are contingent upon the closing of the merger, provide that QRS will pay Mr. Rike and Mr. Rowley, prior to the closing of the merger, cash payments that they would have been entitled to receive under their current employment agreements with QRS if their employment was terminated in connection with the merger, in exchange for their release of QRS from its obligations under their employment agreements.

      Elizabeth Fetter and David Cooper, executive officers of QRS who are not anticipated to be employed by JDA following the merger, have employment agreements with QRS that will entitle them to receive cash payments and certain other benefits upon and following the completion of the merger, if those officers do not continue with QRS or JDA after the merger.

      In addition, certain executive officers and directors of QRS hold QRS stock options and restricted share right awards that, as a result of the merger, will vest immediately prior to the closing of the merger.

      Under the merger agreement, JDA has agreed to generally indemnify the officers and directors of QRS to the fullest extent permitted by law and to honor QRS’ obligations under indemnification agreements between QRS and its officers and directors in effect before the merger and any indemnification provisions of QRS’ certificate of incorporation and bylaws. In addition, JDA has agreed to maintain director’s and officer’s liability insurance covering persons covered by QRS’ directors’ and officers’ insurance for six years following the merger through its purchase of a tail policy, provided that JDA is not required to pay more than 200% of the current premium for QRS’ insurance. JDA anticipates that the costs for such insurance will not be more than $1 million.

      JDA also has agreed to assume the warrant that QRS issued to Dr. Garth Saloner, the chairman of QRS’ board of directors. This assumed warrant will vest at the closing of the merger and become a warrant to purchase 14,238 shares of JDA common stock at an exercise price of $22.125 per share of JDA common stock.

      The JDA and QRS boards of directors were aware of and discussed and considered these interests when they approved the merger.

Risk Factors (see page 15)

      You should consider carefully the factors discussed in the section entitled “Risk Factors” in this joint proxy statement/ prospectus in evaluating whether to adopt the merger agreement and the transactions it contemplates. These risk factors should be considered along with any additional risk factors and other information contained in documents incorporated by reference in this joint proxy statement/ prospectus.

Regulatory Matters (see page 61)

      JDA and QRS have made the required filings concerning the merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. On July 19, 2004, the Federal Trade Commission granted early termination of the waiting period applicable to the merger under the Hart-Scott-Rodino Act.

Restrictions on the Ability to Sell JDA Stock (see page 61)

      All shares of JDA common stock received by QRS stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of QRS under the Securities Act of 1933 (the “Securities Act”). Shares of JDA common stock received by affiliates may only be sold pursuant to Rule 145 of the Securities Act or pursuant to a registration statement or an exemption from the requirements of the Securities Act.

Material U.S. Federal Income Tax Consequences (see page 58)

      JDA and QRS intend that the merger will qualify as a reorganization within the meaning of the Internal Revenue Code (the “Code”). If the merger qualifies as a reorganization, QRS stockholders will generally not recognize gain or loss for United States federal income tax purposes upon the receipt of JDA common stock in the merger. JDA stockholders will not exchange their JDA common stock in the merger and accordingly will not recognize any taxable gain or loss as a result of the merger. It is a condition to completion of the merger that JDA and QRS each receive a legal opinion from their respective counsel that the merger will constitute a reorganization within the meaning of the Code. In the event that such counsel does not render this opinion, this condition shall be deemed to be satisfied if the other party’s counsel delivers the opinion to both JDA and QRS.

      Tax matters are very complicated and the tax consequences of the merger to you, if you are a QRS stockholder, will depend upon the facts of your situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

Summary Selected Historical Financial Data for JDA

      The following table sets forth selected historical financial data for JDA. The following data for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, has been derived from JDA’s audited consolidated financial statements. JDA’s selected unaudited interim financial data included in this joint proxy statement/ prospectus was derived from its books and records and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of JDA’s results of operations for such period. The results of operations for the interim period are not necessarily indicative of the results of operations to be expected for the full year.

      You should read the following information together with JDA’s consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in JDA’s annual reports and other financial information included in JDA’s filings with the SEC, which are incorporated by reference in this joint proxy statement/ prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 101.

Consolidated Statements of Operations

(In thousands, except per share data)

						Three Months
	Year Ended December 31,					Ended
						March 31,
	2003	2002	2001	2000	1999	2004

REVENUES:
Software licenses	$59,283	$66,625	$71,220	$62,640	$36,798	$14,579
Maintenance services	71,111	57,570	40,568	30,380	18,924	19,307

Product revenues	130,394	124,195	111,788	93,020	55,722	33,886

Consulting services	70,167	87,608	95,124	78,709	86,941	20,014
Reimbursed expenses	6,858	7,652	6,904	6,970	3,736	1,279

Service revenues	77,025	95,260	102,028	85,679	90,677	21,293

Total revenues	207,419	219,455	213,816	178,699	146,399	55,179

COST OF REVENUES:
Cost of software licenses	1,315	2,035	2,376	2,947	1,955	692
Amortization of acquired software technology	4,518	4,247	2,971	1,834	779	1,261
Cost of maintenance services	17,373	14,292	11,159	7,655	6,245	4,968

Cost of product revenues	23,206	20,574	16,506	12,436	8,979	6,921

Cost of consulting services	58,233	63,837	69,953	64,965	64,362	14,345
Reimbursed expenses	6,858	7,652	6,904	6,970	3,736	1,279

Cost of service revenues	65,091	71,489	76,857	71,935	68,098	15,624

Total cost of revenues	88,297	92,063	93,363	84,371	77,077	22,545

GROSS PROFIT	119,122	127,392	120,453	94,328	69,322	32,634
OPERATING EXPENSES:
Product development	48,529	41,819	34,406	28,840	25,000	13,770
Sales and marketing	41,612	39,941	37,998	28,770	24,639	10,908
General and administrative	23,473	26,978	27,099	20,761	17,195	6,217
Amortization of intangibles	3,067	2,849	5,526	4,708	3,630	841
Relocation costs to consolidate development and support activities	1,794	452	—	—	—	—
Restructuring charge and adjustments to acquisition-related reserves	—	6,287	985	828	2,111	2,824
Purchased in-process research and development	—	800	2,361	200	—	—
Gain on sale of office facility	(639)	—	—	—	—	—

Total operating expense	117,836	119,126	108,375	84,107	72,575	34,560

						Three Months
	Year Ended December 31,					Ended
						March 31,
	2003	2002	2001	2000	1999	2004

OPERATING INCOME (LOSS)	1,286	8,266	12,078	10,221	(3,253)	(1,926)
Other income, net	1,347	1,700	2,671	4,246	3,814	748

INCOME (LOSS) BEFORE INCOME TAXES	2,633	9,966	14,749	14,467	561	(1,178)
Income tax (benefit) provision	(17)	1,036	5,101	5,599	224	(741)

NET INCOME (LOSS)	$2,650	$8,930	$9,648	$8,868	$337	$(437)

BASIC EARNINGS (LOSS) PER SHARE	$.09	$.32	$.38	$.36	$.01	$(0.2)

DILUTED EARNINGS (LOSS) PER SHARE	$.09	$.31	$.37	$.35	$.01	$(0.2)

SHARES USED TO COMPUTE:
Basic earnings (loss) per share	28,645	28,047	25,316	24,315	23,758	29,037

Diluted earnings (loss) per share	29,104	29,074	25,757	25,431	23,758	29,037

Summary Selected Historical Financial Data for QRS

      The following table sets forth selected historical financial data for QRS. The following data for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, has been derived from QRS’ audited consolidated financial statements. QRS’ selected unaudited interim financial data included in this joint proxy statement/ prospectus was derived from its books and records and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of QRS’ results of operations for such period. The results of operations for the interim period are not necessarily indicative of the results of operations to be expected for the full year.

      You should read the following information together with QRS’ consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in QRS’ annual reports on Form 10-K and other financial information included in QRS’ filings with the SEC, which is incorporated by reference in this joint proxy statement/ prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 101.

Consolidated Statements of Operations

(In thousands, except per share data)

						Three Months
	Year Ended December 31,					Ended
						March 31,
	2003	2002	2001	2000	1999	2004

REVENUE:
Software applications	$32,896	$35,457	$38,995	$34,409	$26,834	$8,202
Trading community management	66,400	73,698	80,657	88,120	91,016	16,132
Global services	24,051	26,879	23,472	19,543	5,605	6,172

Total revenue	123,347	136,034	143,124	142,072	123,455	30,506

COST OF REVENUE:
Software applications	8,971	11,052	19,616	22,970	13,382	2,089
Trading community management	31,722	37,738	43,208	47,566	44,057	7,970
Global services	21,128	23,873	26,032	17,090	4,257	5,395

Total cost of revenue	61,821	72,663	88,856	87,626	61,696	15,454

GROSS PROFIT	61,526	63,371	54,268	54,446	61,759	15,052
OPERATING EXPENSES:
Sales and marketing	21,469	28,567	31,122	31,244	17,994	6,272
Service and product development	12,253	14,460	13,017	9,210	8,645	3,175
General and administrative	17,789	22,497	24,031	24,575	11,285	4,818
Settlement of deferred acquisition payment	—	—	—	—	—	(600)
Amortization of other intangible assets	3,283	3,485	12,560	11,362	—	93
Amortization of goodwill	—	—	16,600	13,661	1,996	—
Licensed technology	1,750	—	—	—	—	—
In-process research and development	—	—	—	17,880	963	—
Restructuring expenses	5,430	—	19,354	—	—	—
Impairment loss	6,333	—	118,896	—	—	—

Total operating expenses	68,307	69,009	235,580	107,932	40,883	13,758

OPERATING EARNINGS (LOSS)	(6,781)	(5,638)	(181,312)	(53,486)	20,876	1,294
Interest income	435	721	1,296	1,505	2,011	78
Interest expense	(141)	(155)	—	—	—	(13)

EARNINGS (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	(6,487)	(5,072)	(180,016)	(51,981)	22,887	1,359
Income tax expense (benefit)	173	(998)	(6,687)	(8,182)	8,057	20
Minority interest in loss from subsidiary	—	—	—	(1,422)	(89)	—

NET EARNINGS (LOSS)	$(6,660)	$(4,074)	$(173,329)	$(42,377)	$14,919	$1,339

						Three Months
	Year Ended December 31,					Ended
						March 31,
	2003	2002	2001	2000	1999	2004

BASIC NET EARNINGS (LOSS) PER SHARE	$(0.42)	$(0.26)	$(11.26)	$(2.92)	$1.12	$0.08

Shares used to compute basic net earnings (loss) per share	15,848	15,717	15,400	14,524	13,322	15,927

DILUTED NET EARNINGS (LOSS) PER SHARE	$(0.42)	$(0.26)	$(11.26)	$(2.92)	$1.05	$0.08

Shares used to compute diluted net earnings (loss) per share	15,848	15,717	15,400	14,524	14,167	16,566

Summary Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data

      The following selected unaudited pro forma condensed combined consolidated financial data was prepared using the purchase method of accounting. The unaudited pro forma condensed combined consolidated statement of operations data combines the historical consolidated statements of operations data for JDA and QRS for the year ended December 31, 2003 and the three months ended March 31, 2004, giving effect to the proposed merger as if it had occurred at the beginning of the earliest period presented. The unaudited pro forma condensed combined consolidated balance sheet data combines the historical consolidated balance sheets of JDA and QRS as of March 31, 2004, giving effect to the merger as if it had occurred as of March 31, 2004.

      The selected unaudited pro forma condensed combined consolidated financial data is based on estimates and assumptions that are preliminary. The data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of JDA that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of JDA. Please also read the section in this joint proxy statement/ prospectus entitled “Special Note Regarding Forward-Looking Statements” beginning on page v for more information on the statements made in this section.

      This selected unaudited pro forma condensed combined consolidated financial data should be read in conjunction with the summary selected historical consolidated financial data and the unaudited pro forma condensed combined consolidated financial statements and accompanying notes contained elsewhere in this joint proxy statement/ prospectus and the separate historical consolidated financial statements and accompanying notes of JDA and QRS incorporated by reference into this joint proxy statement/ prospectus. See the section entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 101 of this joint proxy statement/ prospectus.

	Pro Forma Combined Condensed
	Statements of Operations

	Year Ended	Three Months Ended
	December 31, 2003	March 31, 2004

	(In thousands, except per share data)
Revenue	$330,766	$85,685
Loss from operations	$(2,587)	$(742)
Net income	$342	$374
Basic earnings per share	$.01	$.01
Diluted earnings per share	$.01	$.01
Shares used to compute basic earnings per share	36,867	37,259
Shares used to compute diluted earnings per share	37,325	37,972

Pro Forma Combined
Condensed Consolidated
Balance Sheet
as of
March 31, 2004

(In thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$113,523
Working capital	$114,679
Total assets	$495,323
Long-term liabilities	$22,550
Total stockholders’ equity	$373,504

Comparative Per Share Information

      The following table presents comparative historical per share data regarding the net income (loss), book value and cash dividends of each of JDA and QRS and unaudited combined pro forma per share data after giving effect to the merger as a purchase of QRS by JDA assuming the merger had been completed at the beginning of the earliest period presented. The following data assumes 0.5 of a share of JDA common stock will be issued in exchange for each share of QRS common stock in connection with the merger and the exercise of accelerated options and restricted share right awards and assumption of warrants to purchase common stock based upon the same exchange ratio. The data has been derived from and should be read in conjunction with the summary selected historical consolidated financial data and unaudited pro forma condensed combined consolidated financial statements contained elsewhere in this joint proxy statement/prospectus, and the separate historical consolidated financial statements of JDA and QRS and the accompanying notes incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma per share data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of JDA that would have been reported had the merger been completed as of the date presented, and should not be taken as representative of future consolidated results of operations or financial condition of JDA.

	JDA Per Share Data(3)

	Year Ended	Three Months Ended
	December 31, 2003	March 31, 2004

Historical per common share data:
Basic earnings (loss) per share	$0.09	$(0.02)
Diluted earnings (loss) per share	$0.09	$(0.02)
Book value per share(1)	$9.30	$9.33

	JDA Pro Forma Combined Per Share Data
	(unaudited)

	Year Ended	Three Months Ended
	December 31, 2003	March 31, 2004

Pro forma combined per common share data:
Basic earnings (loss) per share	$0.01	$0.01
Diluted earnings (loss) per share	$0.01	$0.01
Pro forma combined book value per share(1)		$10.02

	QRS Per Share Data(3)

	Year Ended	Three Months Ended
	December 31, 2003	March 31, 2004

Historical per common share data:
Basic earnings (loss) per share	$(0.42)	$0.08
Diluted earnings (loss) per share	$(0.42)	$0.08
Book value per share(1)	$2.42	$2.52
Pro forma equivalent per common share data:(2)
Basic earnings (loss) per share		$0.01
Diluted earnings (loss) per share		$0.00
Book value per share		$5.01

(1)	The historical book value per share of JDA common stock and QRS common stock is computed by dividing common stockholders’ equity by the number of shares of common stock outstanding at the end of each period presented. The pro forma combined book value per share is computed by dividing the pro forma common stockholders’ equity by the pro forma number of shares of common shares outstanding at March 31, 2004, assuming the merger had been completed on that date.

(2)	Pro forma equivalent per common share data is calculated by multiplying the pro forma per share amounts by the fixed exchange ratio of 0.5 of a share of JDA common stock for each share of QRS common stock.

(3)	Neither JDA nor QRS have ever declared or paid any cash dividend on their common stock and have no plans to do so in the future.

Comparative Per Share Market Price and Dividend Information

      JDA common stock is quoted on the Nasdaq National Market under the symbol “JDAS.” QRS common stock is quoted on the Nasdaq National Market under the symbol “QRSI.”

      The following table sets forth, for each calendar quarter beginning in 2001, the high and low sales prices per share of JDA common stock and QRS common stock, in each case as reported on the Nasdaq National Market. JDA’s and QRS’ fiscal years end on December 31.

	JDA		QRS
	Common Stock		Common Stock
	Sales Price		Sales Price

	High	Low	High	Low

2001
First Quarter	14.63	7.19	14.38	7.50
Second Quarter	18.24	9.63	17.20	7.25
Third Quarter	22.94	10.25	16.80	7.70
Fourth Quarter	23.95	10.26	16.50	7.76

2002
First Quarter	32.82	20.13	15.39	8.23
Second Quarter	35.89	20.90	13.54	4.40
Third Quarter	28.40	6.37	8.93	4.80
Fourth Quarter	12.22	5.10	7.80	3.27

2003
First Quarter	12.90	8.77	7.50	4.34
Second Quarter	15.10	8.35	5.59	3.58
Third Quarter	18.17	10.78	9.79	5.01
Fourth Quarter	22.36	14.81	11.44	8.10

2004
First Quarter	18.25	13.01	10.13	5.19
Second Quarter	15.86	11.03	6.56	5.09
Third Quarter (through July 22, 2004)	13.35	10.21	6.82	4.94

      The following table sets forth the last sale price per share of JDA common stock and of QRS’ common stock, in each case as reported on the Nasdaq National Market on June 16, 2004, the last full trading day prior to the announcement of the signing of the merger agreement, and [Month] [Day], 2004, the most recent practicable date prior to the mailing of this joint proxy statement/ prospectus to JDA and QRS stockholders.

	JDA	QRS
Date	Common Stock	Common Stock

June 16, 2004	$12.25	$5.99
[Month] [Day], 2004	$ [ ]	$ [ ]

      The market price of JDA and QRS common stock fluctuates. We encourage you to obtain current market price information for JDA common stock and QRS common stock.

      Neither JDA nor QRS have ever paid any cash dividends on their shares of common stock and have no plans to do so in the future. Under the merger agreement, each of JDA and QRS has agreed not to pay dividends pending the completion of the merger without the written consent of the other.

RISK FACTORS

      By voting in favor of approving the merger agreement, QRS stockholders will be choosing to invest in JDA common stock. An investment in JDA common stock involves a high degree of risk, which risk may be in addition to or different from the risks of investment in QRS. You should carefully consider the risks described below relating to the merger to see how the merger may affect you before deciding how to vote your shares.

      In addition to the risks related to the merger and facing the combined company after the merger described below, there are risks that affect JDA’s and QRS’ respective businesses before the proposed merger, and they will continue to be risks of the combined company after the merger. You should carefully consider the risks described in JDA’s most recent quarterly report on Form 10-Q and QRS’ most recent quarterly report on Form 10-Q, relating to each company as an independent business, which are incorporated by reference into this joint proxy statement/ prospectus.

      You also should consider the other information contained in, or incorporated by reference into, this joint proxy statement/ prospectus (including the matters addressed in “Special Note Regarding Forward-Looking Statements” on page v). Please refer to the section of this joint proxy statement/ prospectus entitled “Where You Can Find More Information” beginning on page 101. Although we believe that the risks described below and incorporated by reference into this document represent all material risks currently applicable to the companies, additional risks and uncertainties not presently known to JDA and QRS or that currently are not believed to be material to JDA and QRS also may adversely affect the merger and the combined company following the merger.

      References in this section to “us,” “we” and “our” refer to the statements of JDA and QRS jointly and of the combined company.

The ratio for the exchange of QRS shares for JDA shares is fixed and so the value of the JDA common stock that QRS stockholders will receive in the merger is dependent on JDA’s market price at the effective time of the merger, and no adjustment will be made if that price increases or declines.

      The ratio of the number of shares of JDA common stock to be exchanged for each share of QRS common stock will not change. Upon completion of the merger, each share of QRS common stock will be exchanged for 0.5 of a share of JDA common stock. There will be no adjustment to this exchange ratio for changes in the market price of either JDA common stock or QRS common stock between the signing of the merger agreement and the completion of the merger. In addition, neither JDA nor QRS may terminate the merger agreement because of changes in the market price of either company’s common stock. Therefore, if the market value of JDA common stock or QRS common stock changes relative to the market value of the other, there will not be a change, either upward or downward, in the aggregate number of shares of JDA common stock to be issued to QRS stockholders in the merger. In recent years, JDA’s common stock, the common stock of software companies in general and the stock market as a whole have experienced significant price and volume fluctuations (see page 14 for quarterly high and low sales prices for JDA’s common stock since 2001). These changes may result in QRS stockholders receiving JDA common stock valued at an amount less than the value implied by the exchange ratio on the date the merger was announced or the date of this joint proxy statement/ prospectus. JDA cannot predict or give any assurances as to the relative market prices of JDA or QRS common stock before the closing of the merger and you should obtain recent market quotations for JDA and QRS common stock.

JDA may be unable to successfully integrate the businesses of QRS with its own businesses.

      After the merger, JDA and QRS, each of which had previously operated independently, will have to integrate their operations. The integration will require significant efforts from each company, including the coordination of their product development, sales and marketing efforts and administrative operations. JDA may find it difficult to integrate the operations of QRS. The combined company will have a large number of employees in widely dispersed operations in Arizona, California, New York, Virginia, Europe, Asia Pacific and other domestic and foreign locations, which will increase the difficulty of integrating operations. QRS personnel may leave QRS or the combined company because of the merger. QRS customers, distributors or suppliers may terminate their arrangements with QRS or the combined company, or demand amended terms to these arrangements. The challenges involved in this integration include, but are not limited to, the following:

•	retaining existing customers and strategic partners of each company;

•	retaining and integrating management and other key employees of the combined company;

•	coordinating research and development activities to enhance introduction of new products and technologies, especially in light of rapidly evolving markets for those products and technologies;

•	effectively managing the diversion of management’s attention from business matters to integration issues;

•	combining product offerings and incorporating acquired software, technology and rights into the product offerings of the combined company effectively and quickly;

•	integrating sales efforts so that customers can do business easily with the combined company;

•	transitioning all facilities to a common information technology environment;

•	combining the business cultures of JDA and QRS;

•	effectively offering products and services of JDA and QRS to each other’s customers;

•	anticipating the market needs and achieving market acceptance of our products and services;

•	bringing together the companies’ marketing efforts so that the industry receives useful information about the merger, and customers perceive value in the combined company’s products and services; and

•	developing and maintaining uniform standards, controls, procedures, and policies.

The merger may fail to achieve beneficial synergies.

      JDA and QRS have entered into the merger agreement with the expectation that the merger will result in beneficial synergies, such as cost reductions and improving the stability of the combined company’s revenues. Achieving these anticipated synergies and the potential benefits underlying the two companies’ reasons for entering into the merger will depend on the success of integrating JDA’s and QRS’ businesses. It is not certain that JDA and QRS can be successfully integrated in a timely manner or at all, or that any of the anticipated benefits will be realized. Risks from an unsuccessful integration of the companies include:

•	the potential disruption of the combined company’s ongoing business and distraction of its management;

•	the risk that the customers of JDA or QRS may defer purchasing decisions due to disagreements with the combined company on its strategic direction and product initiatives;

•	the risk that QRS’ customers abandon or reject products offered by the combined company after the merger, including QRS products that are integrated into JDA’s business, such as additional software products, hosted applications and trading community management products and services;

•	the risk that it may be more difficult to retain key management, marketing, and technical personnel after the merger;

•	the risk that costs and expenditures for retaining personnel, eliminating unnecessary resources and integrating the businesses are greater than anticipated;

•	the risk that the combined company cannot increase sales of its products; and

•	the risk that integrating and changing the businesses will impair JDA’s and QRS’ relationships with their customers and business partners.

      Even if the two companies are able to integrate operations, there can be no assurance that the anticipated synergies will be achieved. The failure to achieve such synergies could adversely affect the business, results of operations and financial condition of the combined company.

JDA and QRS expect to incur significant costs associated with the merger.

      JDA estimates that it will incur direct transaction costs of approximately $10 to 15 million associated with the merger, including direct costs of the acquisition as well as liabilities to be accrued in connection with the acquisition, including severance and related costs. In addition, QRS estimates that it will incur additional direct transaction costs of approximately $2.5 million which will be expensed as incurred. JDA and QRS believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There is no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger. If the benefits of the merger do not exceed the costs of integrating the businesses of JDA and QRS, our combined company’s financial results may be adversely affected.

Some officers and directors of QRS have certain conflicts of interest that may influence them to support or approve the merger.

      Some of the directors and officers of QRS participate in arrangements and have continuing indemnification against liabilities that give them interests in the merger that are different from your interests, including the following:

•	Mr. Rike and Mr. Rowley, executive officers of QRS, have been offered, and have accepted, conditioned upon the completion of the merger, employment with JDA after the merger and have each signed offer letters from JDA. QRS also signed such offer letters and agreed that immediately prior to the effective time of the merger, it would pay Mr. Rike and Mr. Rowley the cash payment that they would have received under their respective QRS employment agreements if their employment had been terminated without cause or they had resigned for good reason in connection with the merger;

•	some officers of QRS will be entitled to cash severance payments under executive employment agreements in the event the executive’s employment is terminated without cause or if the executive resigns for good reason in connection with the merger;

•	some non-employee directors and officers of QRS have “in the money” stock option agreements and/or share right awards with accelerated vesting provisions, the effect of which is that all of their unvested options and/or share right awards will vest upon completion of the merger;

•	JDA and QRS have agreed that QRS shall be entitled to designate one individual to serve on JDA’s board of directors;

•	the directors and officers will have current QRS indemnification, which protects them from liability, continued after the completion of the merger, and director and officer liability insurance will be continued for six years after the merger; and

•	Dr. Saloner, the Chairman of the QRS board of directors, has a warrant to purchase 28,476 shares of QRS common stock at $11.0625 per share that will be assumed by JDA and be exercisable after the merger for 14,238 shares of JDA common stock at $22.125 per share.

      For the above reasons, the directors and officers of QRS could be more likely to vote to approve the terms of the merger agreement and the merger than if they did not have these interests. QRS stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

The holders of QRS common stock will have less control over corporate actions proposed to be taken by JDA than those holders had over corporate actions proposed to be taken by QRS.

      Following the merger, holders of QRS common stock outstanding immediately prior to the merger will become holders of JDA common stock. Those holders will hold approximately 22% of outstanding common stock of the combined company after the merger, as opposed to 100% of the outstanding common stock of QRS. There are differences between the rights of JDA stockholders under JDA restated certificate of incorporation and bylaws and the rights of QRS stockholders under QRS’ restated certificate of incorporation and bylaws. As a result of these differences, the holders of QRS common stock may have less control over corporate actions proposed to be taken by JDA than those holders had over corporate actions proposed to be taken by QRS. You should read more about these differences under the section of this joint proxy statement/prospectus entitled “Comparison of Rights of JDA Stockholders and QRS Stockholders” on page 89.

If the merger is not completed, JDA’s and QRS’ stock prices and future business and operations could be harmed.

      There are many conditions to JDA’s and QRS’ obligations to complete the merger. Many of these conditions are beyond JDA’s and QRS’ control. In addition, each party has the right to terminate the merger agreement under various circumstances, which include QRS’ right to terminate the merger agreement (upon payment to JDA of the termination fee referenced below) to accept an acquisition proposal its board of directors has determined is superior to the merger with JDA.

      JDA and QRS (unless, in QRS’ case, it has terminated the merger agreement to accept an acquisition proposal its board of directors has determined is superior to the merger with JDA and that other proposal results in a consummated alternative transaction) may be subject to the following risks:

•	the prices of JDA and QRS common stock may change to the extent that the current market prices of JDA and QRS common stock reflect an assumption that the merger will be completed, or in response to other factors;

•	JDA’s and QRS’ costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed;

•	under some circumstances (more fully described under “The Merger Agreement — Termination Fee; Expenses” beginning on page 75), QRS may be required to pay JDA a termination fee of $3,750,000 in connection with the termination of the merger agreement;

•	there may be substantial disruption to the businesses of JDA and QRS and distraction of their workforces and management teams, and some employees of QRS may have already left QRS in response to the pending merger;

•	JDA and QRS would fail to derive the benefits expected to result from the merger; and

•	JDA or QRS may be subject to litigation related to the merger.

      In addition, in response to the announcement of the merger, customers or suppliers of JDA and QRS may delay or defer product purchase or other decisions. Any delay or deferral in product purchase or other decisions by customers or suppliers could adversely affect the business of the combined company, regardless of whether the merger is ultimately completed. Similarly, current and prospective JDA and/or QRS employees may experience uncertainty about their future roles with JDA until the merger is completed and until JDA’s strategies with regard to the integration of operations of JDA and QRS are announced or executed. This may adversely affect JDA’s and/or QRS’ ability to attract and retain key management, sales, marketing and technical personnel.

The variable sales cycle of some of the combined company’s products makes it difficult to predict operating results.

      JDA’s license revenues in any quarter depend substantially upon contracts signed and the related shipment of software in that quarter. It is therefore difficult for JDA to accurately predict software license revenues and this difficulty also will affect the combined company. It is difficult to forecast the timing of large individual software license sales with a high degree of certainty due to the extended length of the sales cycle and the generally more complex contractual terms that may be associated with such licenses that could result in the deferral of some or all of the revenue to future periods. Accordingly, large individual sales have sometimes occurred in quarters subsequent to when JDA anticipated or not at all. If the combined company receives any significant cancellation or deferral of customer orders, or it is unable to conclude license negotiations by the end of a fiscal quarter, its operating results may be lower than anticipated. In addition, any weakening or uncertainty in the economy may make it more difficult for it to predict quarterly results in the future, and could negatively impact the combined company’s business, operating results and financial condition for an indefinite period of time.

If the combined company is unable to develop new and enhanced products that achieve widespread market acceptance, it may be unable to recoup product development costs, and its earnings and revenue may decline.

      The combined company’s future success depends on its ability to address the rapidly changing needs of its customers by developing and introducing new products, product updates and services on a timely basis. The combined company also must extend the operation of its products to new platforms and keep pace with technological developments and emerging industry standards in both of JDA’s and QRS’ businesses. The combined company commits substantial resources to developing new software products and services. If the markets for these new products do not develop as anticipated, or demand for the combined company’s products and services in these markets does not materialize or occurs more slowly than the combined company expects, the combined company will have expended substantial resources and capital without realizing sufficient revenue, and the combined company’s business and operating results could be adversely affected.

      We believe that significant investments in research and development are required by the combined company to remain competitive, and that its ability to quickly develop and deliver products to the market is critical to the combined company’s success. The combined company’s future performance will depend in large part on its ability to enhance existing products through internal development and strategic partnering, internally develop new products that leverage both the combined company’s existing customers and sales force, and strategically acquire complementary retail point and collaborative solutions that add functionality for specific business processes to an enterprise-wide system. If clients experience significant problems with implementation of the combined company’s products or are otherwise dissatisfied with their functionality or performance or if they fail to achieve market acceptance for any reason, the combined company’s market reputation could suffer, and it could be subject to claims for significant damages. Although the combined company’s customer agreements contain limitation of liability clauses and exclude consequential damages, there can be no assurances that such contract provisions will be enforced. Any such damages claim could impair the combined company’s market reputation and could have a material adverse effect on the combined company’s business, operating results and financial condition.

The combined company will operate in a very competitive environment.

      The markets in which JDA and QRS compete are intensely competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. We expect that the combined company will continue to experience vigorous competition from current competitors and new competitors, some of whom may have significantly greater financial, technical, marketing and other resources than it does. Companies including SAP AG, SAS, IBM and Retek, Inc. will compete with the combined company across a wide range of its enterprise software products, offering products competitive with JDA’s Retail Enterprise Systems, In-Store Systems and Collaborative Solutions. Many other companies will compete in specific areas of the combined company’s business. In the market for consulting services, Accenture, IBM Global Services,

Cap Gemini, Ernst & Young, Kurt Salmon Associates and Lakewest Consulting will compete with the combined company in consulting services that it provides. We expect additional competition as other established and emerging companies including SAP AG, Microsoft, Retek, i2 Technologies, and IBM enter into both the application and platform parts of the business performance management software and e-commerce product market. In the market for QRS’ connectivity and network services served by its Trading Community Management solutions, the combined company will face competition from (i) traditional VAN providers such as Inovis, Sterling Commerce, a division of SBC Communications, and GXS, (ii) IP-based network providers, such as ICC and Hubspan, as well as (iii) software providers, such as bTrade and Cyclone Commerce. The increased commercial use of the Internet could require substantial modification and customization of the Trading Community Management solutions and the introduction of new services and products, either of which may not produce as much revenue or be as profitable for the combined company as traditional VAN-based services. If customers adopt Internet-based communication more quickly than expected, that may also have a significant negative impact on the combined company’s revenue. In the market for QRS’ data synchronization solutions, served by QRS Catalogue™, the combined company will face competition from traditional providers such as SPS Commerce and GXS as well as recent entrants such as UCCnet (which already provides a catalogue solution to Home Depot, Wal-Mart and other large retailers) and other industry consortia such as Transora and WWRE. Product information management software solution providers (e.g., IBM, Velosel, SAP and GXS), that can handle content management and maintain item information, also will compete with the combined company’s data synchronization solutions.

      As the retail industry continues to adopt existing and new information technologies, the combined company expects competition and pricing pressures to increase further, and competitors may adopt new pricing and sales models to which the combined company is unable to adapt or adequately respond. This competition could result in, among other things, price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could have a material adverse effect on the combined company’s business, operating results and financial condition.

      Because a significant portion of JDA’s total assets will be represented by goodwill, which is subject to mandatory impairment evaluation, and other intangibles, JDA could be required to write off some or all of this goodwill and other intangibles, which may adversely affect the combined company’s financial condition and results of operations.

      JDA will account for the acquisition of QRS using the purchase method of accounting. A portion of the purchase price for this business will be allocated to identifiable tangible and intangible assets and assumed liabilities based on estimated fair values at the date of consummation of the merger. Any excess purchase price, which is likely to constitute a significant portion of the purchase price, will be allocated to goodwill. If the proposed merger is completed, over 40% of the combined company’s total assets will be comprised of goodwill and other intangibles, of which approximately $116 million will be allocated to goodwill. In accordance with the Financial Accounting Standards Board’s Statement No. 142, Goodwill and Other Intangible Assets, goodwill and certain other intangible assets with indefinite useful lives are not amortized but are reviewed at least annually for impairment, or more frequently if there are indications of impairment. All other intangible assets are subject to periodic amortization. JDA evaluates the remaining useful lives of other intangibles each quarter to determine whether events and circumstances warrant a revision to the remaining period of amortization. JDA has estimated that the goodwill to be recorded in connection with this acquisition will total approximately $45 million. When the combined company performs future impairment tests, it is possible that the carrying value of goodwill or other intangible assets could exceed their implied fair value and therefore would require adjustment. Such adjustment would result in a charge to operating income in that period. Once adjusted, there can be no assurance that there will not be further adjustments for impairment in future periods.

Anti-takeover provisions in JDA’s organizational documents and stockholders’ rights plan and Delaware law could prevent or delay the acquisition of JDA.

      JDA’s certificate of incorporation, which authorizes the issuance of “blank check preferred” stock, JDA’s stockholders’ rights plan which effectively restricts takeover attempts, and Delaware state corporate laws which restrict business combinations between a corporation and 15% or more owners of the outstanding voting stock of the corporation for a three-year period, individually or in combination, may discourage, delay or prevent a merger or acquisition of JDA that a JDA stockholder may consider favorable.

Risks Related to JDA’s Business

      For other risks related to JDA’s business, please see “Factors That May Affect Our Future Results or the Market Price of Our Stock” contained in JDA’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and incorporated by reference into this joint proxy statement/ prospectus.

Risks Related to QRS’ Business

      For other risks related to QRS’ business, please see “RISKS AND UNCERTAINTIES RELATING TO OUR BUSINESS” contained in QRS’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and incorporated by reference into this proxy statement/ prospectus.

SPECIAL MEETING OF JDA STOCKHOLDERS

Date, Time and Place of Meeting

      The accompanying proxy is solicited by the board of directors of JDA for use at the special meeting of stockholders to be held on [Day of Week], [Month] [Day], 2004 at [Time], Scottsdale, Arizona time, or any adjournments or postponements thereof. The meeting will be held at the JDA Software Group, Inc. World Headquarters located at 14400 North 87th Street, Scottsdale, Arizona 85260. JDA’s telephone number is 480-308-3000.

      These proxy solicitation materials were mailed on or about [Month] [Day], 2004 to all stockholders entitled to vote at the meeting.

Record Date; Shares Entitled to Vote; Outstanding Shares

      The JDA Board of directors has fixed the close of business on [Month] [Day], 2004 as the record date for determination of the stockholders of JDA entitled to notice of, and to vote at, the JDA special meeting or any adjournment or postponement thereof. Only JDA stockholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the JDA special meeting or any adjournments or postponements thereof. JDA stockholders will have one vote for each share of JDA common stock that they owned on the JDA record date, exercisable in person or by a properly executed and delivered proxy with respect to the JDA special meeting.

      At the close of business on the JDA record date, there were approximately [            ] shares of JDA common stock issued and outstanding and entitled to vote at the JDA special meeting.

Voting by JDA Directors and Executive Officers; Voting Agreements

      On [Month] [Day], 2004, the record date for the JDA special meeting, directors and executive officers of JDA and their affiliates beneficially owned and were entitled to vote [                    ] shares of JDA common stock, or approximately [          ]% of the shares of JDA common stock outstanding on that date. To JDA’s knowledge, directors and executive officers of JDA and their affiliates intend to vote their common stock in favor of the proposals described in the following paragraphs. A more detailed description of the ownership of JDA common stock by certain beneficial owners and JDA’s directors and executive officers is set forth on page 97 of this joint proxy statement/ prospectus.

      JDA’s directors and executive officers have entered into voting agreements with QRS that commit them not to sell any of their shares of JDA common stock prior to the earlier of the consummation of the merger or the termination of the merger agreement, and to vote all of their shares of JDA common stock in favor of approval of the issuance of shares of JDA common stock in the merger and against certain other actions. The form of voting agreement entered into by JDA’s officers and directors is included as Annex C to this joint proxy statement/ prospectus. Accordingly, if the parties to these voting agreement vote in accordance with the terms of the voting agreement, the vote of approximately [                    ] additional shares of JDA common stock (or approximately [          %] of the outstanding shares of JDA common stock as of [                    ], 2004) will be required to approve the issuance of shares of JDA common stock in the merger, assuming that a majority of the shares of JDA common stock are voted at the special meeting. Aside from the terms of the Voting Agreements, JDA’s directors and executive officers will not be buying or acquiring any shares of JDA common stock or any shares of QRS common stock pending the completion of the merger or the termination of the merger agreement. For a summary of material provisions of the voting agreements, see “Agreements Related to the Merger — Voting Agreements” beginning on page 77.

Purpose of the JDA Special Meeting

      At the JDA special meeting, stockholders will be asked to:

•	consider and vote on a proposal to approve the issuance of shares of JDA common stock under the terms of the Agreement and Plan of Merger, dated as of June 17, 2004, by and among JDA, CVP2

Corp., a wholly-owned subsidiary of JDA, and QRS Corporation, under which each share of QRS common stock outstanding at the effective time of the merger will be converted into the right to receive 0.5 of a share of JDA common stock and QRS will become a wholly-owned subsidiary of JDA;

•	approve any adjournments of the meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of the foregoing proposal; and

•	conduct any other business that properly comes before the meeting or any adjournments or postponements thereof.

Quorum; Abstentions; Broker Non-Votes

      There must be a quorum for the JDA special meeting to be held. The holders of a majority of the issued and outstanding JDA common stock entitled to vote, present in person or represented by a properly executed and delivered proxy, will constitute a quorum for the purpose of transacting business at the JDA special meeting. Only JDA stockholders of record on the record date will be entitled to vote at the JDA special meeting. All shares of JDA common stock represented at the JDA special meeting, but not voting, including broker non-votes (i.e., shares held by brokers or nominees which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular purpose) and abstentions, will be counted as present for determining the presence or absence of a quorum.

Votes Required

Required Vote for Approval of the Issuance of JDA Common Stock in Connection with the Merger (Proposal 1)

      Approval of Proposal 1 for issuance of JDA common stock in connection with the merger requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the JDA special meeting. An abstention from voting or a broker non-vote on Proposal 1 will have no effect on the vote on Proposal 1, other than being counted for quorum purposes.

      THE MERGER WILL NOT BE COMPLETED UNLESS JDA STOCKHOLDERS APPROVE PROPOSAL 1.

Required Vote for Approval of Adjournment of Special Meeting (Proposal 2)

      If necessary, the affirmative vote of the holders of a majority of the shares of JDA common stock represented at the special meeting, if a quorum is present, is required to adjourn the special meeting for the purpose of soliciting additional proxies. An abstention from voting or a broker non-vote on Proposal 2 will have the effect of a vote against Proposal 2.

Solicitation of Proxies

      This solicitation is made on behalf of the JDA board of directors, and JDA will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks, brokers and other custodians, nominees and fiduciaries, for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by JDA’s officers, directors and employees by mail, telephone, fax, personal interviews or other methods of communication. JDA has engaged Morrow & Co., Inc. (“Morrow”) to assist it in the distribution and solicitation of proxies. JDA estimates that it will pay Morrow a fixed fee of $5,500 for its services and will reimburse Morrow for reasonable out-of-pocket expenses.

Voting of Proxies

      The proxy card accompanying this joint proxy statement/ prospectus is solicited on behalf of the JDA board of directors for use at the special meeting. JDA requests that you complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope or otherwise mail it to JDA or its solicitor. All properly signed proxies that JDA receives prior to the vote at the meeting and that are not revoked will be voted at the JDA special meeting in accordance with the instructions indicated on the proxies.

      If a proxy is returned to JDA without an indication as to how the shares of JDA common stock represented are to be voted, the JDA common stock represented by the proxy will be voted “FOR” each of the proposals. Unless you check the box on your proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the JDA special meeting. JDA currently does not contemplate that any matters, other than Proposal 1 and, potentially, Proposal 2, will be considered at the JDA special stockholder meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

      Stockholders of record may vote by completing and returning the enclosed proxy card prior to the JDA special meeting, voting in person at the JDA special meeting or submitting a signed proxy card at the JDA special meeting.

Revocability of Proxies

      You have the power to revoke your proxy at any time before your proxy is voted at the JDA special meeting. Your proxy can be revoked in one of three ways: (1) you can send a signed notice of revocation; (2) you can grant a new, valid proxy bearing a later date; or (3) if you are a holder of record, you can attend the JDA special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the corporate secretary of JDA no later than the beginning of the JDA special meeting.

      Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Recommendations of the JDA Board of Directors

      JDA’s board of directors has determined that the merger and the transactions contemplated by the merger agreement are advisable and in the best interests of JDA and its stockholders and the issuance of JDA common stock in the merger is fair for JDA and its stockholders. JDA’s board of directors recommends that JDA stockholders vote “FOR” the proposal to approve the issuance of shares of JDA common stock pursuant to the merger agreement and the proposal for the adjournment of the stockholder meeting, if necessary, for the solicitation of additional proxies. For a more complete description of the recommendation of JDA’s board of directors, see “The Merger — Recommendations of JDA’s Board of Directors” beginning on page 40 of this joint proxy statement/ prospectus.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the JDA special meeting in person.

SPECIAL MEETING OF QRS STOCKHOLDERS

Date, Time and Place of Meeting

      The accompanying proxy is solicited by the board of directors of QRS for use at the special meeting of stockholders to be held on [Day of Week], [Month] [Day], 2004 at [Time], [City], [State] time, or any adjournments or postponements thereof. The meeting will be held at [            ] located at [City, State, Zip]. QRS’ telephone number is 510-215-5000.

      These proxy solicitation materials were mailed on or about [Month] [Day], 2004 to all stockholders entitled to vote at the meeting.

Record Date; Shares Entitled to Vote; Outstanding Shares

      The QRS Board of directors has fixed the close of business on [Month] [Day], 2004 as the record date for determination of the stockholders of QRS entitled to notice of, and to vote at, the QRS special meeting or any adjournment or postponement thereof. Only QRS stockholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the QRS special meeting or any adjournments or postponements thereof. QRS stockholders will have one vote for each share of QRS common stock that they owned on the QRS record date, exercisable in person or by a properly executed and delivered proxy with respect to the QRS special meeting.

      At the close of business on the QRS record date, there were approximately [            ] shares of QRS common stock issued and outstanding and entitled to vote at the QRS special meeting.

Voting by QRS Directors and Executive Officers; Voting Agreements

      On [Month] [Day], 2004, the record date for the QRS special meeting, directors and executive officers of QRS and their affiliates beneficially owned and were entitled to vote [            ] shares of QRS common stock, or approximately [            ]% of the shares of QRS common stock outstanding on that date. A more detailed description of the ownership of QRS common stock by certain beneficial owners and QRS’ directors and executive officers is set forth on page 98 of this joint proxy statement/ prospectus.

      QRS’ directors and executive officers have entered into voting agreements with JDA that commit them not to sell any of their shares of QRS common stock prior to the earlier of the consummation of the merger or the termination of the merger agreement, and to vote all of their shares of QRS common stock in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement and against certain other actions. The form of voting agreement entered into by QRS’ officers and directors is included as Annex B to this proxy statement/ prospectus. Accordingly, if the parties to these voting agreement vote in accordance with the terms of the voting agreement, the vote of approximately [            ] additional shares of QRS common stock (or approximately [            ] of the outstanding shares of QRS common stock as of [                    ], 2004) will be required to approve the adoption of the merger agreement and the transactions contemplated by the merger agreement, assuming that a majority of the shares of QRS common stock are voted at the special meeting. For a summary of material provisions of the voting agreements, see “Agreements Related to the Merger — Voting Agreements” beginning on page 77.

Purpose of the QRS Special Meeting

      At the QRS special meeting, stockholders will be asked to:

•	consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 17, 2004, by and among JDA, CVP2 Corp., a wholly-owned subsidiary of JDA, and QRS, and approve the merger, under which each share of QRS common stock outstanding at the effective time of the merger will be converted into the right to receive 0.5 of a share of JDA common stock and QRS will become a wholly-owned subsidiary of JDA;

•	approve any adjournments of the meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of the foregoing proposal; and

•	conduct any other business that properly comes before the meeting or any adjournments or postponements thereof.

Quorum; Abstentions; Broker Non-Votes

      There must be a quorum for the QRS special meeting to be held. The holders of a majority of the issued and outstanding QRS common stock entitled to vote, present in person or represented by a properly executed and delivered proxy, will constitute a quorum for the purpose of transacting business at the QRS special meeting. Only QRS stockholders of record on the record date will be entitled to vote at the QRS special meeting. All shares of QRS common stock represented at the QRS special meeting, but not voting, including broker non-votes (i.e., shares held by brokers or nominees which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular purpose) and abstentions, will be counted as present for determining the presence or absence of a quorum but will not be counted as having been voted on any proposal. Consequently, an abstention from voting or a broker non-vote on a proposal will have the effect of a vote against the proposal.

Votes Required

     Required Vote for Adoption of the Merger Agreement and Approval of the Merger (Proposal 1)

      Approval of Proposal 1 for adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the outstanding stock of QRS entitled to vote at the QRS special meeting.

      THE MERGER WILL NOT BE COMPLETED UNLESS QRS STOCKHOLDERS APPROVE PROPOSAL 1.

     Required Vote for Approval of Adjournment of Special Meeting (Proposal 2)

      If necessary, the affirmative vote of the holders of a majority of the shares of QRS common stock present or represented by proxy at the special meeting, whether or not a quorum is present, is required to adjourn the special meeting for the purpose of soliciting additional proxies.

Solicitation of Proxies

      This solicitation is made on behalf of the QRS board of directors, and QRS will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks, brokers and other custodians, nominees and fiduciaries, for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by QRS’ officers, directors and employees by mail, telephone, fax, personal interviews or other methods of communication. QRS has engaged [                              ] to assist it in the distribution and solicitation of proxies. QRS estimates that it will pay [                              ] approximately $5,500 for its services and will reimburse [                              ] for reasonable out-of-pocket expenses.

Voting of Proxies

      The proxy card accompanying this joint proxy statement/ prospectus is solicited on behalf of the QRS board of directors for use at the special meeting. QRS requests that you complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope or otherwise mail it to QRS or its solicitor. All properly signed proxies that QRS receives prior to the vote at the meeting and that are not revoked will be voted at the QRS special meeting in accordance with the instructions indicated on the proxies.

      If a proxy is returned to QRS without an indication as to how the shares of QRS common stock represented are to be voted, the QRS common stock represented by the proxy will be voted “FOR” each of the proposals. Unless you check the box on your proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the QRS special meeting. QRS currently does not contemplate that any matters, other than Proposal 1 and, potentially, Proposal 2, will be considered at the QRS special stockholders meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

      Stockholders of record may vote by completing and returning the enclosed proxy card prior to the QRS special meeting, voting in person at the QRS special meeting or submitting a signed proxy card at the QRS special meeting.

Revocability of Proxies

      You have the power to revoke your proxy at any time before your proxy is voted at the QRS special meeting. Your proxy can be revoked in one of three ways: (1) you can send a signed notice of revocation; (2) you can grant a new, valid proxy bearing a later date; or (3) if you are a holder of record, you can attend the QRS special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the corporate secretary of QRS no later than the beginning of the QRS special meeting.

      Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Recommendations of the QRS Board of Directors

      QRS’ board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, that it is in the best interests of QRS and its stockholders that QRS enter into the merger agreement and consummate the merger, and that the merger agreement is fair to QRS and its stockholders. QRS’ board of directors recommends that QRS stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger. For a more complete description of the recommendation of QRS’ board of directors, see “The Merger — Recommendations of QRS’ Board of Directors” beginning on page 49 of this joint proxy statement/ prospectus.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the QRS special meeting in person.

THE MERGER

      This section of this joint proxy statement/ prospectus describes the principal aspects of the proposed merger. While JDA and QRS believe that this description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to JDA stockholders and to QRS stockholders. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this joint proxy statement/ prospectus as Annex A. You are encouraged to read the merger agreement and the other annexes to this joint proxy statement/ prospectus carefully and in their entirety.

Background of the Merger

      JDA’s goal is to build a company that offers comprehensive, integrated software, e-commerce and services solutions specifically designed for the retail industry and its suppliers. JDA has explored a range of strategies to achieve this goal and to enhance stockholder value. JDA’s management and board of directors have routinely discussed various potential acquisitions and business combinations and as a part of JDA’s long-term strategy has sought to add complementary products and services through acquisitions and combinations.

      Similarly, over the years QRS has explored independently a range of strategies to enhance stockholder value. During 2003, as part of its ongoing effort to strengthen its business and increase stockholder value, QRS continued its regular evaluation of potential strategic alternatives, including business combinations, acquisitions, joint ventures, and continued operation of its business as an independent company, with and without additional capital from third party sources, including the public equity markets. In connection with its on-going review of its potential strategic alternatives, QRS also considered ways by which it could possibly increase the understanding and following of QRS by public equity investors and other participants, and thereby possibly improve the valuation and/or trading liquidity of shares of QRS common stock in the public equity markets. Additionally, from time to time, QRS received inquiries from third parties regarding potential strategic transactions and entered into discussions with certain of these parties.

      On July 25, 2003, Elizabeth Fetter, president and chief executive officer of QRS, had a meeting with a representative of the majority owner of a privately-held company (referred to in this joint proxy statement/ prospectus as “Company A”), at which meeting the representative expressed Company A’s interest in discussing a potential business combination with QRS. On September 22, 2003, Ms. Fetter and Dr. Saloner, met with a representative of Company A’s majority owner to assess the level of interest of Company A. As more fully described below, during the course of the next several months management of QRS, at the direction of the board of directors, engaged in extensive discussions with Company A to more fully understand the nature and extent of Company A’s level of interest in engaging in a potential business combination with QRS. QRS’ management also evaluated the terms and conditions under which Company A was prepared to engage in such a potential transaction. While, for the reasons more fully described below, the discussions with Company A did not ultimately result in a proposal from Company A that was acceptable to QRS, the extensive discussions with Company A and its majority owner contributed to the QRS board of directors’ decision to explore other strategic alternatives that might be available to QRS, and also led to further discussions between Company A and QRS in late spring of 2004, as more fully described below.

      On September 12, 2003, Peter R. Johnson, a greater than 5% stockholder of QRS, filed a Schedule 13-D with the SEC relating to Mr. Johnson’s ownership of common stock of QRS.

      At a special meeting on September 23, 2003, the QRS board of directors discussed with members of management the expression of interest by Company A and its majority owner, instructed management to explore the strategic alternatives available to QRS, including QRS’ continued operation as an independent company and a potential business combination with Company A or other potential parties. In connection with this directive, the QRS board of directors authorized the engagement of Wachovia Capital Markets, LLC (“Wachovia Securities”) as its exclusive financial advisor in connection with the comprehensive review of QRS’ strategic alternatives. In October 2003, Wachovia Securities was engaged as exclusive financial advisor to the QRS board of directors on the terms and conditions set forth in a letter agreement dated October 13, 2003.

      On October 15, 2003, representatives from Company A and representatives of its majority owner delivered a non-binding written proposal to Ms. Fetter in which Company A described its interest in a transaction with QRS and outlined the general terms of a potential strategic transaction. The proposal stated that Company A had an interest in acquiring all of the shares of common stock of QRS for cash consideration of between $9.00 and $11.00 per share. The potential strategic transaction described in the proposal, however, was subject to significant conditions, including satisfactory completion of due diligence by Company A, approval of Company A’s lenders, certain third party approvals, the negotiation of definitive documentation, as well as the approval by the board of directors of Company A and the governing body of its majority owner.

      At a regular meeting on October 22, 2003, the QRS board of directors discussed the potential business combination described in Company A’s proposal with QRS’ management, and representatives of Wachovia Securities and QRS’ legal counsel, Morgan, Lewis & Bockius LLP. In addition, Wachovia Securities presented to the QRS board of directors a preliminary review of certain strategic alternatives, including continued operation as an independent company under the QRS’ management’s current business plan, making transformative acquisitions, restructuring and/or divesting components of QRS’ product portfolio, and entering into a strategic business combination or the sale of the company. The QRS board of directors instructed management to continue discussions with Company A and its majority owner, as well as to facilitate a more extensive due diligence review by Company A. The QRS board of directors also directed management to develop for presentation to the QRS board of directors at subsequent meetings detailed strategic plans for continued operation of the business as an independent company, which plans were to reflect growth funded solely from cash generated by operations and funded through investments by third parties.

      At a special meeting of the QRS board of directors on November 21, 2003, members of management and representatives of Wachovia Securities reviewed with the directors the status of discussions with and due diligence by Company A. On November 23, 2003, as instructed by the QRS board of directors, in order to ascertain the terms under which Company A was interested in pursuing a transaction, Morgan, Lewis & Bockius LLP, on behalf of QRS, delivered a draft merger agreement to Company A and requested that Company A indicate its comments to the draft merger agreement with an updated and more definite proposal.

      In the last week of November 2003, a representative of Company A’s majority owner informed representatives of Wachovia Securities and QRS that further discussions between Company A and QRS would cease immediately and be delayed indefinitely due to certain material internal developments at Company A.

      In early December 2003, representatives of Company A contacted representatives of QRS and the parties resumed discussions. On December 18, 2003, Company A delivered comments on the draft merger agreement together with a revised non-binding written proposal, which contemplated an acquisition of all of the shares of common stock of QRS for cash consideration of $10.00 per share. The proposal remained subject to significant conditions, including satisfactory completion of due diligence by Company A, approval of Company A’s lenders and approval by the board of directors of Company A and the governing body of its majority owner.

      On December 20, 2003, Ms. Fetter met with the president and chief executive officer of Company A and was advised that notwithstanding the continued interest of Company A and its majority owner in pursuing a business combination with QRS, the on-going internal developments at Company A and the commitments of representatives of Company A and its majority owner during late December 2003 and January 2004 would likely delay significant progress in discussions regarding a potential strategic combination and Company A’s due diligence of QRS until the second half of January 2004. At a special meeting of the QRS board of directors on January 15, 2004, members of management reviewed with the directors the status of discussions with and due diligence by Company A, as well as other potential strategic alternatives. The QRS board of directors directed management to continue discussions with Company A and to seek a more definitive proposal from Company A as soon as practicable.

      On February 4, 2004, Company A and its majority owner submitted a substantially revised non-binding written proposal that outlined a stock-for-stock merger of QRS with and into Company A. Under this revised proposal, QRS stockholders would receive, in exchange for each share of QRS common stock, shares of Company A common stock based upon a fixed exchange ratio, which Company A claimed would have an implied value of $10.85 per share of QRS common stock exchanged. The proposed transaction also contemplated Company A registering its shares with the SEC and becoming a public company.

      At a regular meeting of the QRS board of directors on February 5, 2004, after discussing the revised proposal made by Company A and its majority owner regarding the potential stock-for-stock merger of Company A and QRS with representatives of Morgan, Lewis & Bockius LLP and Wachovia Securities, the QRS board of directors directed management to conduct due diligence on the business, operations and prospects of Company A, including its financial condition, capitalization, access to capital and potential contingent liabilities. Additionally, at this meeting, in order to obtain more complete and timely information regarding QRS’ strategic alternatives, the QRS board of directors directed Wachovia Securities to contact selected potential strategic partners of QRS (other than Company A and its majority owner) to determine the nature and extent of their interest in a potential strategic transaction involving QRS. At this meeting, the QRS board of directors and QRS management discussed the strategic alternative of continued operation of the business as an independent company.

      During February 2004, representatives of QRS’ management and representatives of Wachovia Securities continued discussions with representatives of Company A regarding the strategic rationale for a potential business combination and members of QRS’ management and representatives of Morgan, Lewis & Bockius LLP and Wachovia Securities conducted financial, legal and other due diligence on the business, operations and prospects of Company A.

      During the period from October 2003 through February 2004, the QRS board of directors held numerous in-person and telephonic meetings at which they discussed the business combinations suggested by Company A and its majority owner with management, and representatives of Wachovia Securities and Morgan, Lewis & Bockius LLP. During that same period, the QRS board of directors considered presentations made to it by representatives of Wachovia Securities and QRS’ management regarding certain potential strategic alternatives available to QRS, including continued operation as an independent company under QRS’ management’s current business plan, making transformative acquisitions, restructuring and/or divesting components of QRS’ product portfolio and entering into a strategic business combination and/or sale of the company. During these meetings, the QRS board of directors and members of management evaluated and deliberated upon various alternatives relating to how to further the best interests of QRS and its stockholders.

      From February 2004 through June 2004, representatives of Wachovia Securities confidentially contacted 11 potential strategic partners for QRS. Also during this time, representatives of Wachovia Securities and members of QRS’ management received unsolicited inquiries and expressions of interest in a potential strategic transaction involving QRS from two additional parties. Pursuant to these contacts, QRS entered into confidentiality agreements and subsequently engaged in discussions and preliminary due diligence regarding a potential strategic transaction involving QRS with seven of these parties. Among the potential strategic transactions involving QRS proposed by such parties were strategic business combinations, sale of certain parts of the business, going private transactions, joint ventures and acquisitions. Several of these companies delivered a written preliminary indication of interest in discussing a strategic transaction, but withdrew their interests after preliminary due diligence investigations and/or discussions with representatives of QRS.

      At a special telephonic meeting of the QRS board of directors on February 24, 2004, after considering interim due diligence reports from members of management and representatives of Wachovia Securities and Morgan, Lewis & Bockius LLP and the perspectives of its financial and legal advisors, the QRS board of directors determined that, for reasons including, but not limited to, the structure of the proposed stock-for-stock merger of Company A and QRS, the form and value of the consideration, the highly leveraged capital structure of the surviving entity and the substantial risk associated with the consummation of the proposed transaction, QRS was not interested in continuing to pursue the proposed stock-for-stock merger of Company A and QRS.

      As part of Wachovia Securities’ process for contacting potential strategic partners, on February 18, 2004, a representative of Wachovia Securities spoke with James D. Armstrong, chairman of the board of directors of JDA, by telephone. QRS and JDA entered into a confidentiality agreement on February 23, 2004.

      On February 25, 2004, Mr. Armstrong and Ms. Fetter spoke regarding the potential strategic combination of QRS and JDA. They agreed that the following week certain executives of JDA and QRS would meet to discuss each company’s products and technology as well as potential synergies between the two companies. Mr. Armstrong then advised certain members of senior management of JDA of his discussions with Ms. Fetter and encouraged them to contact senior management of QRS.

      On March 4, 2004, David Cooper, QRS’ chief financial officer, and other employees of QRS, met with representatives of JDA in Richmond, California to discuss products, revenue and revenue growth and business segments of QRS.

      On March 26, 2004, Hamish Brewer, JDA’s president and chief executive officer, met with Ms. Fetter and Mr. Cooper at the offices of QRS in Richmond, California to further explore the proposed merger. During this meeting the parties discussed the stability and growth opportunities of its revenues.

      Also on March 26, 2004, a privately-held company (referred to in this joint proxy statement/ prospectus as “Company B”) and one of its principal owners, submitted to QRS a non-binding written proposal to acquire all of the outstanding shares of common stock of QRS for cash consideration of between $8.00 and $9.00 per share. During April 2004, Company B engaged in discussions with members of management of QRS and performed due diligence on the business, operations and prospects of QRS.

      On March 29, 2004, Mr. Armstrong and Mr. Brewer held a telephone call with Ms. Fetter and expressed an interest on JDA’s part of continuing discussions in respect of a proposed merger.

      Throughout early April 2004, there were a series of business and technical due diligence meetings conducted by JDA, including a meeting between representatives of both companies at QRS’ office in Richmond on April 7, 2004 and a meeting on April 8, 2004 between Mr. Armstrong, Mr. Brewer and other representatives from JDA with representatives of QRS at their Richmond office. At these meetings, the respective companies focused on technical and product due diligence and further explored the proposed merger.

      On April 15, 2004, a meeting occurred at the offices of Morgan, Lewis & Bockius LLP in San Francisco, California where Mr. Armstrong, Mr. Brewer, Kristen Magnuson, executive vice president and chief financial officer of JDA, and other representatives of JDA met with Ms. Fetter, Mr. Cooper and other representatives of QRS to discuss opportunities presented by the proposed merger. The companies’ management teams discussed QRS’ recent reorganization and restructuring, market opportunities, products, customers, operations, financial condition and potential merger synergies.

      On April 16, 2004 the board of directors of JDA received a report on the status of discussions with QRS from JDA senior management at a special board of directors meeting. The consensus of JDA’s board of directors was that discussions should continue with QRS, although no formal action was taken.

      On April 19, 2004, Ms. Fetter and Mr. Cooper and representatives of Company A met to provide updates regarding their respective businesses and to further discuss the rationale for a potential business combination. On April 20, 2004, QRS received a revised non-binding written proposal from Company A and its majority owner to acquire all of the outstanding shares of QRS common stock for cash consideration of $6.00 per share.

      On April 23, 2004, the board of directors of JDA met in Las Vegas, Nevada for a regular meeting of the board of directors, along with Mr. Brewer, Ms. Magnuson and Mr. G. Michael Bridge, JDA’s vice president and general counsel, from JDA, representatives from Gray Cary Ware & Freidenrich LLP, JDA’s outside legal counsel, and representatives of Citigroup Global Markets Inc., JDA’s financial advisor. At this meeting, JDA’s senior management made a presentation to the board of directors regarding business matters relating to the potential merger and Citigroup reviewed with the JDA board of directors certain financial aspects of the proposed merger. Representatives of Gray Cary Ware & Freidenrich LLP also made a presentation regarding legal matters related to merger negotiations with QRS. After discussion, the JDA board of directors authorized and instructed management to continue its discussions with QRS.

      Also on April 23, 2004, Ms. Fetter and Mr. Armstrong agreed that Mr. Armstrong, Mr. Brewer and Ms. Magnuson would present their views regarding the potential benefits of the proposed business combination of the two companies to the QRS board of directors at its meeting on April 30, 2004.

      On April 29, 2004, QRS received a revised non-binding written proposal from Company B which indicated an interest in acquiring all of the outstanding shares of common stock of QRS for cash consideration of $6.00 per share. This revised proposal also suggested an alternative transaction structure whereby Company B would be acquired by QRS in a stock-for-stock merger.

      At a regularly scheduled meeting on April 30, 2004, the QRS board of directors continued its evaluation of QRS’ potential strategic alternatives, including an evaluation of the revised proposals from Company A and Company B as well as continued operation as an independent company under QRS management’s business plans. Members of management and representatives of Wachovia Securities also gave an update regarding discussions with other potential strategic partners. On April 30, 2004, at the request of JDA, Mr. Armstrong, Mr. Brewer, Ms. Magnuson and J. Michael Gullard, a member of JDA’s board of directors, presented to the QRS board of directors their views of the strategic rationale of a business combination of QRS and JDA. On the same date, representatives of a group of private equity investors also discussed with the QRS board of directors their interest regarding a potential strategic transaction involving QRS as part of a potential series of transactions. After conducting preliminary due diligence and discussions, representatives of this group of private equity investors withdrew their indication of interest at a subsequent meeting with Dr. Saloner and Ms. Fetter.

      Throughout May 2004, representatives of QRS and representatives of Morgan, Lewis & Bockius LLP and Wachovia Securities continued discussions with representatives of JDA, Company A and Company B to address due diligence issues and negotiate terms and conditions of their respective potential transactions.

      On May 6, 2004, JDA’s board of directors held a special meeting where terms of a proposal for a definitive merger agreement were discussed. After discussion, a draft of a non-binding letter of intent and term sheet for a proposed merger pursuant to which a wholly-owned merger subsidiary of JDA would merge with and into QRS, with QRS surviving the merger as a wholly-owned subsidiary of JDA, was approved. Pursuant to the terms of the letter and term sheet, each outstanding share of QRS common stock would be converted into the right to receive 0.5 of a share of JDA common stock. On May 6, 2004, JDA management delivered the proposed letter and term sheet to Ms. Fetter and on the same day Mr. Armstrong had a phone conversation regarding such letter with Ms. Fetter. On May 11, 2004, Mr. Armstrong and Ms. Fetter spoke again about the respective parties’ intentions, a due diligence process and potential exclusivity for JDA going forward, which was not agreed to, but QRS returned a countersigned copy of the letter to JDA, which initiated continuing due diligence and discussions, although it did not grant exclusivity to JDA.

      On May 11, 2004, Company A submitted a revised non-binding written proposal to QRS, which provided for the acquisition of the outstanding shares of common stock of QRS for cash consideration of $7.00 per share.

      On May 11, 2004 and May 12, 2004, representatives of QRS, Morgan, Lewis & Bockius LLP, Wachovia Securities and QRS’ auditors and accounting advisors met with representatives of Company B to conduct financial, legal and other due diligence on the business, operations and prospects of Company B.

      On May 12, 2004, the QRS board of directors met by telephone to receive an update on discussions with potential strategic partners.

      On May 12, 2004, Mr. Bridge and Mr. Joe Thomas, a consultant of JDA, along with representatives from Gray Cary Ware & Freidenrich LLP, met with Stacey Giamalis, QRS’ vice president, general counsel and secretary, at the offices of Morgan, Lewis & Bockius LLP in San Francisco to initiate legal due diligence on QRS. From May 12 through May 14, 2004 and from May 17 to May 20, 2004, legal and business due diligence of QRS by JDA, Gray Cary Ware & Freidenrich LLP and their representatives occurred in the offices of Morgan, Lewis & Bockius LLP.

      During the second half of May 2004, the parties and their legal and financial advisors discussed a number of terms regarding a possible merger, including the concept of a stock-for-stock merger at a fixed exchange ratio and JDA’s request for an exclusive negotiation period prior to execution of a definitive agreement.

      On May 20, 2004, in order to ascertain the terms and conditions under which JDA was interested in pursuing a transaction, as instructed by the QRS board of directors, Morgan, Lewis & Bockius LLP circulated an initial draft of a merger agreement to JDA, to which Gray Cary Ware & Freidenrich LLP provided initial comments on May 24, 2004.

      During late May 2004, representatives of QRS frequently met and talked by telephone with representatives of Company A and its majority owner to discuss various outstanding due diligence issues related to Company A’s business and negotiate terms and conditions to a potential acquisition of QRS by Company A. During this period and in early June 2004 Company A and its majority owner revised their proposal on several occasions in an attempt to address concerns of the QRS board of directors arising out of QRS’ due diligence on Company A pertaining to certain potential substantial risks associated with consummation of the proposed transaction.

      On May 26, 2004, at a telephonic meeting of the QRS board of directors, the QRS board of directors, members of management and representatives of Wachovia Securities and Morgan, Lewis & Bockius LLP discussed the status and terms of the outstanding proposals from JDA, Company A and Company B, as well as certain other strategic alternatives, including remaining as an independent company. At this special meeting of the board of directors, members of QRS’ management and representatives of Wachovia Securities informed the QRS board of directors that Company B had indicated that it was primarily interested in being acquired by QRS. In addition, members of management advised the QRS board of directors that certain financial reporting issues relating to Company B made the acquisition of Company B by QRS unfeasible prior to late 2005. At the meeting, the QRS board of directors directed QRS’ management to continue discussions with JDA and Company A and declined requests from each to enter into exclusive discussions with either party.

      As an inducement to JDA to continue and expand the scope of its diligence and continue its negotiations regarding a merger agreement, and in light of QRS’ unwillingness to grant JDA exclusive negotiation rights pending JDA’s due diligence, on May 28, 2004, JDA and QRS entered into a letter agreement providing that the expenses of JDA incurred in connection with its continuing discussions, due diligence and negotiations to execute a definitive merger agreement would be reimbursed by QRS, up to an amount of $250,000, under certain conditions. Thereafter, due diligence continued, and JDA continued legal and financial due diligence at the offices of Morgan, Lewis & Bockius LLP in San Francisco, California during the week of May 31, 2004 to June 4, 2004.

      Beginning June 7, 2004 and continuing through June 16, 2004, representatives of QRS conducted comprehensive due diligence investigations on JDA. On June 10, 2004 and June 11, 2004, Ms. Fetter, Mr. Cooper, and other representatives of QRS, representatives from Wachovia Securities and its accounting advisors, and representatives of QRS met at JDA’s offices in Scottsdale, Arizona with Mr. Brewer, Ms. Magnuson and other representatives of JDA at JDA’s principal offices to discuss the proposed merger, JDA’s operations, the financial condition of JDA and the integration of the two companies’ operations. Also on June 10 and 11, 2004, Ms. Giamalis of QRS and a representative of Morgan, Lewis & Bockius LLP met with Mr. Bridge at JDA’s office in Scottsdale, Arizona to review legal due diligence, and on June 14, 2004 and June 15, 2004, Morgan, Lewis & Bockius LLP continued this legal due diligence. As part of these due diligence investigations, representatives of JDA and QRS’ management, with the assistance of their respective outside advisors, reviewed legal, financial and operations data relating to the other company.

      From May 20, 2004 through June 17, 2004, the parties and their legal and financial advisors also engaged in extensive negotiations regarding the terms and conditions of the merger agreement relating to the proposed merger. On June 12, 2004, Mr. Brewer, Ms. Magnuson, Mr. Bridge, along with representatives from Gray Cary Ware & Freidenrich LLP held a telephone conference with Ms. Fetter, Mr. Cooper and a representative from Morgan, Lewis & Bockius LLP to discuss certain open terms in the merger agreement, operational issues and to continue negotiations regarding the proposed merger.

      On June 8, 2004, the QRS board of directors convened a telephonic special meeting to discuss the potential strategic transactions with JDA, Company A and Company B. After receiving an update regarding due diligence and discussions with Company B, the QRS board of directors decided not to pursue an acquisition of Company B due to, among other reasons, Company B’s financial reporting issues. Members of management and representatives of Wachovia Securities reviewed with the QRS board of directors certain financial aspects of the proposed transactions with JDA and Company A. Representatives of Morgan, Lewis & Bockius LLP reviewed with the QRS board of directors its fiduciary duties under applicable law in connection with its consideration of the potential business combinations and gave a detailed overview of the terms, conditions, contingencies, risks and other aspects of the potential transactions. After considering the advice of its advisors, the QRS board of directors evaluated the proposed business combinations with JDA and Company A as well as continuing to operate the business as an independent company. After its deliberations, the QRS board of directors determined that it was in the best interests of QRS stockholders to continue discussions with JDA regarding a strategic business combination which could provide long-term benefits to QRS stockholders. In addition, the QRS board of directors determined, among other things, that the revised proposals from Company A did not materially improve the likelihood of consummating a transaction with Company A, and that, based upon the terms and conditions proposed by Company A, a business combination with Company A presented substantial risks that the transaction would not be completed. The QRS board of directors directed management to continue working with Company A to address these risks. Notwithstanding further discussions with Company A, QRS did not receive any further revised proposals from Company A after the board of directors meeting on June 8, 2004 and before entering into a merger agreement with JDA that adequately addressed risks associated with completing a business combination.

      On June 14, 2004, Mr. Armstrong discussed the proposed exchange ratio and other economic terms of the proposed merger of JDA and QRS with Ms. Fetter and Dr. Saloner. After those discussions and on the same day, JDA’s board of directors met telephonically and was updated on the status of the merger discussions and on the results of financial, legal and operational due diligence activities that had been ongoing. Also on June 14, 2004, as a condition to continuing discussions with QRS, JDA required that QRS agree in writing to negotiate exclusively with JDA until the earlier of the execution of a definitive agreement or June 17, 2004.

      On June 15, 2004, the QRS board of directors held a special meeting and reviewed the primary strategic, financial and legal considerations concerning the proposed merger of JDA and QRS, the advisability of the proposed transaction and the fairness of the merger consideration proposed by JDA to the holders of shares of QRS common stock from a financial point of view. Also present at the meeting were representatives of Morgan, Lewis & Bockius LLP and Wachovia Securities. Members of management of QRS reported on the status of negotiations with JDA and discussed the results of financial, legal and other due diligence of the business, operations and prospects of JDA. Representatives of Morgan, Lewis & Bockius LLP reviewed with the QRS board of directors its legal obligations, including fiduciary duties, and summarized the material terms and conditions of the most recent draft of the merger agreement and the voting agreements to be entered into by QRS’ directors and executive officers as a condition to the execution and delivery of the merger agreement. Representatives of Wachovia Securities then presented financial analyses with respect to the proposed strategic business combination with JDA. The QRS board of directors asked questions and discussed with members of QRS’ management and the board’s financial and legal advisors the relative merits and the legal issues surrounding the proposed transaction with JDA. The QRS board of directors then determined to continue discussions with JDA negotiating a business combination. After the QRS board of directors meeting, Ms. Fetter called Mr. Armstrong to discuss the material terms and conditions of the proposed merger, as agreed to by the QRS board of directors, and the outstanding issues on the proposed transaction. Mr. Armstrong then updated the JDA board of directors on his discussions with Ms. Fetter and on the timing of the signing of the merger agreement.

      On June 16, 2004, the QRS board of directors held a special meeting to consider the terms and conditions of the proposed merger with JDA. All board members attended in person or telephonically. Representatives of Morgan, Lewis & Bockius LLP provided an update on the status of negotiations as well as other matters discussed at prior board of directors meetings. Representatives of Wachovia Securities then provided an update to its financial analyses with respect to the proposed business combination with JDA. Following this presentation, Wachovia Securities delivered its oral opinion to the effect that, based upon and subject to certain assumptions made, matters considered and limitations set forth in its opinion, the merger consideration to be received by holders of shares of QRS common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders. This opinion of Wachovia Securities was confirmed in a letter, dated June 17, 2004, a copy of which is attached to this joint proxy statement/ prospectus as Annex E. Following the presentations and further discussions among members of the QRS board of directors, QRS’ management and QRS’ financial and legal advisors, and subject to the satisfactory resolution of remaining issues, the QRS board of directors unanimously determined the merger agreement, and the transactions contemplated thereby, were advisable, fair and in the best interest of QRS and its stockholders, unanimously adopted and approved the merger agreement and the transactions contemplated thereby, and unanimously recommended that the stockholders of QRS approve the transaction.

      Also on June 16, 2004, JDA’s board of directors held a special meeting to consider the adoption of the draft merger agreement and approval of the issuance of shares of JDA common stock under the merger agreement. At this meeting, JDA’s senior management provided an update of discussions with QRS, open issues and a summary review of ongoing diligence of QRS. Gray Cary Ware & Freidenrich LLP presented information to the board of directors regarding the material terms and conditions of the merger agreement and the related voting agreements and advised the board of directors regarding legal considerations relating to the transaction, including a review of the fiduciary obligations of the members of JDA’s board of directors. Also at this meeting, Citigroup reviewed with JDA’s board of directors its financial analysis of the exchange ratio and rendered to the JDA board of directors a written opinion dated June 16, 2004 to the effect that, as of such date and based on and subject to the matters described in the opinion, the exchange ratio was fair, from a financial point of view, to JDA. Following these presentations, the board of directors had the opportunity to ask questions of, and discuss the transaction with, management and these advisors. After discussion and consideration, JDA’s board of directors determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement were advisable and in the best interests of, JDA and its stockholders, determined that the issuance of shares of JDA common stock under the merger agreement was fair for JDA and its stockholders, approved the merger and the merger agreement and determined to recommend that the stockholders of JDA vote in favor of the issuance of JDA common stock under the merger agreement. The JDA board of directors then directed that the merger agreement be finalized and executed and that the proposal to approve the share issuance be presented to JDA’s stockholders for approval.

      Following the approvals of the merger and related transactions by the respective boards of directors of JDA and QRS, representatives of JDA and QRS finalized the definitive merger agreement in the early morning of June 17, 2004 and then issued a joint press release announcing the execution of the merger agreement.

      On June 29, 2004, QRS received an unsolicited letter from an investment fund (referred to in this joint proxy statement/ prospectus as “Fund X”) that stated, subject to satisfactory completion of due diligence, it expected to propose to acquire the shares of QRS common stock for cash consideration. At a special meeting on July 1, 2004, the QRS board of directors, after receiving advice from representatives of Morgan, Lewis & Bockius LLP and QRS’ Delaware counsel, Richards Layton & Finger, P.A., determined that this letter was not a “takeover proposal” as such term is defined in the merger agreement, and instructed management to inform Fund X that the letter did not meet the requirements of the merger agreement. On July 7, 2004, Fund X delivered to QRS a non-binding written proposal to acquire all of the outstanding shares of QRS common stock for cash consideration of between $6.50 and $7.50 per share, subject to satisfactory completion of due diligence. At a special telephone meeting on July 8, 2004, after receiving advice from representatives of Morgan, Lewis & Bockius LLP, Richards Layton & Finger, P.A., and Wachovia Securities, the board of directors of QRS determined that engaging in discussions with Fund X was in compliance with the terms of the merger agreement.

      On July 9, 2004, QRS and Fund X entered into a confidentiality agreement and commenced discussions regarding a business combination. Following subsequent meetings with members of QRS’ management and the undertaking of preliminary due diligence reviews of QRS, on July 16, 2004, Fund X delivered to QRS a revised non-binding written proposal to acquire the shares of QRS common stock for cash consideration of between $6.50 and $7.00 per share, subject to satisfactory completion of due diligence. At a special telephone meeting on July 16, 2004, after receiving advice from representatives of Morgan, Lewis & Bockius LLP, Richards Layton & Finger, P.A. and Wachovia Securities, the board of directors of QRS authorized management to continue discussions with Fund X.

      After the board of directors meeting on July 16, 2004, QRS board of directors received an unsolicited non-binding written proposal from a group led by Avling Partners, LLC and GTCR Golder Rauner, LLC (referred to in this joint proxy statement/ prospectus as the “Avling/ GTCR Group”) to acquire all outstanding shares of QRS common stock for cash consideration $6.75 per share, subject to satisfactory completion of due diligence and execution of definitive documentation. The proposal was made pursuant to a letter from the Avling/ GTCR Group to the chairman of QRS’ board of directors which was filed with the SEC as an exhibit to the Schedule TO filed by the Avling/ GTCR Group and to Amendment No. 1 to the Schedule 13D of Mr. Johnson.

      At a special meeting of QRS’ board of directors on July 19, 2004, the board of directors reviewed the proposal from the Avling/ GTCR Group and, after consulting with representatives of Morgan, Lewis & Bockius LLP, Richards Layton & Finger, P.A. and Wachovia Securities, determined that engaging in discussions with the Avling/ GTCR Group was in compliance with the terms of the merger agreement. The board of directors authorized QRS to engage in discussions regarding a business combination with the Avling/ GTCR Group in accordance with the terms of the merger agreement. On July 20, 2004 and July 21, 2004, QRS and the members of the Avling/ GTCR Group entered into confidentiality agreements and subsequently commenced discussions regarding a business combination.

      On July 21, 2004, QRS’ board of directors received an unsolicited non-binding written proposal from Company A and its majority investor to acquire all outstanding shares of QRS common stock for cash consideration of $6.25 in cash per share, subject to satisfactory completion of confirmatory due diligence and execution of definitive documentation.

      After receiving the proposal from Company A, QRS’ board of directors held a special meeting on July 21, 2004. At the meeting, the board of directors reviewed the proposal from Company A and its majority investor and, after consulting with representatives of Morgan, Lewis & Bockius LLP, Richards Layton & Finger, P.A. and Wachovia Securities, determined that engaging in discussions with Company A and its majority investor was in compliance with the terms of the Merger Agreement, and authorized management and QRS’ advisors to secure an updated confidentiality agreement from Company A and proceed with such discussions. On July 22, 2004, QRS entered into confidentiality agreements with Company A and its majority investor and subsequently commenced discussions regarding a business combination.

Joint Reasons for the Merger

      The factors considered by each board were not identical to the factors considered by the other board. However, both boards identified certain material benefits, common to both companies and their respective stockholders that both boards expect will result from the merger, as well as certain risks affecting both companies in connection with the merger and certain other considerations common to both companies. These benefits, risks and other considerations are described immediately below. Following the discussion of those matters, the separate factors, both positive and negative, that each board separately considered are described. This section, read as a whole, includes the material factors considered by each board in approving the merger.

      Both boards recognize that the enterprise software and consulting services industry, despite (and, in part, because of) consolidations in the past few years, remains highly competitive. Although JDA and QRS consider themselves leaders in their respective businesses, both companies’ boards believe that JDA’s products offerings focused on the retail sector and QRS’ services offerings focused on the retail sector are complementary and the proposed transaction will provide the combined company with a broader product offering along with a more stable revenue base going forward for the combined company with a reduced combined cost structure.

      Both boards believe that the combination of JDA and QRS will create a stronger, more competitive industry participant, with enhanced prospects for continued viability, by:

•	offering increased growth potential for stockholders of JDA and QRS and adding recurring revenues for the combined company to the benefit of its stockholders;

•	creating significant opportunities for cost reduction through the integration of the operations of the two software and collaboration services businesses and the elimination of redundant overhead expenses and duplicate sales, marketing and administrative functions leading to improved cost and operating efficiencies;

•	expanding the combined company’s product line to provide a broad portfolio of products, including QRS’ software applications and hosted applications such as QRS Catalogue, and its trading community management products and services such as QRS ExchangeTM, to JDA’s product suite;

•	allowing the combined company to leverage complementary products, channels, partners, technology, logistics, critical skills, and other business approaches of each company to gain greater market presence and better scale and efficiency in the research and development and product development efforts for the combined company;

•	improving the ability of JDA to make additional sales of its existing products to the customers of QRS, and to make sales of QRS’ services to JDA’s existing base of approximately 4,600 customers;

•	creating a company with an even stronger balance sheet that continues to have no debt; and

•	providing the combined company with additional resources through cost savings to explore emerging and higher profit and growth opportunities.

      Both boards also recognize the risks inherent in the merger, including:

•	the challenges of integrating the two software and services businesses, despite the complementary nature of their products, including the challenges posed by the difference in the software-licensing driven business of JDA, and the services approach of QRS, and the difficulties inherent in moving to a common product platform;

•	the risk that the combined company may not be able to realize, fully or at all, the potential benefits of the combination;

•	the possibility that even if the proposed merger is approved by the stockholders of both companies, it may not be completed;

•	the possibility that potential disruption to existing and prospective business relationships (including relationships with customers and employees) could result from the announcement or completion of the merger;

•	the risk of market confusion and potential delay or loss of orders;

•	the risk of potential management and employee disruption, including the departure of key management, technical and sales personnel of JDA or QRS after the merger;

•	the significant adverse impact to the net income of the combined company that will arise due to the non-cash charges for the amortization of intangibles resulting from the impact of purchase accounting on the merger;

•	the substantial charges to be incurred in connection with the merger, including transaction expenses, the costs of integrating the two businesses, and employee retention and severance costs; and

•	the other risks described under “Risk Factors” beginning on page 15.

      Both boards determined that the potential benefits of the merger outweighed the potential risks.

      Each board also determined that the provisions of the merger agreement and the voting agreements, including the exchange ratio, the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were the product of vigorous arms-length negotiation. Each board concluded that the provisions of the relevant documents reasonably protected the interests of the applicable company’s stockholders and did not present any significant impediments to proceeding with the merger considering all of the circumstances.

      In reaching its separate decision, each board consulted with the applicable company’s senior management and financial and legal advisors, and considered a number of factors, as discussed below. Each board also considered historical information concerning the businesses, operations, financial condition, results of operations, technology, management, competitive positions and prospects of JDA and QRS as stand-alone companies, including results of operations during their most recent fiscal periods. In view of the complexity and wide variety of information and factors, both positive and negative, considered by each board, neither board found it practical to quantify, rate or otherwise assign any relative or specific weights to the factors it considered. In addition, neither board reached any specific conclusion with respect to each of the factors it considered, or any aspect of any particular factor. Instead, each board conducted an overall analysis of the factors it considered. In considering these factors, individual members of each board may have given differing weight to different factors. Each board considered all these factors as a whole and concluded that these factors supported its decision.

JDA’s Reasons for the Merger

      The board of directors of JDA has determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, JDA and its stockholders, that the issuance of shares of JDA common stock under the merger agreement is fair for JDA and its stockholders, has approved the merger and the merger agreement and recommends that the stockholders of JDA vote for the issuance of JDA common stock under the merger agreement.

      JDA’s board of directors believes that over the past few years JDA has successfully moved toward its goal to build an end-to-end software solution to meet the needs of its enterprise retail customer. While JDA’s board of directors expects growth in this business over time, the JDA board of directors also seeks to add new dimensions to the existing JDA business in order to increase the opportunities for new business. The QRS business opens a new channel of business for JDA while leveraging its existing assets, customer base and sales channel in addition to new business opportunities. It has become apparent to JDA’s board of directors that the heavy reliance on quarterly perpetual software licenses to be entered into with retail customers and their suppliers creates some ongoing risk to its stockholders. Accordingly, JDA’s management has considered a number of alternatives to enhance JDA’s solutions, access to markets and revenue. The proposed merger with QRS will enable JDA to offer a solution integrating QRS’ more predictable services oriented business with JDA’s high margin, but less predictable, software licensing model. JDA’s board of directors believes that the merger with QRS positions JDA to expand its market presence and to capitalize on opportunities in the retail and other demand chain sectors by providing QRS’ collaborative services solutions. In addition, JDA views certain business models of QRS, such as its incorporation of more hosted applications and hosting services and subscription-based pricing model in its business, as attractive to the evolution of JDA’s business in the future.

      In reaching its determination to approve the merger, and to recommend that the JDA stockholders vote to approve the issuance of shares of JDA common stock under the terms of the merger agreement, the JDA board of directors identified several potential benefits of the merger for JDA and its stockholders. These potential benefits include the following:

•	creating a leading provider of collaborative software and services solutions to the demand chain sector as a result of the strategic fit between JDA’s software products and QRS’ collaborative services and e-commerce products;

•	providing JDA with access to significant new opportunities as a result of QRS’ customer base in various retail segments, including with new general merchandise and apparel, consumer electronics, and health and beauty customers;

•	enabling JDA to utilize QRS’ more stable recurring revenues, through its hosting services and subscription-fee model, and customer base to enhance the overall performance of the combined company;

•	providing JDA with the advantages of scale associated with becoming the largest solution provider in the retail demand chain market;

•	providing JDA with synergies and cost-saving opportunities (estimated by JDA management to be in the range of $20 to $25 million) as redundant operations are eliminated or streamlined; and

•	strengthening JDA’s balance sheet and cash position as a result of the combination of the two companies.

      JDA’s board of directors also considered the following potentially positive factors, in connection with its review and analysis of the merger. The conclusion reached by the JDA board of directors with respect to each of the factors supported its determination that the merger agreement, the exchange ratio and the transactions contemplated by the merger agreement are fair to, and in the best interests of, JDA and its stockholders:

•	the views of JDA management as to the prospective businesses, competitive position, financial condition, and results of operations of the combined company following the merger and JDA as a stand-alone entity and, in particular, the view that, in light of industry and market conditions, the ability to leverage QRS’ retail and supplier customer base (including a number of leading national retail chains) to increase sales of JDA’s products and services, the other synergies expected to be realized from the merger, and other relevant considerations, the prospective businesses, competitive position, financial condition, and results of operations of the combined company would be better than the prospective business, competitive position, financial condition, and results of operations of JDA as a stand-alone entity;

•	the belief of JDA management that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

•	historical and recent financial data concerning JDA’s and QRS’ respective businesses and financial performance;

•	the impact of the merger on JDA’s customers and employees;

•	the financial presentation of Citigroup to JDA’s board of directors, including its opinion to the JDA board of directors dated June 16, 2004 as to the fairness, from a financial point of view and as of the date of the opinion, to JDA of the exchange ratio provided for in the merger, as described more fully under “The Merger — Opinion of JDA’s Financial Advisor” beginning on page 40; and

•	the fact that, because the exchange ratio is fixed in the merger agreement and will not change in response to increases or decreases in the market price of either company’s stock before closing of the merger, the total number of shares of JDA common stock issued as consideration to QRS stockholders will not be subject to fluctuations in the market value of JDA common stock and QRS common stock.

      JDA’s board of directors also considered a number of risks, uncertainties and potentially negative factors in its deliberations concerning the merger. The risks, uncertainties and potentially negative factors considered by the JDA board of directors included:

•	the risk that the merger might not be completed in a timely manner or at all;

•	the challenges of integrating the management teams, strategies, cultures and organizations of the two companies, especially in light of the physical distance between JDA’s headquarters in Scottsdale, Arizona and QRS’ headquarters in Richmond, California;

•	the diversion of management’s time and attention from JDA’s existing business;

•	the risk of disruption of sales momentum as a result of uncertainties created by the announcement of the merger;

•	the substantial accounting charges to be potentially incurred in connection with the merger, including costs of integrating the businesses and transaction expenses for the combined company arising from the merger;

•	the risk that the merger may not be well received by customers, suppliers or employees of the two companies;

•	the risk that, despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

•	the risk that the potential benefits sought in the merger may not be fully realized, if at all; and

•	other risks described under “Risk Factors” beginning on page 15 of this joint proxy statement/ prospectus.

      JDA’s board of directors concluded that the potential benefits of the merger outweighed these potentially negative factors.

      The foregoing discussion, information and factors considered by the JDA board of directors is not intended to be exhaustive but is believed to include all material factors considered by the JDA board of directors. In view of the wide variety of factors considered by the JDA board of directors, the JDA board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the JDA board of directors did not reach any specific conclusions on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the JDA board of directors may have given different weight to different factors. However, after taking into account all of the factors set forth above, the JDA board of directors agreed that the merger agreement, the merger and the transactions contemplated by the merger agreement were advisable and in the best interest of JDA and its stockholders and that the exchange ratio was fair to JDA and its stockholders and that JDA should proceed with the merger.

Recommendations of JDA’s Board of Directors

      After careful consideration, at a meeting held on June 16, 2004, JDA’s board of directors:

•	determined that the merger is in the best interests of JDA and its stockholders;

•	approved and declared advisable the merger agreement and the other transactions contemplated thereby;

•	approved the merger and the other transactions contemplated by the merger agreement;

•	declared that the share issuance is fair to JDA and its stockholders; and

•	determined to recommend that the stockholders of JDA approve the share issuance.

      The JDA board of directors recommends that stockholders of JDA vote “FOR” the proposal to approve the share issuance and “FOR” the JDA adjournment proposal.

Opinion of JDA’s Financial Advisor

      JDA has retained Citigroup to act as its financial advisor in connection with the proposed merger. In connection with this engagement, JDA requested that Citigroup evaluate the fairness, from a financial point of view, to JDA of the exchange ratio provided for in the merger. On June 16, 2004, at a meeting of the JDA board of directors held to evaluate the proposed merger, Citigroup rendered to the JDA board of directors a written opinion dated June 16, 2004, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to JDA.

      In arriving at its opinion, Citigroup:

•	reviewed a draft dated June 16, 2004 of the merger agreement;

•	held discussions with certain of JDA’s senior officers, directors and other representatives and advisors and senior officers and other representatives and advisors of QRS concerning the businesses, operations and prospects of JDA and QRS;

•	examined publicly available business and financial information relating to JDA and QRS, including publicly available financial forecasts and other information and data relating to JDA;

•	examined other information and data which were provided to or otherwise discussed with Citigroup by the managements of JDA and QRS, including financial forecasts and other information and data relating to QRS prepared by the managements of JDA and QRS and information relating to the potential strategic implications and operational benefits anticipated by the JDA’s management to result from the merger;

•	reviewed the financial terms of the merger reflected in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of JDA common stock and QRS common stock, the historical and projected earnings and other operating data of JDA and QRS, and the capitalization and financial condition of JDA and QRS;

•	considered, to the extent publicly available, the financial terms of other transactions effected which Citigroup considered relevant in evaluating the merger;

•	analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of JDA and QRS; and

•	conducted other analyses and examinations and considered other financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

      In rendering its opinion, Citigroup assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the managements of JDA and QRS that no relevant information had been omitted or remained undisclosed to Citigroup. With respect to publicly available financial forecasts relating to JDA used in Citigroup’s analyses, JDA’s management advised Citigroup that the forecasts were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of JDA. With respect to financial forecasts and other information and data relating to QRS and the potential strategic implications and operational benefits anticipated by JDA’s management to result from the merger, the respective managements of JDA and QRS advised Citigroup as to the forecasts and other information and data provided to or discussed with Citigroup by such management that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of QRS and the potential strategic implications and operational benefits resulting from the merger. Citigroup assumed, with JDA’s consent, that the financial results reflected in the financial forecasts and other information and data would be realized in the amounts and at the times projected. In addition, Citigroup relied, without independent verification, on the assessments of JDA’s management as to the existing and future technology and products of JDA and QRS as well as JDA’s ability to integrate the businesses of JDA and QRS and retain key employees of QRS. Citigroup assumed, with JDA’s consent, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on JDA, QRS or the contemplated benefits of the merger. Citigroup also assumed, with JDA’s consent, that the merger would be treated as a tax-free reorganization for federal income tax purposes. In addition, representatives of JDA advised Citigroup, and Citigroup therefore further assumed, that the final terms of the merger agreement would not vary materially from those reflected in the draft that Citigroup reviewed.

      Citigroup’s opinion relates to the relative values of JDA and QRS. Citigroup did not express any opinion as to what the value of JDA common stock actually will be when issued in the merger or the price at which the JDA common stock will trade at any time. Citigroup did not make, and was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of JDA or QRS, and did not make any physical inspection of the properties or assets of JDA or QRS. Citigroup expressed no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for JDA or the effect of any other transaction in which JDA might engage. Citigroup’s opinion was necessarily based on information available and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup as of the date of its opinion. Although Citigroup evaluated the exchange ratio from a financial point of view, Citigroup was not asked to and did not recommend the specific consideration payable in the merger, which was determined through negotiation between JDA and QRS. Except as described above, JDA imposed no other instructions or limitations on Citigroup with respect to the investigations made or procedures followed by Citigroup in rendering its opinion.

      The full text of Citigroup’s written opinion dated June 16, 2004, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/ prospectus as Annex D and is incorporated into this joint proxy statement/ prospectus by reference. Citigroup’s opinion was provided to the JDA board of directors in connection with its evaluation of the exchange ratio and relates only to the fairness of the exchange ratio from a financial point of view to JDA, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger.

      In preparing its opinion, Citigroup performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citigroup’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citigroup arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In its analyses, Citigroup considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of JDA and QRS. No company, transaction or business used in those analyses as a comparison is identical to JDA, QRS or the proposed merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

      The estimates contained in Citigroup’s analyses and the relative valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates contained in, and the results derived from, Citigroup’s analyses are inherently subject to substantial uncertainty.

      Citigroup’s opinion and analyses were only one of many factors considered by the JDA board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the JDA board of directors or management with respect to the proposed merger or the exchange ratio provided for in the merger agreement.

      The following is a summary of the material financial analyses performed by Citigroup in connection with the rendering of its opinion to the JDA board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses.

Selected Companies Analysis

      Using publicly available information, Citigroup reviewed the market values and trading multiples of JDA, QRS and the following 14 selected publicly held companies in the retail supply chain management and enterprise resource planning (or SCM/ERP) and other small cap business applications software industry and the e-commerce/collaborative trading solutions industry:

Retail SCM/ERP and Other Small Cap	E-Commerce/Collaborative Trading
Business Applications Software Companies	Solutions Companies

• BroadVision, Inc. • KANA Software, Inc. • Manugistics Group, Inc. • MAPICS, Inc. • Onyx Software Corporation • QAD Inc. • Radiant Systems, Inc. • Retalix Ltd. • Retek Inc.	• Agile Software Corporation • Ariba, Inc. • Logility, Inc. • Neoforma, Inc. • Vastera, Inc.

      All multiples were based on closing stock prices on June 15, 2004. Estimated financial data for the selected companies were based on First Call consensus estimates and publicly available research analysts’ estimates as well as, in the case of projected EBITDA data, estimated depreciation levels based on historical results. Estimated financial data for JDA and QRS were based on, in the case of JDA, a range of publicly available research analysts’ estimates and, in the case of QRS, internal estimates of the management of QRS. Citigroup compared firm values, calculated as equity value plus straight debt, minority interest, straight preferred stock and all out-of-the-money convertibles, less investments in unconsolidated affiliates and unrestricted cash, as multiples of latest 12 months and calendar year 2004 estimated revenue and estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Citigroup also reviewed equity values per share as a multiple of latest 12 months and calendar year 2004 estimated earnings per share, commonly referred to as EPS. Citigroup then applied a range of selected firm value multiples derived from the selected companies of latest 12 months and calendar year 2004 estimated revenue and EBITDA to corresponding financial data of JDA and QRS, and applied a range of selected equity value per share multiples derived from the selected companies of calendar year 2004 estimated EPS to corresponding financial data of JDA, and latest 12 months EPS to corresponding financial data of QRS. This analysis resulted in selected equity reference ranges of approximately $11.00 to $14.00 per share for JDA and approximately $5.00 to $7.50 per share for QRS. Citigroup noted that the per share equity reference range derived for QRS did not reflect a control premium, or potential synergies anticipated by JDA’s management to result from the merger. These equity reference ranges were then used to calculate the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange
Ratio Reference Range	Merger Exchange Ratio

0.357x - 0.682x	0.500x

Selected Precedent Transactions Analysis

      Using publicly available information, Citigroup reviewed the transaction value multiples paid or proposed to be paid in the following 39 selected transactions in the business-to-business/e-commerce platform industry and the small cap business applications and integration software industry:

Business-to-Business/E-Commerce Platform Industry

Acquiror	Target

• SBC Communications Inc.	• TR2 Consulting Enterprises Inc.
• Lightbridge, Inc.	• Authorize.Net Corporation
• Ariba, Inc.	• FreeMarkets, Inc.
• SSA Global Technologies, Inc.	• EXE Technologies, Inc.
• Inovis, Inc.	• IPNet Solutions Inc.
• Travel Transaction Processing Corporation	• Worldspan, L.P.
• Francisco Partners LP	• Global eXchange Services, Inc.
• Cendant Corporation	• Galileo International, Inc.
• Peregrine Systems, Inc.	• Extricity, Inc.
• SBC Communications Inc.	• Sterling Commerce, Inc.

Small Cap Business Applications and Integration Software Industry

Acquiror	Target

• Fidelity National Financial, Inc.	• Sanchez Computer Associates, Inc.
• Vignette Corporation	• Tower Technology Pty Limited
• Stellent, Inc.	• Optika Inc.
• The Sage Group plc	• ACCPAC International, Inc.
• chinadotcom corporation	• Pivotal Corporation
• Epicor Software Corporation	• Scala Business Solutions N.V.
• Melita International Ltd.	• Concerto Software, Inc.
• Vignette Corporation	• Intraspect Software, Inc.
• Ascential Software Corporation	• Mercator Software, Inc.
• The Sage Group plc	• Softline Limited
• The Sage Group plc	• Timberline Software Corporation
• Intuit Inc.	• Eclipse, Inc.
• SSA Global Technologies, Inc.	• Baan (a division of Invensys, PLC)
• SunGard Data Systems Inc.	• Caminus Corporation
• MAPICS, Inc.	• Frontstep, Inc.
• Thoma Cressey Equity Partners Inc. and LLR Partners Inc.	• Prophet 21, Inc.
• Vignette Corporation	• Epicentric, Inc.
• SSA Global Technologies, Inc.	• Infinium Software, Inc.
• Manhattan Associates, Inc.	• Logistics.com, Inc.
• Microsoft Corporation	• Vicinity Corporation
• Geac Computer Corporation Limited	• Extensity, Inc.
• Intuit Inc.	• Blue Ocean Software, Inc.
• Investor Group	• Deltek Systems, Inc.
• TIBCO Software Inc.	• Talarian Corporation
• International Business Machines Corporation	• Crossworlds Software, Inc.
• JDA	• E3 Corporation
• J.D. Edwards & Company	• Youcentric, Inc.
• The Sage Group plc	• Interact Commerce Corporation
• Great Plains Software, Inc.	• Solomon Software, Inc.

      All multiples for the selected transactions were based on company filings, press releases, research analysts’ estimates, trade and industry publications and other public sources. Estimated financial data for QRS were based on internal estimates of the management of QRS. Citigroup compared firm values as multiples of latest 12 months and one-year forward estimated revenue, EBITDA and EBITDA less capitalized product and service development, referred to as adjusted EBITDA. Citigroup also reviewed equity values per share as a multiple of latest 12 months EPS. Citigroup then applied a range of selected firm value multiples of latest 12 months and one-year forward revenue, EBITDA and adjusted EBITDA, and applied a range of selected equity value multiples of latest 12 months EPS, derived from the selected transactions to corresponding financial data of QRS, which resulted in a selected equity reference range for QRS of approximately $6.00 to $8.00 per share. This equity reference range for QRS and the selected equity reference range for JDA of approximately $11.00 to $14.00 per share derived from the “Selected Companies Analysis” described above were then used to calculate the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange
Ratio Reference Range	Merger Exchange Ratio

0.429x - 0.727x	0.500x

Premiums Paid Analysis

      Citigroup reviewed the premiums paid in the “Selected Precedent Transactions Analysis” described above, as well as a broader selected precedent universe comprised of 56 U.S.-based transactions in the technology industry with equity values of $50 million to $200 million, announced since 2002 relative to the ratio of the closing stock prices for the acquirors and targets in such transactions one trading day and over the 10-day and 30-day periods prior to public announcement of the transactions. Citigroup then applied a range of selected premiums derived from these transactions to the average ratios of the closing prices of QRS common stock to the closing prices of JDA common stock over the 10-day and 30-day periods ended June 15, 2004. This analysis resulted in the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange
Ratio Reference Range	Merger Exchange Ratio

0.534x - 0.611x	0.500x

Contribution Analysis

      Citigroup compared the relative contributions of JDA and QRS to the combined company’s latest 12 months and calendar year 2004 estimated revenue, EBITDA, adjusted EBITDA and net income before merger-related adjustments and, in the case of revenue, EBITDA and adjusted EBITDA metrics, after adjustment for net cash balances. Estimated financial data for JDA and QRS were based on, in the case of JDA, a range of publicly available research analysts’ estimates and, in the case of QRS, internal estimates of the management of QRS. Citigroup then calculated an implied exchange ratio reference range based on selected percentage contributions of JDA and QRS to these operational metrics. This analysis resulted in the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange
Ratio Reference Range	Merger Exchange Ratio

0.500x - 0.750x	0.500x

Capitalized Value of QRS 2005 Cash Flow As Acquired

      Citigroup calculated the estimated present value of the capitalized unlevered, after-tax free cash flow that QRS could generate in fiscal year 2005 on an “as acquired” basis after giving effect to potential synergies and merger-related expenses and restructuring costs estimated by JDA’s management after consultation with QRS management. Estimated financial data were based on internal estimates for QRS prepared by JDA’s management. Citigroup calculated a range of estimated terminal values for QRS by applying a range of perpetuity growth rates of (2.0)% to 2.0% to the estimated ongoing cash flow from QRS. The present value of the cash flow and terminal values were calculated using discount rates ranging from 11.0% to 15.0%. This analysis indicated an implied equity reference range for QRS of approximately $7.00 to $12.00 per share. This equity reference range and the selected equity reference range for JDA of approximately $11.00 to $14.00 per share derived from the “Selected Companies Analysis” described above were then used to calculate the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange
Ratio Reference Range	Merger Exchange Ratio

0.500x - 1.091x	0.500x

Other Factors

      In rendering its opinion, Citigroup also reviewed and considered other factors, including:

•	the historical price performance and trading characteristics of JDA common stock and QRS common stock and the relationship between movements in JDA common stock, movements in QRS common stock and movements in the Nasdaq Composite Index for the 12-month period ended June 15, 2004;

•	the ratio of the closing price of QRS common stock to the closing price of JDA common stock on June 15, 2004 and the average of this ratio calculated over various periods ended June 15, 2004;

•	QRS’ potential EPS contribution to the combined company for calendar year 2005 based on internal estimates of the management of QRS and after giving effect to potential synergies and expenses and restructuring costs anticipated by JDA’s management to result from the merger, and the implied level of calendar year 2005 estimated EPS for JDA on a standalone basis which would result in earnings neutrality, or breakeven EPS; and

•	a comparison of JDA’s calendar year 2005 estimated EPS on a standalone basis utilizing a range of EPS and long-term EPS growth rate estimates for JDA for calendar years 2004 and 2005 as projected by various equity research analysts, relative to JDA’s calendar year 2005 estimated EPS after giving effect to the merger based on such range of equity research analysts’ EPS estimates for JDA, the potential calendar year 2005 EPS contribution of QRS to the combined company based on internal estimates of QRS’ management and the potential synergies and expenses and restructuring costs anticipated by JDA’s management to result from the merger.

Miscellaneous

      Under the terms of its engagement, JDA has agreed to pay Citigroup customary fees for its financial advisory services in connection with the merger. JDA also has agreed to reimburse Citigroup for reasonable travel and other expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

      In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of JDA and QRS for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with JDA, QRS and their respective affiliates.

      JDA selected Citigroup as its exclusive financial advisor based on Citigroup’s reputation, experience and familiarity with JDA and its business. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

QRS’ Reasons for the Merger

      QRS’ board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, that it is in the best interests of QRS and its stockholders that QRS enter into the merger agreement and consummate the merger, and that the merger agreement is fair to QRS and its stockholders.

      QRS’ board of directors identified several potential benefits for QRS’ stockholders and customers that it believes could result from a merger with JDA. These potential benefits include:

•	the ability to expand its marketing efforts to important retail customers by being able to add a more robust suite of software products to its product line without the lengthy and expensive research and development lead times ordinarily associated with this type of endeavor;

•	enabling the combined company to offer complementary product lines, including, in particular, the addition of JDA’s merchandise management, customer relationship management, and revenue management solutions to QRS’ existing products, which presents the opportunity to increase the breadth of products offered;

•	enabling the combined company to take advantage of certain cost synergies, with the expectation of reducing selling, marketing and general administrative expenses as a percentage of revenues;

•	creating scale economies for QRS in the product development and research and development functions, allowing for more efficient and successful development and introduction of new products than what QRS could accomplish on its own;

•	providing QRS access to market its suite of products of JDA’s base of approximately 4,600 customers, who are largely complementary to QRS’ customer base;

•	gaining access to an established and experienced enterprise applications sales force in addition to its own sales force; and

•	potentially gaining greater access to capital than QRS could obtain on its own.

      The QRS board of directors consulted with QRS’ management and legal and financial advisors in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. Before making its determination, QRS’ board of directors reviewed and considered a number of important factors, including:

•	historical information concerning JDA’s and QRS’ respective businesses, financial performance and condition, operations, technology, management and competitive position;

•	the availability, strategic viability and economic terms of possible alternatives to the transaction with JDA, including continuing as an independent entity and entering into strategic financing or business arrangements with other industry participants;

•	QRS management’s view as to the financial condition, results of operations and businesses of JDA and QRS before and after giving effect to the merger based on management due diligence and publicly available earnings estimates and, in particular, market and industry conditions, the potential synergy and compatibility between QRS and JDA, the cash position of JDA and the ability to leverage the JDA sales network to increase sales of QRS’ products, the long-term financial condition, results of operations, prospects and competitive position of the combined company;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

•	the premiums paid in comparable transactions and the terms of other recent merger agreements involving other relevant companies;

•	the fact that QRS stockholders would receive shares of JDA in a tax free exchange at a premium over the prevailing market price for QRS common stock prior to the announcement of the merger. Based upon the closing price of JDA common stock on June 16, 2004, of $12.25, the transaction implied a $6.125 share price for QRS, representing a premium of approximately 2.25% over QRS’ closing price on June 16, 2004 of $5.99 and a premium of approximately 10.96% over QRS’ average share price of $5.52 for the 30 calendar days ending June 16, 2004;

•	the fact that under the merger agreement, the QRS board of directors has the right to withdraw or modify its recommendation in favor of the merger agreement if, prior to obtaining the requisite stockholder approval, QRS receives a takeover proposal and the QRS board of directors determines that the takeover proposal constitutes or is reasonably likely to lead to a superior proposal, or that the failure to take these actions would be inconsistent with the fiduciary duties of QRS’ board of directors, and the ability of QRS to terminate the merger agreement if the QRS board of directors has authorized QRS to enter into a superior proposal;

•	the analyses prepared by Wachovia Securities presented to the QRS board of directors, and the oral opinion of Wachovia Securities, subsequently confirmed in writing, that as of June 17, 2004, and based upon and subject to certain assumptions made, matters considered and limitations set forth in Wachovia Securities’ opinion (the full text of which is attached as Annex E to this joint proxy statement/ prospectus), the merger consideration to be received by holders of shares of QRS common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, as described more fully under “The Merger — Opinion of QRS’ Financial Advisor” beginning on page 49;

•	the impact of the merger on QRS’ customers and employees; and

•	reports from management, legal advisors and financial advisors as to the results of their due diligence investigations of JDA.

      QRS’ board of directors also considered a number of potentially negative factors in its deliberations concerning the merger. The potentially negative factors considered by QRS’ board of directors included:

•	the risk that, because the exchange ratio will not be adjusted for changes in the market price of either JDA common stock or QRS common stock, the per share value of the consideration to be received by QRS stockholders might be less than the price per share implied by the exchange ratio immediately before the announcement of the merger due to fluctuations in the market value of JDA common stock and QRS common stock;

•	the price changes that JDA common stock has experienced in the past;

•	the risk that the merger might not be completed in a timely manner or at all;

•	the negative impact of any customer or supplier confusion after announcement of the proposed merger;

•	the fact that under the merger agreement, before the closing of the merger, QRS is required to obtain JDA’s consent before it can take a variety of actions;

•	the challenges relating to the integration of the two companies;

•	the loss of control over the future operations of QRS following the merger;

•	the possibility of management and employee disruption associated with the potential merger and integrating the operations of the companies, and the risk that, despite the efforts of the combined company, key management, marketing, technical and administrative personnel of QRS might not continue with the combined company;

•	certain terms of the merger agreement and related agreements that prohibit QRS and its representatives from soliciting third party bids or from entering into discussions regarding, accepting, approving or recommending unsolicited third party bids except in very limited circumstances, which terms reduce the likelihood that a third party would make a bid for QRS;

•	the termination fee payable by QRS in certain circumstances;

•	the risks relating to JDA’s business and how they would affect the operations of the combined company;

•	the possibility that the parties may not be able to obtain all of the approvals necessary to consummate the merger;

•	the risk that the benefits sought in the merger might not be achieved; and

•	the other risks described above under “Risk Factors” starting on page 15.

      After considering the risks, QRS’ board of directors concluded that the potential benefits of the merger outweighed these risks.

      The foregoing discussion, information and factors considered by QRS’ board of directors is not intended to be exhaustive but is believed to include all material factors considered by QRS’ board of directors. In view of the wide variety of factors considered by QRS’ board of directors, as well as the complexity of these matters, QRS’ board of directors did not find it practical to quantify or otherwise assign relative weight to the specific factors considered. In addition, QRS’ board of directors did not reach any specific conclusions on each factor considered, or any aspect of any particular factor, and individual members of the QRS board of directors may have given different weights to different factors. In making its determinations and recommendations, the QRS board of directors as a whole viewed its determinations and recommendations based on the totality of the information presented to and considered by it. However, after taking into account all of the factors set forth above, QRS’ board of directors unanimously agreed that the merger agreement and the merger were fair to, and in the best interests of QRS and its stockholders and that QRS should proceed with the merger.

Recommendations of QRS’ Board of Directors

      After careful consideration, at a meeting held on June 16, 2004, QRS’ board of directors:

•	determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable;

•	determined that it is advisable and in the best interests of QRS and its stockholders that QRS enter into the merger agreement and consummate the merger;

•	determined that the merger agreement is fair to QRS and its stockholders;

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

•	determined to recommend that the stockholders of QRS adopt the merger agreement.

      The QRS board of directors recommends that stockholders of QRS vote “FOR” adoption of the merger agreement and approval of the merger and “FOR” the QRS adjournment proposal.

      In considering the recommendation of the QRS board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of QRS have interests in the merger that are different from, or are in addition to, the interests of QRS stockholders. Please see the section entitled “The Merger — Interests of QRS Directors and Executive Officers in the Merger” beginning on page 55.

Opinion of QRS’ Financial Advisor

      QRS’ board of directors retained Wachovia Securities to act as its exclusive financial advisor in connection with the transactions contemplated by the merger agreement. QRS’ board of directors selected Wachovia Securities to act as its exclusive financial advisor based on Wachovia Securities’ qualifications, expertise and reputation. Wachovia Securities rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of QRS that, as of the date of the written fairness opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the merger consideration to be received by holders of shares of QRS common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

      The full text of the written opinion of Wachovia Securities, dated June 17, 2004, which sets forth the assumptions made, matters considered and limitations on the opinion and on the review undertaken in connection with the opinion, is attached as Annex E to, and is incorporated by reference in, this joint proxy statement/ prospectus. The opinion of Wachovia Securities does not constitute a recommendation as to how any holder of shares of QRS common stock should vote in connection with the merger agreement or any other matter related thereto. You should carefully read the opinion in its entirety.

      In arriving at its opinion, Wachovia Securities, among other things:

•	reviewed the merger agreement, including the financial terms of the merger agreement;

•	reviewed Annual Reports on Form 10-K of QRS for the two fiscal years ended December 31, 2003; Annual Reports on Form 10-K of JDA for the two fiscal years ended December 31, 2003; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of QRS and JDA; certain business, financial and other information regarding QRS and JDA that was publicly available or furnished to Wachovia Securities by QRS’ or JDA’s management; certain internal financial forecasts regarding QRS furnished to Wachovia Securities by QRS’ management (the “QRS Forecasts”); certain financial forecasts regarding JDA furnished to Wachovia Securities by QRS’ management, including the “Low” and the “High” case scenarios (the “JDA Forecasts”); research analysts’ estimates for JDA published by Thomson Financial’s Firstcall System (the “Firstcall JDA Forecasts”); and cost savings and other synergies that are expected to result from the merger furnished to Wachovia Securities by QRS’ and JDA’s managements (the “Synergies”);

•	held discussions with the respective managements of QRS and JDA concerning the businesses, past and current operations, financial condition and future prospects of both QRS and JDA, independently and combined, including discussions with the managements of QRS concerning the QRS Forecasts, the JDA Forecasts, the Firstcall JDA Forecasts and the risks and uncertainties of QRS continuing to pursue an independent strategy, and discussions with the managements of QRS and JDA regarding the Synergies and their views regarding the strategic rationale for the merger;

•	participated in discussions and negotiations among representatives of QRS and JDA and their respective financial and legal advisors;

•	prepared an analysis of the discounted cash flows of QRS common stock;

•	compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed relevant;

•	reviewed the stock price and trading history of QRS common stock and JDA common stock;

•	prepared an analysis of the relative contributions of QRS and JDA to the combined company;

•	reviewed the potential pro forma financial impact of the merger on JDA; and

•	considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that Wachovia Securities deemed relevant.

      In connection with its review, Wachovia Securities has relied upon the accuracy and completeness of the foregoing financial and other information, and Wachovia Securities has not assumed any responsibility for any independent verification of such information. In that regard, Wachovia Securities has assumed that the QRS Forecasts and the JDA Forecasts each have been reasonably prepared and reflect the best current estimates and judgments of QRS’ management as to the future financial performance of QRS and JDA, respectively, that the Synergies have been reasonably prepared and reflect the best current estimates and judgments of QRS’ and JDA’s managements concerning cost savings and other synergies that are expected to result from the merger, and that the Synergies will be realized in the amounts and time periods contemplated thereby. Wachovia Securities did not receive JDA’s internal forecasts in connection with this opinion. Accordingly, based on Wachovia Securities’ discussions with QRS’ management and with the consent of QRS’ management, Wachovia Securities has calculated the mathematical average of the Revenues and non-GAAP EPS, respectively, inherent in the “Low” and “High” case scenarios included in the JDA Forecasts (the “Average of the JDA Forecasts”), and has assumed that the Average of the JDA Forecasts is a reasonable basis upon which to evaluate the future financial performance of JDA. In that regard, with QRS’ management’s consent, Wachovia Securities’ review with respect to such estimates was limited to discussions with QRS’ management. Wachovia Securities discussed the QRS Forecasts, the JDA Forecasts, the Average of the JDA Forecasts, and the Firstcall JDA Forecasts with QRS’ management, and the Synergies with QRS’ and JDA’s managements, but Wachovia Securities assumes no responsibility for and expresses no view as to the QRS Forecasts, the JDA Forecasts, the Average of the JDA Forecasts, the Firstcall JDA Forecasts or the Synergies, or the assumptions upon which they are based. In arriving at its opinion, Wachovia Securities has conducted no physical inspections of the properties or facilities of QRS or JDA, and has not made any comprehensive evaluations or appraisals of the assets or liabilities of QRS or JDA, nor have any such valuations or appraisals been provided to Wachovia Securities. Without limiting the generality of the foregoing, Wachovia Securities has undertaken no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which QRS or JDA or any of their respective affiliates are a party or may be subject, and Wachovia Securities’ opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

      In rendering its opinion, Wachovia Securities has assumed that the merger contemplated by the merger agreement will be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, including the declaration of effectiveness of JDA’s registration statement on Form S-4 filed in connection with the merger, no restrictions will be imposed or delay will be suffered that will have an adverse effect on the merger, the other actions contemplated by the merger agreement, QRS or JDA, in any respect material to Wachovia Securities’ opinion.

      Wachovia Securities’ opinion is necessarily based on economic, market, financial and other conditions and the information made available to Wachovia Securities as of the date thereof. Although subsequent developments may affect its opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm its opinion. Wachovia Securities’ opinion does not address the relative merits of the merger or other actions contemplated by the merger agreement compared with other transactions or business strategies that may have been considered by QRS’ management and/or QRS’ board of directors or any committee thereof, including alternative proposals from third parties that for a variety of business, financial, legal and regulatory reasons were not pursued to completion. In addition, Wachovia Securities did not express any opinion as to the prices at which shares of QRS common stock or JDA common stock will trade at any time.

      The summary set forth below does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material elements of the presentation that Wachovia Securities made to QRS’ board of directors on June 16, 2004, in connection with Wachovia Securities’ fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Wachovia Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. The analyses described below must be considered as a whole, and considering portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Wachovia Securities’ analyses and opinion.

      Discounted Cash Flow Analysis. Wachovia Securities performed a discounted cash flow analysis on QRS using QRS’ management projections as per the QRS management plan as of June 14, 2004. Wachovia Securities calculated implied present values of free cash flows for QRS as of June 15, 2004 for the years 2004 through 2011 using discount rates ranging from 10% to 14%. Wachovia Securities then calculated implied terminal value indications in the year 2011 based on multiples ranging from 3.0x EBITDA to 7.0x EBITDA. These implied terminal value indications were then discounted to implied present values using discount rates ranging from 10% to 14%. Wachovia Securities estimated a range of per share values for QRS based on the implied present values of free cash flows for QRS and the implied present values of terminal value indications in 2011 for QRS, and adjusted for QRS’ net cash balance as of March 31, 2004. The per share calculations for QRS were based on common stock and common stock equivalents provided by QRS’ management on June 14, 2004. The discount rate was based on an analysis of QRS’ cost of capital. The following table presents the results of this analysis:

Implied Per Share Value

QRS	$3.31-$4.54

      Selected Publicly Traded Software M&A Transactions Analysis. For references purposes, using publicly available information and analysis prepared by Wachovia Securities, Wachovia Securities examined selected transactions involving publicly traded software companies announced from January 1, 2002 to June 15, 2004. The selected transactions were:

Acquiror	Target

• Pitney Bowes	• Group 1 Software
• Ariba	• FreeMarkets
• Melita International	• Concerto Software
• Chinadotcom	• Ross Systems
• The Sage Group	• Timberline Software
• ScanSoft	• SpeechWorks
• MAPICS	• Frontstep
• SSA Global Technologies	• Infinium Software
• Golden Gate Capital Partners, LP	• Harbinger business unit of Peregrine Systems (renamed Inovis)
• Francisco Partners, LP	• General Electric Information Services (renamed Global eXchange Services Inc.)
• divine, Inc.	• Delano Technology
• Investor Group	• Deltek Systems
• Global eXchange Services, Inc.	• HAHT Commerce, Inc.

      Wachovia Securities calculated for each of the selected transactions the transaction value (defined as target equity market capitalization (including premium) at consummation of transaction plus debt minus cash) to latest twelve months (“LTM”) revenue multiple and the transaction value to LTM EBITDA multiple.

      The following table presents the results of this analysis:

Median Selected
Multiple	QRS	Transactions

Transaction value to LTM revenue	0.54x	1.35x
Transaction value to LTM EBITDA	3.8x	7.7x

      Selected Comparable EDI Services M&A Transactions Analysis. Given the significant representation of EDI services and products in QRS’ revenue base, Wachovia Securities also examined selected recent transactions involving electronic data interchange companies. Using (i) publicly available information, (ii) information provided by QRS’ management to Wachovia Securities and (iii) analyses prepared by Wachovia Securities, Wachovia Securities examined selected recent electronic data interchange transactions announced from January 1, 2002 to June 15, 2004. The selected transactions were:

Acquiror	Target

• Golden Gate Capital Partners, LP	• Harbinger business unit of Peregrine Systems (renamed Inovis)
• Francisco Partners, LP	• Global eXchange Services Inc.
• Global eXchange Services Inc.	• HAHT Commerce, Inc.

      Wachovia Securities calculated for each of the selected transactions the transaction value to LTM revenue multiple and the transaction value to LTM EBITDA.

      The following table presents the results of this analysis:

Median Selected
Multiple	QRS	Transactions

Transaction value to LTM revenue	0.54x	0.8x
Transaction value to LTM EBITDA	3.8x	3.0x

      Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between QRS’ businesses, operations and prospects and those of the comparable acquired companies, Wachovia Securities believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Wachovia Securities also made qualitative judgments concerning differences between the characteristics of these transactions and the proposed mergers that could affect QRS’ acquisition values and those of such acquired companies.

      Premiums Paid Analysis. Based on publicly available information, Wachovia Securities compared the implied premium to be paid pursuant to the merger agreement, based on an implied value per share of QRS common stock of $6.18 as of June 15, 2004, to the median premiums paid in comparable all stock transactions for 95 publicly traded U.S. companies, with transaction values below $500 million since January 1, 2002, as of one day, one week, one month, three months and six months prior to the announcement date of each transaction. The closing price per share of QRS common stock increased 11.5% between June 14, 2004 and June 16, 2004.

      The following table presents the results of this analysis:

		Selected 95 All-Stock
		U.S. Transactions
Premium As Of	QRS	Median

One day prior to announcement	7.6%	23.2%
One week prior to announcement	10.5%	26.4%
One month prior to announcement	12.3%	27.1%
Three months prior to announcement	-3.8%	29.8%
Six months prior to announcement	-27.3%	40.6%

      No company utilized in the premiums paid analysis is identical to QRS, nor is any transaction identical to the merger. Therefore, a purely quantitative premiums paid analysis would not be dispositive in the context of the merger and an appropriate use of such analysis involves qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the value of the selected companies and QRS.

      Two Year Exchange Ratio Analysis. Wachovia Securities computed the exchange ratios of QRS and JDA stock prices for various periods and dates during the period from June 14, 2002 to June 15, 2004. Wachovia Securities’ analysis indicated that the average exchange ratio over the entire period was 0.521x, the average exchange ratio during the last twelve months of the period was 0.492x, and on June 15, 2004, the exchange ratio was 0.465x. The exchange ratio for June 15, 2004 was based on closing share prices of $12.35 and $5.74 for JDA and QRS, respectively. The following table presents the results of this analysis:

Exchange Ratio of QRS and JDA

As of June 15, 2004	0.465x
Three Month Average	0.412x
Six Month Average	0.471x
One Year Average	0.492x
Two Years Average	0.521x
June 14, 2002-June 15, 2004 High	1.161x
June 14, 2002-June 15, 2004 Low	0.213x

      Contribution Analysis. Wachovia Securities reviewed QRS’ and JDA’s financial contribution to the combined company on an actual basis for the fiscal year 2003 and on a projected basis for the fiscal years 2004 and 2005. Wachovia Securities calculated (i) implied exchange ratios of shares of QRS common stock to shares of JDA common stock and (ii) implied values per share of QRS common stock, based on the JDA Forecasts and the QRS Forecasts provided by QRS’ management and the Synergies provided by the managements of QRS and JDA with respect to the relative contributions to revenues and operating profits of the combined company by QRS and JDA, respectively, and based on publicly available information.

      The following table presents the results of this analysis:

Implied QRS to JDA
Exchange Ratio
(implied as of
Operating Statistic	June 15, 2004)

Operating Profit
FY 2004P
“High” Case Scenario	0.419x
“Low” Case Scenario	0.553x
FY 2005P
“High” Case Scenario — with Synergies	0.435x
“High” Case Scenario — without Synergies	0.267x
“Low” Case Scenario — with Synergies	0.667x
“Low” Case Scenario — without Synergies	0.437x
Proposed Transaction	0.500x

      Pro Forma Financial Impact. Wachovia Securities analyzed the pro forma financial impact of the merger on the combined company’s earnings per share. This analysis was based on the projected financial performance of each of QRS and JDA for 2004 and 2005 based on the JDA Forecasts and the QRS Forecasts provided by QRS’ management to Wachovia Securities. This analysis assumed, among other things, performance (i) without synergies and (ii) with assumed Synergies for the fiscal years 2004 and 2005. This analysis also assumed (i) total transaction expenses of $8.0 million and (ii) a closing date of September 30, 2004, and was based on the JDA fiscal year end of December 31. Based on the foregoing, Wachovia Securities determined that the merger (i) without synergies, would be approximately $0.01 dilutive to the combined company’s pro forma projected earnings per share in both the “High” Case and “Low” Case scenarios for the fiscal year 2004, and $0.11 and $0.04 dilutive to the combined company’s pro forma projected earnings per share in the “High” Case and “Low” Case scenarios, respectively, for the fiscal year 2005 and (ii) with assumed Synergies, would be approximately $0.01 dilutive to the combined company’s pro forma projected earnings per share in both the “High” Case and “Low” Case scenarios for the fiscal year 2004 and approximately $0.19 and $0.24 accretive to the combined company’s pro forma projected earnings per share in the “High” Case and “Low” Case scenarios, respectively, for the fiscal year 2005.

      In performing its analyses, Wachovia Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond QRS’ control. No company, transaction or business used in the analyses described above is identical to QRS or the proposed merger. Any estimates contained in Wachovia Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, to the holders of shares of QRS common stock, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, of the merger consideration to be received by such holders pursuant to the terms of the merger agreement and were conducted in connection with the delivery by Wachovia Securities of its oral opinion, which was subsequently confirmed in writing, dated June 17, 2004, to the QRS board of directors. Wachovia Securities’ analyses do not purport to be appraisals or to reflect the prices at which QRS common stock might actually trade. The consideration to be paid to holders of shares of QRS common stock in the merger agreement was determined through negotiations between QRS, JDA, members of their respective senior management teams and their respective advisors, and was unanimously approved by the QRS board of directors. Wachovia Securities did not recommend any specific consideration to the QRS board or that any given consideration constituted the only appropriate consideration for the merger.

      Wachovia Securities’ opinion was one of the many factors taken into consideration by the QRS board of directors in making its determination to approve the merger. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the opinion of the QRS board of directors with respect to the value of QRS common stock or of whether the board would have been willing to agree to a different form of consideration.

      Wachovia Securities, a trade name of Wachovia Capital Markets, LLC, is a nationally recognized investment banking and advisory firm and a subsidiary and affiliate of Wachovia Corporation. Wachovia Securities, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) may maintain relationships with QRS or JDA, or any of their principals or affiliates, in the future. Additionally, in the ordinary course of its business, Wachovia Securities may trade in debt and equity securities of QRS and JDA (or related derivative securities) for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

      Pursuant to a letter agreement, Wachovia Securities has been engaged to render certain financial advisory services to the QRS board of directors in connection with the transactions contemplated by the merger agreement. Pursuant to the terms of the letter agreement, Wachovia Securities will receive a customary fee for such services, the principal portion of which is payable upon consummation of the merger. QRS has also agreed to reimburse Wachovia Securities for its expenses incurred in performing its services and to indemnify Wachovia Securities and certain related parties against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Wachovia Securities’ engagement and any related transactions.

Interests of QRS Directors and Executive Officers in the Merger

      Certain executive officers of QRS and certain members of QRS’ board of directors may be deemed to have interests in the merger that are different from or in addition to the interests of QRS stockholders generally. QRS’ board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. Described below are the interests of executive officers of QRS’ management and certain members of QRS’ board of directors.

Offer Letters to Executive Officers

      Mr. Rike and Mr. Rowley, executive officers with QRS, have each executed offer letters with JDA, which are contingent on the closing of the merger and which provide that QRS will pay $480,000 to Mr. Rowley and $500,000 to Mr. Rike immediately prior to the closing of the merger. These payments equal the amounts that each of them would have been entitled to receive under their current employment agreements with QRS had they been terminated in connection with the merger or in the event they had resigned for good reason in connection with the merger in exchange for their release of QRS from its obligations under the employment agreement. In addition, the offer letters provide for employment positions for each of Messrs. Rike and Rowley with JDA, standard JDA employee benefits, eligibility for equity compensation and other terms and conditions related to their employment with JDA after the merger occurs.

Change of Control Agreements

      Ms. Fetter and Mr. Cooper are executive officers of QRS who will not be employed by the combined company after the merger. As a result, under their existing employment agreements with QRS, they will be entitled to receive certain benefits in connection with the merger, including:

•	severance payment equal to $1,575,000 for Ms. Fetter, and $412,500 for Mr. Cooper, payable in installments over a six or nine month period, respectively, with the first payment being payable within 10 days of such executive’s termination, plus a pro-rata bonus payment for 2004, payable at the time of the executive’s termination, estimated to be $253,125 for Ms. Fetter and $103,125 for Mr. Cooper assuming a termination date of September 30, 2004;

•	full acceleration of vesting of all unvested stock options and share right awards immediately prior to the merger, as described more fully below; and

•	Payment of Ms. Fetter and Mr. Cooper’s COBRA payments at JDA’s expense for 18 and 12 months, respectively, following their termination of employment.

      In the event that payments or benefits to Ms. Fetter or Mr. Cooper under their agreements would result in either of them having to pay an excise tax on any excess parachute payment under the Code, QRS would be required to make an additional payment that, on an after-tax basis, would equal the excise tax owed.

Accelerated Vesting of Stock Options and Accelerated Restricted Share Rights Awards

      QRS’ stock option plans provide that, in the event of a change of control, including the consummation of the merger, all stock options granted thereunder will become fully vested and immediately exercisable, unless assumed by the acquiring company in the merger. JDA will not assume any of the outstanding QRS stock options, and, accordingly, the outstanding QRS stock options will fully vest and then terminate if they are not exercised prior to the merger. Shares of QRS common stock received pursuant to the exercise of QRS stock options, prior to the effectiveness of the merger will be converted into the right to receive JDA common stock by applying the exchange ratio,. In addition, QRS has granted restricted share rights to certain of its directors and executive officers. These outstanding restricted share rights entitle the holders to receive shares of QRS common stock reserved under QRS’ 1993 Stock Option/ Stock Issuance Plan, as amended, upon the completion of service-based vesting requirements. These outstanding restricted share rights will vest and shares of QRS common stock shall be issued to the holders immediately prior to the merger, which will be converted into the right to receive shares of JDA common stock by applying the exchange ratio.

      The following stock option table identifies, for the executive officers and directors of QRS as of July 20, 2004, the aggregate number of vested and unvested shares subject to outstanding QRS stock options that contain the acceleration of vesting benefits described above and the weighted-average exercise price of such outstanding stock options.

Number of QRS Shares Underlying

Unexercised Options

			Weighted-average
			Exercise Price of
Name	Vested	Unvested	Unvested Options

Elizabeth A. Fetter	207,500	332,500	$8.53
David Cooper, Jr.	0	70,000	9.54
Ray Rike	35,937	74,063	6.08
James Rowley	60,416	84,584	8.00
Charles Crovitz	0	35,000	8.75
John P. Dougall	81,043	16,459	8.79
Patrick S. Jones	20,312	24,688	7.89
Garth Saloner	76,041	16,459	8.79
Jeremiah J. Sullivan	7,187	27,813	6.40
Terry R. Peets	7,500	27,500	6.22

      The following restricted share rights table identifies, for the executive officers and directors of QRS as of July 20, 2004, the aggregate number of vested and unvested shares of QRS common stock subject to the QRS restricted share right awards and the estimated market value of the vested and unvested shares subject to such restricted share right awards, based upon the closing price of QRS common stock as of July 20, 2004.

Number of Restricted Share Rights

Name	Vested	Unvested	Market Value

Elizabeth A. Fetter	20,832	128,752	$999,221
David Cooper, Jr.	0	58,500	390,780
Ray Rike	0	18,500	123,580
James Rowley	0	48,500	323,980
Garth Saloner	0	20,000	133,600

Indemnification and Directors’ and Officers’ Liability Insurance

      Under the merger agreement, JDA has agreed to indemnify the directors and officers of QRS to the full extent permitted by law following the merger. JDA has also agreed to honor QRS’ obligations under the indemnification agreements between QRS and its officers and directors in effect before the merger and any indemnification provisions of QRS’ certificate of incorporation and bylaws. JDA’s certificate of incorporation and bylaws will continue to include JDA’s existing provisions with respect to indemnification of directors and officers after the merger occurs.

      Prior to effectiveness of the merger, JDA will obtain a binding commitment for directors’ and officers’ liability, including employment practices and securities liability, insurance policy coverage for a period of six years for persons who were directors or officers of QRS prior to the merger for the actions taken by such directors and officers in their capacities as directors and officers of QRS prior to the merger. The policy will provide for terms and conditions no less advantageous to the covered officers and directors than the terms and conditions of the policies QRS maintained on June 17, 2004; provided, however, that JDA will not be required to expend in excess of 200% of the annual premium paid by QRS for such policies maintained by QRS on June 17, 2004. JDA anticipates that the costs for such insurance will be no more than $1 million.

Assumed Warrant

      Under the terms of the merger agreement, JDA has agreed to assume a warrant to purchase QRS common stock issued to Dr. Saloner, the Chairman of the QRS board of directors, and deem it as a warrant to purchase the same number of shares of JDA common stock as Dr. Saloner would have been entitled to had he exercised his QRS warrants immediately prior to the closing and had held QRS common stock exchangeable for JDA common stock at the closing of the merger according to the terms of the merger agreement. Dr. Saloner holds a warrant to purchase 28,476 shares of QRS common stock at $11.0625 per share. Under the terms of Dr. Saloner’s warrant, upon the merger, all the shares under Dr. Saloner’s warrant will be accelerated and become fully vested, and will be adjusted to reflect the exchange ratio. As a result, immediately after the closing of the merger, Dr. Saloner will have a warrant to purchase 14,238 shares of JDA common stock at $22.125 per share. The warrant terminates on January 31, 2005.

No Appraisal Rights

      Appraisal rights under Delaware law are not available to stockholders of a Delaware corporation in a merger if:

•	their stock is listed on a national securities exchange or designated as a National Market System security on an interdealer quotation system by the National Association of Securities Dealers; and

•	such stockholders receive in exchange for their stock solely:

•	stock in the surviving corporation or shares of stock of another corporation that are listed on a national securities exchange or designated as a National Market System security on an interdealer quotation system by the National Association of Securities Dealers; and

•	cash in lieu of fractional shares.

      QRS’ stockholders will not have appraisal rights under Delaware law with respect to the merger because QRS common stock is traded on the Nasdaq National Market, and QRS stockholders will receive in the merger shares of common stock of JDA, which is traded on the Nasdaq National Market, and cash in lieu of fractional shares. Because JDA stockholders will not be relinquishing any of their common stock in the proposed merger, they will not have any appraisal rights.

Material U.S. Federal Income Tax Consequences of the Merger

General

      The following general discussion summarizes the material United States federal income tax consequences of the merger to JDA, to CVP2 Corp., to QRS and to holders of common stock of QRS who are “United States persons,” as defined for United States federal income tax purposes and who hold their QRS common stock as a capital asset within the meaning of Section 1221 of the Code. For United States federal income tax purposes, a “United States person” is:

•	a United States citizen or resident alien as determined under the Code;

•	a corporation (as defined in the Code) that is organized under the laws of the United States, any state or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its substantial decisions or (ii) it has a valid election in effect under applicable treasury regulations to be treated as a United States person.

      The term “non-United States person” means a person or holder other than a “United States person.”

      This section does not discuss all of the United States federal income tax considerations that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	stockholders who are “non-United States persons;”

•	expatriates;

•	stockholders that have a functional currency other than the United States dollar;

•	banks, financial institutions or insurance companies;

•	stockholders who acquired QRS common stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•	stockholders who hold QRS common stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale;

•	stockholders who acquired their shares through QRS’ 401(k) plan, deferred compensation plan or other retirement plan; or

•	stockholders whose QRS common stock is “qualified small business stock” for purposes of Section 1202 of the Code.

      No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger, and the following summary is not binding on the Internal Revenue Service or the courts. This discussion is based upon the Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/ prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the merger under state, local and foreign laws or under United States federal tax law other than income tax law.

      QRS stockholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including any applicable federal, state, local and foreign tax consequences.

      It is a condition to the obligation of JDA to consummate the merger that JDA receive an opinion from its counsel, Gray Cary Ware & Freidenrich LLP, and it is a condition to the obligation of QRS to consummate the merger that QRS receive an opinion from its counsel, Morgan, Lewis & Bockius LLP, in each case, to the effect that, based upon certain facts, representations and assumptions, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either JDA or QRS does not render such opinion, this condition will be deemed to be satisfied if counsel to the other party renders the opinion to both parties that the merger will constitute a tax free reorganization within the meaning of Section 368(a) of the Code. The issuance of the opinions is conditioned on, among other things, the receipt by Gray Cary Ware & Freidenrich LLP and Morgan, Lewis & Bockius LLP, of representation letters from each of JDA, CVP2 Corp. and QRS, in each case, in form and substance reasonably satisfactory to Gray Cary Ware & Freidenrich LLP and Morgan, Lewis & Bockius LLP. An opinion of counsel represents that counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court.

      The following summary assumes that the merger will be completed as described in the merger agreement and this joint proxy statement/ prospectus and that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code:

•	QRS stockholders will not recognize any gain or loss upon the receipt of JDA common stock in exchange for QRS common stock in connection with the merger (except to the extent of cash received in lieu of a fractional share of JDA common stock, as discussed below);

•	cash payments received by a QRS stockholder for a fractional share of JDA common stock will be treated as if such fractional share had been issued in connection with the merger and then redeemed by JDA for cash. QRS stockholders will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share;

•	the aggregate tax basis of the JDA common stock received by a QRS stockholder in connection with the merger will be the same as the aggregate tax basis of the QRS common stock surrendered in exchange for JDA common stock, reduced by any amount allocable to a fractional share of JDA common stock for which cash is received;

•	the holding period of the JDA common stock received by a QRS stockholder in connection with the merger will include the holding period of the QRS common stock surrendered in connection with the merger; and

•	JDA, CVP2 Corp. and QRS will not recognize gain or loss as a result of the merger.

Backup Withholding

      If you are a non-corporate holder of QRS common stock you may be subject to information reporting and a 28% backup withholding on any cash payments received in lieu of a fractional share interest in JDA common stock. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger (or the appropriate Form W-8, as applicable); or

•	are otherwise exempt from backup withholding.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Tax Return Reporting Requirements

      If you receive JDA common stock as a result of the merger, you will be required to retain records pertaining to the merger, and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger as provided in Treasury Regulations Section 1.368-3(b).

      The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. QRS stockholders are urged to consult their own tax advisers as to the specific consequences of the merger to them, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effects of any proposed changes in the tax laws.

Accounting Treatment of the Merger

      JDA intends to account for the merger as a purchase in accordance with generally accepted accounting principles. The purchase accounting transaction will result in a purchase price in excess of the fair value of net tangible and non-goodwill intangible assets acquired (goodwill). This number is expected to be approximately $45 million based on the average closing market price of JDA common stock for two days before (June 15, 2004 and June 16, 2004) and two days after (June 17, 2004 and June 18, 2004) the announcement of execution of the merger agreement and the preliminary, estimated fair value of the net assets. The final purchase price and value of the net assets will be determined upon the completion of the merger. The allocation of the purchase price among net assets acquired, developed software, customer relationship intangibles, a non-compete agreement and goodwill will be determined by management with information from a number of sources, including independent appraisers. Amortizable intangible assets arising from the merger, currently estimated at $29 million, will generally be amortized over useful lives ranging from one-and-a-half years to 10 years, resulting in an estimated accounting charge for amortization attributable to these items of approximately $6 million on an annual basis. Goodwill resulting from the business combination will not be amortized but instead will be tested for impairment at least annually, or more frequently if there are indicators of impairment. JDA does not currently expect to record any in-process research and development in the merger.

      If JDA’s or QRS’ stock prices, or the final valuation of the intangible assets change, the allocation of the purchase price and the amounts allocated to intangible assets with finite lives may increase significantly, which could result in a material increase in amortization of intangible assets.

      Upon completion of the proposed merger, QRS’ deferred revenue will be adjusted to reflect the estimated fair value of JDA’s legal performance obligations under QRS’ support contracts and to eliminate historical amounts of QRS’ deferred revenue that do not represent a legal performance obligation to the combined company. The current estimate of the fair value of JDA’s legal performance obligations under QRS’ support contracts is approximately $2.6 million, which approximates the carrying value at March 31, 2004.

Directors of the Combined Company After the Merger

      Under the terms of the merger agreement, JDA has agreed to expand the size of its board of directors from five to six members to permit an individual nominated by QRS and approved by JDA’s nominating and governance committee, to serve on JDA’s board of directors. This director would serve as a Class III director, whose term would end at the 2005 annual meeting of JDA’s stockholders.

Regulatory Matters

      JDA and QRS have made the required filings concerning the merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents transactions such as the merger from being completed until required information and materials are furnished to those federal agencies and specified waiting periods are terminated or expire. On July 19, 2004, the Federal Trade Commission granted early termination of the waiting period applicable to the merger under the Hart-Scott-Rodino Act.

      Either agency may challenge the merger on antitrust grounds notwithstanding expiration or early termination of the Hart-Scott-Rodino Act waiting period. Additionally, at any time before or after the completion of the merger, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

      JDA and QRS conduct operations in a number of foreign countries, some of which have notification requirements applicable to mergers of this kind. JDA and QRS, however, have determined that no such notifications are required in this transaction. Other than compliance with the Hart-Scott-Rodino Act, the listing of the additional shares of JDA common stock on the Nasdaq National Market, the effectiveness of the registration statement in which this joint proxy statement/ prospectus is included with the SEC, and filings as required by any other applicable state securities laws, we do not believe any other regulatory filings are required in connection with the merger that would materially affect the combined company’s ability to complete the merger or affect the post-closing operations of the combined company.

Restrictions on Sales of Shares by Affiliates

      The shares of JDA common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of JDA common stock issued to any person who is deemed to be an “affiliate” of QRS at the time of the QRS special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with QRS and may include QRS executive officers and directors, as well as significant stockholders of QRS.

      Affiliates may not sell their shares of JDA common stock acquired in connection with the merger unless the sale, transfer or other disposition:

•	has been registered under the Securities Act; or

•	is made in conformity with Rule 145 under the Securities Act.

      JDA’s registration statement on Form S-4, of which this joint proxy statement/ prospectus forms a part, does not cover the resale of shares of JDA common stock to be received by QRS affiliates in the merger.

Nasdaq National Market Quotation

      JDA has agreed to use commercially reasonable efforts to cause the shares of JDA common stock issued to QRS stockholders in connection with the merger to be authorized for listing on The Nasdaq National Market before the completion of the merger, subject to official notice of issuance.

Delisting and De-registration of QRS Common Stock After the Merger

      When the merger is completed, QRS common stock will be delisted from the Nasdaq National Market and de-registered under the Exchange Act.

THE MERGER AGREEMENT

      The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this joint proxy statement/ prospectus as Annex A and is incorporated by reference into this joint proxy statement/ prospectus, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement, because it is the legal document that governs the merger.

The Merger

Generally

      The merger agreement provides that at the closing of the merger, CVP2 Corp., a wholly-owned subsidiary of JDA, will be merged with and into QRS. Upon completion of the merger, QRS will continue as the surviving corporation and will be a wholly-owned subsidiary of JDA. The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

Certificate of Incorporation and Bylaws of the Surviving Corporation

      The certificate of incorporation of the surviving corporation will be amended and restated immediately after the effective time of the merger to conform to the certificate of incorporation of CVP2 Corp. in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will be QRS Corporation. The bylaws of the surviving corporation will be amended and restated immediately after the effective time of the merger to conform to the bylaws of CVP2 Corp. in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will be QRS Corporation.

Directors and Officers of the Surviving Corporation after the Merger

      The directors and officers of the surviving corporation will be the directors and officers of CVP2 Corp. immediately prior to the effective time of the merger.

Manner and Basis of Converting Shares of QRS Common Stock into JDA Common Stock in the Merger

      Under the terms of the merger agreement, upon completion of the merger, each share of QRS common stock will be converted into the right to receive 0.5 of a share of JDA common stock as described below.

      JDA will not issue certificates representing fractional shares of its common stock in the merger. Instead, each former QRS stockholder who would otherwise be entitled to a fractional share of JDA common stock by virtue of the merger (after aggregating all fractional shares of JDA common stock that otherwise would be received by the stockholder) will receive cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying:

•	that fraction of a share of JDA common stock to which such stockholder is entitled by virtue of the merger (after aggregating all fractional shares of JDA common stock that otherwise would be received by such stockholder), by

•	the closing sale price of one share of JDA common stock on The Nasdaq National Market on the trading day immediately preceding the date of completion of the merger.

Completion and Effectiveness of the Merger

      We will complete the merger no later than two (2) business days after all of the conditions to completion of the merger contained in the merger agreement described in the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 72 of this joint proxy statement/ prospectus are satisfied or waived, including approval of the issuance of shares of JDA common stock in connection with the merger by the stockholders of JDA and adoption of the merger agreement by the stockholders of QRS. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or such later time as JDA and QRS agree and set forth in the certificate of merger.

      We are working to complete the merger as quickly as possible. We currently plan to complete the merger during the third or fourth calendar quarter of 2004. However, we cannot predict the exact timing because completion of the merger is subject to governmental and regulatory approvals and other conditions.

Treatment of QRS Capital Stock and Options

      Under the terms of the merger agreement, JDA and QRS have agreed upon a fixed exchange ratio, such that each share of QRS common stock will be converted into the right to receive 0.5 of share of JDA common stock.

      In connection with the merger, QRS’ capital stock will be affected as follows:

•	each share of QRS common stock held by QRS or any of its direct or indirect wholly-owned subsidiaries immediately prior to the merger will be automatically canceled, and none of QRS or any of its direct or indirect wholly-owned subsidiaries will receive any securities of JDA or other consideration in exchange for those shares;

•	each share of QRS common stock outstanding immediately prior to the effective time of the merger will be canceled and shall cease to exist, and shall automatically be converted into the right to receive 0.5 of a share of JDA common stock upon surrender of the certificate representing such share of QRS common stock in the manner provided in the merger agreement. In addition, cash, rather than fractional shares, will be paid to holders of QRS common stock for any fractional shares of JDA common stock to which they would be entitled;

•	none of the outstanding options to purchase shares of QRS common stock granted under QRS’ 1993 Stock Option/ Stock Issuance Plan, as amended, or its 1997 Special Non-Officer Stock Option Plan (the “QRS Option Plans”) will be assumed by JDA. Accordingly, under the terms of the QRS Option Plans, each outstanding option will become fully vested and exercisable immediately prior to the merger, and will terminate if not exercised prior to the merger. Under the terms of the merger agreement, QRS is permitted to amend outstanding “in the money” options to provide for the following two rights to facilitate each QRS optionee’s exercise or surrender of their “in the money” options prior to the consummation of the merger, (1) the right to surrender the option to QRS in exchange for a distribution (payable in shares of QRS stock) equal to the amount by which the fair market value of the QRS stock subject to the option exceeds the aggregate exercise price payable for those shares and (2) the right to have a portion of such shares withheld in order satisfy the optionee’s liability for all applicable withholding taxes. JDA shall assume any reserve of QRS shares of common stock that remains available for issuance under the QRS Option Plans immediately after the completion of the merger (after taking into account the effect upon such share reserve of all exercises and lapses of outstanding options), and such reserve shall be converted into shares of JDA common stock by applying the exchange ratio, for the purposes of JDA granting these reserve shares in the forms of options or other stock awards to persons who are not JDA employees at the time of the completion of the merger. JDA shall also have the right, but not the obligation, to assume the QRS Option Plans for the purposes of making such grants or awards from this reserve;

•	any outstanding rights to receive shares of QRS common stock under the QRS Option Plans, in the form of restricted share right awards to QRS key executives, shall vest in full immediately prior to the merger, and shares of QRS common stock shall be issued under these restricted share right awards, and converted into the right to receive JDA common stock by applying the exchange ratio;

•	JDA will assume outstanding warrants to purchase QRS common stock held by Mr. Johnson, a founder of QRS, and Dr. Saloner, the chairman of QRS’ board of directors. The assumed warrants shall entitle the warrant holders to purchase the same number of shares of JDA common stock as they would have been entitled to had they exercised those warrants immediately prior to the closing and had held QRS common stock exchangeable for JDA common stock at the closing of the merger; and

•	each issued and outstanding share of common stock of CVP2 Corp. will be converted into one fully paid and non-assessable share of QRS, the surviving corporation, after the merger.

      Based on the exchange ratio and the number of shares of QRS common stock, “in-the-money” options, restricted share right awards and warrants to purchase QRS common stock outstanding as of [Month] [Day], 2004, the record date for the QRS special meeting, a total of approximately [                    ] shares of JDA common stock will be issued in connection with the merger to holders of QRS common stock and a total of approximately [                    ] shares of JDA common stock will be reserved for issuance upon the exercise of warrants to purchase QRS common stock assumed by JDA in connection with the merger.

Exchange of QRS Stock Certificates for JDA Stock Certificates

General

      Promptly following completion of the merger, the exchange agent for the merger will mail to each holder of QRS common stock on the record date a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for a certificate representing JDA common stock. Only those holders of QRS common stock who properly surrender their QRS stock certificates in accordance with the exchange agent’s instructions will receive (i) a certificate representing JDA common stock, (ii) cash in lieu of any fractional share of JDA common stock and (iii) any dividends or other distributions to which they are entitled under the terms of the merger agreement. The surrendered certificates representing QRS common stock will be canceled. After the effective time of the merger, each certificate representing shares of QRS common stock that has not been surrendered will represent only the right to receive each of the items enumerated in the preceding sentence. Following the completion of the merger, QRS will not register any transfers of QRS common stock on its stock transfer books.

      Holders of QRS common stock should not send in their QRS stock certificates until they receive a letter of transmittal from the exchange agent for the merger, with instructions for the surrender of QRS stock certificates.

Distributions with Respect to Unexchanged Shares

      Holders of QRS common stock will not be entitled to receive any dividends or other distributions on JDA common stock until the merger is completed. After the merger is completed, holders of QRS common stock certificates will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of JDA common stock which they are entitled to receive upon exchange of their QRS stock certificates, but they will not be paid any dividends or other distributions on the JDA common stock until they surrender their QRS stock certificates to the exchange agent in accordance with the exchange agent instructions.

Transfers of Ownership and Lost Stock Certificates

      JDA will only issue (i) a stock certificate representing shares of JDA common stock, (ii) cash in lieu of a fractional share and (iii) any dividends or distributions that may be applicable in a name other than the name in which a surrendered QRS stock certificate is registered, if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If a QRS stock certificate is lost, stolen or destroyed, the holder of such certificate may need to deliver an affidavit and/or bond prior to receiving any statement indicating book-entry ownership of JDA common stock or JDA stock certificate.

Representations and Warranties

      The merger agreement contains a number of customary representations and warranties made by JDA, on the one hand, and QRS, on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties relate to the following subject matters with respect to each party:

•	Organization, Standing and Corporate Power;

•	Subsidiaries;

•	Capital Structure;

•	Authority; Non contravention;

•	SEC Documents; Financial Statements; Nasdaq Compliance;

•	Absence of Certain Changes or Events;

•	Absence of Litigation; Investigations;

•	Compliance with Applicable Laws;

•	Contracts;

•	Employee Benefits Matters;

•	Taxes;

•	Intellectual Property;

•	No Restrictions on Business; and

•	Opinion of Financial Advisor.

      In addition, representations and warranties relating to the following subject matters were made only by QRS:

•	Sale of Products; Performance of Services;

•	Environmental Matters;

•	Absence of Changes in Benefits Plans; Employment Matters;

•	Labor Matters;

•	Title to Properties;

•	Insurance; and

•	Broker Fees.

      JDA made separate representations and warranties related to the following subject matters:

•	Brokers;

•	Absence of Changes in Benefits Plans;

•	Interim Operations of Merger Sub; and

•	Interested Stockholder.

      The representations and warranties of JDA and QRS contained in the merger agreement expire upon completion of the merger. The representations and warranties in the merger agreement are complicated, are not identical as between QRS and JDA and not easily summarized. You are urged to carefully read sections three and four of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub.”

      Any reference to a “material adverse effect” on JDA or QRS means any change, development, event, effect or occurrence that, individually or taken in the aggregate, is material and adverse to the (1) the business, condition (financial or otherwise) or results of operations of that party and its subsidiaries taken as a whole or (2) the ability of that party to consummate the merger or any of the other transactions contemplated by the merger agreement. However, a “material adverse effect” will not include any change, development, event, effect or occurrence resulting from:

•	any of the following, if they do not have a materially disproportionate effect (relative to other companies in the industry) on QRS or JDA, as applicable:

•	any changes that generally affect the industries in which QRS or JDA operate;

•	any changes in general economic, financial, political, market or regulatory conditions; or

•	an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing, in each case, whether occurring within or outside the United States;

•	with respect to QRS or JDA, any changes or effects, including any disruption of customer, employee, supplier or other similar relationships, arising out of, or attributable to, the public announcement or pendency of the merger or the transactions contemplated by the merger agreement;

•	any changes arising out of, or attributable to, a material breach of the merger agreement by the other party;

•	any changes required by any change in applicable accounting requirements or principles, or applicable laws, rules or regulations; and

•	any changes resulting from compliance with the terms of, or the taking of any action required by, the merger agreement.

      However, any change in a party’s stock price or trading volume, or any failure of a party to meet its internal financial projections or published analysts’ forecasts relating to it shall not, in and of itself, be deemed to constitute a “material adverse effect” on the party.

Conduct of Business Before Completion of the Merger

Restrictions on QRS’ Business Before Completion of the Merger

      Under the merger agreement, QRS has agreed on behalf of itself and its subsidiaries that, until the earlier of the completion of the merger or termination of the merger agreement, or unless JDA consents in writing, it will:

•	operate its business in the ordinary course, consistent with the manner previously conducted prior to entering into the merger agreement; and

•	use its commercially reasonable efforts to preserve intact its business relationships with customers and other third parties, and keep available the service of its current officers and employees.

      Under the merger agreement, QRS has also agreed that, except as otherwise contemplated by JDA and QRS on the date of the merger agreement or as consented to by JDA (which consent shall not be unreasonably withheld or delayed), QRS will not, and will not cause any of its subsidiaries to, until the earlier of the completion of the merger or termination of the merger agreement:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock;

•	purchase, redeem or otherwise acquire any shares of capital stock or any other securities of QRS or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, or take any action to accelerate any vesting provisions of any such shares or securities, other than (i) the repurchase of unvested shares of QRS common stock, at the original price paid per share, from employees, consultants or directors upon the termination of their service relationship with QRS or any subsidiary or (ii) any required action to effect the vesting acceleration contemplated by any contract existing on the date hereof;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or any of its other securities;

•	issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or any stock appreciation rights or other rights that are linked in any way to the price of QRS common stock or in any way alter the capitalization structure of QRS or any of its subsidiaries existing on June 17, 2004 (other than the issuance of shares of QRS common stock upon the exercise of options outstanding as of June 17, 2004 pursuant to their terms as in effect on June 17, 2004 or as a result of the transactions contemplated under the merger agreement);

•	amend its certificate of incorporation or bylaws (or similar organizational documents of any subsidiary);

•	effect any merger, consolidation, or business combination;

•	adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of QRS or any of its subsidiaries or otherwise permit their respective corporate existences to be suspended, lapsed or revoked;

•	directly or indirectly, sell, lease, sell and leaseback, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets or any interest therein, other than (i) in the ordinary course of business consistent with past practice, (ii) any liens for taxes not yet due and payable or being contested in good faith and (iii) such mechanics’ and similar liens, if any, as do not materially detract from the value of any such properties or assets;

•	either (i) repurchase, prepay or incur any indebtedness or assume, guarantee or endorse any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of QRS or any of its subsidiaries, except for borrowings incurred in the ordinary course of business consistent with past practice or transactions between QRS and JDA or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than QRS or any direct or indirect wholly-owned subsidiary of QRS;

•	enter into, modify, amend or terminate (i) any contract which if so entered into, modified, amended or terminated would (A) have a material adverse effect on QRS, (B) impair in any material respect the ability of QRS to perform its obligations under the merger agreement or (C) prevent or materially delay the consummation of the transactions contemplated by the merger agreement or (ii) except in the ordinary course of business consistent with past practice, any contracts specified as a “Listed Contract” in the merger agreement;

•	either (i) purchase, acquire, lease or license-in any material assets in any single transaction or series of related transactions having a fair market value in excess of $200,000, (ii) sell, transfer or otherwise dispose of any material assets other than sales of its products and other non-exclusive licenses of software in the ordinary course of business consistent with past practice, (iii) enter into any exclusive license, distribution, marketing or sales agreements, (iv) enter into any commitments to any person to develop software without charge, (v) sell, transfer or otherwise dispose of any of QRS-owned intellectual property other than in connection with sales of its products and non-exclusive licenses in the ordinary course of business consistent with past practice, (vi) terminate any material software development project that is currently ongoing, unless pursuant to the terms of an existing contract with a customer or (vii) grant “most favored customer” pricing to any person other than in the ordinary course of business consistent with past practice;

•	either (i) except as otherwise contemplated by the merger agreement or as required to comply with applicable law, rule or regulation or any contract or benefit plans existing on the date of the merger agreement, pay any material benefit not provided for as of the date of the merger agreement under any contract or benefit plan, (ii) enter into, modify, amend or terminate any benefit plan or (iii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of QRS or any subsidiary thereof;

•	maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice in any material respect;

•	except as required by generally accepted accounting principles, revalue any of its material assets or make any changes in accounting methods, principles or practices;

•	make or rescind any material election relating to taxes or settle or compromise any material tax liability or enter into any closing or other agreement with any tax authority with respect to any material tax liability, or file or cause to be filed any material amended tax return, file or cause to be filed any claim for material refund of taxes previously paid, or agree to an extension of a statute of limitations with respect to the assessment or determination of taxes;

•	fail to file any material tax returns when due, fail to cause such tax returns when filed to be materially true, correct and complete, prepare or fail to file any tax return in a manner inconsistent with past practices in preparing or filing similar tax returns in prior periods or, on any such tax return of QRS, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods, in each case, except to the extent required by applicable legal requirements, or fail to pay any material taxes when due;

•	effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, affecting in whole or in part any site of employment, facility, operating unit or employee of QRS or any of its subsidiaries; and

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

      However, QRS may, between the date of the merger agreement and the effective time of the merger, after providing notice to JDA, in QRS’ sole discretion and without the consent of JDA, comply with its legally binding obligations outstanding as of the date hereof which have been either provided to JDA or disclosed in documents filed by QRS with the SEC in accordance with the terms of such agreements.

Restrictions on JDA’s Business Before the Completion of the Merger

      Under the merger agreement, JDA has agreed on behalf of itself and its subsidiaries that, until the earlier of the completion of the merger or termination of the merger agreement, or unless QRS consents in writing, it will:

•	operate its business in the ordinary course, consistent with the manner previously conducted prior to entering into the merger agreement; and

•	use its commercially reasonable efforts to preserve intact its business relationships with third parties, and keep available the service of its current officers and employees.

      Under the merger agreement, JDA has also agreed that, except as otherwise contemplated by JDA and QRS on the date of the merger agreement or as consented to by QRS (which consent shall not be unreasonably withheld or delayed), JDA will not, and will not cause any of its subsidiaries to, until the earlier of the completion of the merger or termination of the merger agreement:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (provided that cash distributions from any of such subsidiaries to JDA shall be permitted);

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or any of its other securities (other than any such transaction involving the capital stock of such subsidiary, which does not alter the status of such subsidiary as a wholly-owned subsidiary of JDA or a foreign subsidiary of JDA that would be wholly-owned but for a nominal number of director or similar shares being owned by a foreign national as is required by the law of the jurisdiction of such foreign subsidiary’s organization);

•	issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or any stock appreciation rights or other rights that are linked in any way to the price of JDA common stock, other than (i) the issuance of shares of JDA common stock upon the exercise of JDA options pursuant to their terms or as a result of the transactions contemplated by the merger agreement and (ii) the issuance of JDA options pursuant to the JDA stock option plans to employees or consultants of JDA after the date of the merger agreement but in the ordinary course of business for JDA and the subsequent exercise of those JDA options for shares of JDA common stock;

•	amend its certificate of incorporation or bylaws (or similar organizational documents of any subsidiary);

•	effect any merger, consolidation, or business combination;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring or recapitalization of JDA or any of its subsidiaries or otherwise permit the respective corporate existences to be suspended, lapsed or revoked, except with respect to the subsidiaries of JDA, other than JDA Software, Inc., where individually or in the aggregate such liquidation, dissolution, restructuring or recapitalization would not reasonably be expected to have a material adverse effect on JDA;

•	directly or indirectly, sell, lease, sell and leaseback, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets or any interest therein, other than (i) in the ordinary course of business consistent with past practice, (ii) any liens for taxes not yet due and payable or being contested in good faith and (iii) such mechanics’ and similar liens, if any, as do not materially detract from the value of any such properties or assets;

•	(i) repurchase, prepay or incur any indebtedness or assume, guarantee or endorse any indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of JDA or any of its subsidiaries, except for borrowings incurred in the ordinary course of business consistent with past practice or transactions between JDA and the Company or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than JDA or any direct or indirect wholly-owned subsidiary of JDA;

•	enter into, modify, amend or terminate (i) any contract which if so entered into, modified, amended or terminated would (A) have a material adverse effect on JDA, (B) impair in any material respect the ability of JDA to perform its obligations under the merger agreement or (C) prevent or materially delay the consummation of the transactions contemplated by the merger agreement or (ii) except in the ordinary course of business consistent with past practice, any material contract of JDA;

•	except as otherwise contemplated by the merger agreement or as required to comply with applicable law, rule or regulation or any contract or benefit plans of JDA existing on the date of the merger agreement, (i) pay any material benefit not provided for as of the date of the merger agreement under any contract or benefit plan or (ii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of JDA or any subsidiary thereof;

•	except as required by generally accepted accounting principles, revalue any of its material assets or make any changes in accounting methods, principles or practices; and

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

      However, JDA may, between the date of the merger agreement and the effective time of the merger, after providing notice to QRS, in JDA’s sole discretion and without the consent of QRS, comply with its legally binding obligations outstanding as of the date hereof which have been either provided to QRS or disclosed in documents filed by JDA with the SEC in accordance with the terms of such agreements.

Limitation on QRS’ Ability to Consider Other Acquisition Proposals

      Under the terms of the merger agreement, subject to certain exceptions described below, QRS has agreed that it and its subsidiaries will not, nor will they authorize or permit any of their respective directors, officers, or employees or any financial advisor, attorney, accountant or other advisor or representative retained by any of them, to, directly or indirectly:

•	solicit, initiate, or facilitate any takeover proposal by a third party, or the making of any proposal that constitutes a takeover proposal of the type described below; or

•	enter into, continue or otherwise participate in any negotiations regarding, or furnish to any person any nonpublic information regarding QRS or any of its subsidiaries or provide access to QRS’ properties, books or records to any third party (other than JDA, CVP2 Corp. and their respective officers, directors, employees, agents and advisors) with respect to, a takeover proposal.

      As defined in the merger agreement, a “takeover proposal” is any proposal or offer from any person relating to any direct or indirect acquisition, in one transaction or series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, with respect to QRS that would result in any of the following:

•	the acquisition by any person or group of a 35% or greater interest in the outstanding shares of common stock, or capital stock of, or other outstanding equity or voting securities of QRS; or

•	any acquisition of all or substantially all of QRS’ and its subsidiaries’ assets, properties and business.

      Under the merger agreement, QRS agreed to cease all existing discussions or negotiations with any parties conducted prior to that date with respect to any takeover proposal. Further, QRS agreed, except as otherwise permitted under the merger agreement and described below, that its board of directors could not propose to withdraw, amend, change or modify its recommendation of the merger agreement and the merger, or to approve or recommend, or propose to publicly approve or recommend a takeover proposal.

      Notwithstanding the prohibitions described above, if prior to obtaining QRS’ stockholder adoption of the merger agreement, QRS receives an unsolicited takeover proposal, and (1) QRS’ board of directors determines that the takeover proposal constitutes or is reasonably likely to lead to a “superior proposal” or (2) failure to take any of the following actions would be inconsistent with the fiduciary duties of QRS’ board of directors, then QRS may:

•	furnish information about QRS and its subsidiaries to the third party and its representatives making the takeover proposal under an executed confidentiality agreement on terms materially no less favorable than the confidentiality agreement between JDA and QRS, or participate in discussions or negotiations with the third party and its representatives regarding such a takeover proposal; and

•	enter into a binding written agreement providing for the implementation of a superior proposal if QRS, after approval by its board of directors, elects to terminate the merger agreement with JDA and enter into such a written agreement and is not under breach of the obligations described above.

      For the purposes of paragraph above, a takeover proposal is a “superior proposal” if QRS’ board of directors determines in good faith, after consultation with its outside independent financial advisors of nationally recognized reputation, is more favorable to QRS’ stockholders from a financial point of view than the merger with JDA, taking into account all the terms and conditions of such proposal, the likelihood of completion of such transaction, and the financial, regulatory, legal and any other aspects of such proposal.

Employee Benefits for QRS Employees

      Following the completion of the merger, JDA agreed to cause QRS, as a subsidiary of JDA, to continue to honor, in accordance with their terms, existing employment, restricted share right awards and other specified agreements between QRS and its executives. Additionally, if JDA terminates any of QRS’ benefit plans, it is required to include QRS employees in the corresponding employee benefit and compensation arrangements of JDA on the same basis as JDA provides such arrangements to its similarly situated employees under JDA’s applicable benefits plans. QRS employees will be granted coverage for pre-existing health conditions and prior credit for service, including credit for prepaid deductibles, co-payments or other out-of-pocket costs, with QRS, as JDA’s similarly situated employees are eligible to participate for purposes of eligibility and vesting under their applicable benefit plans. For purposes of eligibility, vesting and benefit accrual for QRS’ employees under JDA’s applicable benefit plans, service by QRS employees will be taken into account to the same extent as if such service had been performed for JDA, but JDA is not required to include any QRS employee in its plans prior to the completion of the merger, to take more than commercially reasonable efforts to accomplish this, or incur material additional costs to implement this transition. JDA agreed that limitations as to pre-existing conditions, exclusions and waiting periods would be waived, other than such limitations already in existence. QRS has agreed that it will take all action necessary to terminate all of its 401(k) plans or other defined contribution retirement plans or employee stock purchase plans.

QRS Directors’ and Officers’ Liability Insurance

      Prior to the completion of the merger, JDA agreed to cause the surviving entity to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by QRS’ directors’ and officers’ liability insurance policy for six years after the completion of the merger on comparable terms to QRS’ policy by purchasing a tail policy. It was agreed by JDA and QRS that the cost of such six-year tail policy would not exceed 200% of QRS’ current annual premium as of June 17, 2004 and if the cost was greater than this amount, only the coverage available for this amount should be obtained. JDA anticipates that the cost of obtaining such insurance policy would cost no more than $1 million.

Conditions to Completion of the Merger

      The respective obligations of JDA and CVP2 Corp., on the one hand, and QRS, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•	the merger agreement shall have been adopted by the holders of a majority of the outstanding shares of common stock of QRS;

•	the issuance of the shares of JDA common stock pursuant to the merger shall have been approved by a majority of the outstanding shares of JDA common stock casting votes at the JDA special meeting;

•	the SEC shall have declared effective the registration statement in which this joint proxy statement prospectus is included, and no stop order suspending the effectiveness of the registration statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the joint proxy statement/ prospectus, shall have been initiated and not concluded or withdrawn;

•	the shares of JDA common stock to be issued in connection with the merger have been authorized for listing on The Nasdaq National Market subject to official notice of issuance;

•	the waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Act and under any other legal requirement of any governmental entity shall have expired or been terminated, and no governmental entity is continuing to investigate the merger and no governmental entity or third party is seeking to challenge the merger administratively or in court. Any requirements of other jurisdictions or governmental entities applicable to the merger shall have been satisfied, unless the failure of such requirements to be satisfied would not have a material adverse effect on QRS or JDA, as applicable;

•	no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the merger shall be in effect; and

•	JDA and QRS shall each have received written opinions from Gray Cary Ware & Freidenrich LLP and Morgan, Lewis & Bockius LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either JDA or QRS does not render such opinion, this condition will be deemed to be satisfied with respect to such party if counsel to the other party renders the opinion to such party in form and substance reasonably satisfactory to such party, that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. JDA, CVP2 Corp. and QRS shall deliver to tax counsel, and tax counsel shall be entitled to rely upon, reasonable and customary tax representations in connection with rendering such opinions.

      QRS’ obligation to complete the merger is also subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties of JDA and CVP2 Corp. in the merger agreement are true and correct as of the closing date of the merger (without regard to the terms “material,” “materiality” or “material adverse effect”) such that, in aggregate, the effect of any inaccuracies in such representations and warranties would not have a “material adverse effect” on JDA (provided that those representations and warranties that address matters only as of a particular date shall be true and correct as of such date) and QRS has been provided with a certificate executed on behalf of JDA and CVP2 by their respective Chief Executive Officer or Chief Financial Officer certifying to that effect;

•	the obligations or covenants required to be performed by JDA and CVP2 Corp. at or prior to the completion of the merger have been performed in all material respects, and QRS has been provided with a certificate executed on behalf of JDA and CVP2 by their respective Chief Executive Officer or Chief Financial Officer certifying to that effect;

•	JDA shall have obtained a binding commitment for six years of continuing QRS’ directors’ and officers’ liability insurance to the extent required by the merger agreement; and

•	there has not occurred any material adverse effect on JDA since the date of the merger agreement.

      JDA’s and CVP2 Corp.’s obligation to complete the merger is also subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties of QRS in the merger agreement are true and correct as of the closing date of the merger (without regard to the terms “material,” “materiality” or “material adverse effect”) such that, in aggregate, the effect of any inaccuracies in such representations and warranties would not have a “material adverse effect” on QRS (provided that those representations and warranties that address matters only as of a particular date shall be true and correct as of such date) and JDA has been provided with a certificate executed on behalf of QRS by its Chief Executive Officer or Chief Financial Officer certifying to that effect;

•	the obligations or covenants required to be performed by QRS at or prior to the completion of the merger shall have been performed in all material respects, and JDA has been provided with a certificate executed on behalf of QRS by its Chief Executive Officer or Chief Financial Officer certifying to that effect;

•	there shall not have occurred any material adverse effect on QRS since the date of the merger agreement; and

•	the employment agreements entered into by Mr. Rowley and Mr. Rike shall be in effect as of the completion of the merger.

Termination of the Merger Agreement

      The merger agreement may be terminated and the merger may be abandoned prior to completion of the merger, whether before or after the adoption of the merger agreement by QRS stockholders or the approval of the issuance of shares of JDA common stock to QRS stockholders by JDA stockholders in connection with the merger:

•	by mutual written consent of JDA and QRS;

•	by JDA or QRS if:

•	the merger is not completed by December 30, 2004, or January 31, 2005 if the merger has not been completed as a result of a failure to obtain required antitrust approvals, and all the other conditions of the merger agreement have been satisfied or waived or are capable of being satisfied, except that this right to terminate the merger agreement is not available to any party whose action or failure to fulfill any of its obligations under the merger agreement has been a principal reason for the failure of the merger to occur on or before December 30, 2004 or January 31, 2005, if extended;

•	there is any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court or any legal restraint or prohibition that has the effect of preventing the merger;

•	the proposal to adopt the merger agreement and approve the merger fails to receive the requisite affirmative vote by QRS stockholders at the QRS stockholder meeting; or

•	the issuance of shares of JDA common stock to QRS stockholders in connection with the merger fails to receive the requisite affirmative vote by the JDA stockholders at the JDA stockholder meeting;

•	by JDA upon a breach of any representation, warranty, covenant or agreement in the merger agreement on the part of QRS or if any representation or warranty of QRS has become untrue so that the condition to the completion of the merger regarding QRS’ representations and warranties or covenants would not be met. However, if the breach or inaccuracy is curable by QRS, then JDA may not terminate the merger agreement for 30 days after its delivery of written notice to QRS of the breach. If the breach is cured during those 30 days or if JDA is in material breach of any of its representations, warranties, covenants or other agreements in the merger agreement, JDA may not exercise this termination right;

•	by JDA if any of the following “triggering events” occur with respect to QRS and JDA is not in material breach of any of its representations, warranties, covenants or other agreements in the merger agreement, which would cause the condition to the completion of the merger regarding JDA’s representations and warranties or covenants to not be met and which are not cured within 30 days after delivery of written notice by QRS to JDA:

•	QRS’ board of directors fails to recommend that the QRS stockholders adopt the merger agreement, or withdraws or modifies such recommendation in a manner adverse to JDA;

•	QRS fails to include in this document the board of directors’ recommendation above or a statement to the effect that QRS’ board of directors has determined and believes that the merger is in the best interests of QRS and its stockholders;

•	QRS’ board of directors approves, endorses or recommends any takeover proposal of the type described in the section entitled “The Merger Agreement — Limitation on QRS’ Ability to Consider Other Acquisition Proposals” beginning on page 71 of this joint proxy statement/ prospectus;

•	a tender or exchange offer relating to QRS’ securities is commenced by a third party, and QRS does not send to its stockholders, within 10 business days after the tender or exchange offer is commenced, a statement disclosing that its board of directors recommends the rejection of the tender or exchange offer;

•	QRS willfully and materially breaches its obligations regarding not soliciting any takeover proposal described in the section entitled “The Merger Agreement — Limitation on QRS’ Ability to Consider Other Acquisition Proposals” beginning on page 71 of this joint proxy statement/ prospectus; or

•	QRS resolves, agrees or proposes publicly to take any of the preceding actions in response to any takeover proposal;

•	by QRS upon a breach of any representation, warranty, covenant or agreement in the merger agreement on the part of JDA, or if any representation or warranty of JDA has become untrue so that the condition to completion of the merger regarding JDA’s representations and warranties or covenants would not be met. However, if the breach or inaccuracy is curable by JDA, then QRS may not terminate the merger agreement for 30 days after delivery of written notice from QRS to JDA of the breach. If the breach is cured during those 30 days or if QRS is in material breach of any of its representations, warranties, covenants or other agreement in the merger agreement, QRS may not exercise this termination right; or

•	by QRS if it is not in breach of its obligations to not solicit takeover proposals from third parties, and QRS’ board of directors has authorized QRS to enter into a binding written agreement concerning a transaction that constitutes a superior proposal to JDA’s proposed merger.

Termination Fee; Expenses

      Under the terms of the merger agreement, all fees, costs and expenses incurred in connection with the merger, the merger agreement and the consummation of the transactions contemplated by the merger agreement, but not including specific termination fee described below, shall be paid by the party incurring the fees, costs and expenses; provided, that both parties will share equally in the fees and expenses associated with the filing of this joint proxy statement/ prospectus with the SEC, and JDA has agreed to pay the filing costs for the Hart-Scott-Rodino Act filings and any other antitrust or competition law filings.

      In addition, QRS has agreed to pay to JDA a cash termination fee of $3,750,000 if the merger agreement is terminated:

•	by JDA due to the occurrence of a QRS triggering event, if at such time there is a takeover proposal which has been publicly announced, commenced or otherwise become publicly known, or any person has publicly announced an intention to make a takeover proposal (and such takeover proposal has not been withdrawn) and such transaction is entered into within six months following the termination of the merger agreement (See the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 74 of this joint proxy statement/ prospectus for further descriptions of QRS “triggering events.”); or

•	by QRS in order to enable it to enter into a written agreement with a third party concerning a superior proposal as described in the section entitled “The Merger Agreement — Limitation on QRS’ Ability to Consider Other Acquisition Proposals” beginning on page 71 of this joint proxy statement/ prospectus.

      This termination fee must be paid, in the former case, at closing of the takeover proposal by a third party consummated after a QRS triggering event or, in the latter case, at the time of QRS’ termination of the merger agreement.

Amendment and Waiver

      JDA and QRS may amend the merger agreement before completion of the merger by mutual written consent, except that after QRS’ stockholders adopt the merger agreement, no further amendment may be made without QRS stockholder approval if such approval would be required by applicable law.

      Either JDA or QRS may, to the extent legally allowed, extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and, subject to the preceding paragraph, waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

AGREEMENTS RELATED TO THE MERGER

Voting Agreements

      Effective on June 17, 2004, the following directors and executive officers of JDA, holding an aggregate of 3,649,414 shares of JDA common stock, which were either outstanding as of June 17, 2004 or issuable upon the exercise of outstanding options which are exercisable within 60 days of June 17, 2004, and representing approximately 12% of the shares of JDA common stock outstanding as of June 17, 2004 and issuable upon the exercise of outstanding options which are exercisable within 60 days of June 17, 2004, entered into voting agreements with QRS:

•	James D. Armstrong
•	Hamish Brewer
•	Peter J. Charness
•	Michael J. Gullard
•	Scott D. Hines
•	William C. Keiper
•	David King
•	Kristen L. Magnuson
•	Douglas Marlin
•	Christopher J. Moore
•	Jock Patton
•	David J. Tidmarsh
•	Wayne Usie

      Also effective on June 17, 2004, the following directors and executive officers of QRS, beneficially owning an aggregate of 616,893 shares of QRS common stock (including options and warrants to purchase QRS common stock), which were either outstanding as of June 17, 2004 or issuable upon the exercise of outstanding options or warrants which are exercisable within 60 days of June 17, 2004, and representing approximately 3.5% of the shares of QRS common stock outstanding as of June 17, 2004 and issuable upon the exercise of outstanding options or warrants which are exercisable within 60 days of June 17, 2004, entered into voting agreements with JDA and CVP2 Corp.:

•	David Cooper, Jr.
•	Charles K. Crovitz
•	John P. Dougall
•	Elizabeth A. Fetter
•	Patrick S. Jones
•	Terry R. Peets
•	Ray Rike
•	James Rowley
•	Garth Saloner
•	Jeremiah J. Sullivan

      As of the record date, directors and executive officers of JDA and their affiliates owned and were entitled to vote [                    ] shares of JDA common stock, which represents approximately [     ]% of the outstanding shares of JDA common stock. As of the record date, the directors and executive officers of QRS and their affiliates beneficially owned and were entitled to vote [                    ] outstanding shares of JDA common stock, which represents approximately [     ]% of the outstanding shares of JDA common stock. Holders of a majority of the votes cast at the JDA special meeting must vote in favor of the share issuance in order for it to be approved.

      As of the record date, the directors and executive officers of QRS and their affiliates beneficially owned and were entitled to vote [                    ] shares of QRS common stock, which represents approximately [     ]% of the outstanding shares of QRS common stock. As of the record date, directors and executive officers of JDA and their affiliates owned and were entitled to vote [                    ] outstanding shares of QRS common stock,

which represents approximately [     ]% of the outstanding shares of QRS common stock. Holders of a majority of the outstanding shares of QRS common stock must vote in favor of the merger agreement in order for it to be adopted and the merger in order for it to be approved.

      The following is a description of the material terms of these voting agreements. Complete forms of these voting agreements are attached as Annex B and Annex C, respectively, to this joint proxy statement/ prospectus and are incorporated into this joint proxy statement/ prospectus by reference. All JDA stockholders and QRS stockholders are urged to read the forms of these voting agreements carefully and in their entirety.

JDA Voting Agreements

      Under the JDA voting agreements, the executive officers and directors of JDA, in their capacity as JDA stockholders, agreed to vote, or cause the record holders of their JDA securities to vote, the JDA common stock beneficially owned by them as of June 17, 2004, and any other securities of JDA that become beneficially owned by them after June 17, 2004, in the following manner:

•	in favor of the issuance of the JDA common stock under the terms of the merger agreement;

•	against approval of any proposal made in opposition to or competition with consummation of the merger and the merger agreement;

•	against any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement;

•	against any proposal that is intended to, or is reasonably likely to, result in a breach by JDA of the merger agreement; and

•	against any dissolution, liquidation or winding up of JDA.

      Under the JDA voting agreements, each JDA stockholder, who is a party to a JDA voting agreement, delivered an irrevocable proxy to QRS to vote the securities of JDA owned by the respective stockholder in accordance with the terms of the JDA voting agreements.

      Pursuant to the JDA voting agreements, each of the JDA stockholders has agreed not to take any of the following actions until the effective time of the merger or the termination of the merger agreement:

•	volitionally transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing (a “Transfer”) any or all of the securities of JDA held by such stockholder and any additional securities that such JDA stockholder has acquired after June 17, 2004, but prior to the termination of the JDA voting agreement, or Transfer any right or interest in such securities during such time period, except as provided in the JDA voting agreement;

•	enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer;

•	grant any proxy, power-of-attorney or other authorization or consent with respect to any of the JDA securities held by such stockholder (other than the proxy contemplated in the JDA voting agreement); or

•	deposit any of the JDA securities held by such stockholder into a voting trust, or enter into a voting agreement or arrangement with respect to any of such JDA securities.

      The JDA voting agreements will terminate on the earlier to occur of the effective time of the merger or on the date the merger agreement is terminated.

QRS Voting Agreements

      Under the QRS voting agreements, the executive officers and directors of QRS, in their capacity as QRS stockholders, agreed to vote, or cause the record holders of their QRS securities to vote, the common stock of

QRS beneficially owned by them as of June 17, 2004, and any other securities of QRS that become beneficially owned by them after June 17, 2004, in the following manner:

•	in favor of the adoption of the merger agreement, and the transactions contemplated by the merger agreement;

•	against approval of any proposal made in opposition to or competition with consummation of the merger and the merger agreement;

•	against any proposal or offer relating to any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction of (i) all or substantially all of the assets, properties and business of QRS and its subsidiaries or (ii) 35% or more of the outstanding shares of the common stock of QRS or capital stock of, or other equity or voting interests in, QRS;

•	against any proposal that is intended to, or is reasonably likely to, result in the conditions of JDA’s obligations under the merger agreement not being fulfilled;

•	against any amendment to QRS’ certificate of incorporation or bylaws that is not requested or expressly approved by JDA; and

•	against any dissolution, liquidation or winding up of QRS.

      Under the QRS voting agreements, each QRS stockholder, who is a party to a QRS voting agreement, delivered an irrevocable proxy to JDA to vote the securities of QRS owned by such stockholder in accordance with the terms of the QRS voting agreement.

      Pursuant to the QRS voting agreements, each of the QRS stockholders has agreed not to take any of the following actions until the effective time of the merger or the termination of the merger agreement:

•	volitionally Transfer, any or all of the securities of QRS held by such stockholder and any additional securities that such QRS stockholder has acquired after June 17, 2004, but prior to the termination of the QRS voting agreement, or Transfer any right or interest in such securities during such time period, except as provided in the QRS voting agreement;

•	enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer;

•	grant any proxy, power-of-attorney or other authorization or consent with respect to any of the QRS securities held by such stockholder (other than the proxy contemplated in the QRS voting agreement); or

•	deposit any of the QRS securities held by such stockholder into a voting trust, or enter into a voting agreement or arrangement with respect to any of the QRS securities.

      The QRS voting agreements will terminate on the earlier to occur of the effective time of the merger or on the date the merger agreement is terminated.

Affiliate Agreements

      Under the terms of the merger agreement, QRS has agreed to use commercially reasonable efforts to obtain from its affiliates an executed affiliate agreement with JDA. JDA and QRS have agreed on the form of the affiliate agreement to be submitted to the QRS affiliates. Under the terms of the merger agreement, JDA would be entitled to place appropriate legends on the certificates evidencing any JDA common stock to be received by the affiliates and to issue stop transfer instructions to the transfer agent for the JDA common stock held by the affiliate. The affiliates would acknowledge that they cannot sell, transfer or otherwise dispose of any of the shares of JDA stock to be received by the affiliate in the merger unless the sale, transfer or other disposition:

•	has been registered under the Securities Act;

•	is made in conformity with Rule 145 under the Securities Act; or

•	is made pursuant to an opinion of counsel reasonably satisfactory to JDA, advising that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

      In the affiliate agreement, JDA will agree to re-issue stock certificates to the QRS affiliates without the restrictive legends as required by the affiliate agreement if:

•	one year has elapsed from the date the QRS affiliate acquired the JDA common stock as a result of the merger and the provisions of Rule 145(d)(2) under the Securities Act are then available to the QRS affiliate;

•	two years have elapsed from the date the QRS affiliate acquired the JDA common stock as a result of the merger and the provisions of Rule 145(d)(3) under the Securities Act are then applicable to the QRS affiliate; or

•	JDA has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to JDA, or a “no action” letter obtained by the QRS affiliate from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the QRS affiliate.

The affiliate agreements will terminate in the event the merger agreement is terminated.

UNAUDITED PRO FORMA

CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

      On June 17, 2004, JDA Software Group, Inc. entered into a definitive merger agreement to acquire QRS Corporation, a leading provider of collaborative commerce solutions with approximately 9,800 retail and manufacturing customers. Under the terms of the merger agreement, QRS stockholders will receive 0.5 shares of JDA common stock for each share of outstanding QRS common stock and will own approximately 22% of the outstanding capital stock of the combined company. Completion of the proposed merger, which is expected to close in the third or fourth quarter of 2004, is subject to the approval of JDA and QRS stockholders and other regulatory and customary conditions. The purchase price was determined through an arms-length negotiation between the parties and will be allocated to the underlying assets, namely trading community relationships and other identifiable intangibles, based on JDA’s estimate of fair values and remaining economic lives. The excess of the purchase price over the fair value of the net assets acquired will be recorded as goodwill.

      The proposed merger has been accounted for in these unaudited pro forma condensed combined consolidated financial statements using the purchase method of accounting. The unaudited pro forma condensed combined consolidated balance sheet combines the historical consolidated balance sheets of JDA and QRS as of March 31, 2004, giving effect to the proposed merger as if it had occurred on March 31, 2004. The unaudited pro forma condensed combined consolidated statements of operations combine the historical consolidated statements of operations for JDA and QRS for the year ended December 31, 2003 and for the three months ended March 31, 2004, giving effect to the proposed merger as if it had occurred at the beginning of the earliest period presented. JDA management has engaged an independent valuation specialist that is currently conducting an independent valuation in order to assist JDA in determining the fair value of the underlying assets. The preliminary work performed by the independent valuation specialist has been considered in JDA management’s estimates of the fair values reflected in these pro forma condensed combined consolidated financial statements. A final determination of the fair values, which cannot be made prior to the completion of the proposed merger, will include JDA management’s consideration of a final valuation prepared by the independent valuation specialist. The final valuation will be based on the actual net tangible and intangible assets of QRS that exist as of the date of completion of the proposed merger.

      The key assumptions used to prepare the unaudited pro forma condensed combined consolidated financial statements are contained in the notes to the unaudited pro forma condensed combined consolidated financial statements. The pro forma adjustments are based on preliminary estimates and information available at the time of the preparation of this joint proxy statement/ prospectus and include certain assumptions that management of JDA deem appropriate. The unaudited pro forma condensed combined consolidated financial statements have been prepared by JDA for illustrative purposes only and are not necessarily indicative of the condensed combined consolidated financial position or results of operations in future periods, or the results that actually would have been realized had JDA and QRS been a combined company during the specified periods. Further, the actual amounts recorded as of the completion of the proposed merger may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the merger and other changes in QRS’ net tangible and intangible assets that occur prior to completion of the proposed merger could cause material differences in the information presented.

      The unaudited pro forma condensed combined consolidated balance sheet also includes adjustments for an initial estimate of acquisition reserves for JDA’s plan to exit certain activities of QRS, including reserves for restructuring, severance, facility termination and sublease costs, as well as other direct costs associated with the proposed merger including financial advisor fees, due diligence fees, legal and accounting costs, filing fees, appraisal services and the special meeting of stockholders that will be held to approve the proposed merger. A final determination of the acquisition reserves cannot be made until completion of the proposed merger and could differ significantly from the initial estimate of acquisition reserves used in the unaudited pro forma condensed combined consolidated financial statements. The pro forma condensed combined consolidated statements of operations do not reflect any adjustments for the cost synergies expected to be realized within the first 18 months after closing. In addition, JDA may incur significant integration costs upon completion of the merger or in subsequent quarters, or restructuring charges for severance or relocation costs related to JDA employees, costs of vacating certain leased facilities of JDA or other costs associated with existing activities of JDA.

      The unaudited pro forma condensed combined consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of JDA and QRS included in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2003, and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2004, which are incorporated herein by reference.

JDA SOFTWARE GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

March 31, 2004
(In thousands)

	Historical
			Pro Forma		Pro Forma
	JDA	QRS	Adjustments		Combined

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44,465	$30,238			$74,703
Marketable securities	36,375	2,445			38,820

Total cash and marketable securities	80,840	32,683			113,523
Accounts receivable, net	48,107	15,794			63,901
Income tax receivable	3,945	—			3,945
Deferred tax asset	4,878	—	$9,302	(1)	14,180
Prepaid expenses and other current assets	13,193	2,373			15,566
Promissory note receivable	2,833	—			2,833

Total current assets	153,796	50,850	9,302		213,948
Property and equipment, net	47,280	7,089	(289	)(1)	54,080
Goodwill	70,729	830	43,969	(1)	115,528
Other intangibles, net	59,229	411	28,589	(1)	88,229
Deferred tax asset	3,643	—	7,319	(1)	10,962
Other assets		13,803	(1,227	)(1)	12,576

Total assets	$334,677	$72,983	$87,663		$495,323

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,035	$8,281			$12,316
Accrued expenses and other liabilities	25,603	13,066	$11,720	(1)	50,389
Deferred revenue	34,005	2,559			36,564

Total current liabilities	63,643	23,906	11,720		99,269
Sublease loss accruals related to business restructuring	—	7,535			7,535
Deferred tax liability	—	—	13,581	(1)	13,581
Deferred rent and other	—	1,434			1,434

Total liabilities	63,643	32,875	25,301		121,819
SHAREHOLDERS’ EQUITY:
Preferred stock	—	—			—
Common stock	295	—	82	(1)	377
Additional paid-in capital	247,144	255,298	(152,910	)(1)	349,532
Deferred Compensation		(2,285)	2,285	(1)	—
Retained earnings (accumulated deficit)	29,566	(207,196)	207,196	(1)	29,566
Accumulated other comprehensive income (loss)	(1,419)	(152)	152	(1)	(1,419)

	275,586	45,665	56,805		378,056
Treasury stock	(4,552)	(5,557)	5,557	(1)	(4,552)

Total stockholders’ equity	271,034	40,108	62,362		373,504

Total liabilities and stockholders’ equity	$334,677	$72,983	$87,663		$495,323

See notes to unaudited pro forma condensed combined consolidated financial statements.

JDA SOFTWARE GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2003
(In thousands, except per share data)

	Historical
			Pro Forma		Pro Forma
	JDA	QRS	Adjustments		Combined

REVENUE:
Software licenses	$59,283	$32,896			$92,179
Maintenance services	71,111	—	$2,981	(1)	74,092
Trading community management	—	66,400			66,400

Product revenues	130,394	99,296	2,981		232,671
Services	70,167	24,051	(2,981	)(1)	91,237
Reimbursed expenses	6,858	—			6,858

Service revenues	77,025	24,051	(2,981)		98,095

Total revenues	207,419	123,347	—		330,766
COST OF REVENUES:
Cost of software licenses	1,315	8,971	(1,298	)(2)	8,988
Amortization of acquired technology, capitalized service and product development costs	4,518	—	2,000	(2)	6,518
Cost of maintenance services	17,373	—	3,932	(1)	21,305
Cost of trading community management	—	31,722	(2,613	)(2),(3)	29,109

Cost of product revenues	23,206	40,693	2,021		65,920
Cost of services	58,233	21,128	(4,305	)(1),(3)	75,056
Reimbursed expenses	6,858	—			6,858

Cost of service revenues	65,091	21,128	(4,305)		81,914

Total cost of revenues	88,297	61,821	(2,284)		147,834

GROSS PROFIT	119,122	61,526	2,284		182,932
OPERATING EXPENSES:
Product development	48,529	12,253	1,616	(1),(3)	62,398
Sales and marketing	41,612	21,469	(152	)(3)	62,929
General and administrative	23,473	17,789	(1,389	)(3)	39,873
Amortization of intangibles	3,067	3,283	1,051	(2)	7,401
Licensed technology	—	1,750	(1,750	)(1)	—
Restructuring charge and adjustments to acquisition-related reserves	—	5,430			5,430
Relocation costs to consolidate development and support activities	1,794	—			1,794
Impairment loss	—	6,333			6,333
Gain on sale of office facility	(639)	—			(639)

Total operating expenses	117,836	68,307	(624)		185,519

INCOME (LOSS) FROM OPERATIONS	1,286	(6,781)	2,908		(2,587)
Other income (expense), net	1,347	294			1,641

INCOME (LOSS) BEFORE TAXES	2,633	(6,487)	2,908		(946)
Income tax provision (benefit)	(17)	173	(1,444	)(4)	(1,288)

NET INCOME (LOSS)	$2,650	$(6,660)	$4,352		$342

BASIC EARNINGS (LOSS) PER SHARE	$.09				$.01

DILUTED EARNINGS (LOSS) PER SHARE	$.09				$.01

SHARES USED TO COMPUTE:
Basic earnings (loss) per share	28,645				36,867 (5)

Diluted earnings (loss) per share	29,104				37,325 (5)

See notes to unaudited pro forma condensed combined consolidated financial statements.

JDA SOFTWARE GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2004
(In thousands, except per share data)

	Historical
			Pro Forma		Pro Forma
	JDA	QRS	Adjustments		Combined

REVENUE:
Software licenses	$14,579	$8,202			$22,781
Maintenance services	19,307	—	$634	(1)	19,941
Trading community management	—	16,132			16,132

Product revenues	33,886	24,334	634		58,854
Services	20,014	6,172	(634	)(1)	25,552
Reimbursed expenses	1,279	—			1,279

Service revenues	21,293	6,172	(634)		26,831

Total revenues	55,179	30,506	—		85,685
COST OF REVENUES:
Cost of software licenses	692	2,089			2,781
Amortization of acquired technology, capitalized service and product development costs	1,261	—	500	(2)	1,761
Cost of maintenance services	4,968	—	756	(1)	5,724
Cost of trading community management	—	7,970	(885	)(2),(3)	7,085

Cost of product revenues	6,921	10,059	371		17,351
Cost of services	14,345	5,395	(857	)(1),(3)	18,883
Reimbursed expenses	1,279	—			1,279

Cost of service revenues	15,624	5,395	(857)		20,162

Total cost of revenues	22,545	15,454	(486)		37,513

GROSS PROFIT	32,634	15,052	486		48,172
OPERATING EXPENSES:
Product development	13,770	3,175	(54	)(3)	16,891
Sales and marketing	10,908	6,272	(56	)(3)	17,124
General and administrative	6,217	4,818	(285	)(3)	10,750
Amortization of intangibles	841	93	991	(2)	1,925
Restructuring charge and adjustments to acquisition-related reserves	2,824	—			2,824
Settlement of deferred acquisition payment	—	(600)			(600)

Total operating expenses	34,560	13,758	596		48,914

INCOME (LOSS) FROM OPERATIONS	(1,926)	1,294	(110)		(742)
Other income (expense), net	748	65			813

INCOME (LOSS) BEFORE TAXES	(1,178)	1,359	(110)		71
Income tax provision (benefit)	(741)	20	418	(4)	(303)

NET INCOME (LOSS)	$(437)	$1,339	$(528)		$374

BASIC EARNINGS (LOSS) PER SHARE	$(.02)				$.01

DILUTED EARNINGS (LOSS) PER SHARE	$(.02)				$.01

SHARES USED TO COMPUTE:
Basic earnings (loss) per share	29,037				37,259 (5)

Diluted earnings (loss) per share	29,037				37,972 (5)

See notes to unaudited pro forma condensed combined consolidated financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, or as otherwise stated)

      The following explanations describe the assumptions used in determining the pro forma adjustments necessary to present an unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2004 and the unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2003 and for the three months ended March 31, 2004.

Pro Forma Condensed Combined Consolidated Balance Sheet

      The unaudited pro forma condensed combined consolidated balance sheet combines the historical consolidated balance sheets of JDA and QRS as of March 31, 2004, giving effect to the proposed merger as if it had occurred on March 31, 2004.

1. Entry records an estimate of the initial opening balance sheet of QRS under the purchase method of accounting as follows:

			Purchase
		Pro Forma	Accounting
	Historical QRS	Adjustments	Entry

Current assets	$50,850		$50,850
Current deferred tax asset		9,302	9,302
Property and equipment, net	7,089	(289)	6,800
Goodwill	830	43,969	44,799
Other intangibles	411	28,589	29,000
Long-term deferred tax asset		7,319	7,319
Other assets	13,803	(1,227)	12,576
Current liabilities	(23,906)		(23,906)
Acquisition reserves:
Restructuring-related costs		(8,319)	(8,319)
Direct costs of the merger		(3,401)	(3,401)

		(11,720)	(11,720)
Long-term deferred tax liability		(13,581)	(13,581)
Other liabilities	(8,969)		(8,969)
Stockholders’s equity	(40,108)	(62,362)	(102,470)

The entry assumes the issuance of 8,221,480 shares of JDA common stock calculated as of the date of the definitive merger agreement using an average of the closing market price for two days before (June 15, 2004 and June 16, 2004) and two days after (June 17, 2004 and June 18, 2004) the announcement of the merger agreement. The final purchase price and value of the net assets will be determined upon the completion of the merger. The issuance of 8,221,480 shares of JDA common stock includes 79,354 shares of “in-the-money” options acquired under an assumed cashless exercise mechanism which JDA believes will be the most likely scenario, and 169,949 restricted share rights. The number of shares to be issued for “in-the-money” options will vary based on the market price of QRS’ common stock at the time of closing. The additional shares ultimately issued in connection with “in-the-money” options could total up to 1.6 million assuming all outstanding QRS options are “in-the-money” at the time of closing.

The pro forma adjustments also include amounts for net deferred tax assets of QRS based upon the realizability of those assets in the foreseeable future. Any changes in the realizability of net deferred tax assets of QRS will be offset against goodwill.

The pro forma adjustments assume that no in-process research and development will be acquired in this merger.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pro Forma Condensed Combined Consolidated Statements of Operations

      The unaudited pro forma condensed combined consolidated statements of operations combine the historical consolidated statements of operations for JDA and QRS for the year ended December 31, 2003 and for the three months ended March 31, 2004, giving effect to the proposed merger as if it had occurred at the beginning of the earliest period presented.

1. Entry records a reclassification of the maintenance service revenues, cost of maintenance services, and certain other product development expenses reported in the QRS financial statements to conform with the JDA presentation.

2. Entry records the increase in amortization expense arising from the purchase accounting adjustments as follows:

	Amortization	Year Ended	Three Months Ended
	Period	December 31, 2003	March 31, 2004

Software and capitalized service and product development costs	3 years	$2,000	$500
Customer relationship intangibles	7-10 years	3,534	884
Non-compete Agreement	1.5 years	800	200

		6,334	1,584
Less amounts recorded in the QRS historical financial statements		(6,054)	(663)

Purchase accounting adjustment		$280	$921

      The amortization recorded in the QRS historical consolidated statements of operations is included in the following captions:

	Year Ended	Three Months Ended
	December 31, 2003	March 31, 2004

Cost of software licenses	$1,298	$—
Cost of trading community management	1,473	570
Amortization of intangibles	3,283	93

	$6,054	$663

3. Entry records the decrease in depreciation expense arising from the purchase accounting adjustments as follows:

	Year Ended	Three Months Ended
	December 31, 2003	March 31, 2004

Depreciation of property & equipment acquired	$1,643	$411
Less amounts recorded in the QRS historical financial statements	(4,831)	(1,222)

Purchase accounting adjustment	$(3,188)	$(811)

      The depreciation recorded in the QRS historical consolidated statements of operations is included in the following captions:

	Year Ended	Three Months Ended
	December 31, 2003	March 31, 2004

Cost of trading community management	$1,715	$460
Cost of services	570	150
Product development	200	70
Sales and marketing	218	72
General and administrative	2,128	470

	$4,831	$1,222

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4. Entry records the income tax effect on the net loss recorded by QRS for the year ended December 31, 2003, the net income recorded for the three months ended March 31, 2004, and on the purchase accounting adjustments at the statutory rate of 37% in both periods. The historical JDA consolidated statements of operations and the condensed combined consolidated statements of operations reflect one-time time benefits of $938,000 and $329,000 in the year ended December 31, 2003 and three months ended March 31, 2004, respectively related to tax refunds and/or benefits resulting from settlement of prior period tax audits.

5. The shares used to compute pro forma basic and diluted earnings (loss) per share were derived by adding the assumed issuance of 8,221,480 shares of JDA’s shares used to compute historical basic and diluted earnings (loss) per share.

COMPARISON OF RIGHTS OF JDA STOCKHOLDERS AND QRS STOCKHOLDERS

      This section of the joint proxy statement/ prospectus describes material differences between the rights of JDA stockholders, on the one hand, and the rights of QRS stockholders on the other hand. The rights compared are those found in the respective companies’ charter documents, and corporate law provisions of Delaware, which is the state in which both companies are incorporated. While JDA and QRS believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to the stockholders of JDA and QRS. This summary is not intended to be a complete discussion of the certificate of incorporation, bylaws and stockholders’ rights plan of JDA and the certificate of incorporation, bylaws and stockholders’ rights plan of QRS and is qualified in its entirety by applicable Delaware law and documents incorporated by reference into this joint proxy statement/ prospectus. JDA and QRS stockholders should carefully read this entire document and the documents referred to in this summary for a more complete understanding of the differences between the rights of JDA stockholders and the rights of QRS stockholders.

      JDA and QRS are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of JDA capital stock and QRS capital stock arise primarily from differences in their respective certificates of incorporation, bylaws and stockholders’ rights plans. Upon completion of the merger, holders of QRS capital stock will become holders of JDA capital stock and their rights will be governed by Delaware law, the certificate of incorporation of JDA and the bylaws of JDA, and the JDA stockholders’ rights plan. The following discussion summarizes material differences between the rights of JDA stockholders and QRS stockholders under the certificate of incorporation, bylaws and stockholders’ rights plans of JDA and of QRS.

      Copies of the certificate of incorporation, bylaws and stockholders’ rights plans of QRS will be sent to QRS and JDA stockholders, upon request. Copies of the certificate of incorporation, bylaws and stockholders’ rights plan of JDA will be sent to QRS and JDA stockholders, upon request. See “Where You Can Find More Information” on page 101.

Classification; Number and Election of Directors

JDA

      The JDA board is divided into three classes, with each class serving a staggered three-year term. Currently, JDA’s board of directors has five members, with two members in each class, except for Class III, which only has one director. Upon completion of the merger, the board of directors of JDA will have six members, comprised of the five existing board members plus the sixth director designated by QRS’ board of directors and to be evaluated by JDA’s nominating and governance committee in accordance with JDA board policy. The new JDA director will join the board as a Class III director. The JDA bylaws provide that its board of directors will consist of a number of directors between four and seven, to be fixed from time to time by the directors then in office.

QRS

      The QRS board is divided into three classes, with each class serving a staggered three-year term. The QRS certificate of incorporation currently requires that the directors in each class be as nearly equal in number as possible. Currently, QRS’ board of directors has seven members. QRS’ certificate of incorporation provides that the size of the QRS board must be fixed from time to time by a bylaw or an amendment to a bylaw that is duly adopted by the board of directors of QRS.

Capitalization

JDA

      The authorized capital stock of JDA consists of:

•	50,000,000 shares of common stock, par value $0.01 per share; and

•	2,000,000 shares of preferred stock, par value $1.00 per share.

QRS

      The authorized capital stock of QRS consists of:

•	60,000,000 shares of common stock, par value $0.001 per share; and

•	10,000,000 shares of preferred stock, par value $0.001 per share.

Vacancies on the Board of Directors and Removal of Directors

General

      Delaware law provides that if, at the time of the filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock of the corporation then outstanding having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

JDA

      Vacancies on the board of directors of JDA, including vacancies resulting from removal from office or other cause and unfilled newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office, though less than a quorum.

      JDA’s certificate of incorporation provides that a director may be removed with or without cause by the holders of shares representing a majority of the voting power of JDA entitled to vote at an election of directors.

QRS

      Vacancies on the board of directors of QRS, including vacancies resulting from removal from office or other cause and unfilled newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director.

      QRS’ bylaws provide that a director may be removed only for cause by a majority of the shares then entitled to vote at an election of directors.

Committees of the Board of Directors

JDA

      JDA’s board may from time to time designate committees consisting of two or more directors, which will have and may exercise the powers of the board of directors in the management of the business and affairs of JDA as designated by resolution of the board.

QRS

      QRS’ board may from time to time designate committees consisting of one or more directors, which will have and may exercise the powers and authority of the board of directors in the management of the business and affairs of QRS as designated by a resolution of the board, except that no committee may have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by Delaware law to be submitted to the stockholders for approval or (ii) adopt, amend or repeal any bylaw of QRS.

Amendments to the Certificate of Incorporation

General

      Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation’s board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation’s certificate of incorporation.

JDA

      JDA’s certificate of incorporation provides that the certificate of incorporation may be amended in the manner prescribed by Delaware law. However, any amendment to the provisions in the certificate of incorporation regarding the following shall require the vote of the holders of at least 66 2/3% of the then outstanding JDA common stock:

•	the management of the business and conduct of the affairs of JDA;

•	the classified board and the right of stockholders to remove directors;

•	the exclusive right of the board to set the number of directors and to fill vacancies and newly created directorships;

•	the amendment process for JDA’s bylaws and certificate of incorporation; and

•	the limitation on personal liability for the directors.

QRS

      QRS’ certificate of incorporation provides that the certificate of incorporation may be amended in the manner prescribed by Delaware law. However, any amendment to the provisions in the certificate of incorporation regarding the following shall require the vote of the holders of at least 66 2/3% of the total voting power of all outstanding shares of stock entitled to vote on such matter if less than 66 2/3% of the members of the board of directors did not approve the amendment:

•	the amendment process for QRS’ bylaws and certificate of incorporation;

•	the classified board provisions and the terms of office of the directors;

•	the exclusive right of the board to set the number of directors and to fill vacancies and newly created directorships;

•	the elimination of the restriction against stockholders’ acting by written consent; and

•	the limitation on personal liability for the directors.

Amendments to Bylaws

General

      Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated the power.

JDA

      JDA’s certificate of incorporation provides that the JDA board of directors may adopt, amend or repeal the bylaws so long as such adoption, amendment or repeal is approved by at least two-thirds of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for the adoption, amendment or repeal is presented to the JDA board). In addition, any adoption, amendment or repeal of the bylaws by JDA’s stockholders requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of JDA capital stock entitled to vote generally in the election of JDA’s directors.

QRS

      QRS’ certificate of incorporation provides that the QRS board of directors may make, repeal, alter, amend and rescind the bylaws, provided that any bylaw amendment adopted by the QRS board that increases or reduces the authorized number of directors or that otherwise amends, repeals, alters or rescinds Article 3, Section 3.2 (Vacancies of the board), of the QRS bylaws requires a resolution adopted by the affirmative vote of at least 66 2/3% of the authorized QRS directors. Any amendment to the bylaws adopted by the QRS stockholders that increases or reduces the authorized number of QRS directors or that otherwise amends, repeals, alters or rescinds Article 3, Section 3.2 (Vacancies of the board), of the QRS bylaws requires the approval of at least 66 2/3% of the total voting power of all outstanding QRS shares of stock entitled to vote thereon.

Ability to Call Special Meetings

JDA

      Special meetings of JDA stockholders may be called by the board of directors, pursuant to a resolution adopted by at least one-third of the total number of directors then in office, by JDA’s president or chief executive officer.

QRS

      Special meetings of QRS stockholders may be called by a majority of the board of directors, or by QRS’ chairman of the board or president.

Notice of Stockholder Action

JDA

      Under the JDA bylaws, in order for a stockholder to submit a proposal at any annual stockholder meeting, timely written notice must be given to the corporate secretary of JDA before the annual meeting. Under JDA’s bylaws, to be timely, notice of a stockholder proposal must be received by the corporate secretary of JDA no less than 120 days in advance of the first anniversary of the date that JDA’s proxy statement was sent to stockholders in connection with the previous year’s annual meeting. If no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, or in the event of a special meeting, notice of a stockholder proposal will also be timely if delivered within 10 days of the date on which public announcement of the meeting was first made by JDA.

      A stockholder’s proposal must set forth all of the following:

•	a brief description of the business desired to be brought before the annual or special meeting and the reasons for conducting such business at the special meeting;

•	the name and address of record of the stockholder proposing such business;

•	the class and number of shares of capital stock that are beneficially owned by the stockholder; and

•	any material interest of the stockholder in such business.

      JDA’s bylaws do not contain an express provision regarding a stockholder’s ability to nominate candidates for election to JDA’s board of directors; however, JDA’s board adopted a policy by which stockholders may nominate candidates for election to JDA’s board that is similar to the above stockholder proposal requirements. Any recommendation for director nominee submitted by a JDA stockholder must be in writing and sent via registered, certified, or express mail to: Corporate Secretary, JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260 no later than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders. Facsimile or other forms of electronic submissions are not accepted.

      Stockholders nominating candidates for election as JDA directors are required to provide the following information with respect to their nominees:

•	the candidate’s name, age, contact information and present principal occupation or employment;

•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director;

•	the name and address, as they appear on JDA’s books, of the stockholder making the nomination; and

•	the stockholder’s relationship to or affiliation with the director candidate, if any.

QRS

      Under the QRS bylaws, in order for a stockholder to nominate candidates for election to QRS’ board of directors at any annual or any special stockholder meeting at which the board of directors has determined that directors will be elected, timely written notice must be given to the corporate secretary of QRS before the annual or special meeting. Similarly, in order for a stockholder to propose business to be brought before any annual stockholder meeting, timely written notice must be given to the corporate secretary of QRS before the annual meeting.

      Under QRS’ bylaws, to be timely, notice of stockholder nominations or other business to be presented to be made at an annual stockholder meeting must be received by the corporate secretary of QRS not later than 75 days nor earlier than 150 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting has changed more than 30 days before or 60 days after the date of the prior year’s annual meeting, then notice must be delivered not earlier than 150 days or later than 75 days prior to such annual meeting or within 10 days of the date on which public announcement of the meeting was first made by QRS. In the case of a special meeting, notice must be delivered to the corporate secretary of QRS not earlier than 150 days and not later than 75 days prior to such special meeting or within 10 days of the date on which public announcement of the meeting was first made by QRS.

      A stockholder’s nomination must set forth all of the following:

•	the name and address of the stockholder who intends to make the nomination;

•	the class and number of shares of capital stock that are beneficially owned by such stockholder;

•	a representation that the stockholder is a holder of record of shares of capital stock entitled to vote at such meeting and intends to appear in person or by proxy to nominate the person or persons specified in the notice;

•	a representation whether the stockholder intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of QRS’ outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from stockholders in support of such nomination;

•	such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the board of directors; and

•	a consent signed by each such nominee to serve as a director of QRS if so elected.

      If the chairman of the board of directors determines that the nomination is not in compliance with QRS’ advance notice procedures, the chairman may declare that the defective nomination will be disregarded.

      A stockholder’s notice of a proposal to conduct other business at an annual meeting must set forth all of the following:

•	a brief description of the business desired to be brought before the meeting;

•	the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend QRS’ bylaws, the language of the proposed amendment;

•	the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

•	the name and address of record of the stockholder proposing such business;

•	the class and number of shares of capital stock that are beneficially owned by the stockholder;

•	a representation that the stockholder is a holder of record of shares of capital stock entitled to vote at such meeting and intends to appear in person or by proxy to propose such business specified in the notice; and

•	a representation whether the stockholder intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of QRS’ outstanding capital stock required to approve or adopt the proposal and/or otherwise to solicit proxies from stockholders in support of such proposal.

      If the chairman determines that the proposal is not in compliance with QRS’ advance notice procedures, the chairman may declare that the defective proposal will be disregarded.

Indemnification of Directors and Officers

General

      Under Delaware law, a corporation generally may indemnify directors and officers:

•	for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal proceeding, if they had no reasonable cause to believe that their conduct was unlawful.

      In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

JDA

      The JDA bylaws provide that any person who was or is a party or is threatened to be a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director, officer or employee, or is or was serving at the request of JDA as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by JDA to the fullest extent permitted by Delaware law. JDA will indemnify any such person seeking indemnification in connection with a proceeding that was initiated by such person only if such proceeding was authorized or ratified by the board of directors, such indemnification is expressly required to be made by law, or such proceeding is brought to establish or enforce a right to indemnification under an indemnity agreement or any statute or law. JDA’s bylaws require JDA to pay the expenses incurred by a director or officer in defending any action in advance of its final disposition as permitted by Delaware law, except that this provision does not apply to any expenses incurred in connection with the affirmative prosecution of any claim by a director or officer against JDA.

QRS

      The QRS bylaws provide that QRS will indemnify, to the fullest extent permitted by Delaware law, any person who is or was a director or executive officer of QRS against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of QRS. QRS will indemnify any director or executive officer seeking indemnification in connection with a proceeding that was initiated by such director or executive officer only if such proceeding was authorized in advance by the board of directors, such indemnification is expressly required to be made by law, or such indemnification is required to be made pursuant to an individual contract. QRS may, but is not required to, indemnify any person who is or was an employee or agent of QRS, other than directors and executive officers, including a person who is or was serving at the request of QRS as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or who was an employee or agent of a corporation which was a predecessor corporation of QRS or of another enterprise at the request of such predecessor corporation, against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an employee or agent of QRS. QRS’ bylaws permit, but do not require, QRS to pay the expenses incurred by a current or former director, officer, employee or agent of QRS in defending any action in advance of its final disposition as permitted by Delaware law.

Stockholders’ Rights Plan

General

      Delaware law permits a board of directors to adopt a stockholder rights plan at any time so long as the board’s decision satisfies the applicable fiduciary duty tests under Delaware law. The existence of a rights plan may have a negative impact on the price of a company’s common stock, may discourage third-party bidders from making a bid for a company or may reduce any premiums paid to stockholders for their common stock.

JDA

      JDA has a stockholders’ rights plan that enables the JDA board to deter coercive or unfair takeover tactics and to prevent a person or a group from gaining control of JDA without offering a fair price to all stockholders. Under certain circumstances, if a person or group acquires 15% or more of JDA’s common stock, the rights permit JDA stockholders other than the acquirer to purchase common stock having a market value of twice the exercise price of the rights, in lieu of the JDA preferred stock. In addition, in the event of certain business combinations, the rights permit stockholders to purchase the common stock of an acquirer at a 50% discount. Rights held by the acquirer will become null and void in both cases. JDA’s board has the authority to amend or supplement the plan. Thus, JDA’s stockholders’ rights plan compels any prospective acquirer of 15% or more of JDA’s common stock to negotiate with JDA’s board before completing the acquisition. The rights expire on October 1, 2008, unless JDA redeems them earlier or they are exchanged for common stock.

QRS

      QRS has a stockholders’ rights plan that enables the QRS board to deter coercive or unfair takeover tactics and to prevent an acquirer from gaining control of QRS without offering a fair price. Under certain circumstances, upon (i) a person or group acquiring beneficial ownership of 15% (or in the case of a named institutional investor, 17.5%) or more of QRS’ common stock then outstanding or (ii) 10 business days (or such later date as may be determined by action of the board of directors of QRS prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the bidder’s beneficial ownership of 15% or more of the outstanding common stock, then the rights permit QRS stockholders other than the acquirer to purchase a number of units of preferred stock equal to the result obtained by multiplying the purchase price per unit of preferred stock by the then number of units of preferred stock for which a right was exercisable, and dividing that product by 50% of the then averaged current per share market price of QRS common stock. In addition, in the event of certain business combinations, the rights permit stockholders to purchase the common stock of an acquirer having a market value of twice the exercise price of the rights. The board has the authority to amend or supplement the plan. Thus, QRS’ stockholders’ rights plan compels any prospective acquirer of 15% (or in the case of a named institutional investor, 17.5%) or more of QRS’ common stock to negotiate with QRS’ board before completing the acquisition. The rights expire on October 17, 2012 unless the final expiration date is extended or the rights are earlier redeemed or exchanged by QRS. In connection with the execution of the merger agreement, QRS amended its stockholders’ right plan to provide that the merger would not trigger the plan and that the plan would terminate immediately prior to the closing of the merger.

JDA PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of July 22, 2004, certain information with respect to the beneficial ownership of JDA’s common stock by (i) each stockholder known by JDA to be the beneficial owner of more than 5% of JDA’s common stock, (ii) each director and director-nominee, (iii) each named executive officer and (iv) all of JDA’s directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the persons below is 14400 North 87th Street, Scottsdale, Arizona 85260.

	Shares
	Beneficially	Percentage
Name and Address of Beneficial Owner	Owned(1)	Of Class(2)

James D. Armstrong(3)	2,062,729	6.8%
J. Michael Gullard(4)	19,000	*
William C. Keiper(5)	40,266	*
Douglas G. Marlin(6)	55,950	*
Jock Patton(7)	31,980	*
Hamish N. Brewer(8)	501,641	1.7%
Kristen L. Magnuson(9)	405,306	1.4%
Peter J. Charness(10)	160,926	*
Scott D. Hines(11)	127,136	*
Wayne Usie(12)	116,684	*
All directors and executives officers as a group (13 persons)(13)	3,736,987	11.8%
Columbia Wanger Asset Management, L.P.(14)	4,802,600	16.3%

(1)	The information regarding security ownership of our common stock is as of July 22, 2004, except for the security ownership of Columbia Wanger Asset Management, L.P., which is derived from a Schedule 13G/ A(5) filed on February 10, 2004.

(2)	The percentage of class calculations are based on the number of shares of our common stock outstanding on July 22, 2004 (29,473,046 shares) plus, where appropriate, those shares subject to unexercised options which were exercisable on July 22, 2004, or within sixty days thereafter. The symbol “*” represents holdings which are less than 1% of the outstanding common stock of JDA.

(3)	Includes 774,077 shares subject to unexercised options. In addition, the share total includes 5,000 shares owned by the Kita Foundation, a private charitable foundation for which Mr. Armstrong serves as President, and 12,818 shares held in trusts for two of Mr. Armstrong’s children. Mr. Armstrong disclaims beneficial ownership of these shares.

(4)	Includes 14,000 shares subject to unexercised options.

(5)	Includes 38,750 shares subject to unexercised options.

(6)	Includes 20,750 shares subject to unexercised options.

(7)	Includes 25,980 shares subject to unexercised options.

(8)	Includes 489,438 shares subject to unexercised options.

(9)	Includes 352,214 shares subject to unexercised options. In addition, the share total includes 26,000 shares held by a family trust for which Ms. Magnuson serves as the Successor Trustee. Ms. Magnuson disclaims beneficial ownership of such shares.

(10)	Includes 151,106 shares subject to unexercised options.

(11)	Includes 125,991 shares subject to unexercised options.

(12)	Includes 116,304 shares subject to unexercised options.

(13)	Includes an aggregate of 2,318,790 shares subject to unexercised options.

(14)	Columbia Wanger Asset Management, L.P. is an Illinois-based investment advisor whose address is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

QRS PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of July 22, 2004, certain information with respect to the beneficial ownership of QRS’ common stock by (i) each stockholder known by QRS to be the beneficial owner of more than 5% of QRS’ common stock, (ii) each director and director-nominee, (iii) each named executive officer, and (iv) all of QRS’ directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the persons below is 1400 Marina Way South, Richmond, California 94804.

	Shares Beneficially	Percentage
Name and Address of Beneficial Owner	Owned(1)	of Class(1)

Elizabeth A. Fetter(2)	237,318	1.5%
Dr. Garth Saloner(3)	166,640	1.0%
Charles K. Crovitz	—	*
John P. Dougall(4)	82,293	*
Patrick S. Jones(5)	26,937	*
Terry R. Peets(6)	12,500	*
Jeremiah J. Sullivan(7)	12,812	*
John C. Parsons, Jr.(8)	66,000	*
Ray Rike(9)	40,103	*
Fred Ruffin	1,500	*
James Rowley(10)	73,396	*
All current executive officers and directors as a group (10 persons)(11)	651,999	3.9%
Brown Capital Management, Inc(12)	2,709,112	17.0%
Merrill Lynch & Co., Inc.(13)	1,978,275	12.4%
Peter R. Johnson(14)	1,774,721	11.1%
Brown Capital Holdings Incorporated(15)	1,006,375	6.3%
Cannell Capital LLC(16)	809,497	5.1%

(1)	Applicable percentages are based on 15,944,356 shares outstanding on July 22, 2004, adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days after July 22, 2004 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table and subject to any applicable community property laws, the Company believes that each of the stockholders named in the table have sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them. The symbol “*” represents holdings which are less than 1% of the outstanding common stock of QRS.

(2)	Includes 224,583 shares issuable upon exercise of options to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after July 22, 2004.

(3)	Includes 77,921 shares issuable upon exercise of options to purchase shares of common stock of QRS and 21,357 shares issuable upon exercise of a warrant to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after July 22, 2004.

(4)	Includes 82,293 shares issuable upon exercise of options to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after July 22, 2004.

(5)	Includes 25,937 shares issuable upon exercise of options to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after July 22, 2004.

(6)	Includes 12,500 shares issuable upon exercise of options to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after July 22, 2004.

(7)	Includes 12,812 shares issuable upon exercise of options to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after July 22, 2004.

(8)	Includes 66,000 shares issuable upon exercise of options to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after July 22, 2004.

(9)	Includes 40,103 shares issuable upon exercise of options to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after July 22, 2004.

(10)	Includes 71,666 shares issuable upon exercise of options to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after July 22, 2004.

(11)	Includes an aggregate of 547,815 shares issuable upon exercise of options to purchase shares of common stock of QRS and upon exercise of a warrant to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after July 22, 2004.

(12)	Pursuant to a Schedule 13G filed with the SEC on February 11, 2004, Brown Capital Management, Inc. reported total shares of 2,709,112 with sole voting power over 1,294,376 of such shares and sole dispositive power over all 2,709,112 shares. The address of Brown Capital Management is 1201 N. Calvert Street, Baltimore, Maryland 21202.

(13)	Pursuant to a Schedule 13G/ A filed by Merrill Lynch & Co., Inc. (“ML&Co.”) on January 27, 2004, ML&Co. is a parent holding company filing on behalf of Merrill Lynch Investment Managers, an operating division of ML&Co., consisting of ML&Co.’s indirectly owned asset management subsidiaries. ML&Co.’s asset management subsidiaries holding shares of the Company’s common stock include Fund Asset Management, L.P. and Merrill Lynch Investment Managers, L.P. Of the total 1,978,275 shares reported by ML&Co., 1,502,575 are held by Master Small Cap Value Trust, an affiliated entity that alone would hold over 5% of the Company’s common stock. ML&Co. reported it holds shared voting power and shared dispositive power over all of Master Small Cap Value Trust’s 1,502,575 shares. The address for ML&Co. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.

(14)	Pursuant to a Schedule 13D/ A filed with the SEC by Peter R. Johnson on July 19, 2004, he reported total shares of 1,691,078 with sole voting power and sole dispositive power over 1,614,878 of such shares, and shared voting power and shared dispositive power over 76,200 of such shares. 30,000 shares were held by the Peter R. and Victoria J. Johnson Foundation and 46,200 shares were held by the Peter R. Johnson and Victoria J. Johnson GST Trust, of which Mr. Johnson is a trustee. The address for Peter R. Johnson is c/o PRJ Holdings, Inc., 600 Montgomery Street, San Francisco, California 94111. Also includes 83,643 shares issuable upon exercise of a warrant to purchase shares of common stock of QRS that are currently exercisable or will become exercisable within 60 days after July 22, 2004.

(15)	Pursuant to a Schedule 13G filed with the SEC on February 12, 2004, Brown Capital Holdings Incorporated reported total shares of 1,006,375 with sole voting power over 903,913 shares, sole dispositive power over 989,475 of such shares, and shared dispositive power over 16,900 of such shares. The address for Brown Capital Holdings Incorporated is 901 South Bend Street, Suite 400, Baltimore, Maryland 21231.

(16)	Pursuant to a Schedule 13G filed with the SEC on June 4, 2004, Cannell Capital LLC reported total shares of 809,497 with shared voting power and shared dispositive power over all such shares. J. Carlo Cannell jointly filed with this Schedule 13G as the managing member and majority owner of Cannell Capital LLC. The address for Cannell Capital LLC is 150 California Street, Fifth Floor, San Francisco, CA 94111.

EXPERTS

      The financial statements incorporated in this prospectus by reference from the Annual Report on Form 10-K of JDA Software Group, Inc. for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in 2002 in the method of accounting for goodwill and other intangible assets with indefinite lives as required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements incorporated in this joint proxy statement/ prospectus by reference to the Annual Report on Form 10-K of QRS Corporation for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

      The validity of the shares of JDA common stock to be issued in the merger will be passed upon for JDA by Gray Cary Ware & Freidenrich LLP. It is a condition to the completion of the merger that each of JDA and QRS receive an opinion from Gray Cary Ware & Freidenrich LLP and Morgan, Lewis & Bockius, LLP, respectively, concerning the tax treatment of the merger. In the event that such counsel does not render this opinion, this condition shall be deemed to be satisfied if the other party’s counsel delivers the opinion to both JDA and QRS.

DEADLINE FOR STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

      Stockholder proposals may be included in JDA’s proxy materials for an annual meeting so long as they are provided to JDA on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included JDA’s proxy materials for the annual meeting to be held in 2005, the proposal must be received at JDA’s principal executive offices, addressed to the corporate secretary, no later than 120 calendar days in advance of the one year anniversary of the date JDA’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as JDA receives timely notice of the proposal, addressed to the secretary at JDA’s principal executive offices. To be timely, notice of stockholder business must be received by JDA’s corporate secretary no later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly announced. A stockholder’s notice to the corporate secretary must set forth as to each matter the stockholder proposes to bring before the annual or special meeting (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address of the stockholder proposing such business and of the beneficial owner, if any, on whose behalf the business is being brought, (iii) the class and number of shares of JDA common stock which are beneficially owned by the stockholder and such other beneficial owner and (iv) any material interest of the stockholder and such other beneficial owner in such business.

      QRS does not currently expect to hold a 2005 annual meeting of stockholders because QRS will not be an independent public company if the merger has been completed at that time and it will no longer hold stockholder meetings. If the merger is not consummated and QRS holds it 2005 annual meeting of stockholders, then a QRS stockholder who wishes to submit a proposal at such meeting must provide that proposal to QRS on a timely basis and satisfy the other conditions set forth in applicable SEC rules. Under QRS’ bylaws, to be timely, notice of stockholder nominations or other business to be presented to be made at an annual stockholder meeting must be received by the corporate secretary of QRS not later than 75 days, nor earlier than 150 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting has changed more than 30 days before or sixty days after the date of the prior year’s annual meeting, then notice must be delivered not earlier than 150 days or later than 75 days prior to such annual meeting or within 10 days of the date on which public announcement of the meeting was first made by QRS. A stockholder’s notice of a proposal to conduct other business at an annual meeting must set forth all of the following: (i) a brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend QRS’ bylaws, the language of the proposed amendment, (iii) the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, (iv) the name and address of record of the stockholder proposing such business, (v) the class and number of shares of capital stock that are beneficially owned by the stockholder, (vi) a representation that the stockholder is a holder of record of shares of capital stock entitled to vote at such meeting and intends to appear in person or by proxy to propose such business specified in the notice and (vii) a representation whether the stockholder intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of QRS’ outstanding capital stock required to approve or adopt the proposal and/or otherwise to solicit proxies from stockholders in support of such proposal.

WHERE YOU CAN FIND MORE INFORMATION

      JDA and QRS each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following locations of the SEC:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	Pacific Regional Office 5670 Wilshire Boulevard Suite 1100 Los Angeles, CA 90036-3648

      You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also obtain copies of this information by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

      The SEC also maintains a website that contains reports, proxy statements and other information regarding companies who file information electronically with the SEC, including JDA and QRS. The address of the SEC website is www.sec.gov.

      You also may obtain printer-friendly versions of JDA’s SEC reports at www.jda.com and versions of certain of QRS’ SEC reports at www.qrs.com.

      You also can inspect reports, proxy statements and other information about JDA and QRS at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      JDA has filed a registration statement on Form S-4 under the Securities Act to register with the SEC the JDA common stock to be issued to QRS stockholders in the merger. This joint proxy statement/ prospectus is part of that registration statement and constitutes a prospectus of JDA in addition to being a proxy statement of JDA for its special meeting and of QRS for its special meeting. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above.

      The SEC allows us to “incorporate by reference” information into this joint proxy statement/ prospectus. This means we can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/ prospectus, except for any information superseded by information in this joint proxy statement/ prospectus. In addition, any later information that we file with the SEC will automatically update and supersede this information. This joint proxy statement/ prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

      All documents filed by JDA or QRS pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the original registration statement/ prospectus and before the date of each company’s stockholder meeting are incorporated by reference into and are deemed to be a part of this joint proxy statement/ prospectus from the date of filing of those documents.

      You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with any additional information. This joint proxy statement/ prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this joint proxy statement/ prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/ prospectus to stockholders nor the issuance of shares of JDA common stock in the merger shall create any implication to the contrary.

      The following documents, which have been filed by JDA with the SEC (SEC file number 000-27876), are incorporated by reference into this joint proxy statement/ prospectus:

•	JDA’s annual report on Form 10-K for the fiscal year ended December 31, 2003 (filing date March 12, 2004);

•	JDA’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2004 (filing date May 10, 2004);

•	JDA’s current report on Form 8-K dated June 17, 2004 (filing date June 18, 2004); and

•	JDA’s description of securities on Form 8-A (filing date March 1, 1996).

      The following documents, which have been filed by QRS with the SEC (SEC file number 000-21958), are incorporated by reference into this joint proxy statement/ prospectus:

•	QRS’ annual report on Form 10-K for the fiscal year ended December 31, 2003 (filing date March 15, 2004);

•	QRS’ quarterly report on Form 10-Q for the quarterly period ended March 31, 2004 (filing date May 10, 2004);

•	QRS’ current reports on Form 8-K dated June 17, 2004 (filing date June 18, 2004) and July 20, 2004 (relating to Item 5 disclosure);

•	QRS’ Schedule 13D dated June 17, 2004 (filing date June 25, 2004); and

•	QRS’ description of securities on Form 8-A (filing date October 4, 2002), and Form 8-A (filing date October 18, 2002), as amended by Amendment No. 1 thereto (filing date February 21, 2003) and Amendment No. 2 thereto (filing date June 17, 2004).

      If you are a stockholder of JDA or QRS, you can obtain any of the documents incorporated by reference through JDA, QRS or the SEC. Documents incorporated by reference are available from JDA or QRS without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/ prospectus. You may obtain documents incorporated by reference in this joint proxy statement/ prospectus free of charge by requesting them in writing or by telephone from the appropriate company as follows:

JDA Software Group, Inc. 14400 North 87th Street Scottsdale, AZ 85260 Attention: Investor Relations Telephone No.: (480) 308-3000	QRS Corporation 1400 Marina Way South Richmond, CA 94804 Attention: David Cooper Telephone No.: (510) 215-5000

      In order to ensure timely delivery of the documents, you should make your request no later than [Month] [Day], 2004.

      Please also see “Where You Can Find More Information” on page 101.

      Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/ prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/ prospectus to the extent that a statement contained in this joint proxy statement/ prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/ prospectus modified or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/ prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

      Documents incorporated by reference in this joint proxy statement/ prospectus by JDA can also be found at JDA’s website, www.jda.com, and certain documents incorporated by reference in this joint proxy statement/ prospectus by QRS can also be found at QRS’ website, www.qrs.com. Information included in JDA’s and QRS’ website is not incorporated by reference in this joint proxy statement/ prospectus.

      JDA has supplied all information contained or incorporated by reference in this joint proxy statement/ prospectus relating to JDA, and QRS has supplied all information contained or incorporated by reference in this joint proxy statement/ prospectus relating to QRS.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among
JDA SOFTWARE GROUP, INC.,
CVP2 CORP.
and
QRS CORPORATION
June 17, 2004

A-i

A-ii

                      Exhibit A — Company Form of Voting Agreement
                      Exhibit B — Parent Form of Voting Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of June 17, 2004, by and among JDA Software Group, Inc., a Delaware corporation (“Parent”), CVP2 Corp., a Delaware corporation (“Merger Sub”), and QRS Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

      WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”); and

      WHEREAS, the Board of Directors of Parent (i) has determined that the Merger is fair to, and in the best interest of, Parent and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

      WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interest of, the Company and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

      WHEREAS, Parent and Merger Sub and each executive officer and director of the Company desire to enter into voting agreements in connection with the Merger in the form set forth in Exhibit A; and

      WHEREAS, the Company and each executive officer and director of Parent desire to enter into voting agreements in connection with the Merger in the form set forth in Exhibit B; and

      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

      WHEREAS, for United States Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code;

      WHEREAS, Section 9.3 of this Agreement contains certain definitions, and Section 9.4 of this Agreement contains an index of defined terms in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

THE MERGER

      1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

      1.2     Closing. Upon the terms and subject to the conditions set forth in this Agreement, including the satisfaction or waiver of the conditions set forth in Article 7, the closing of the Merger (the “Closing”) shall take place at the offices of Gray Cary Ware & Freidenrich, LLP, located at 1221 South Mopac Expressway, Suite 400, Austin, Texas at 10:00 a.m., Pacific time, on a date to be specified by the Parties to this Agreement, which shall be no later than two (2) Business Days after satisfaction or waiver of the conditions set forth in Article 7 or such other date and time or location as mutually agreed to by the Parties (the “Closing Date”).

      1.3     Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Closing and on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) the certificate of merger (the “Certificate of Merger”) and such other documents as may be required by the DGCL in order for the Merger to become effective duly prepared, executed and acknowledged by the Parties, as applicable. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State unless Parent and the Company agree to a subsequent date or time and specify such date and time in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

      1.4     Effects of the Merger. The Merger shall have the effects set forth in the DGCL, including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.5     Certificate of Incorporation and Bylaws.

      (a) As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law, except that the Certificate of Incorporation shall be amended to reflect that the name of the Surviving Corporation shall be “QRS Corporation”.

      (b) As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law, except that the Bylaws shall be amended to reflect that the name of the Surviving Corporation shall be “QRS Corporation”.

      1.6     Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

      2.1     Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Cancellation of Treasury Stock. Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that is directly owned by the Company or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Merger Sub Common Stock. Each issued and outstanding share of common stock of Merger Sub shall be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted, as of the Effective Time, into the right to receive 0.50 shares (the “Exchange Ratio”) of common stock, $0.01 par value per share, of Parent (the “Parent Common Stock”) (together with cash in lieu of fractional shares pursuant to Section 2.2(g), the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive such holder’s Merger Consideration. Notwithstanding the foregoing, the Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Parent Common Stock occurring (or having a record date) after the date of this Agreement and prior to the Effective Time.

(d) Options/Unvested Shares.

(i) Each Option to purchase shares of Company Common Stock under the Company’s Stock Plans which is outstanding immediately prior to the Effective Time shall not be assumed by Parent and, accordingly, at the Effective Time shall vest in full and become exercisable for all the shares of Company Common Stock subject to such Option and, to the extent not exercised at or before the Effective Time, shall terminate and cease to be outstanding immediately upon the Effective Time, in each case in accordance with the express terms of each of the Stock Plans and the applicable stock option agreement. However, Parent hereby agrees that the Company may enter into an agreement with each holder of an outstanding Option which will provide such holder with the following rights: (A) the right to surrender the Option to the Company, as proximately as possible prior to the Effective Time as to facilitate the implementation of the following provisions, for a distribution payable by the Company in shares of Company Common Stock (with any fractional share to be paid in cash) equal to the amount by which the fair market value of the shares of Company Common Stock at the time subject to such Option (with such fair market value to be determined on the basis of the closing price per share of Company Common Stock on the last trading day preceding the Closing Date) exceeds the aggregate exercise price payable for those shares and (B) the right to have the Company withhold a portion of the shares otherwise distributable under clause (A) to the Option holder in order to satisfy the employee portion of the federal, state and local income and employment withholding taxes incurred in connection with the clause (A) distribution, with the withheld shares of Company Common Stock to be valued on the basis of the fair market value to be determined on the basis of the closing price per share of Company Common Stock on the last trading day preceding the Closing Date and the Company to promptly pay that amount in cash to the appropriate tax authorities on the employee’s behalf. At the Effective Time all shares of Company Common Stock distributable pursuant to the exercise of the rights authorized pursuant to clause (A) of this subsection, net of any shares withheld by the Company in satisfaction of the applicable withholding taxes, shall be converted into the right to receive fully-vested shares of Parent Common Stock in accordance with Section 2.1(c). Parent shall assume any reserve of Company Common Stock which remains available for issuance under the Stock Plans immediately after the Effective Time (after taking into account the effect upon such share reserve of all exercises and lapses of outstanding Options and the rights authorized pursuant to clause (A) of this subsection and the lapse of any unexercised Options). In effecting such assumption, the remaining reserve of Company Common Stock under each of the Stock Plans shall be converted into shares of Parent Common Stock by multiplying the remaining reserve of Company Common Stock under each of the Stock Plans by the Exchange Ratio and rounding down to the next whole share of Parent Common Stock. Unless and until otherwise approved by Parent’s stockholders following the Effective Time, any option grants or other awards from such assumed reserve may only be made to individuals who are not at the Effective Time in the employ or service of the Parent or any Affiliate of the Parent. Parent shall also have the right, but not the obligation, after the Effective Time, to assume the Stock Plans for purposes of making option grants and other awards from such assumed reserve.

(ii) Schedule 2.1(d)(ii) sets forth a true and complete list as of the date hereof of each outstanding Option, including the option holder, the number of shares of Company Common Stock subject to such option, the applicable vesting schedule (including the number of shares vested as of the date hereof), the exercise price payable per share and the number of shares under each such Option that would vest due to acceleration upon the consummation of the Merger and the transactions contemplated hereby, and the number of shares available for issuance under the Stock Plans.

(iii) Each outstanding right to receive shares of Company Common Stock under the Stock Plans (“Share Right Award”) which is outstanding immediately prior to the Effective Time shall vest in full at that time, and the shares of Company Common Stock subject to those vested Share Right Awards shall become issuable immediately prior to the Effective Time and shall be converted as of the Effective Time into the right to receive fully-vested Parent Common Stock in accordance with Section 2.1(c). However, the holder of each such Share Right Award shall have the right to have the Company withhold a portion of the shares otherwise issuable under such Share Right Award to satisfy the employee portion of the applicable federal, state and local income and employment withholding taxes, with the withheld shares of Company Common Stock to be valued on the basis of the closing price per share of Company Common Stock on the last trading day preceding the Closing Date and the Company to promptly pay that amount in cash to the appropriate tax authorities on the employee’s behalf.

(iv) Schedule 2.1(d)(iv) sets forth a true and complete list as of the date hereof of each holder of unvested Company Common Stock and each holder of an outstanding Share Right Award under the Stock Plans, including the number of unvested shares of Company Common Stock held by such person or the number of unvested shares of Company Common Stock subject to such person’s Share Right Award, the applicable vesting schedule for those shares, the purchase price (if any) paid per share of unvested Company Common Stock held by such person and the number of shares under each such Share Right Award that would vest due to acceleration upon the consummation of the Merger and the transactions contemplated hereby.

(e) Warrants. At the Effective Time, Parent shall assume each Common Stock Purchase Warrant issued by the Company on February 9, 2001 to each of Peter Johnson and Garth Saloner (each, a “Company Warrant”) to purchase shares of Company Common Stock, whether or not exercisable, and each such Company Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant immediately prior to the Effective Time, the same number of shares of Parent Common Stock as the holder of such Company Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Company Warrant in full immediately prior to the Effective Time, at a price per share of Parent Common Stock, rounded up to the nearest whole cent, equal to (i) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Warrant divided by (ii) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Company Warrant, provided that any fractional share of Parent Common Stock resulting from an aggregation of all the shares of a holder subject to Company Warrant shall be rounded down to the nearest whole share. Prior to the Effective Time, the Company shall have given prompt notice of adjustment of each Company Warrant, in accordance with the terms of the Company Warrant and as contemplated under this Section 2.1(e), to each of Peter Johnson and Garth Saloner.

      2.2     Exchange of Certificates.

      (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) for payment of the Merger Consideration. Promptly after the Effective Time, Parent shall deposit with the Exchange Agent for the benefit of the holders of Company Common Stock certificates of Parent Common Stock representing the number of whole shares of Parent Common Stock issuable pursuant to Section 2.1(c) as Merger Consideration and sufficient funds to permit payment in lieu of fractional shares pursuant to Section 2.2(g). Any Merger Consideration deposited with the Exchange Agent which has not been distributed pursuant to Section 2.2(b) hereof on or prior to the date which is one year after the Effective Time shall be turned over to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and provided, further, that any and all interest earned at any time on the cash deposited with the Exchange Agent shall inure to the benefit of, and belong to, Parent.

      (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time and in any event within five Business Days following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), whose shares were converted into the right to receive such holder’s ratable portion of the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon the proper delivery of the Certificates and shall be in a form and have such other provisions as Parent may reasonably specify) and instructions as specified by Parent for use in effecting the exchange of the Certificates for the Merger Consideration, which shall be in form and substance reasonably satisfactory to the Company. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and executed, and all other documents required by the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Exchange Agent shall promptly distribute to such holder, the number of shares of Parent Common Stock (along with cash in lieu of fractional shares pursuant to Section 2.2(g)) into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(c).

      (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange for any reason, they shall be cancelled and exchanged as provided in this Article 2.

      (d) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), the Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

      (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay to the holder of such lost, stolen or destroyed Certificate, such holder’s Merger Consideration.

      (f) Withholding Rights. Parent shall deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provisions of any other Tax law. To the extent that amounts are so deducted and withheld by Parent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect to which such deduction and withholding were made by Parent.

      (g) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest equal to the product of (i) the closing sale price of a share of Company Common Stock on the Nasdaq National Market on the trading day immediately preceding the Effective Time by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in Sections corresponding to the numbered and lettered Sections contained in this Article 3 (provided, however, that disclosure in any Section shall be deemed to have been set forth in all other applicable Sections where it is reasonably apparent that such disclosure is applicable to such other Sections notwithstanding the omission of any cross-reference to such other Section) and is being concurrently delivered to Parent in connection herewith (the “Company Disclosure Schedule”), the following statements are true and correct as of the date of this Agreement, except where another date is specified:

      3.1     Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing, or local law equivalent, under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing, or local law equivalent, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, or local law equivalent, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered or made available to Parent, prior to the execution of this Agreement, complete and correct copies of (i) its Certificate of Incorporation and Bylaws, in each case as amended through the date hereof, (ii) its committee charters, codes of conduct or other comparable governing documents, in each case amended through the date hereof, (iii) all the existing written consents and minutes of the meetings of its Board of Directors and each committee of its Board of Directors held since January 1, 2000 and (iv) all the existing written consents and minutes of the meetings of its stockholders held since January 1, 2000.

      3.2     Subsidiaries. Section 3.2 of the Company Disclosure Schedule sets forth (a) a list of the Subsidiaries of the Company, (b) the issued and outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and (c) the registered and beneficial holders of such shares or other equity or voting interests in each such Subsidiary. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company, free and clear of all mortgages, pledges, assessments, claims, liens, charges, security interests and other encumbrances of any kind or nature whatsoever (collectively, “Liens”). Except for the capital stock of, or other equity or voting interests in, the Subsidiaries listed in Section 3.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. The Company has delivered or made available to Parent, prior to the execution of this Agreement, complete and correct copies of each of the following documents: (i) the Certificate of Incorporation and Bylaws (or similar organizational documents), in each case as amended through the date hereof, (ii) all the existing written consents and minutes of the meetings of its Board of Directors and each committee of its Board of Directors held since January 1, 2000 and (iii) all the existing written consents and minutes of the meetings of its stockholders held since January 1, 2000, of each Subsidiary of the Company.

      3.3     Capital Structure.

      (a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). Of the 10,000,000 shares of Company Preferred Stock that are authorized for issuance, 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock and have been reserved for issuance under the Company’s Rights Agreement, dated as of October 17, 2002, between the Company and Mellon Investor Services LLC, as amended (the “Rights Agreement”). As of the date hereof, (i) 15,939,155 shares of Company Common Stock are issued and outstanding (none of which are subject to repurchase options in favor of the Company by reason of having been originally issued as restricted shares), (ii) 233,731 shares of Company Common Stock are issued and held by the Company in its treasury and (iii) no shares of Company Preferred Stock are issued and outstanding, or issued and held by the Company in its treasury. The Company has delivered to Parent a true, complete and correct schedule setting forth the number of shares of Company Common Stock held by each registered holder thereof as of April 16, 2004, and since such date the Company has not issued any securities (including derivative securities) except for any shares of Company Common Stock issued upon exercise of Options outstanding under the Stock Plans prior to such date.

      (b) As of the date of this Agreement and regarding options to purchase shares of Company Common Stock (each an “Option”) under the Company’s 1993 Stock Option/ Stock Issuance Plan (the “1993 Plan”) or Special Non-Officer Stock Option Plan (the “1997 Plan” and collectively with the 1993 Plan, the “Stock Plans”):

(i) The Company has reserved 6,200,000 shares of Company Common Stock for issuance to employees, consultants and directors pursuant to the 1993 Plan, of which (i) 1,146,632 vested shares have been issued pursuant to option exercises, (ii) 2,982,268 shares are subject to outstanding, unexercised options, and (iii) 678,893 shares remain available for issuance thereunder;

(ii) The Company has reserved 675,000 shares of Company Common Stock for issuance to non-officer and non-director employees pursuant to the Company’s 1997 Plan, of which (i) 61,348 vested shares have been issued pursuant to option exercises, (ii) 375,808 shares are subject to outstanding, unexercised options, and (iii) 237,844 shares remain available for issuance thereunder; and

(iii) There are outstanding Share Rights Awards for the issuance of 339,897 shares of Company Common Stock, which such number of shares the Company has reserved for issuance thereunder.

      (c) All outstanding shares of the Company’s capital stock were duly authorized, validly issued, and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation, Bylaws or any Contract to which the Company is a party or otherwise bound. None of the outstanding shares of the Company’s capital stock has been issued in violation of any federal or state securities laws. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries were duly authorized, validly issued, and are fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries, all of which are scheduled on Section 3.3(c) of the Company Disclosure Schedule) are owned by the Company or a Subsidiary of the Company free and clear of all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

      (d) The Company Common Stock and the Rights (as such term is defined in the Rights Agreement) constitute the only classes of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      (e) The Company is not a party to or bound by any agreement with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company or its Subsidiaries. To the Knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company or its Subsidiaries.

      (f) Except as described in this Section 3.3 or as contemplated by Sections 2.1(d) or 2.1(e), no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in this Section 3.3 or as contemplated by Sections 2.1(d) or 2.1(e), there are no options, preemptive rights, warrants, calls, rights, commitments or agreements of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of it Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Company’s repurchase rights with respect to unvested shares issued under the Stock Plans, there are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person. There are no registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.

      (g) The Board of Directors of the Company has taken all action necessary (including resolving to amend the Rights Agreement prior the date hereof, and a copy of such amendment has been provided to Parent prior to the date hereof) in order to render the Rights Agreement and the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement with the effect that (A) no “Distribution Date” (as such term is defined in the Rights Agreement) has occurred or will occur as a result of the approval, execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, (B) neither Parent nor Merger Sub has become or will be an “Acquiring Person” (as such term is defined in the Rights Agreement) solely as a result of entering into, performing the terms of or consummating the transactions contemplated by this Agreement, (C) the “Expiration Date” (as such term is defined in the Rights Agreement) will occur at the moment in time immediately prior to the occurrence of the Effective Time, and (D) the Rights Agreement will otherwise be inapplicable to Parent and Merger Sub while this Agreement is in effect with respect to performing the terms of or consummating the transactions contemplated by this Agreement.

      (h) Notwithstanding the proxy statement delivered by the Company to its stockholders, and any approvals obtained at or in connection with the Company’s 2004 annual stockholders meeting, the Company does not have any obligation to, and does not intend to, implement, establish or put in place the Company’s 2004 Employee Stock Purchase Plan proposed for approval thereat.

      3.4     Authority; Noncontravention.

      (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Company Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate authorizations or approvals on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of approving this

Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

      (b) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date established for the Company Stockholders’ Meeting, voting as a single class at the Company Stockholders’ Meeting in favor of adopting this Agreement (the “Company Stockholder Approval”), is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement or the Merger.

      (c) The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (the “Company Board Approval”) (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) declaring that it is advisable and in the best interests of the Company and its stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that this Agreement is fair to the Company and its stockholders, (iv) directing that this Agreement be submitted to a vote for adoption at a meeting of the Company’s stockholders to be held as promptly as practicable as set forth in Section 6.2 and (v) recommending that the Company’s stockholders adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 5.3(a) or Section 6.2(e).

      (d) The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws of the Company or the Certificate of Incorporation or Bylaws (or similar organizational documents) of any of its Subsidiaries, (ii) any Company Listed Contract, and, to the Knowledge of the Company, any other individual Contract, or (iii) subject to the governmental filings and other matters referred to in the following paragraph, any statute, law, ordinance, rule, regulation, judgment, order or decree, in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets; other than, in the case of clauses (ii) and (iii), any such conflicts, terminations, cancellations, violations, breaches, defaults, rights, results, losses, Liens or entitlements that would not reasonably be expected to have a Material Adverse Effect on the Company.

      (e) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (each, a “Governmental Entity”), is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except (i) as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or as may be required under any foreign anti-trust or competition law or regulation, (ii) for the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement and such other filings, notices or reports under the Exchange Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) for any filings or notifications required under the rules and regulations of the NASDAQ Stock Market, Inc. of the transactions contemplated hereby, and (iv) for the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business.

      (f) Assuming that the representations and warranties made in Section 4.17 are true and correct, the Company Board Approval referred to in Section 3.4(c) constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that the restrictions on business combinations (as such term is defined therein) set forth in Section 203 of the DGCL does not and will not apply to the execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby.

      3.5     Company SEC Documents; Financial Statements; Nasdaq Compliance.

      (a) The Company has filed with the SEC on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it since January 1, 2001, including all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002)(collectively, the “Certifications”), as such documents since the time of filing may have been amended or supplemented with the SEC (the “Company SEC Documents”). Since January 1, 2001, there have been no comment letters received by the Company from the Staff of the SEC or responses to such comment letters by or on behalf of the Company, that have not been provided to Parent. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and such controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, required to be disclosed in the reports it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and principal financial officer to allow timely decisions regarding financial disclosure. No Subsidiary of the Company is required to file with the SEC any report, schedule, form, statement or other document. As of their respective dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. The Company SEC Documents (i) were and, in the case of Company SEC Documents filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in light of the circumstances under which they were and will be made, not misleading; provided, however, that all of the Company’s Certifications are each true and correct based upon the knowledge of the officer(s) making such Certifications, as made. The Company is in compliance with the applicable listing rules of the Nasdaq National Market and has not since January 1, 2001 received any notice from the Nasdaq National Market asserting any non-compliance with such rules. As used in this Section 3.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available in writing to the SEC.

      (b) The consolidated financial statements of the Company for the fiscal year ended December 31, 2003 filed with the SEC (the “Company Financial Statements”) and all other financial statements of the Company included in the Company SEC Documents, including in each case the notes thereto (collectively with the Company Financial Statements, the “Company SEC Financial Statements”) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and other adjustments described therein). Section 3.5(b) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Company and its Subsidiaries since the beginning of the immediately preceding fiscal year of the Company and the fees paid for such services; all such non-audit services were approved as required by

Section 202 of the Sarbanes-Oxley Act of 2002. In the reasonable opinion of the Company’s audit committee, the fees paid to and the serviced performed by the Company’s auditors relating to such non-audit services as described on Section 3.5(b) of the Company Disclosure Schedule do not impair such auditor’s independence. The Company has delivered or made available to Parent copies of all policies, manuals and other documents promulgating the Company’s internal accounting controls. Section 3.5(b) of the Company Disclosure Schedule lists, and the Company has delivered or made available to Parent copies of the documents creating or governing, all of the Company’s off-balance sheet arrangements.

      (c) Except as set forth in the Company Financial Statements and except as arising hereunder, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, asserted or unasserted, contingent or otherwise) that would be required by applicable accounting requirements and the published rules and regulations of the SEC to be reflected on or reserved against in any Company SEC Financial Statements that are not disclosed, reflected or reserved against in such Company SEC Financial Statements, except for such liabilities and obligations (i) that have been incurred since December 31, 2003 in the Ordinary Course of Business, or (ii) that would not reasonably be expected to have a Material Adverse Effect on the Company.

      (d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company Financial Statements.

      (e) Since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Since July 30, 2002, neither the Company nor any of its Subsidiaries, has, directly or indirectly, made or arranged for any extension or maintaining of credit, or renewal of an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company in contravention of Section 402 of the Sarbanes-Oxley Act of 2002.

      3.6     Absence of Certain Changes or Events. Except as contemplated by this Agreement, between March 31, 2004 and the date hereof, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business, and (b) there has not been any (i) Material Adverse Effect on the Company; (ii) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s or any of its Subsidiaries’ capital stock; (iii) split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock or other securities of the Company or any of its Subsidiaries (other than shares of Company Common Stock issuable upon exercise of outstanding Options under the Stock Plans); (iv) damage, destruction or other loss of more than $200,000 with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (v) incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the Ordinary Course of Business of greater than $200,000; (vi) transaction or binding commitment made, or any Contract entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets or property) or any relinquishment by the Company or any of its Subsidiaries of any Contract or any right there in, having a stated contract amount or value of $200,000 or more (other than Contracts with customers and suppliers entered into in the Ordinary Course of Business); (vii) any exclusive license, distribution, marketing or sales agreement entered into or any agreement to enter into such agreement; or (viii) any commitment to any Person to (A) develop software without charge or (B) incorporate any software into any of the Company’s products.

      3.7     Absence of Litigation; Investigations. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, there are no claims, actions, suits, proceedings or, to the Knowledge of the Company, governmental investigations, inquiries or subpoenas (i) pending against the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, or (ii) to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, judgment, writ, injunction or decree that would have a Material Adverse Effect on the Company or would prevent the consummation of the transactions contemplated by this Agreement. There has not been since January 1, 2002 nor are there currently any internal investigations or inquiries being conducted by the Company, its Subsidiaries, their respective Board of Directors or other equivalent management bodies or any third party or Governmental Entity or at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues nor to the Knowledge of the Company have there been any such internal investigations or inquiries between January 1, 2001 and December 31, 2001.

      3.8     Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, certificates, authorizations, orders and approvals of all Governmental Entities which are necessary to the lawful operation of the respective business of the Company and its Subsidiaries, except where the failure to hold such Company Permits would not reasonably be expected to have a Material Adverse Effect on the Company (the “Company Permits”). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all such Company Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable statutes, laws, ordinances, rules and regulations, judgments and decrees. The Company has not received any written notice to the effect that the Company or any of its Subsidiaries is not in compliance with the terms of the Company Permits or any such statutes, laws, ordinances, rules, or regulations.

      3.9     Contracts.

      (a) The Company has delivered or made available to Parent true and complete copies (and any and all binding amendments, modifications and supplements thereto) of the following (except for (x) those Contracts that have expired or have been terminated in accordance with their terms, and (y) with respect to Sections 3.9(a)(iii) through 3.9(a)(xii), Contracts with customers that are not described in Section 3.9(a)(i)) (the “Company Listed Contracts”), which, as of the date hereof, shall be listed on Section 3.9 of the Company Disclosure Schedule:

(i) all Contracts of the Company or any of its Subsidiaries with customers of the Company involving payments to the Company in excess of $200,000 for the twelve-month period ending on March 31, 2004;

(ii) all Contracts of the Company or any of its Subsidiaries with Persons other than Contracts with customers of the Company, made in the Ordinary Course of Business involving payments by or to the Company or its Subsidiaries in excess of $200,000 for the twelve-month period ending on March 31, 2004;

(iii) all Contracts of the Company, any of its Subsidiaries or any of its Affiliates that contain a covenant restricting the ability of the Company or any of its Subsidiaries to compete with respect to the development, manufacturing, marketing or distribution of any of the Company’s current products or services, including Contracts with “most favored customer” pricing provisions;

(iv) all Contracts of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries) other than (A) director and officer indemnification agreements, or (B) offer letters, employment agreements, equity incentive agreements, compensation arrangements, consulting agreements or similar arrangements, in each case providing solely for at will employment or services and containing no right to any pay or benefits after employment or services has terminated other than such pay or benefits as are consistent with the Company’s standard benefits package;

(v) (A) all Contracts of the Company or any of its Subsidiaries granting any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute a Company Product, with or without the right to sublicense the same, on an exclusive basis, (B) any license of Intellectual Property to or from the Company and/or any of its Subsidiaries, with or without the right to sublicense the same, on (1) an exclusive basis or (2) a non-exclusive basis (other than end user license agreements entered into for Shrinkwrap Software (other than a Company Product) or customer Contracts that grant customers rights to use the Company’s hosted or network services that are not otherwise covered by 3.9(a)(i) above), (C) all joint development agreements entered into by Company or any of its Subsidiaries, (D) any Contract by which the Company or any of its Subsidiaries grants any ownership right to any Company-owned Intellectual Property owned by the Company and/or any of its Subsidiaries, (E) any Contract under which the Company or any of its Subsidiaries grants an option relating to acquiring ownership of any Company-owned Intellectual Property, (F) any Contract under which the Company or any of its Subsidiaries has a stated obligation to make fixed payments of minimum royalties, license fees or service fees aggregating in excess of $200,000 during the calendar year ending December 31, 2004 with respect to any Company Intellectual Property, (G) any Contract under which any party is granted any right to access Company Source Code for Company Products or to use Company Source Code for Company Products to create derivative works of Company Products, (H) any Contract of the Company or any of its Subsidiaries that grants a customer a refund right (other than as a remedy for a breach of warranty) on the installation of a Company Product, and that refund period with respect to any such installation has not passed, lapsed, expired or terminated, (I) any Contract that obligates the Company or any of its Subsidiaries to provide any consulting services or maintenance and support services at no cost to any customer, and (J) any Contract pursuant to which the Company or any of its Subsidiaries has deposited or is required to deposit with an escrow agent or any other Person any Company Source Code for Company Products;

(vi) all material joint venture, partnership or other similar Contracts resulting in the formation of a separate legal entity to which the Company or any of its Subsidiaries is a party;

(vii) all Contracts of the Company or any of its Subsidiaries relating to the borrowing of money or extension of credit other than standard invoice terms for payments of invoices in connection with sales of the Company’s products or services (collectively, “Debt Obligations”) pursuant to which any material indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any Debt Obligations of any other Person, other than standard form invoices related to accounts payable of the Company or any of its Subsidiaries;

(viii) all Contracts of the Company or any of its Subsidiaries relating to the acquisition, issuance, voting, registration, sale or transfer, preemptive rights, right of participation, right of first refusal, repurchase or redemption rights, with respect to any securities of the Company, other than those in connection with the Rights Agreement, the Stock Plans and the Share Right Awards;

(ix) all Contracts of the Company whereby the Company is restricted by any “standstill” obligations entered into since January 1, 2001;

(x) any Contract of the Company or any of its Subsidiaries containing any material support or maintenance obligation on the part of the Company or any of its Subsidiaries outside of the Ordinary Course of Business;

(xi) each Contract of the Company or any of its Subsidiaries with any present director or executive officer of the Company or any of its Subsidiaries or any stockholder who owns or controls ten percent (10%) or more of the shares of Company Common Stock that requires the payment of $60,000 or more per annum; and

(xii) all powers of attorney given by the Company or any Subsidiary and Contracts and arrangements pursuant to which the Company or any Subsidiary of the Company has any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any capital maintenance or similar agreements or arrangements.

      (b) Each Company Listed Contract is in full force and effect (except for those Contracts that have expired in accordance with their terms) and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms (subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law)), of the Company or each Subsidiary, as applicable, and the Company or its Subsidiaries, as applicable, have performed all of their material obligations (except those that have not yet become due) under, and is not in violation or breach of or default under, any such Company Listed Contract except for such violation or breach which would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, the other parties to any Company Listed Contract have performed all of their obligations (except those that have not yet become due) under, and are not in violation or breach of or default under, any such Company Listed Contract except for such violations, breaches or defaults which would not reasonably be expected to have a Material Adverse Effect on the Company.

      (c) The execution of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or cause a breach of any Company Listed Contract and no approval or consent of any other party to any of Company Listed Contracts is required in order for those Company Listed Contracts to continue in effect after the consummation of the Merger.

      3.10     Absence of Changes in Benefit Plans; Employment Matters.

      (a) Since December 31, 2003, there has not been any adoption or amendment in any material respect by the Company or any Subsidiary of:

(i) any stock ownership, stock purchase, stock appreciation, stock option or phantom stock benefit plan, program or arrangement (whether oral or written) not governed by ERISA and pertaining to the Company Common Stock (together, “Equity Benefit Plans”);

(ii) any pension, profit and retirement savings, cafeteria, severance, disability, death, medical, welfare or other benefit plan, program or arrangement (whether oral or written), that is an “employee benefit plan,” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (collectively, the “ERISA Benefit Plans”) which the Company or any entity, trade or business that is, together with the Company, required to be treated as a single employer pursuant to Section 414 of the Code or Section 4001 of ERISA (a “Controlled Group Member”) sponsors or maintains or to which the Company or such entity, trade or business is required to contribute; or

(iii) any deferred compensation, cash bonus, stock bonus, performance or other incentive compensation, severance, vacation, paid time off or paid sick time benefit plan, program or arrangement (whether oral or written), that is not governed by ERISA (collectively, the “Non-ERISA Benefit Plans”), providing any such benefits to any current or former employee, officer or director of the Company or any Controlled Group Member other than, in the case of former employees, officers or directors, such benefits for which the Company, any Controlled Group Member or their Subsidiaries has no current liability or obligation.

      (b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, (i) each of the employees of the Company and any Subsidiary is employed at will, and (ii) there exist no employment (except employment at will), consulting, deferred compensation, post-termination payment or severance, change-in-control, termination or indemnification agreements or arrangements (whether oral or written) between the Company or any Subsidiary, on the one hand, and any current or former director, officer, employee or consultant of the Company or any Subsidiary, on the other hand.

      (c) Section 3.10(c) of the Company Disclosure Schedule sets forth a list of all Contracts or arrangements to which the Company or any Subsidiary is party, or to which either is subject, pursuant to which payments (or acceleration of benefits or vesting of Options or Share Right Awards) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or any other change of control of the Company. Complete and accurate copies of the Contracts and arrangements listed in Section 3.10(c) of the Company Disclosure Schedule have been delivered or made available to Parent.

      3.11     Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, including works councils, and, to the Knowledge of the Company, there are no attempts to organize any of the Company’s or any of its Subsidiaries’ employees by any person, unit or group seeking to act as their bargaining agent. The Company and its Subsidiaries have complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal employment opportunity, collective bargaining, non-discrimination, and the withholding and payment of social security and other Taxes except for such failures to comply that would not reasonably be expected to have a Material Adverse Effect on the Company. There are no pending or, to the Knowledge of the Company, threatened charges of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Company or any of its Subsidiaries. To the Knowledge of the Company, no union representation elections relating to the Company’s or any of its Subsidiaries’ employees have been scheduled by any Governmental Entity and no investigation of the employment policies or practices of the Company or any of its Subsidiaries by any Governmental Entity is pending or threatened.

      3.12     Employee Benefit Matters.

      (a) Set forth in Section 3.12(a) of the Company Disclosure Schedule is a list of (i) each currently outstanding loan to any employee, officer or director of the Company or any Subsidiary, as well as (ii) each ERISA Benefit Plan, (iii) each Equity Benefit Plan, and (iv) each Non-ERISA Benefit Plan (such plans, agreements, arrangements described in clauses (ii) through (iii) and related trusts and related agreements and arrangements being hereinafter referred to as the “Benefit Plans”). The Company has delivered or made available to Parent true and complete copies of all Benefit Plans, summary plan descriptions, agreements representing awards (including Options or Share Right Awards) granted thereunder, and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service or Department of Labor with respect to the three (3) most recent filings made for such Benefit Plans prior to the date hereof.

      (b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(i) each Benefit Plan has been operated and administered in compliance with its terms;

(ii) each Benefit Plan complies, as applicable, with requirements of ERISA and the Code, and all other applicable laws;

(iii) no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any ERISA Benefit Plan;

(iv) each Benefit Plan can be amended, discontinued or terminated at any time (including after the Effective Time) in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event, or (B) liabilities for which sufficient assets are set aside in a trust or insurance contract to satisfy such liabilities or which are accrued on the Company Financial Statements);

(v) all contributions required to be made in connection with any Benefit Plan through the date hereof have been timely made or, if not yet due, have been accrued on the Company Financial Statements;

(vi) other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims pending with respect to any Benefit Plan;

(vii) all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity have been timely filed; and

(viii) neither the Company, nor any Controlled Group Member has any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, and the Company and the Controlled Group Members have complied in all respects with the notice and continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

      (c) Each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination opinion, advisory or notification letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code or has time remaining to apply for the same under applicable Treasury Regulations or IRS pronouncements, and to the Knowledge of the Company nothing has occurred that could adversely affect such qualified status.

      (d) Neither the Company nor any Controlled Group Member maintains, sponsors, contributes to, or has an obligation to contribute to, or has maintained, sponsored, contributed to, or had an obligation to contribute to, any “defined benefit plan” (within the meaning of Section 3(35) of ERISA), any multiemployer plan (within the meaning of Section 3(37) of ERISA), or any multiple employer plan (within the meaning of Section 413 of the Code).

      (e) There are no agreements, plans, arrangements or other contracts covering current or former employees, consultants, directors or other service providers of the Company or any Controlled Group Member which provide for any payment or benefit that would, when considered individually or in the aggregate, constitute a parachute payment under Section 280G of the Code.

      3.13     Taxes.

      (a) Except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries has timely filed all material Tax returns and reports required to be filed by it, the due date for which (including any extensions with respect thereto) occurred prior to the date of this Agreement, and has paid all Taxes as shown to be owed on such returns and reports. All such Tax returns were complete and accurate in all material respects. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, “Taxes” shall mean all federal, state, local and foreign income, employment, property, sales, excise, transfer, registration, value-added, goods and services, franchise and other taxes, tariffs or governmental charges of any nature whatsoever.

      (b) To the Knowledge of the Company (which shall be entitled to rely on advice rendered by its independent accountants), neither the Company nor any of its Subsidiaries has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

      (c) Except with respect to Taxes that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have timely withheld and paid all Taxes that were required to have been withheld or have become due or payable, respectively, and (ii) all Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Company SEC Documents have been incurred in the Ordinary Course of Business and have been paid when due in the Ordinary Course of Business consistent with past practices.

      (d) Neither the Company nor any of its Subsidiaries is a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement except for any such agreement or arrangement among one or more members of an “Affiliated Group” within the meaning of Section 1504(a) of the Code, the common parent of which is the Company.

      (e) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution intended or purported to be governed by Section 355 of the Code.

      (f) The Company and each of its Subsidiaries have complied in all material respects with all applicable laws relating to intercompany transactions and transfer pricing, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company.

      (g) Neither the Company nor any of its Subsidiaries (nor any predecessor thereof) is a party to a plan or agreement that could give rise to remuneration the deduction for which could be disallowed under Section 162(m) of the Code.

      3.14     Title to Properties.

      (a) Each of the Company and its Subsidiaries has marketable and legal title to, or valid leasehold interests in, all of its properties and assets except for such properties or assets that are no longer used in the conduct of their respective businesses, and, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, except for defects in title, easements, restrictive covenants and similar Liens and encumbrances that would not have a Material Adverse Effect on the Company.

      (b) Each of the Company and its Subsidiaries has complied with the terms of all real property leases to which it is a party and under which it is in occupancy, and all such real property leases are in full force and effect, except for such noncompliances or failures to be in full force and effect that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all such leases. Neither the Company nor any of its Subsidiaries own any real property.

      3.15     Intellectual Property.

      (a) Section 3.15(a) of the Company Disclosure Schedule lists all registered Copyrights, Trademarks and Patents owned by the Company or any of its Subsidiaries (the “Company Registered Intellectual Property”). All Company Registered Intellectual Property used or currently proposed to be used in the business of the Company or any of its Subsidiaries as conducted prior to or on the Closing Date is valid and subsisting. The Company and its Subsidiaries have good and valid title to all of the Company-owned Intellectual Property, free and clear of any Liens. The Company and its Subsidiaries have a valid license or other right to use all Intellectual Property not owned by the Company or its Subsidiaries (the “Licensed Intellectual Property”) of sufficient scope of use necessary to conduct the business of the Company or any of its Subsidiaries as conducted prior to or on the Closing Date, and as currently proposed to be conducted by the Company and its Subsidiaries. The Company-owned Intellectual Property and the Licensed Intellectual Property (collectively, the “Company Intellectual Property”), constitutes all Intellectual Property used or currently proposed to be used in the business of the Company or any of its Subsidiaries as conducted prior to or on the Closing Date, and as proposed to be conducted by the Company and its Subsidiaries.

      (b) To the Knowledge of the Company, none of the Company or any of its Subsidiaries has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of any other Person. None of the Company or any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict. None of the Company or any of its Subsidiaries is party to or the subject of any pending or, to the Knowledge of the Company, threatened, suit, claim, action, investigation or proceeding with respect to any such infringement, misappropriation or conflict, that has not been settled or otherwise fully resolved. Neither the Company nor any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Company-owned Intellectual Property by the Company or any of its Subsidiaries, the use, transfer or licensing of any Company Product by the Company or any of its Subsidiaries, or that may affect the validity, use or enforceability of any Company-owned Intellectual Property, and, with respect to Licensed Intellectual Property, neither the Company nor any of its Subsidiaries received notice of any such restriction. To the Knowledge of the Company, no other Person has infringed upon, misappropriated or otherwise come into conflict with any Company Intellectual Property. None of the Company or any of its

Subsidiaries has brought any action, suit or proceeding for infringement of any Company Intellectual Property, or for breach of any license or agreement involving any of such Company Intellectual Property, against any party.

      (c) No royalties or other continuing payment obligations are past due in respect of any Intellectual Property of a third party which is incorporated in any product licensed or distributed by the Company or its Subsidiaries.

      (d) Each of the Company and its Subsidiaries has taken reasonable and necessary steps (based on standard industry practices) to protect its Intellectual Property and rights thereunder and, to the Knowledge of the Company, no such rights to Intellectual Property have been lost as a result of any act or omission by the Company or any of its Subsidiaries. The Software owned by the Company or any of its Subsidiaries, was (i) developed by employees of the Company or its Subsidiaries within the scope of their employment, (ii) developed by independent contractors who have assigned their rights to the Company or its Subsidiaries pursuant to written agreements or (iii) otherwise lawfully acquired by the Company or its Subsidiaries from a third party pursuant to written agreements.

      (e) None of the Company or any of its Subsidiaries jointly owns or claims any right, title or interest with any other Person (other than the Company or any of its Subsidiaries) in any Company-owned Intellectual Property. To the Knowledge of the Company, there has been no unauthorized use or disclosure of any Company Intellectual Property by any current or former officer, director, stockholder, employee, consultant or independent contractor of the Company or any of its Subsidiaries.

      (f) The Company and its Subsidiaries have taken reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which the Company or any of its Subsidiaries has any right, title or interest and otherwise to maintain and protect all such Trade Secrets. Without limiting the generality of the foregoing:

(i) All current and former employees, consultants and independent contractors of the Company or any of its Subsidiaries who are or were involved in, or who have contributed to, the creation or development of any Company-owned Intellectual Property have executed and delivered to the Company or its Subsidiary, as applicable, an agreement (containing no exceptions to or exclusions from the scope of its coverage) that protects proprietary information and assigns to the Company or its Subsidiary, as applicable, any and all such Intellectual Property or have validly waived or otherwise conveyed the benefit of any rights therein to the Company or its Subsidiary; and

(ii) Except pursuant to a Company Listed Contract listed under Section 3.9(a)(v) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Company Source Code. No event has occurred, and no circumstance or condition exists as a result of acts or omissions on the part of the Company or any of its Subsidiaries (including the execution of this Agreement or the consummation of any of the transactions contemplated hereby) or, to the Knowledge of the Company, as a result of any other event or circumstance, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Company Source Code.

      (g) None of the Software in respect of the Company Products, in whole or in part, is subject to the provisions of any Public Software or other source code license agreement that (i) requires the distribution of source code in connection with the distribution of or otherwise making available such Software in object code form; (ii) prohibits or limits the Company or any of its Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing such Software (whether in source code or object code form); or (iii) allows a customer, or requires that a customer have, the right to decompile, disassemble or otherwise reverse engineer such Software by its terms and not by operation of law. As used in this Agreement, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as of the date of this Agreement as set forth www.osi.org) or similar licensing or distribution models which requires the distribution of source code to licensees free of charge.

      (h) The Company and its Subsidiaries, and their employees, have complied at all times with all applicable privacy laws and regulations regarding the collection, processing, disclosure and use of all data consisting of personally identifiable information in each case as such term is defined under the applicable law that is, or is capable of being, associated with specific individuals.

      (i) For purposes of this Agreement:

(i) “Intellectual Property” means all intellectual property, including but not limited to (A) inventions (whether patentable or unpatentable and whether or not reduced to practice), ideas, research and techniques, technical designs, discoveries and specifications, improvements, modifications, adaptations, and derivations thereto, and patents, Patent Applications, models, industrial designs, inventor’s certificates, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (the “Patents”), (B) trademarks (any applications for registration therefor, including any modifications, extensions or renewals thereof), all service marks, logos, trade dress, brand names and trade names, assumed names, corporate names and other indications of origin (whether registered or unregistered) (the “Trademarks”), (C) copyrights (whether registered or unregistered and any applications for registration therefor, including any modifications, extensions or renewals thereof) (the “Copyrights”), (D) trade secrets, know-how and confidential business information and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection laws, including without limitation the Uniform Trade Secrets Act (the “Trade Secrets”), (E) internet domain names, and (F) any similar or equivalent intangible assets, properties and rights to any of the foregoing anywhere in the world.

(ii) “Patent Applications” means all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention.

(iii) “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (D) all documentation, including user manuals and training materials, relating to any of the foregoing.

(iv) “Company-owned Intellectual Property” means the Copyrights, Trademarks, Patents and Trade Secrets owned by the Company or any of its Subsidiaries.

(v) “Shrinkwrap Software” means “off-the-shelf” computer software applications that are generally available to all interested purchasers and licensees on standard terms and conditions, and which can be obtained for less than $50,000.

(vi) “Company Products” means each and all of the products of the Company or any of its Subsidiaries (including all software products), currently being distributed, currently under development, or otherwise currently anticipated to be distributed under any product “road map” of the Company or any of its Subsidiaries.

(vii) “Company Source Code” means any source code, or any portion, aspect or segment of any source code, relating to any Company Intellectual Property.

      3.16     Sale of Products; Performance of Services.

      (a) Since January 1, 2001, each Company Product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Company or its Subsidiaries to any Person:

(i) has conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract delivered in connection therewith and with all applicable Legal Requirements, except where any nonconformance or noncompliance has been cured or converted; and

(ii) has been free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Company Intellectual Property or other asset (or the operation or performance thereof) or any bug or defect that has since been corrected, remediated or cured.

(iii) All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company or its Subsidiaries were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts delivered in connection therewith and with all applicable Legal Requirements.

      (b) Since January 1, 2001, no customer or other Person has asserted or threatened to assert any claim against any of the Company or its Subsidiaries (i) under or based upon any warranty provided by or on behalf of any of the Company or its Subsidiaries, or (ii) under or based upon any other warranty relating to any product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Company or its Subsidiaries or any services performed by any of the Company or its Subsidiaries, except in any case set forth in (i) or (ii) above where such claim has been resolved and did not have and would not reasonably expected to have a Material Adverse Effect on the Company.

      3.17     Environmental Matters.

      (a) Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(i) each of the Company and its Subsidiaries possesses all Environmental Permits necessary to conduct its businesses and operations as now being conducted, and each such Environmental Permit is in full force and effect; none of the Company or its Subsidiaries has received written notification from any Governmental Entity that any such Environmental Permits will be modified, suspended or revoked;

(ii) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws and the terms and conditions of all Environmental Permits, and none of the Company or its Subsidiaries has received written notification from any Governmental Entity or other Person that alleges that the Company or any of its Subsidiaries has violated or is, or may be, liable under any Environmental Law;

(iii) there are no past or pending or, to the Knowledge of the Company, threatened Environmental Claims (A) against the Company or any of its Subsidiaries or (B) against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed, either by Contract or by operation of law, and none of the Company or any of its Subsidiaries has contractually retained or assumed any liabilities or obligations that could reasonably be expected to provide the basis for any Environmental Claim;

(iv) to the Knowledge of the Company, there have been no Releases of any Hazardous Materials at, from, in, to, on or under any real properties currently or previously owned, leased, or utilized by the Company or any of its Subsidiaries, predecessors, or Affiliates that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; and

(v) neither the Company nor any of its Subsidiaries, predecessors or Affiliates transported or arranged for the transportation, treatment, storage, handling or disposal of any Hazardous Materials to any off-site location that could reasonably be anticipated to result in an Environmental Claim.

      (b) To the Knowledge of the Company, there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment or (iii) asbestos containing material within the leasehold of any site or building utilized by the Company or any of its Subsidiaries.

      (c) There have been no environmental investigations, studies, tests, audits, reviews or other analyses conducted by, on behalf of, or which are in the possession of, the Company or any of its Subsidiaries which have not been delivered or made available to Parent.

      (d) For purposes of this Agreement, the following defined terms shall apply:

(i) “Environmental Claims” means any and all actions, orders, decrees, suits, demands, directives, claims, Liens, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging responsibility or liability arising out of, based on or related to (1) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law;

(ii) “Environmental Laws” means all laws, rules, regulations, orders, decrees, applicable common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity with applicable authority over such matters relating to pollution or protection of the environment;

(iii) “Environmental Permits” means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws;

(iv) “Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law; and

(v) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment or within any building, structure, facility or fixture.

      3.18     Insurance. All physical assets of the Company and its Subsidiaries carried for value on the Company SEC Financial Statements are covered by fire and other insurance against such risks and in such amounts as are reasonable for prudent owners of comparable assets, and true and complete copies of all such insurance policies have been delivered or made available to Parent. Neither the Company nor any of its Subsidiaries is in default with respect to any of the provisions contained in any such policies of insurance or has failed to give any notice or pay any premium or present any claim under any such insurance policy, except for such defaults or failures that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has no Knowledge that any of such insurance policies will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy.

      3.19     No Restrictions on Business. Except for this Agreement, there is no Contract, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which would have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted by the Company, other than any prohibition or impairment that would not reasonably be expected to have a Material Adverse Effect on the Company.

      3.20     Opinion of Financial Advisor. The financial advisor of the Company, Wachovia Capital Markets, LLC (referred to as, “Wachovia Securities”), has rendered its opinion, addressed to the Board of Directors of the Company, to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company. The Company has provided or will promptly provide a true, complete and correct copy of such opinion to Parent, solely for informational purposes.

      3.21     Broker Fees. No broker, investment banker, finder or financial advisor or other Person has been retained by, or is authorized to act on behalf of the Company or any of its Subsidiaries, and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than Wachovia Securities, whose brokerage, investment banking, finders and financial advisory fees shall be paid by the Company). The Company has heretofore delivered or made available to Parent a complete and correct copy of all agreements between the Company and Wachovia Securities pursuant to which such firm could be entitled to any payment relating to the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub represent and warrant to the Company that, except as set forth in the written disclosure schedule prepared by Parent which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article 4 (provided, however, that disclosure in any Section shall be deemed to have been set forth in all other applicable Sections where it is reasonably apparent that such disclosure is applicable to such other Sections notwithstanding the omission of any cross-reference to such other Section) and is being concurrently delivered to the Company in connection herewith (the “Parent Disclosure Schedule”), the following statements are true and correct as of the date of this Agreement, except where another date is specified:

      4.1     Organization, Standing and Corporate Power. Each of Parent and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing, or local law equivalent, under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing, or local law equivalent, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, or local law equivalent, would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has delivered or made available to the Company, prior to the execution of this Agreement, complete and correct copies of (i) its Certificate of Incorporation and Bylaws, in each case as amended through the date hereof, (ii) all the existing written consents and minutes of the meetings of its Board of Directors and each committee of its Board of Directors held since January 1, 2000 and (iii) all the existing written consents and minutes of the meetings of its stockholders held since January 1, 2000.

      4.2     Subsidiaries. All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Parent, free and clear of all Liens. Except for the capital stock of, or other equity or voting interests in, the Subsidiaries listed in Section 4.2 of the Parent Disclosure Schedule, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

      4.3     Capital Structure.

      (a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 2,000,000 shares of Parent’s preferred stock, par value $1.00 per share (the “Parent Preferred Stock”). As of the date hereof, (i) 29,473,420 shares of Parent Common Stock are issued and outstanding, (ii) 414,702 shares of Parent Common Stock are issued and held by Parent in its treasury and (iii) no shares of Parent Preferred Stock are issued and outstanding. Parent has delivered to the Company a true, complete and correct schedule setting forth the number of shares of Parent Common Stock held by each registered holder thereof as of June 16, 2004, and since such date Parent has not issued any securities (including securities convertible into or exchangeable for Parent securities).

      (b) As of the date of this Agreement and regarding options to purchase shares of Parent Common Stock (each a “Parent Option”) under Parent’s 1995 Stock Option Plan, as amended (“Parent 1995 Plan”), 1996 Stock Option Plan, as amended (“Parent 1996 Plan”), 1996 Outside Directors Stock Option Plan (“Parent 1996 Outside Directors Plan”), and 1998 Nonstatutory Stock Option Plan, as amended (“Parent 1998 Plan” and, collectively with the Parent 1995 Plan, Parent 1996 Plan, and Parent 1996 Outside Directors Plan, the “Parent Stock Plans”):

(i) Parent has reserved 7,500 shares of Parent Common Stock for issuance pursuant to outstanding, unexercised options granted under the Parent 1995 Plan (which has been terminated with respect to any future issuance), and no other shares remain available for issuance thereunder;

(ii) Parent has reserved 8,200,000 shares of Parent Common Stock for issuance to employees, consultants and directors pursuant to the Parent 1996 Plan, of which (i) 2,500,570 vested shares have been issued pursuant to option exercises, (ii) 4,378,807 shares are subject to outstanding, unexercised options, and (iii) 1,320,623 shares remain available for issuance thereunder;

(iii) Parent has reserved 225,000 shares of Parent Common Stock for issuance to outside directors pursuant to the Parent 1996 Outside Directors Plan, of which (i) 40,103 vested shares have been issued pursuant to option exercises, (ii) 139,480 shares are subject to outstanding, unexercised options, and (iii) 45,417 shares remain available for issuance thereunder; and

(iv) Parent has reserved 762,500 shares of Parent Common Stock for issuance to employees and consultants pursuant to the Parent 1998 Plan, of which (i) 220,407 vested shares have been issued pursuant to option exercises, (ii) 431,483 shares are subject to outstanding, unexercised options, and (iii) 110,610 shares remain available for issuance thereunder.

      (c) All outstanding shares of Parent’s capital stock were duly authorized, validly issued, and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the DGCL, Parent’s Certificate of Incorporation, Bylaws or any Contract to which Parent is a party or otherwise bound. None of the outstanding shares of Parent’s capital stock has been issued in violation of any federal or state securities laws. All of the outstanding shares of capital stock of each of Parent’s Subsidiaries were duly authorized, validly issued, and are fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by Parent or a Subsidiary of Parent free and clear of all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Parent or any of its Subsidiaries.

      (d) The Parent Common Stock constitutes the only class of securities of Parent or its Subsidiaries registered or required to be registered under the Exchange Act.

      (e) Parent is not a party to or bound by any agreement with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Parent or its Subsidiaries. To the Knowledge of Parent, there are no agreements among other parties, to which Parent is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Parent or its Subsidiaries.

      (f) Except as set forth in the Parent Rights Agreement by and between Parent and ChaseMellon Shareholder Services dated as of October 2, 1998 and as described in this Section 4.3, no capital stock of Parent or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in this Section 4.3, there are no options, preemptive rights, warrants, calls, rights, commitments or agreements of any kind to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries is bound, obligating Parent or any of it Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or accelerate the vesting of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for Parent’s repurchase rights with respect to unvested shares issued under the Parent Stock Plans, there are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Parent), of Parent or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person. There are no registration rights or other agreements or understandings to which Parent or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of Parent or any of its Subsidiaries.

      4.4     Authority; Noncontravention.

      (a) Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Share Issuance Approval. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate authorizations or approvals on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement, subject to (i) Parent obtaining the Share Issuance Approval, and (ii) Merger Sub obtaining approval of this Agreement and the Merger from Parent, as Merger Sub’s sole stockholder, which approval shall have been obtained as promptly as possible after the execution of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

      (b) The affirmative vote of the holders of a majority of the shares of Parent Common Stock present in person or represented by proxy at the Parent Stockholders’ Meeting (the “Share Issuance Approval”) in favor of the issuance of the Parent Common Stock in the Merger (the “Share Issuance”) is the only vote of the holders of any class or series of Parent’s capital stock necessary in connection with the transactions contemplated by this Agreement.

      (c) The Board of Directors of Parent, at a meeting duly called and held at which a quorum of the directors of Parent was present, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) declaring that it is advisable and in the best interests of Parent, Merger Sub and their stockholders that Parent and Merger Sub enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that the Share Issuance is fair for the Parent and their stockholders, (iv) directing that the Share Issuance be submitted to a vote at a meeting of Parent’s stockholders to be held as promptly as practicable as set forth in Section 6.2 and (v) recommending that Parent’s stockholders approve the Share Issuance, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

      (d) The Board of Directors of Merger Sub duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) declaring that it is advisable and in the best interests of Merger Sub and Parent, as its sole stockholder, that Merger Sub enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, and (iii) recommending that Merger Sub’s stockholder adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

      (e) The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or result in the creation of any Lien in or upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or Merger Sub or the Certificate of Incorporation or Bylaws (or similar organizational documents) of any of their Subsidiaries, (ii) any Parent Material Contract, or (iii) subject to the governmental filings and other matters referred to in the following paragraph, any statute, law, ordinance, rule, regulation, judgment, order or decree, in each case, applicable to Parent or any of its Subsidiaries or their respective properties or assets; other than, in the case of clauses (ii) and (iii), any such conflicts, terminations, cancellations, violations, breaches, defaults, rights, results, losses, Liens or entitlements that would not reasonably be expected to have a Material Adverse Effect on Parent.

      (f) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance with the provisions hereof, except (i) as may be required by the HSR Act or as may be required under any foreign anti-trust or competition law or regulation, (ii) for the filing with the SEC of the Joint Proxy Statement relating to the Share Issuance Approval and such other filings, notices or reports under the Exchange Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) for any filings or notifications required under the rules and regulations of the NASDAQ Stock Market, Inc. of the transactions contemplated hereby, and (iv) for the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business.

      4.5     Parent SEC Documents; Financial Statements; Nasdaq Compliance.

      (a) Parent has filed with the SEC on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it since January 1, 2001, including all of its Certifications, as such documents since the time of filing may have been amended or supplemented with the SEC (the “Parent SEC Documents”). Since January 1, 2001, there have been no comment letters received by Parent from the Staff of the SEC or responses to such comment letters by or on behalf of Parent, that have not been provided to the Company. Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and such controls and procedures are designed to ensure that material information relating to Parent, including its Subsidiaries, required to be disclosed in the reports it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and principal financial officer to allow timely decisions regarding financial disclosure. No Subsidiary of Parent is required to file with the SEC any report, schedule, form, statement or other document. As of their respective dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents. The Parent SEC Documents (i) were and, in the case of the Parent SEC Documents filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Parent with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Documents or necessary in order to make the statements in such Parent SEC Documents, in light of the circumstances under which they were and will be made, not misleading; provided, however, that the Parent’s Certifications are each true and correct based upon the knowledge of the officer(s) making such Certifications, as made. Parent is in compliance with the applicable listing rules of the Nasdaq National Market and has not since January 1, 2001 received any notice from the Nasdaq National Market asserting any non-compliance with such rules. As used in this Section 4.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available in writing to the SEC.

      (b) The financial statements of Parent for the fiscal year ended December 31, 2003 filed with the SEC (the “Parent Financial Statements”) and all other financial statements of Parent included in the Parent SEC Documents, including in each case the notes thereto (collectively with the Parent Financial Statements, the “Parent SEC Financial Statements”) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and other adjustments described therein). Section 4.5(b) of the Parent Disclosure Schedule contains a description of all non-audit services performed by Parent’s auditors for Parent and its Subsidiaries since the beginning of the immediately preceding fiscal year of Parent and the fees paid for such services; all such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act of 2002. In the reasonable opinion of Parent’s audit committee, the fees paid to and the serviced performed by Parent’s auditors relating to such non-audit services as described on Section 4.5(b) of the Parent Disclosure Schedule do not impair such auditor’s independence. Parent has delivered or made available to the Company copies of all policies, manuals and other documents promulgating Parent’s internal accounting controls. Parent does not have any off-balance sheet arrangements.

      (c) Except as set forth in the Parent Financial Statements and except as arising hereunder, Parent and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, asserted or unasserted, contingent or otherwise) that would be required by applicable accounting requirements and the published rules and regulations of the SEC to be reflected on or reserved against in any Parent SEC Financial Statements that are not disclosed, reflected or reserved against in such Parent SEC Financial Statements, except for such liabilities and obligations (i) that have been incurred since December 31, 2003 in the Ordinary Course of Business, or (ii) that would not reasonably be expected to have a Material Adverse Effect on Parent.

      (d) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving Parent or any of its Subsidiaries in the Parent Financial Statements.

      (e) Since the date of Parent’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC. Since July 30, 2002, neither Parent nor any of its Subsidiaries has, directly or indirectly, made or arranged for any extension or maintaining of credit, or renewal of an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company in contravention of Section 402 of the Sarbanes-Oxley Act of 2002.

      4.6     Absence of Certain Changes or Events. Except as described in any of the Parent SEC Documents or contemplated by this Agreement, between March 31, 2004 and the date hereof, (a) Parent and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business, and there has not been any (b)(i) Material Adverse Effect on Parent; (ii) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent’s or any of its Subsidiaries’ capital stock; or (iii) split, combination or reclassification of any of Parent’s or any of its Subsidiaries’ capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent’s capital stock or other securities of Parent or any of its Subsidiaries (other than shares of Parent Common Stock issuable upon exercise of outstanding Parent Options under the Parent Stock Plans).

      4.7     Absence of Litigation; Investigations. Except as would not reasonably be expected to have a Material Adverse Effect on Parent, there are no claims, actions, suits, proceedings or, to the Knowledge of

Parent, governmental investigations, inquiries or subpoenas (i) pending against Parent or any of its Subsidiaries, or any properties or assets of Parent or of any of its Subsidiaries, or (ii) to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, or any properties or assets of Parent or of any of its Subsidiaries. Neither Parent nor any Subsidiary of Parent is subject to any outstanding order, judgment, writ, injunction or decree that would have a Material Adverse Effect on Parent or would prevent the consummation of the transactions contemplated by this Agreement. There has not been since January 1, 2001 nor are there currently any internal investigations or inquiries being conducted by Parent, its Subsidiaries, their respective Board of Directors or other equivalent management bodies or any third party or Governmental Entity at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

      4.8     Compliance with Applicable Laws. Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, certificates, authorizations, orders and approvals of all Governmental Entities which are necessary to the lawful operation of the respective business of Parent and its Subsidiaries, except where the failure to hold such Parent Permits would not reasonably be expected to have a Material Adverse Effect on Parent (the “Parent Permits”). Except as would not reasonably be expected to have a Material Adverse Effect on Parent, all such Parent Permits are in full force and effect and Parent and its Subsidiaries are in compliance with the terms of such Parent Permits and all applicable statutes, laws, ordinances, rules and regulations, judgments and decrees. Parent has not received any written notice to the effect that Parent or any of its Subsidiaries is not in compliance with the terms of any Parent Permits or any such statutes, laws, ordinances, rules, or regulations.

      4.9     Contracts.

      (a) For purposes of this Agreement, a “Parent Material Contract” (and collectively, the “Parent Material Contracts”) means each Contract to which Parent or any of its Subsidiaries is bound or a party (except for those Contracts that have expired or have been terminated in accordance with their terms), (i) that is material to Parent, in that the termination or cancellation of such Contract would reasonably be expected to have a Material Adverse Effect on Parent, (ii) with customers of Parent involving software revenues recognized by Parent in excess of $1,000,000 for the period beginning on January 1, 2003 and ending on May 31, 2004, but not including purchases by customers solely pursuant to Parent invoices made in the Ordinary Course of Business, (iii) with Persons which are not customers of Parent made in the Ordinary Course of Business involving payments by or to Parent or its Subsidiaries in excess of $1,000,000 for the period beginning on January 1, 2003 and ending on May 31, 2004, or (iv) with the 20 largest maintenance customers of Parent based upon such customers’ aggregate billings for maintenance revenues recognized by Parent during the period beginning on January 1, 2002 and ending on March 31, 2004. Each Parent Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Company or a Subsidiary of the Company, as applicable, enforceable in accordance with its terms (subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law)), of Parent or each of its Subsidiaries, as applicable, and Parent or its Subsidiaries, as applicable, have performed all of their material obligations (except those that have not yet become due) under, and is not in violation or breach of or default under, any of such Parent Material Contracts except for where such failure to perform, violation or breach would not reasonably be expected to have a Material Adverse Effect on Parent. To the Knowledge of Parent, the other parties to any Parent Material Contract have performed all of their obligations (except those that have not yet become due) under, and are not in violation or breach of or default under, any such Parent Material Contract except for such violations, breaches or defaults which would not reasonably be expected to have a Material Adverse Effect on Parent.

      (b) The execution of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or cause a breach of any Parent Material Contract and no approval or consent of any other party to any of Parent Material Contracts is required in order for those Parent Material Contracts to continue in effect after the consummation of the Merger.

      4.10     Absence of Changes in Benefit Plans. Since December 31, 2003, there has not been any adoption or amendment in any material respect by Parent or any Subsidiary of Parent of:

(a) any stock ownership, stock purchase, stock appreciation, stock option or phantom stock benefit plan, program or arrangement (whether oral or written) not governed by ERISA and pertaining to the Parent Common Stock (together, “Parent Equity Benefit Plans”);

(b) any ERISA Benefit Plans which Parent or any Controlled Group Member sponsors or maintains or to which Parent or such entity, trade or business is required to contribute; or

(c) any Non-ERISA Benefit Plans, providing any such benefits to any current or former employee, officer or director of Parent or any Controlled Group Member.

      4.11     Employee Benefit Matters.

      (a) Except as would not reasonably be expected to have a Material Adverse Effect on Parent:

(i) each ERISA Benefit Plan of Parent, Parent Equity Benefit Plan and each Non-ERISA Benefit Plan of Parent (such plans, agreements, arrangements, and related trusts and related agreements being hereinafter referred to as the “Parent Benefit Plans”) has been operated and administered in compliance with its terms;

(ii) each Parent Benefit Plan complies, as applicable, with requirements of ERISA and the Code, and all other applicable laws;

(iii) no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any ERISA Benefit Plan of Parent;

(iv) all contributions required to be made in connection with any Parent Benefit Plan through the date hereof have been timely made or, if not yet due, have been accrued on Parent Financial Statements;

(v) other than claims in the ordinary course for benefits with respect to the Parent Benefit Plans, there are no actions, suits or claims pending with respect to any Parent Benefit Plan; and

(vi) all reports, returns and similar documents with respect to the Parent Benefit Plans required to be filed with any Governmental Entity have been timely filed.

      (b) Each Parent Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination opinion, advisory or notification letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code or has time remaining to apply for the same under applicable Treasury Regulations or IRS pronouncements, and to the Knowledge of Parent nothing has occurred that could adversely affect such qualified status.

      (c) Neither Parent nor any Controlled Group Member maintains, sponsors or contributes to, or has maintained, sponsored or contributed to, any “defined benefit plan” (within the meaning of Section 3(35) of ERISA), any multiemployer plan (within the meaning of Section 3(37) of ERISA), or any multiple employer plan (within the meaning of Section 413 of the Code).

      4.12     Taxes.

      (a) Except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect on Parent, Parent and each of its Subsidiaries has timely filed all material Tax returns and reports required to be filed by it, the due date for which (including any extensions with respect thereto) occurred prior to the date of this Agreement, and has paid all Taxes as shown to be owed on such returns and reports. All such Tax returns were complete and accurate in all material respects. Except as would not reasonably be expected to have a Material Adverse Effect on Parent, no deficiencies for any Taxes have been proposed, asserted or assessed against Parent, and no requests for waivers of the time to assess any such Taxes are pending.

      (b) To the Knowledge of Parent (which shall be entitled to rely on advice rendered by its independent accountants), neither Parent nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

      4.13     Intellectual Property.

      (a) Section 4.13(a) of the Parent Disclosure Schedule lists all registered Copyrights, Trademarks and Patents owned by Parent or any of its Subsidiaries, and is in current use in its or their business (the “Parent Registered Intellectual Property”). All Parent Registered Intellectual Property used or currently proposed to be used in the business of Parent or any of its Subsidiaries as conducted prior to or on the Closing Date is valid and subsisting. Parent and its Subsidiaries have good and valid title to all of Parent-owned Intellectual Property, free and clear of any Liens. Parent and its Subsidiaries have a valid license or other right to use all Intellectual Property not owned by Parent or its Subsidiaries (the “Parent Licensed Intellectual Property”) of sufficient scope of use necessary to conduct the business of Parent or any of its Subsidiaries as conducted prior to or on the Closing Date, and as currently proposed to be conducted by Parent and its Subsidiaries. Parent-owned Intellectual Property and the Parent Licensed Intellectual Property (collectively, the “Parent Intellectual Property”), constitutes all Intellectual Property used or currently proposed to be used in the business of Parent or any of its Subsidiaries as conducted prior to or on the Closing Date, and as proposed to be conducted by Parent and its Subsidiaries.

      (b) To the Knowledge of Parent, none of Parent or any of its Subsidiaries has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of any other Person. None of Parent or any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict. None of Parent or any of its Subsidiaries is party to or the subject of any pending or, to the Knowledge of Parent, threatened, suit, claim, action, investigation or proceeding with respect to any such infringement, misappropriation or conflict, that has not been settled or otherwise fully resolved. Neither Parent nor any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Parent-owned Intellectual Property by Parent or any of its Subsidiaries, the use, transfer or licensing of any Parent Product by Parent or any of its Subsidiaries, or that may affect the validity, use or enforceability of any Parent-owned Intellectual Property, and, with respect to Parent Licensed Intellectual Property, neither Parent nor any of its Subsidiaries received notice of any such restriction.. To the Knowledge of Parent, no other Person has infringed upon, misappropriated or otherwise come into conflict with any Parent Intellectual Property. None of Parent or any of its Subsidiaries has brought any action, suit or proceeding for infringement of any Parent Intellectual Property, or for breach of any license or agreement involving any of such Parent Intellectual Property, against any party.

      (c) No royalties or other continuing payment obligations are past due in respect of any Intellectual Property of a third party which is incorporated in any product licensed or distributed by Parent or its Subsidiaries.

      (d) Each of Parent and its Subsidiaries has taken reasonable and necessary steps (based on standard industry practices) to protect its Intellectual Property and rights thereunder and, to the Knowledge of Parent, no such rights to Intellectual Property have been lost as a result of any act or omission by Parent or any of its Subsidiaries. The Software owned by Parent or any of its Subsidiaries, was (i) developed by employees of Parent or its Subsidiaries within the scope of their employment, (ii) developed by independent contractors who have assigned their rights to Parent or its Subsidiaries pursuant to written agreements or (iii) otherwise lawfully acquired by Parent or its Subsidiaries from a third party pursuant to written agreements.

      (e) None of Parent or any of its Subsidiaries jointly owns or claims any right, title or interest with any other Person (other than Parent or any of its Subsidiaries) in any Parent-owned Intellectual Property. To the Knowledge of Parent, there has been no unauthorized use or disclosure of any Parent Intellectual Property by any current or former officer, director, stockholder, employee, consultant or independent contractor of Parent or any of its Subsidiaries.

      (f) Parent and its Subsidiaries have taken reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which Parent or any of its Subsidiaries has any right, title or interest and otherwise to maintain and protect all such Trade Secrets.

      (g) For purposes of this Agreement:

(i) “Parent-owned Intellectual Property” means the Copyrights, Trademarks, Patents and Trade Secrets owned by Parent or any of its Subsidiaries.

(ii) “Parent Products” means each and all of the products of Parent or any of its Subsidiaries (including all software products), currently being distributed, currently under development, or otherwise currently anticipated to be distributed under any product “road map” of Parent or any of its Subsidiaries.

(iii) “Parent Source Code” means any source code, or any portion, aspect or segment of any source code, relating to any Parent Intellectual Property.

      4.14     No Restrictions on Business. Except for this Agreement, there is no Contract, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which would have the effect of prohibiting or impairing any business practice of Parent or any of its Subsidiaries, acquisition of property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted or as currently proposed to be conducted by Parent, other than any prohibition or impairment that would not reasonably be expected to have a Material Adverse Effect on Parent.

      4.15     Brokers. Except for Citigroup Global Markets Inc., no broker, investment banker, financial advisor or other Person has been retained by, or is authorized to act on behalf of, Parent or any of its Subsidiaries and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

      4.16     Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any other business activities and has conducted its operations only as contemplated hereby. Merger Sub has not incurred, directly or indirectly, any material liabilities or obligations except those in connection with its organization or with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby.

      4.17     Interested Stockholder. Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates” have been “interested stockholders” of the Company at any time within three years of the date of this Agreement, as those terms are used in Section 203 of the DGCL.

      4.18     Opinion of Financial Advisor. The financial advisor of Parent has rendered its opinion, addressed to the Board of Directors of Parent, to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent will promptly provide a true, complete and correct copy of such opinion to the Company solely for informational purposes.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.1     Conduct of Company’s Business. Except as otherwise provided in, contemplated by or permitted by this Agreement, or as set forth in Section 5.1 of the Company Disclosure Schedule, between the date hereof and the Effective Time, the Company shall, and shall cause its Subsidiaries, (i) to operate their respective businesses in the Ordinary Course of Business, and (ii) to use all commercially reasonable efforts to preserve intact their business relationships with customers and other third parties, and keep available the service of their current officers and employees. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, as set forth in Section 5.1 of the Company Disclosure

Schedule or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), prior to the Effective Time the Company shall not, and shall not permit any of its Subsidiaries to:

(a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock;

(b) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, or take any action to accelerate any vesting provisions of any such shares or securities, other than (i) the repurchase of unvested shares of Company Common Stock, at the original price paid per share, from employees, consultants or directors upon the termination of their service relationship with the Company or any Subsidiary, or (ii) any required action to effect the vesting acceleration contemplated by any Contract existing on the date hereof;

(c) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or any of its other securities;

(d) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or any stock appreciation rights or other rights that are linked in any way to the price of Company Common Stock or in any way alter the capitalization structure of the Company or any of its Subsidiaries existing on the date of this Agreement (other than the issuance of shares of Company Common Stock upon the exercise of Options outstanding on the date of this Agreement pursuant to their terms as in effect on the date of this Agreement or as a result of the transactions contemplated hereby);

(e) amend its Certificate of Incorporation or Bylaws (or similar organizational documents of any Subsidiary);

(f) effect any merger, consolidation, or business combination;

(g) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of the Company or any of its Subsidiaries or otherwise permit the corporate existence of the Company or any of its Subsidiaries to be suspended, lapsed or revoked;

(h) directly or indirectly, sell, lease, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets or any interest therein, other than (i) in the Ordinary Course of Business, (ii) any Liens for taxes not yet due and payable or being contested in good faith and (iii) such mechanics’ and similar Liens, if any, as do not materially detract from the value of any such properties or assets;

(i) (i) repurchase, prepay or incur any indebtedness or assume, guarantee or endorse any indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except for borrowings incurred in the Ordinary Course of Business or transactions between the Company and Parent or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company;

(j) enter into, modify, amend or terminate (i) any Contract which if so entered into, modified, amended or terminated would (A) have a Material Adverse Effect on the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) except in the Ordinary Course of Business, any Company Listed Contract;

(k) (i) purchase, acquire, lease or license-in any material assets in any single transaction or series of related transactions having a fair market value in excess of $200,000; (ii) sell, transfer or otherwise dispose of any material assets other than sales of its products and other non-exclusive licenses of software in the Ordinary Course of Business; (iii) enter into any exclusive license, distribution, marketing or sales agreements; (iv) enter into any commitments to any person to develop Software without charge; (v) sell, transfer or otherwise dispose of any of Company-owned Intellectual Property other than in connection with sales of its products and non-exclusive licenses in the Ordinary Course of Business; (v) terminate any material Software development project that is currently ongoing, unless pursuant to the terms of an existing Contract with a customer; or (vi) grant “most favored customer” pricing to any Person other than in the Ordinary Course of Business;

(l) (i) except as otherwise contemplated by this Agreement or as required to comply with applicable law, rule or regulation or any Contract or Benefit Plans existing on the date of this Agreement, pay any material benefit not provided for as of the date of this Agreement under any Contract or Benefit Plan, or (ii) enter into, modify, amend or terminate any Benefit Plan, or (iii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any Subsidiary thereof;

(m) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice in any material respect;

(n) except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices;

(o) make or rescind any material election relating to Taxes or settle or compromise any material Tax liability or enter into any closing or other agreement with any Tax authority with respect to any material Tax liability, or file or cause to be filed any material amended Tax return, file or cause to be filed any claim for material refund of Taxes previously paid, or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

(p) fail to file any material Tax returns when due, fail to cause such Tax returns when filed to be materially true, correct and complete, prepare or fail to file any Tax return in a manner inconsistent with past practices in preparing or filing similar Tax returns in prior periods or, on any such Tax return of the Company, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax returns in prior periods, in each case, except to the extent required by applicable Legal Requirements, or fail to pay any material Taxes when due;

(q) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, affecting in whole or in part any site of employment, facility, operating unit or employee of Company or any of its Subsidiaries; and

(r) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding the preceding provisions of this Section 5.1, between the date hereof and the Effective Time, the Company may, after providing notice to Parent, in the Company’s sole discretion and without the consent of Parent, comply with its legally binding obligations outstanding as of the date hereof which have been either provided to Parent or disclosed in the Company SEC Documents in accordance with the terms of such agreements.

      5.2     Conduct of Parent’s Business. Except as otherwise provided in, contemplated by or permitted by this Agreement, or as set forth in Section 5.2 of the Parent Disclosure Schedule, between the date hereof and the Effective Time, Parent shall, and shall cause its Subsidiaries, (i) to operate their respective businesses in the Ordinary Course of Business, and (ii) to use all commercially reasonable efforts to preserve intact their business relationships with third parties, and keep available the service of their current officers and employees. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, as set forth in Section 5.2 of the Parent Disclosure Schedule or consented to in writing by the Company

(which consent shall not be unreasonably withheld or delayed), prior to the Effective Time Parent shall not, and shall not permit any of its Subsidiaries to:

(a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (provided that cash distributions from any of such Subsidiaries to Parent shall be permitted);

(b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or any of its other securities (other than any such transaction involving the capital stock of such Subsidiary, which does not alter the status of such Subsidiary as a wholly owned Subsidiary of Parent or a foreign Subsidiary of Parent that would be wholly owned but for a nominal number of director or similar shares being owned by a foreign national as is required by the law of the jurisdiction of such foreign Subsidiary’s organization);

(c) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or any stock appreciation rights or other rights that are linked in any way to the price of Parent Common Stock, other than (i) the issuance of shares of Parent Common Stock upon the exercise of Parent Options pursuant to their terms or as a result of the transactions contemplated hereby and (ii) the issuance of Parent Options pursuant to the Parent Stock Plans to employees or consultants of Parent after the date of this Agreement but in the ordinary course of business for Parent and the subsequent exercise of those Parent Options for shares of Parent Common Stock;

(d) amend its Certificate of Incorporation or Bylaws (or similar organizational documents of any Subsidiary);

(e) effect any merger, consolidation, or business combination;

(f) adopt a plan of complete or partial liquidation, dissolution, restructuring or recapitalization of Parent or any of its Subsidiaries or otherwise permit the corporate existence of Parent or any of its Subsidiaries to be suspended, lapsed or revoked, except with respect to the Subsidiaries of Parent, other than JDA Software, Inc., where individually or in the aggregate such liquidation, dissolution, restructuring or recapitalization would not reasonably be expected to have a Material Adverse Effect on Parent;

(g) directly or indirectly, sell, lease, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets or any interest therein, other than (i) in the Ordinary Course of Business, (ii) any Liens for taxes not yet due and payable or being contested in good faith and (iii) such mechanics’ and similar Liens, if any, as do not materially detract from the value of any such properties or assets;

(h) (i) repurchase, prepay or incur any indebtedness or assume, guarantee or endorse any indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or any of its Subsidiaries, except for borrowings incurred in the Ordinary Course of Business or transactions between Parent and the Company or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than Parent or any direct or indirect wholly-owned Subsidiary of Parent;

(i) enter into, modify, amend or terminate (i) any Contract which if so entered into, modified, amended or terminated would (A) have a Material Adverse Effect on Parent, (B) impair in any material respect the ability of Parent to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) except in the Ordinary Course of Business, any Parent Material Contract;

(j) except as otherwise contemplated by this Agreement or as required to comply with applicable law, rule or regulation or any Contract or Parent Benefit Plans existing on the date of this Agreement, (i) pay any material benefit not provided for as of the date of this Agreement under any Contract or

Parent Benefit Plan, or (ii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of Parent or any Subsidiary thereof;

(k) except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices; and

(l) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding the preceding provisions of this Section 5.2, between the date hereof and the Effective Time, Parent may, after providing notice to the Company, in Parent’s sole discretion and without the consent of the Company, comply with its legally binding obligations outstanding as of the date hereof which have been either provided to the Company or disclosed in the Parent SEC Documents in accordance with the terms of such agreements.

      5.3     No Solicitation by the Company.

      (a) The Company shall not, nor shall it permit any of its Subsidiaries to, or authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any financial advisor, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to take any action to, directly or indirectly:

(i) solicit, initiate or facilitate any Takeover Proposal or the making of any proposal that constitutes a Takeover Proposal; or

(ii) enter into, continue or otherwise participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub and their respective officers, directors, employees, agents and advisors) regarding a Takeover Proposal;

provided, however, that at any time prior to obtaining Company Stockholder Approval, nothing in this Agreement shall prevent, and the Company may, in response to a Takeover Proposal, and subject to compliance with this Section 5.3:

(A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which is materially no less favorable to the Company than the Confidentiality Agreement or participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal; and

(B) enter into a binding written agreement providing for the implementation of a Superior Proposal if the Company, following the approval of the Board of Directors of the Company, elects to terminate this Agreement pursuant to Section 8.1(f), if in the case of (A) and (B) above, the Board of Directors of the Company determines that (1) such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal or (2) the failure to take such action would be inconsistent with the fiduciary duties of the Company’s Board of Directors under applicable law. The term “Takeover Proposal” means any proposal or offer from any Person relating to any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) all or substantially all of the assets, properties and business of the Company and its Subsidiaries or (ii) 35% or more of the outstanding shares of Company Common Stock or capital stock of, or other equity or voting interests in, the Company. The term “Superior Proposal” means a Takeover Proposal that the Board of Directors determines in good faith, after consultation with the Company’s independent financial advisors of nationally recognized reputation (who may be Wachovia Securities), is more favorable to the Company’s stockholders from a financial point of view than the Merger, taking into account all of the terms and conditions of such proposal, the likelihood of completion of such transaction, and the financial, regulatory, legal and other aspects of such proposal.

      (b) The terms of this Section 5.3 shall not prohibit the Company from taking any action necessary in order to comply with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, provided that neither the Company nor its Board of Directors shall, except as permitted by this Agreement, propose to withdraw, amend, change or modify its recommendation of this Agreement and the Merger, or to approve or recommend, or propose to publicly approve or recommend, a Takeover Proposal.

      (c) The Company shall immediately cease existing discussions or negotiations with any Persons conducted heretofore with respect to a Takeover Proposal.

      5.4     Employee Benefit Matters.

      (a) Unless Parent delivers written notice to the Company no later than five Business Days prior to the Effective Time providing otherwise, the Company shall take all action necessary to terminate, or cause to be terminated, before the Effective Time, any Benefit Plan that is a 401(k) plan or other defined contribution retirement plan or employee stock purchase plan.

      (b) From and after the Effective Time, Parent will cause the Surviving Corporation to honor in accordance with their terms, the employment, indemnification or similar agreements between the Company and current employees set forth in Section 3.9(a)(iv) of the Company Disclosure Schedule (each, an “Employment Agreement”). Should Parent at any time after the Effective Time terminate one or more of the Benefit Plans, whether pension plans within the meaning of Section 3(2) of ERISA, welfare benefit plans within the meaning of Section 3(1) of ERISA or any other employee benefit plans, then Parent shall at that time (the “Benefit Plan Termination Date”), include the employees of the Company and its Subsidiaries in the corresponding pension plans, welfare benefit plans and other employee benefit plans of Parent on the same basis and terms as the Parent’s similarly situated employees participate. All welfare benefit plans of Parent in which the employees of the Company or its Subsidiaries participate after the Benefit Plan Termination Date shall provide coverage for pre-existing health conditions on the same basis and terms as Parent’s similarly situated employees (which Parent represents is permitted under such plans), and all limitations as to pre-existing conditions, exclusions and waiting periods shall accordingly be waived with respect to participation and coverage under those plans, other than limitations or waiting periods already in effect with respect to one or more Company employees which had not been satisfied as of the Benefit Plan Termination Date under the corresponding welfare benefit plans maintained for such employees of the Company or its Subsidiaries immediately prior to the Benefit Plan Termination Date. In addition, under each such welfare benefit plan of Parent, the outstanding claims and expenses incurred by the employees of the Company or its Subsidiaries under each corresponding welfare benefit of the Company for the portion of the plan year preceding the Benefit Plan Termination Date will be recognized, and the employees of the Company or its Subsidiaries shall be given credit for amounts paid by them under each corresponding benefit plan of the Company, for the portion of the plan year preceding the Benefit Plan Termination Date, for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the successor welfare benefit plan of Parent. For purposes of eligibility, vesting and benefit accrual (other than benefit accruals under any defined benefit pension plan) under all pension, welfare benefit and other employee benefit plans of Parent, service by an employee for the Company or any Subsidiary prior to the Effective Time shall be taken into account to the same extent as if such service had been performed for Parent or the Surviving Corporation; provided, that nothing herein in this sentence shall: (i) require the inclusion any such employee in any such plan prior to the Effective Time, (ii) require Parent to take more than commercially reasonable efforts to accomplish the foregoing, or (iii) obligate Parent to incur material additional costs to implement any of the foregoing; and provided further, that in determining the amount of vacation pay owed to any such employee of the Company or Subsidiary, from and after the Effective Time under the applicable terms of the vacation pay plan of Parent or the Surviving Corporation, credit shall be given for such employee’s service for the Company or any Subsidiary prior to the Effective Time.

ARTICLE 6

ADDITIONAL AGREEMENTS

      6.1     Registration Statement; Joint Proxy Statement.

      (a) As promptly as practicable following the date of this Agreement, Parent and the Company shall jointly prepare and shall file with the SEC a document or documents that will constitute (i) the registration statement on Form S-4 of Parent (together with all amendments thereto, the “Registration Statement”), in connection with the registration under the Securities Act of Parent Common Stock to be issued to the Company’s stockholders pursuant to the Merger and (ii) the joint proxy statement with respect to the Merger relating to the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting (together with any amendments thereto, the “Joint Proxy Statement”). Copies of the Joint Proxy Statement shall be provided to the Nasdaq National Market in accordance with its rules. Each of the Parties shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the Registration Statement, the Parties shall take all action required under any applicable laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Parent or the Company, as the case may be, shall furnish all information concerning Parent or the Company as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and the Joint Proxy Statement. Each of Parent and the Company shall notify the other of the receipt of any comments from the SEC or its staff on the Registration Statement and the Joint Proxy Statement and of any request from the SEC or its staff for amendments or supplements thereto or for additional information and shall provide to each other promptly copies of all correspondence between Parent, the Company or any of their representatives and advisors and the SEC or its staff. As promptly as practicable after the effective date of the Registration Statement, the Joint Proxy Statement shall be mailed to the stockholders of the Company and of Parent. Each of the parties hereto shall cause the Joint Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the Securities Act, and the rules and regulations of the Nasdaq National Market.

      (b) The Company and Parent shall cooperate in connection with the preparation of the Registration Statement, including by giving (i) each other and their respective counsel a reasonable opportunity to review and comment on the Registration Statement, each time before such document (or any amendment thereto) is filed with the SEC, (ii) reasonable and good faith consideration to any comments made by the other and its counsel, (iii) promptly to the other party and its counsel any comments or other communications, whether written or oral, such party or its counsel may receive from time to time from the SEC with respect to the Joint Proxy Statement, (iv) a reasonable opportunity to participate in the response to those comments by giving (A) the other party and its counsel a reasonable opportunity to review and comment on the SEC comments and proposed response, (B) reasonable and good faith consideration to any comments made by the other party and its counsel, and (C) the opportunity to participate in any discussions or meetings with the SEC.

      (c) The Joint Proxy Statement shall include (i) with respect to the Company and its stockholders, the approval of the Merger and the recommendation of the Board of Directors of the Company to the Company’s stockholders that they vote in favor of approval of this Agreement and the Merger, subject to the Company’s rights under Sections 5.3 and 6.2(e), and (ii) with respect to Parent and its stockholders, the approval of the Share Issuance and the recommendation of the Board of Directors of Parent to Parent’s stockholders that they vote in favor of approval of the Share Issuance.

      (d) No amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be made without the approval of Parent and the Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

      (e) None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (i) in the case of the Joint Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of the Company and Parent, at the time of the Company Stockholders’ Meeting, at the time of the Parent Stockholders’ Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Subsidiary of the Company, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

      (f) None of the information supplied by Parent for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (i) in the case of the Joint Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of the Company and Parent, at the time of the Company Stockholders’ Meeting, at the time of the Parent Stockholders’ Meeting and at the Effective Time and (ii) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Subsidiary of Parent, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Registration Statement or the Joint Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

      6.2     Company Stockholders’ Meeting and Parent Stockholders’ Meeting.

      (a) The Company shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining Company Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement or the Merger is no longer advisable or recommends that the stockholders of the Company reject this Agreement or the Merger or otherwise modifies its recommendation of the Merger, in all cases subject to its rights under Section 5.3(a) and this Section 6.2. The Company shall cause the Company Stockholders’ Meeting to be held as promptly as practicable following the date of this Agreement. The Company shall, through its Board of Directors, recommend to its stockholders that they adopt and approve this Agreement and the Merger, and shall include such recommendation in the Joint Proxy Statement, in each case subject to its rights under Section 5.3(a) and this Section 6.2.

      (b) Parent shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) for the purpose of obtaining Share Issuance Approval shall call and hold the Parent Stockholders’ Meeting, as promptly as practicable after the date hereof for the purpose of voting upon the Share Issuance. Parent shall, through its Board of Directors, recommend to its stockholders that they adopt and approve the Share Issuance, shall not amend or modify its recommendation in any manner adverse to the Company, and shall include such recommendation in the Joint Proxy Statement.

      (c) The Company and Parent shall use all reasonable efforts to hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting on the same date and as soon as practicable after the date on which the Registration Statement becomes effective. Except as otherwise contemplated by this Agreement, Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Joint Proxy Statement and shall take all other action necessary or advisable to secure the Company Stockholder Approval. Except as otherwise contemplated by this Agreement, Parent shall use all reasonable efforts to solicit from its stockholders proxies in favor of the Share Issuance pursuant to the Joint Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL or applicable stock exchange requirements to obtain such approval. Each of the parties hereto shall use take all other action necessary or, in the opinion of the other parties hereto, advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable law and such party’s certificate or articles of incorporation and bylaws to effect the Merger. The Company may retain an agent, on terms or conditions reasonably acceptable to Parent, for the purpose of soliciting proxies on behalf of the Company for the Company Stockholders’ Meeting; provided, however, that in the event of termination of this Agreement (other than a termination pursuant to Section 8.1(c) or any termination pursuant to which a Termination Fee may be payable), any and all fees and expenses of such agent shall be reimbursed to the Company by Parent within five (5) days of a written request by the Company for reimbursement.

      (d) Merger Sub shall, immediately following execution of this Agreement, submit this Agreement to Parent, as the sole stockholder of Merger Sub, for adoption and approval. Upon such submission, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the transactions contemplated by this Agreement by unanimous written consent in lieu of a meeting in accordance with the requirements of the DGCL and the Certificate of Incorporation and Bylaws of Merger Sub.

      (e) Nothing in this Agreement shall prevent the Board of Directors of the Company, either before or after the Company has filed or mailed the Joint Proxy Statement, from withdrawing, amending, changing or modifying its recommendation in favor of the Merger at any time prior to the approval and adoption of this Agreement and approval of the Merger by the Company’s stockholders where the Board of Directors of the Company determines in good faith, after consultation with its legal advisors, that its failure to do so could reasonably be determined to constitute a breach of its fiduciary duties under applicable law.

      6.3     Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the officers, employees, attorneys, accountants and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time or termination of this Agreement, and without undue disruption of their respective businesses, to their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, promptly deliver or make available to Parent (a) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that to the extent that such information is competitively sensitive, as determined in good faith by the Board of Directors of the Company, including the Company’s customer specific information or future marketing or strategic plans, such information will be reviewed by outside antitrust counsel before being shared with Parent or the officers, employees, attorneys, accountants and other representatives of Parent. Parent will hold, and will cause its respective officers, employees, attorneys, accountants and other representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement, dated as of February 23, 2004, between the Company and Parent (the “Confidentiality Agreement”).

      6.4     Further Actions. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things that are necessary or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (a) the taking of all commercially reasonable acts necessary to cause the conditions in Article 7 to be satisfied, (b) the obtaining of all necessary consents, approvals or waivers from third parties and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 6.4 will limit or affect actions permitted to be taken pursuant to Section 5.3, and notwithstanding this Section 6.4, the provisions of Section 6.5 shall govern with respect to filings with, and consents, approvals, permits or authorizations from, Governmental Entities (including filings and other matters related to the HSR Act).

      6.5     Filings; Other Actions.

      (a) Upon the terms and subject to the conditions herein provided each Party hereto shall (i) use all commercially reasonable efforts to cooperate with one another in determining which filings and registrations are required to be made prior to the Effective Time, and which consents, approvals, waivers, clearances, permits or authorizations or confirmations are required to be obtained prior to the Effective Time, from Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) use all commercially reasonable efforts to timely make all such filings and registrations and timely obtain all such consents, approvals, waivers, clearances, permits, registrations, authorizations or confirmations (including any required filings under the HSR Act or any foreign antitrust, competition or trade law), (iii) use all commercially reasonable efforts to avoid or eliminate as soon as practicable each and every impediment under any antitrust law that may be asserted by any United States or foreign governmental antitrust authority so as to enable the Parties to expeditiously close the transactions contemplated hereby, and (iv) use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

      (b) Without limiting the generality of the foregoing, the Company and Parent shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission and the United States Department of Justice, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act and (ii) any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any other foreign antitrust or competition law. Each of the Company and Parent shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other foreign antitrust or competition law.

      (c) Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply promptly with any such inquiry or request, including a request for additional information or Second Request from the United States Federal Trade Commission and the United States Department of Justice. Each Party shall permit the other Parties to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other Parties the opportunity to attend and participate in such meetings and conferences, in each case in connection with the Merger.

      (d) Nothing in this Agreement, however, shall require or be construed to require any Party hereto, in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the transactions contemplated hereby, to (i) sell or hold separate, or agree to sell or hold separate, before or after the Effective Time, any assets, businesses or any interests in any assets of businesses, of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by Parent or the Company, of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Parent or the Company of any assets or businesses, or (ii) enter into any other agreement or be bound by any obligation that, in Parent’s good faith judgment, may have a material adverse effect on the benefits to Parent of the transactions contemplated by this Agreement.

      6.6     Fees and Expenses.

      (a) All fees, costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses (other than the fees and expenses of attorneys and accountants) incurred in connection with the printing and filing with the SEC the Joint Proxy Statement and Registration Statement and any amendments or supplements thereto; provided, further, that Parent shall pay all fees and expenses (other than the fees and expenses of attorneys and accountants of the Company) incurred in connection with any filings made under the HSR Act and other antitrust or competition law filings, and Parent will pay the cost of all local counsel legal fees relating to this Agreement.

      (b) In the event (i) Parent terminates this Agreement pursuant to Section 8.1(d) and (A) at or prior to such termination a Takeover Proposal shall have been publicly announced, commenced or otherwise become publicly known or any Person shall have publicly announced an intention to make a Takeover Proposal (and such Takeover Proposal or intention has not been withdrawn), and (B) within six (6) months following the termination of this Agreement such Takeover Proposal is consummated, or (ii) the Company terminates this Agreement pursuant to Section 8.1(f), then the Company shall pay to Parent a fee in the amount $3,750,000 (the “Termination Fee”) by wire transfer to an account designated in advance by Parent. The Termination Fee shall be payable (x) upon consummation of the transactions contemplated by the Takeover Proposal with respect to a termination described under clause (i) above, or (y) at the time of termination by the Company under clause (ii) above.

      6.7     Public Announcements; Other Communications. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby, except as may be required by applicable Legal Requirement, court process or obligations with respect to NASDAQ Stock Market, Inc., in which case the Party proposing to issue such press release or public statement shall use all reasonable efforts to consult in good faith with the other Party prior to such release, public statements or communications. The Parties agree that the initial press release to be issued with respect to the entering into of this Agreement shall be in a form mutually agreeable to the Parties.

      6.8     Director’s and Officer’s Insurance and Indemnification.

      (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted by Law the present and former officers and directors of the Company and its Subsidiaries against all losses, claims, damages and liabilities in respect of acts or omissions occurring at or prior to the Effective Time. Parent shall cause the Surviving Corporation (and its successors) to establish and maintain provisions in its certificate of incorporation and bylaws (or other comparable organizational documents) concerning the indemnification and exoneration of the Company’s former and present officers, directors, employees and agents that are no less favorable to those persons than the provisions of the Company’s certificate of incorporation and bylaws. Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects all rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors, officers and employees of the Company and its Subsidiaries under the provisions existing on the date of this Agreement in any indemnification agreements between the Company and such individuals and all such provisions shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time, and, as of the Effective Time, Parent and the Surviving Corporation shall assume all obligations of the Company in respect thereof as to any claim or claims asserted prior to or after the Effective Time.

      (b) Prior to the Closing, Parent shall obtain and pay for a directors’ and officers’ liability insurance tail policy, including employment practices and securities liability, for the Company (and the Surviving Corporation as successor in interest) (the “D&O Policy”) with a term of six years following the date of the Closing and providing for coverage and amounts, and containing terms and conditions, which are no less advantageous to the directors and officers of the Company than the current policies of directors’ and officers’ and liability insurance maintained by the Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage for the purchase of such tail policy, and if the cost for such coverage is in excess of such amount, Parent or the Surviving Corporation, as the case may be, shall only be required to maintain such coverage as is available for such amount.

      (c) The provisions of this Section 6.8 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

      6.9     Section 16 Approval. For purpose of exempting, from the short-swing liability provisions of Section 16(b) of the Exchange Act, the exchange of the shares of Company Common Stock held by the executive officers of the Company for shares of Parent Common Stock in the Merger pursuant to the provisions of Section 2.1(c), the Board of Directors of the Company shall, prior to the Effective Time, take appropriate action to approve such exchange. In addition, the Board of Directors of Parent shall, prior to the Effective Time, take appropriate action to approve, with respect to any Company employees who will become executive officers of the Parent as of the Effective Time, for purposes of exempting from the short-swing liability provisions of Section 16(b) of the Exchange Act, the issuance of shares of Parent Common Stock in exchange of the shares of Company Common Stock held by such persons in connection with the consummation of the Merger.

      6.10     Nasdaq Quotation. Each of the Company and Parent agrees to use reasonable efforts to continue the quotation of the Company Common Stock and Parent Common Stock, respectively, on the Nasdaq National Market, during the term of this Agreement so that appraisal rights will not be available to stockholders of the Company under Section 262 of the DGCL. Parent shall use all requisite commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date, to the extent such approval is then required under applicable law, SEC regulations or Nasdaq National Market rules.

      6.11     Blue Sky. Parent shall use reasonable efforts to obtain prior to the Effective Time all necessary permits and approvals required under state securities or “blue sky” laws to permit the distribution of the shares of Parent Common Stock to be issued in accordance with the provisions of this Agreement.

      6.12     Affiliates. Section 6.12 of the Company Disclosure Schedule identifies all known Persons who may be deemed affiliates of the Company under Rule 145 under the Securities Act (the “Rule 145 Affiliates”). The Company shall supplement Section 6.12 of the Company Disclosure Schedule to reflect any other known Rule 145 Affiliates after the date hereof. The Company shall use commercially reasonable efforts to promptly obtain an executed affiliate agreement from each Rule 145 Affiliate in form and substance reasonably satisfactory to Parent and the Company (an “Affiliate Agreement”). Parent shall be entitled to place appropriate legends on the certificates evidencing any shares of Parent Common Stock to be received by Rule 145 Affiliates of the Company in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock (provided that such legends or stop transfer instructions shall be removed, one year after the Effective Time, upon the request of any holder of shares of Parent Common Stock issued in the Merger if such holder is not then an affiliate of Parent for purposes of Rule 144 under the Securities Act).

      6.13     Tax-free Reorganization. Prior to the Effective Time, each of Parent and the Company shall use its best efforts to cause the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code, and shall not take any action reasonably likely to cause the Merger not so to qualify. Parent shall not take, or after the Effective Time cause the Company to take, any action reasonably likely to cause the Merger not to qualify as a tax-free reorganization under Section 368(a) of the Code.

      6.14     Representation on Parent Board. Parent shall take such action as may be necessary to cause the number of Directors comprising Parent’s Board of Directors at the Effective Time to be sufficient to permit one director of the Company, who shall be mutually agreed by Parent and the Company prior to the mailing of, and identified in, the Joint Proxy Statement, to serve thereon; provided, however, that such candidate shall be considered, qualified and approved in accordance with the current procedures of Parent’s nominating committee or other applicable governing standards of the Parent’s Board of Directors, and such process shall be completed by Parent prior to the Effective Time. Parent shall, as of the Effective Time, appoint such Director to serve on Parent’s Board of Directors for a term ending at the 2005 Annual Meeting of Stockholders of Parent.

ARTICLE 7

CONDITIONS TO THE MERGER

      7.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) Company Stockholder Approval. Company Stockholder Approval shall have been obtained.

(b) Share Issuance Approval. Share Issuance Approval shall have been obtained.

(c) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

(d) Listing of Parent Common Stock. The shares of Parent Common Stock to be issued in connection with the Merger shall have been approved for quotation on the Nasdaq National Market, subject to official notice of issuance.

(e) HSR Act and Other Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and under any other legal requirement (including any authorization, consent, order or approval, or dedication, filing or expiration of any waiting period) of any Governmental Entity shall have expired or been terminated, as the case may be, and no Governmental Entity is continuing to investigate the Merger and no Governmental Entity or third party is seeking to challenge the consummation of the Merger administratively or in court. Any requirements of other jurisdictions or Governmental Entities applicable to the consummation of the Merger shall have been satisfied, unless the failure of such requirements to be satisfied would not have a Material Adverse Effect on the Company or Parent.

(f) No Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect.

(g) Tax Opinions. Parent and the Company shall each have received written opinions from Gray Cary Ware & Freidenrich LLP and Morgan Lewis & Bockius LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders the opinion to such party in form and substance reasonably satisfactory to such party, that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. Parent, Merger Sub and the Company shall deliver to tax counsel, and tax counsel shall be entitled to rely upon, reasonable and customary tax representations in connection with rendering such opinions.

      7.2     Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct (without regard to the terms “material”, “materially” or “Material Adverse Effect”) as though made as of the Closing Date such that the aggregate effect of any inaccuracies in such representations and warranties would not have a Material Adverse Effect on the Company, except (i) that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, and (ii) for changes contemplated by this Agreement. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed any covenants or obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall have occurred no Material Adverse Effect on the Company.

(d) Employment Agreements. Each of the employment agreements entered into with the employees of the Company identified on Schedule 7.2(d) hereto concurrently with the execution of this Agreement shall be effective as of the Effective Time in full force and effect.

      7.3     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained herein shall be true and correct (without regard to the terms “material”, “materially” or “Material Adverse Effect”) as though made as of the Closing Date such that the aggregate effect of any inaccuracies in such representations and warranties would not have a Material Adverse Effect on Parent, except (i) that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, and (ii) for changes contemplated by this Agreement. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer or chief financial officer of Parent and Merger Sub to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed any covenants or obligations required to be performed by them under this Agreement at or prior to the Closing Date in all material respects, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer or chief financial officer of Parent and Merger Sub to such effect.

(c) D&O Policy. Parent shall have obtained a binding commitment for the D&O Policy, which commitment shall evidence the requirement that such policy will become effective as of the Effective Time.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall have occurred no Material Adverse Effect on Parent.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

      8.1     Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after Company Stockholder Approval or

Share Issuance Approval has been obtained and notwithstanding adoption of this Agreement by the stockholder of Merger Sub:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if:

(i) the Merger shall not have been consummated by December 30, 2004 (the “End Date”, as extended below); provided, that if (A) the Effective Time has not occurred by the End Date by reason of nonsatisfaction of the conditions set forth in Section 7.1(e) and (B) all other conditions set forth in Article 7 have been satisfied or waived or are then capable of being satisfied, then the End Date shall automatically be extended to January 31, 2005 (which shall then be the “End Date”); provided, further, that no Party may terminate this Agreement pursuant to this Section 8.1(b)(i) if such Party’s failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before the End Date,

(ii) any Legal Restraint set forth in Section 7.1(f) shall be in effect and shall have become final and nonappealable,

(iii) Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor; or

(iv) Share Issuance Approval shall not have been obtained at the Parent Stockholders’ Meeting duly convened therefor;

(c) by Parent if the Company shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, or if any representations or warranties of the Company shall have become untrue which breach or failure to perform or untrue representation or warranty (A) would give rise to the failure of a condition set forth in Sections 7.2(a) or 7.2(b) and (B) cannot be or has not been cured within thirty (30) days after Parent’s giving written notice to the Company of such breach (a “Company Material Breach”) (provided, in each case, that Parent is not then in Parent Material Breach of any representation, warranty, covenant or other agreement set forth in this Agreement);

(d) by Parent if there shall have occurred a Company Triggering Event, provided, that Parent is not then in Parent Material Breach of any representation, warranty, covenant or other agreement set forth in this Agreement (for purposes of this Agreement, “Company Triggering Event” shall mean: (i) the failure of the Board of Directors of the Company to recommend that the Company’s stockholders vote to adopt this Agreement, or the withdrawal or modification of the Company Board Approval in a manner adverse to Parent; (ii) the Company shall have failed to include in the Joint Proxy Statement the Company Board Approval or a statement to the effect that the Board of Directors of the Company has determined and believes that the Merger is in the best interests of the Company and the Company’s stockholders; (iii) the Board of Directors of the Company shall have approved, endorsed or recommended any Takeover Proposal; (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer; (v) a willful and material breach by the Company of Section 5.3; or (vi) the Company resolves, agrees or proposes publicly to take any of the foregoing actions in response to such Takeover Proposal);

(e) by the Company, if Parent or Merger Sub shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements set forth in this Agreement or if any representations or warranties of Parent or Merger Sub shall have become untrue, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 7.3(a) or 7.3(b) and (B) cannot be or has not been cured within thirty (30) days after the Company’s giving written notice to Parent of such breach (a “Parent Material Breach”) (provided that the Company is not then in Company Material Breach of any representation, warranty, covenant or other agreement set forth in this Agreement); or

(f) by the Company if the Company is not in breach of its obligations under Section 5.3 hereof and the Board of Directors of the Company has authorized the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal.

      8.2     Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than Section 6.6, Section 6.7, this Section 8.2 and Article 9; provided, however, that no such termination shall relieve any Party from any liability or damages resulting from an intentional or willful breach or intentional or willful failure to perform by a Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

      8.3     Amendment. This Agreement may be amended by the Parties at any time before or after Company Stockholder Approval and whether before or after adoption of this Agreement by the stockholder of Merger Sub; provided, however, that after any such approval, there shall not be made any amendment that by law, rule or regulation requires further approval by the stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

      8.4     Extension; Waiver. At any time prior to the Effective Time, a Party may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to the proviso of Section 8.3, waive compliance by the other Party with any of the agreements or conditions set forth in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement, provision, term or condition of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 9

GENERAL PROVISIONS

      9.1     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant hereto or thereto shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the Parties which by its express terms contemplates performance, in whole or in part, after the Effective Time.

      9.2     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

      (a) if to Parent or Merger Sub, to:

JDA Software Group, Inc.
14400 North 87th Street
Scottsdale, Arizona 85260
Facsimile: (480) 308-4265
Attention: Chief Executive Officer

      with a copy (which shall not constitute notice) to:

JDA Software Group, Inc.
14400 North 87th Street
Scottsdale, Arizona 85260
Facsimile: (480) 308-4268
Attention: General Counsel

      and,

Gray Cary Ware & Freidenrich LLP
1221 South Mopac Expressway, Suite 400
Austin, Texas 78746
Facsimile: (512) 457-7001
Attention: Paul E. Hurdlow, Esq.

      (b) if to the Company, to:

QRS Corporation
1400 Marina Way South
Richmond, CA 94804
Facsimile: (510) 621-3790
Attention: Chief Executive Officer

      with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
One Market Plaza
San Francisco, California 94105
Facsimile: (415) 442-1001
Attention: Scott D. Karchmer, Esq.

      9.3     Certain Definitions. For purposes of this Agreement the following definition shall apply:

(a) An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in San Francisco, United States.

(c) “Contract” means a loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, binding arrangement, binding understanding, binding undertaking, permit, franchise or license, whether oral or written, that has not been terminated and that contains any continuing obligation or liability of the Company or a third party, other than any invoice, purchase order or account set-up form made or issued in the Ordinary Course of Business (provided, however, that for the purposes of the representations made in Sections 3.9(a)(iii) and 3.9(a)(v)(A), (B)(1), and (C) through (J), “Contract” shall be deemed to include any such invoice, purchase order or account set-up form).

(d) “Knowledge” of the Company or Parent, as applicable, means the actual knowledge of the individuals listed on Schedule 9.3(d) hereto, with respect to the Company or Parent, as the case may be.

(e) “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(f) “Material Adverse Effect” means, when used in connection with the Company or Parent, as the case may be, any change, development, event, effect or occurrence that, individually or in the aggregate, is material and adverse to the business, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, or to the ability of the Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not include any change, development, event, effect or occurrence resulting from (i) any changes that generally affect the industries in which the Company or Parent operates; (ii) any changes in general economic, financial, political, market or regulatory conditions; (iii) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing, in each case, whether occurring within or outside the United States (which, in the case of (i), (ii) and (iii), does not have a materially disproportionate effect (relative to other industry participants) on such Party); (iv) with respect to each Party, any changes or effects, including any disruption of customer, employee, supplier or other similar relationships, arising out of, or attributable to, the public announcement or pendency of the Merger or the transactions contemplated by this Agreement; (v) any changes arising out of, or attributable to, a material breach of this Agreement by the other party; (vi) any changes required by any change in applicable accounting requirements or principles, or applicable laws, rules or regulations; or (vii) any changes resulting from compliance with the terms of, or the taking of any action required by, this Agreement; provided, further, that (x) any change in such Party’s stock price or trading volume, or (y) any failure of such Party to meet its internal financial projections or published analysts’ forecasts relating to it shall not, in and of itself, be deemed to constitute a Material Adverse Effect.

(g) “Ordinary Course of Business” means, with respect to either the Company or Parent, the Company’s or Parent’s, as the case may be, ordinary course of business, consistent with past practice, existing prior to the date of this Agreement.

(h) “Parties” means the Company, Parent and Merger Sub, and each shall be considered a “Party”.

(i) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(j) “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

      9.4     Index of Defined Terms. Solely for convenience purposes, the following is a list of terms that are defined in this Agreement and the Section number where such definition is contained:

Term:	Section:

1993 Plan	3.3(b)
1997 Plan	3.3(b)
Affiliate	9.3(a)
Affiliate Agreement	6.12
Agreement	First Paragraph
Benefit Plans	3.12(a)
Benefit Plan Termination Date	5.4(b)
Business Day	9.3(b)
Certificates	2.2(b)
Certificate of Merger	1.3
Certifications	3.5
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	First Paragraph
Company Board Approval	3.4(c)

Term:	Section:

Company Common Stock	2.1(a)
Company Disclosure Schedule	Article 3
Company Financial Statements	3.5(b)
Company Intellectual Property	3.15(a)
Company Listed Contracts	3.9(a)
Company Material Breach	8.1(c)
Company-owned Intellectual Property	3.15(i)(iv)
Company Permits	3.8
Company Preferred Stock	3.3(a)
Company Products	3.15(i)(vi)
Company Registered Intellectual Property	3.15(a)
Company SEC Documents	3.5(a)
Company SEC Financial Statements	3.5(a)
Company Source Code	3.15(i)(vii)
Company Stockholder Approval	3.4(b)
Company Stockholders’ Meeting	6.2(a)
Company Triggering Event	8.1(d)
Company Warrant	2.1(e)
Confidentiality Agreement	6.3
Contract	9.3(c)
Controlled Group Member	3.10(a)(ii)
Copyrights	3.15(i)(i)
D&O Policy	6.8(b)
Debt Obligations	3.9(a)(vii)
Delaware Secretary of State	1.3
DGCL	Recitals
Effective Time	1.3
Employment Agreement	5.4(b)
End Date	8.1(b)(i)
Environmental Claims	3.17(d)(i)
Environmental Laws	3.17(d)(ii)
Environmental Permits	3.17(d)(iii)
Equity Benefit Plans	3.10(a)(i)
ERISA	3.10(a)(ii)
ERISA Benefit Plans	3.10(a)(ii)
Exchange Act	3.3(d)
Exchange Agent	2.2(a)
Exchange Ratio	2.1(c)
GAAP	3.5
Governmental Entity	3.4(e)
Hazardous Materials	3.17(d)(iv)
HSR Act	3.4(e)
Intellectual Property	3.15(i)(i)
Joint Proxy Statement	6.1(a)

Term:	Section:

Knowledge	9.3(d)
Legal Requirements	9.3(e)
Legal Restraints	7.1(f)
Licensed Intellectual Property	3.15(a)
Liens	3.2
Material Adverse Effect	9.3(f)
Merger	Recitals
Merger Consideration	2.1(c)
Merger Sub	First Paragraph
Non-ERISA Benefit Plans	3.10(a)(iii)
Option	3.3(b)
Ordinary Course of Business	9.3(g)
Parent	First Paragraph
Parent 1995 Plan	4.3(b)
Parent 1996 Plan	4.3(b)
Parent 1996 Outside Directors Plan	4.3(b)
Parent 1998 Plan	4.3(b)
Parent Common Stock	2.1(c)
Parent Disclosure Schedule	Article 4
Parent Benefit Plans	4.11(a)
Parent Equity Benefit Plans	4.10(a)
Parent Financial Statements	4.5(b)
Parent Intellectual Property	4.13(a)
Parent Licensed Intellectual Property	4.13(a)
Parent Material Contracts	4.9(a)
Parent Material Breach	8.1(e)
Parent Option	4.3(b)
Parent-owned Intellectual Property	4.13(g)(i)
Parent Permits	4.8
Parent Preferred Stock	4.3(a)
Parent Products	4.13(g)(ii)
Parent Registered Intellectual Property	4.13(a)
Parent SEC Documents	4.5
Parent SEC Financial Statements	4.5
Parent Source Code	4.13(g)(iii)
Parent Stock Plans	4.3(b)
Parent Stockholders’ Meeting	6.2(b)
Party(ies)	9.3(h)
Patent Applications	3.15(i)(ii)
Patents	3.15(i)(i)
Person	9.3(i)
Public Software	3.15(h)
Release	3.17(d)(v)
Registration Statement	6.1(a)

Term:	Section:

Rights	3.3(g)
Rights Agreement	3.3(a)
Rule 145 Affiliate	6.12
SEC	3.4(e)
Securities Act	4.5(a)
Share Issuance	4.4(b)
Share Issuance Approval	4.4(b)
Share Right Award	2.1(d)(iv)
Shrinkwrap Software	3.15(i)(v)
Software	3.15(i)(i)
Stock Plans	3.3(b)
Subsidiary(ies)	9.3(j)
Superior Proposal	5.3(a)
Surviving Corporation	1.1
Takeover Proposal	5.3(a)
Taxes	3.13
Trade Secrets	3.15(i)(i)
Trademarks	3.15(i)(i)
Termination Fee	6.6(b)

      9.5     Interpretation. When a reference is made in this Agreement to an Article or Section or the Company Disclosure Schedule or Parent Disclosure Schedule, such reference shall be to an Article or Section of, or the Company Disclosure Schedule or Parent Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

      9.6 Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

      9.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement between the Company and Parent (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among all or some of the Parties with respect to the subject matter of this Agreement and (ii) except as provided in the provisions of Section 6.8, are not intended to confer upon any Person other than the Parties any rights or remedies.

      9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

      9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any Party without the prior written consent of the other Parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

      9.10 Consent to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of either (a) the Court of Chancery of the State of Delaware State or (b) any Federal court of the United States of America sitting in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Affiliates except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any Court of Chancery of the State of Delaware State or (b) any Federal court of the United State of America sitting in the State of Delaware, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      9.11 Enforcement. The Parties agree that in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, monetary damages, even if available, would be an inadequate remedy. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy in any Delaware State court or any Federal court of the United States of America sitting in the State of Delaware to which they are entitled at law or in equity.

      9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(Remainder of Page Intentionally Left Blank)

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

JDA SOFTWARE GROUP, INC.,
A DELAWARE CORPORATION

By:	/s/ HAMISH BREWER

Its: President and Chief Executive Officer

CVP2 CORP.,
A DELAWARE CORPORATION

By:	/s/ HAMISH BREWER

Its: President and Chief Executive Officer

QRS CORPORATION,
A DELAWARE CORPORATION

By:	/s/ ELIZABETH A. FETTER

Its: President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

Annex B

VOTING AGREEMENT

      VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 17, 2004 between JDA Software Group, Inc., a Delaware corporation (“Parent”), and CVP2 Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), on the one hand, and the undersigned stockholder (“Stockholder”) of QRS Corporation, a Delaware corporation (the “Company”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

W I T N E S S E T H:

      WHEREAS, pursuant to an Agreement and Plan of Merger dated as of June 17, 2004 by and among Parent, Merger Sub, and the Company (the “Merger Agreement”), Parent has agreed to acquire the outstanding securities of the Company pursuant to a statutory merger of Merger Sub with and into the Company in which outstanding shares of capital stock of the Company will be converted into the right to receive the Merger Consideration;

      WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement; and

      WHEREAS, Stockholder is or may become the registered and beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of shares of capital stock of the Company (the “Shares”).

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

      1.     Agreement to Retain Shares.

      1.1     Transfer and Encumbrance. Prior to the Expiration Date (as defined below), Stockholder shall not: (a) volitionally transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing (“Transfer”), any or all of the Shares and the New Shares (as defined below) or any right or interest therein; provided, however, such restrictions shall not be applicable to (i) a gift of the Shares made to the Stockholder’s spouse or issue, including adopted children, or to a trust for the exclusive benefit of the Stockholder or the Stockholder’s spouse or issue, provided such transferee agrees to be bound by the terms of this Agreement or (ii) a transfer of title to the Shares effected pursuant to the Stockholder’s will or the laws of intestate succession; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares (other than the proxy contemplated in Section 3 herein); or (d) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares. As used herein, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time or (b) termination of the Merger Agreement in accordance with the terms thereof.

      1.2     New Shares. New Shares shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares. “New Shares” means:

(a) any shares of capital stock or voting securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (whether through the exercise of any options, warrants or other rights to purchase shares of Company Common Stock or otherwise) after the date of this Agreement and prior to the Expiration Date; and

(b) any shares of capital stock or voting securities of the Company that Stockholder becomes the beneficial owner of as a result of any change in Company Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company or (b) voting in Stockholder’s sole discretion on any matter other than the matters referred to in Section 2.1.

      3.     Irrevocable Proxy. Stockholder has delivered to Parent a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), such Proxy covering the issued and outstanding Shares and all issued and outstanding New Shares in respect of which Stockholder is the record holder and is entitled to vote at each meeting of the stockholders of the Company (including, without limitation, each written consent in lieu of a meeting) prior to the Expiration Date. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to voting of the Shares on the matters referred to in Section 2.1 and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares on the matters referred to in Section 2.1 until after the Expiration Date.

      4.     Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

(a) (i) Stockholder is the beneficial owner of the Shares; (ii) the Shares set forth on the signature page hereto constitute Stockholder’s entire interest in the outstanding capital stock and voting securities of the Company as of the date hereof; (iii) the Shares are, and the Shares and any New Shares will be, at all times up until the Expiration Date, free and clear of any liens, claims, options, charges, security interests, proxies, voting trusts, agreements, rights, understandings or arrangements, or exercise of any rights of a stockholder in respect of the Shares and New Shares or other encumbrances; (iv) Stockholder has voting power and the power of disposition with respect to all of the Shares outstanding on the date hereof, and will have voting power and power of disposition with respect to all of the Shares and New Shares acquired by such Stockholder after the date hereof; and (v) Stockholder’s principal residence or place of business is accurately set forth on the signature page hereto.

(b) In the event that Stockholder is a corporation, partnership, limited liability company or other entity, Stockholder is duly organized and validly existing under the laws of the jurisdiction in which it is incorporated or constituted, and Stockholder has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement. Stockholder has full power and legal capacity to execute and deliver this Agreement and to comply with and perform Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or New Shares are or will be bound or affected.

(c) Stockholder understands and agrees that if Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares or New Shares other than in compliance with this Agreement, the Company shall not, and Stockholder hereby unconditionally and irrevocably instructs the Company to not, permit any such Transfer on its books and records, issue a new certificate representing any of the Shares or New Shares or record such vote unless and until Stockholder shall have complied with the terms of this Agreement.

      5.     Termination. This Agreement and the Proxy delivered in connection herewith and all obligations of Stockholder hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date.

      6.     Miscellaneous.

      6.1     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

      6.2     Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party; provided, however, Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      6.3     Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      6.4     Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

      6.5     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Stockholder, at the address set forth below Stockholder’s signature at the end hereof.

(b) if to Parent or Merger Sub, to:

                    JDA Software Group, Inc.
                    14400 North 87th Street
                    Scottsdale, AZ 85260
                    Facsimile: (480) 308-4268
                    Attention: General Counsel

                    with a copy (which shall not constitute notice) to:

                    Gray Cary Ware & Freidenrich LLP
                    1221 South MoPac Expressway, Suite 400
                    Austin, TX 78746-6875
                    Facsimile: (512) 457-7001
                    Attention: Paul E. Hurdlow, Esq.

or to such other address as any party hereto may designate for itself by notice given as herein provided.

      6.6     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

      6.7     No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

      6.8     Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Proxy (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Proxy and (ii) are not intended to confer upon any Person other than the parties any rights or remedies.

      6.9     Counterpart. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      6.10     Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be executed as of the date first above written.

JDA SOFTWARE GROUP, INC.

By:

Its:

CVP2 CORP

By:

Its:

STOCKHOLDER:

(Signature)

(Print Name of Stockholder)

(Print Street Address)

(Print City, State and Zip)

(Print Telephone Number)

(Print Facsimile Number)

(Social Security or Tax I.D. Number)

Shares owned on the date hereof:

shares of Company Common Stock

shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights.

State of Residence (if different than as set forth in address above):

EXHIBIT A

IRREVOCABLE PROXY

TO VOTE STOCK OF

QRS CORPORATION

      The undersigned stockholder of QRS Corporation, a Delaware corporation (the “Company”), hereby irrevocably appoints the members of the Board of Directors of JDA Software Group, Inc., a Delaware corporation (“Parent”), and each of them, or any other designee of Parent, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the full extent that the undersigned is entitled to do so) with respect to all of the issued and outstanding shares of capital stock of the Company that now are owned of record by the undersigned and are owned as of any record date relevant for a vote (collectively, the “Shares”), in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to the voting of any Shares on the matters referred to in the third full paragraph of this Irrevocable Proxy are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to such matters until after the Expiration Date (as defined below).

      This Irrevocable Proxy is irrevocable, is coupled with an interest, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among Parent, CVP2 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, which Merger Agreement provides for the merger of Merger Sub with and into the Company (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date of termination of the Merger Agreement.

      The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting:

(a) in favor of adoption of the Merger Agreement and the transactions contemplated thereby;

(b) against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;

(c) against any Takeover Proposal (as defined below) from any party other than Parent or an affiliate of Parent as contemplated by the Merger Agreement;

(d) against any proposal that is intended to, or is reasonably likely to, result in the conditions of Parent’s or Merger Sub’s obligations under the Merger Agreement not being fulfilled;

(e) against any amendment of the Company’s Certificate of Incorporation or By-laws that is not requested or expressly approved by Parent; and

(f) against any dissolution, liquidation or winding up of the Company.

      For purposes of this Irrevocable Proxy, the term “Takeover Proposal” means any proposal or offer from any Person (as defined in the Merger Agreement) relating to any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) all or substantially all of the assets, properties and business of the Company and its Subsidiaries (as defined in the Merger Agreement) or (ii) 35% or more of the outstanding shares of Company Common Stock (as defined in the Merger Agreement) or capital stock of, or other equity or voting interests in, the Company.

      The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

      All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

(Remainder of Page Intentionally Left Blank)

      This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated:                     , 2004

(Signature of Stockholder)

(Print Name of Stockholder)

shares of Company Common Stock owned on the date hereof:

shares of Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights.

(Signature Page to Irrevocable Proxy)

Annex C

PARENT VOTING AGREEMENT

      PARENT VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 17, 2004 between QRS Corporation, a Delaware corporation (“QRS”), on the one hand, and the undersigned stockholder (“Stockholder”) of JDA Software Group, Inc., a Delaware corporation (the “Parent”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

W I T N E S S E T H:

      WHEREAS, pursuant to an Agreement and Plan of Merger dated as of June 17, 2004 by and among Parent, CVP2 Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and QRS (the “Merger Agreement”), Parent has agreed to acquire the outstanding securities of QRS pursuant to a statutory merger of Merger Sub with and into QRS in which outstanding shares of capital stock of QRS will be converted into the right to receive the Merger Consideration;

      WHEREAS, as a condition to the willingness of QRS to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement; and

      WHEREAS, Stockholder is or may become the registered and beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of shares of capital stock of Parent (the “Shares”).

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

      1.     Agreement to Retain Shares.

      1.1     Transfer and Encumbrance. Prior to the Expiration Date (as defined below), Stockholder shall not: (a) volitionally transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing (“Transfer”), any or all of the Shares and the New Shares (as defined below) or any right or interest therein; provided, however, such restrictions shall not be applicable to (i) a gift of the Shares made to the Stockholder’s spouse or issue, including adopted children, or to a trust for the exclusive benefit of the Stockholder or the Stockholder’s spouse or issue, provided such transferee agrees to be bound by the terms of this Agreement or (ii) a transfer of title to the Shares effected pursuant to the Stockholder’s will or the laws of intestate succession; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares (other than the proxy contemplated in Section 3 herein); or (d) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares. As used herein, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time or (b) termination of the Merger Agreement in accordance with the terms thereof.

      1.2     New Shares. New Shares shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares. “New Shares” means:

(a) any shares of capital stock or voting securities of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (whether through the exercise of any options, warrants or other rights to purchase shares of Parent Common Stock or otherwise) after the date of this Agreement and prior to the Expiration Date; and

(b) any shares of capital stock or voting securities of Parent that Stockholder becomes the beneficial owner of as a result of any change in Parent Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of Parent affecting Parent Common Stock.

      2.     Agreement to Vote Shares and Take Certain Other Action.

      2.1     Prior to the Expiration Date, at every meeting of the stockholders of Parent at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent with respect to any of the following matters, Stockholder shall vote or give written consent or, using Stockholder’s best efforts, and to the full extent legally permitted, cause the holder of record to vote or give written consent with respect to the Shares and any New Shares:

(a) in favor of adoption of the Merger Agreement and the transactions contemplated thereby;

(b) against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;

(c) against any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement;

(d) against any proposal that is intended to, or is reasonably likely to, result in a breach by Parent of the Merger Agreement; and

(e) against any dissolution, liquidation or winding up of Parent.

      2.2     Prior to the Expiration Date, Stockholder, as the holder of voting stock of Parent, shall be present, in person or by proxy, or, using Stockholder’s best efforts and to the full extent legally permitted, attempt to cause the holder of record to be present, in person or by proxy, at all meetings of stockholders of Parent at which the matters referred to in Section 2.1 is to be voted upon so that all Shares and New Shares are counted for the purposes of determining the presence of a quorum at such meetings.

      2.3     Between the date of this Agreement and the Expiration Date, Stockholder will not, and will not permit any entity under Stockholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (b) initiate a stockholders’ vote with respect to an Opposing Proposal or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Parent with respect to an Opposing Proposal. For purposes of this Agreement, the term “Opposing Proposal” means any of the actions or proposals described in clauses (b) through (e) of Section 2.1, along with any proposal or action which would, or could reasonably be expected to, impede, frustrate, prevent, prohibit or discourage the Merger.

      2.4     Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

      2.5     Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder from (a) acting in Stockholder’s capacity as a director or officer of Parent, to the extent applicable, it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Parent or (b) voting in Stockholder’s sole discretion on any matter other than the matters referred to in Section 2.1.

      3.     Irrevocable Proxy. Stockholder has delivered to QRS a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), such Proxy covering the issued and outstanding Shares and all issued and outstanding New Shares in respect of which Stockholder is the record holder and is entitled to vote at each meeting of the stockholders of Parent (including, without limitation, each written consent in lieu of a meeting) prior to the Expiration Date. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to voting of the Shares on the matters referred to in Section 2.1 and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares on the matters referred to in Section 2.1 until after the Expiration Date.

      4.     Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to QRS as follows:

(a) (i) Stockholder is the beneficial owner of the Shares; (ii) the Shares set forth on the signature page hereto constitute Stockholder’s entire interest in the outstanding capital stock and voting securities of Parent as of the date hereof; (iii) the Shares are, and the Shares and any New Shares will be, at all times up until the Expiration Date, free and clear of any liens, claims, options, charges, security interests, proxies, voting trusts, agreements, rights, understandings or arrangements, or exercise of any rights of a stockholder in respect of the Shares and New Shares or other encumbrances; (iv) Stockholder has voting power and the power of disposition with respect to all of the Shares outstanding on the date hereof, and will have voting power and power of disposition with respect to all of the Shares and New Shares acquired by such Stockholder after the date hereof; and (v) Stockholder’s principal residence or place of business is accurately set forth on the signature page hereto.

(b) In the event that Stockholder is a corporation, partnership, limited liability company or other entity, Stockholder is duly organized and validly existing under the laws of the jurisdiction in which it is incorporated or constituted, and Stockholder has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement. Stockholder has full power and legal capacity to execute and deliver this Agreement and to comply with and perform Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or New Shares are or will be bound or affected.

(c) Stockholder understands and agrees that if Stockholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares or New Shares other than in compliance with this Agreement, Parent shall not, and Stockholder hereby unconditionally and irrevocably instructs Parent to not, permit any such Transfer on its books and records, issue a new certificate representing any of the Shares or New Shares or record such vote unless and until Stockholder shall have complied with the terms of this Agreement.

      5.     Termination. This Agreement and the Proxy delivered in connection herewith and all obligations of Stockholder hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date.

      6.     Miscellaneous.

      6.1     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

      6.2     Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party; provided, however, QRS may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of QRS. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      6.3     Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      6.4     Specific Performance; Injunctive Relief. The parties hereto acknowledge that QRS will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to QRS upon any such violation, QRS shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to QRS at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

      6.5     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Stockholder, at the address set forth below Stockholder’s signature at the end hereof.

(b) if to QRS, to:

QRS Corporation
14000 Marine Way South
Richmond, CA 94804
Facsimile: (512) 621-3980
Attention: General Counsel

           with a copy (which shall not constitute notice) to:

Morgan Lewis & Bockius LLP
One Market Plaza
San Francisco, CA 94105
Facsimile: (415) 442-1001
Attention: Scott D. Karchmer, Esq.

or to such other address as any party hereto may designate for itself by notice given as herein provided.

      6.6     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

      6.7     No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

      6.8     Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Proxy (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Proxy and (ii) are not intended to confer upon any Person other than the parties any rights or remedies.

      6.9     Counterpart. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      6.10     Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be executed as of the date first above written.

QRS CORPORATION

By:

Its:

STOCKHOLDER:

(Signature)

(Print Name of Stockholder)

(Print Street Address)

(Print City, State and Zip)

(Print Telephone Number)

(Print Facsimile Number)

(Social Security or Tax I.D. Number)

Shares owned on the date hereof:

shares of Parent Common Stock

shares of Parent Common Stock issuable upon the exercise of outstanding options, warrants or other rights.

State of Residence (if different than as set forth in address above):

EXHIBIT A

IRREVOCABLE PROXY

TO VOTE STOCK OF

JDA SOFTWARE GROUP, INC.

      The undersigned stockholder of JDA Software Group, Inc., a Delaware corporation (“Parent”), hereby irrevocably appoints the members of the Board of Directors of QRS Corporation, a Delaware corporation (“QRS”), and each of them, or any other designee of QRS, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the full extent that the undersigned is entitled to do so) with respect to all of the issued and outstanding shares of capital stock of Parent that now are owned of record by the undersigned and are owned as of any record date relevant for a vote (collectively, the “Shares”), in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned stockholder of Parent as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to the voting of any Shares on the matters referred to in the third full paragraph of this Irrevocable Proxy are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to such matters until after the Expiration Date (as defined below).

      This Irrevocable Proxy is irrevocable, is coupled with an interest, and is granted in consideration of QRS entering into that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among Parent, CVP2 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and QRS, which Merger Agreement provides for the merger of Merger Sub with and into QRS (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date of termination of the Merger Agreement.

      The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special or adjourned meeting of the stockholders of Parent and in every written consent in lieu of such meeting:

(a) in favor of adoption of the Merger Agreement and the transactions contemplated thereby;

(b) against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;

(c) against any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement;

(d) against any proposal that is intended to, or is reasonably likely to, result in a breach by Parent of the Merger Agreement; and

(e) against any dissolution, liquidation or winding up of Parent.

      The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

      All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

(Remainder of page intentionally left blank)

      This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated:                     , 2004

(Signature of Stockholder)

(Print Name of Stockholder)

shares of Parent Common Stock owned on the date hereof:

shares of Parent Common Stock issuable upon the exercise of outstanding options, warrants or other rights.

(Signature Page to Irrevocable Proxy)

Annex D

OPINION OF CITIGROUP GLOBAL MARKETS INC.

[Letterhead of Citigroup Global Markets Inc.]

June 16, 2004

The Board of Directors

JDA Software Group, Inc.
14400 North 87th Street
Scottsdale, Arizona 85260

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to JDA Software Group, Inc. (“JDA”) of the Exchange Ratio (as defined below) provided for in an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among JDA, CVP2 Corp., a wholly owned subsidiary of JDA (“Merger Sub”), and QRS Corporation (“QRS”). As more fully described in the Merger Agreement, Merger Sub will merge with and into QRS (the “Merger”) pursuant to which each outstanding share of the common stock, par value $0.001 per share, of QRS (“QRS Common Stock”) will be converted into the right to receive 0.50 (the “Exchange Ratio”) of a share of the common stock, par value $0.01 per share, of JDA (“JDA Common Stock”).

      In arriving at our opinion, we reviewed a draft dated June 16, 2004 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of JDA and certain senior officers and other representatives and advisors of QRS concerning the businesses, operations and prospects of JDA and QRS. We examined certain publicly available business and financial information relating to JDA and QRS, including certain publicly available financial forecasts and other information and data relating to JDA. We also examined certain other information and data which were provided to or otherwise discussed with us by the respective managements of JDA and QRS, including financial forecasts and other information and data relating to QRS prepared by the managements of JDA and QRS and information relating to the potential strategic implications and operational benefits anticipated by the management of JDA to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of JDA Common Stock and QRS Common Stock; the historical and projected earnings and other operating data of JDA and QRS; and the capitalization and financial condition of JDA and QRS. We considered, to the extent publicly available, the financial terms of certain other transactions effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of JDA and QRS. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

      In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of JDA and QRS that no relevant information has been omitted or remains undisclosed to us. With respect to publicly available financial forecasts relating to JDA utilized in our analyses, we have been advised by the management of JDA that such forecasts have been prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of JDA. With respect to financial forecasts and other information and data relating to QRS and the potential strategic implications and operational benefits anticipated by the management of JDA to result from the Merger, we have been advised by the respective managements of JDA and QRS as to the

D-1

The Board of Directors
JDA Software Group, Inc.
June 16, 2004

forecasts and other information and data provided to or discussed with us by such management that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of QRS and the potential strategic implications and operational benefits resulting from the Merger and we have assumed, with your consent, that the financial results reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected. In addition, we have relied, without independent verification, upon the assessments of the management of JDA as to the existing and future technology and products of JDA and QRS as well as JDA’s ability to integrate the businesses of JDA and QRS and to retain key employees of QRS. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on JDA, QRS or the contemplated benefits of the Merger. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, representatives of JDA have advised us, and we therefore further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of JDA or QRS nor have we made any physical inspection of the properties or assets of JDA or QRS. Our opinion, as set forth herein, relates to the relative values of JDA and QRS. We are not expressing any opinion as to what the value of JDA Common Stock actually will be when issued or the price at which JDA Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for JDA or the effect of any other transaction in which JDA might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

      Citigroup Global Markets Inc. has acted as financial advisor to JDA in connection with the proposed Merger, for which services we will receive a fee, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of JDA and QRS for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with JDA, QRS and their respective affiliates.

      Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of JDA in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

      Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to JDA.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.

Citigroup Global Markets Inc.

D-2

Annex E

OPINION OF WACHOVIA CAPITAL MARKETS, LLC

[Letterhead of Wachovia Capital Markets, LLC]

Board of Directors

QRS Corporation
1400 Marina Way South
Richmond, CA 94804

Ladies and Gentlemen:

      You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to the holders of Common Stock, par value $0.001 per share (“QRS Common Stock”), of QRS Corporation, a Delaware corporation (“QRS” or the “Company”), of the Merger Consideration (as hereinafter defined) to be received by the holders of QRS Common Stock pursuant to the Agreement and Plan of Merger, dated as of June 17, 2004 (the “Agreement”), among JDA Software Group, Inc., a Delaware corporation (“JDA”), CVP2 Corp., a Delaware corporation and wholly-owned subsidiary of JDA (“Merger Sub”), and QRS.

      Pursuant to the Agreement, Merger Sub will merge with and into QRS (the “Merger”). Pursuant to the Merger, each issued and outstanding share of QRS Common Stock, other than shares owned by QRS or any of its subsidiaries, will be converted into the right to receive 0.5 shares of Common Stock, par value $0.01 per share (“JDA Common Stock”), of JDA (together with cash in lieu of fractional shares, the “Merger Consideration”).

      In arriving at our opinion, we have, among other things:

•	Reviewed the Agreement, including the financial terms of the Agreement.

•	Reviewed Annual Reports on Form 10-K of QRS for the two fiscal years ended December 31, 2003; Annual Reports on Form 10-K of JDA for the two fiscal years ended December 31, 2003; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of QRS and JDA; certain business, financial and other information regarding QRS and JDA that was publicly available or furnished to us by QRS’ or JDA’s management; certain internal financial forecasts regarding QRS furnished to us by QRS’ management (the “QRS Forecasts”); certain financial forecasts regarding JDA furnished to us by QRS’ management, including the “Low” and the “High” case scenarios (the “JDA Forecasts”); research analysts’ estimates for JDA published by Thomson Financials Firstcall System (the “Firstcall JDA Forecasts”); and cost savings and other synergies that are expected to result from the Merger furnished to us by QRS’ and JDA’s managements (the “Synergies”).

•	Held discussions with the respective managements of QRS and JDA concerning the businesses, past and current operations, financial condition and future prospects of both QRS and JDA, independently and combined, including discussions with the management of QRS concerning the QRS Forecasts, the JDA Forecasts, the Firstcall JDA Forecasts and the risks and uncertainties of QRS continuing to pursue an independent strategy, and discussions with the managements of QRS and JDA regarding the Synergies and their views regarding the strategic rationale for the Merger.

•	Participated in discussions and negotiations among representatives of QRS and JDA and their respective financial and legal advisors.

•	Prepared an analysis of the discounted cash flows of QRS Common Stock.

•	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed relevant.

•	Reviewed the stock price and trading history of QRS Common Stock and JDA Common Stock.

•	Prepared an analysis of the relative contributions of QRS and JDA to the combined company.

•	Reviewed the potential pro forma financial impact of the Merger on JDA.

•	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that we deemed relevant.

      In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, and we have not assumed any responsibility for any independent verification of such information. In that regard, we have assumed that the QRS Forecasts and the JDA Forecasts each have been reasonably prepared and reflect the best current estimates and judgments of QRS’ management as to the future financial performance of QRS and JDA, respectively, that the Synergies have been reasonably prepared and reflect the best current estimates and judgments of QRS’ and JDA’s managements concerning cost savings and other synergies that are expected to result from the Merger, and that the Synergies will be realized in the amounts and time periods contemplated thereby. We did not receive JDA’s internal forecasts in connection with this opinion. Accordingly, based on our discussions with you and with your consent, we have calculated the mathematical average of the Revenues and non-GAAP EPS, respectively, inherent to the “Low” and “High” case scenarios included in the JDA Forecasts (the “Average of the JDA Forecasts”), and have assumed that the Average of the JDA Forecasts is a reasonable basis upon which to evaluate the future financial performance of JDA. In that regard, with your consent, our review with respect to such estimates was limited to discussions with QRS’ management. We have discussed the QRS Forecasts, the JDA Forecasts, the Average of the JDA Forecasts, and the Firstcall JDA Forecasts with QRS’ management, and the Synergies with QRS’ and JDA’s managements, but we assume no responsibility for and express no view as to the QRS Forecasts, the JDA Forecasts, the Average of the JDA Forecasts, the Firstcall JDA Forecasts, or the Synergies, or the assumptions upon which they are based. In arriving at our opinion, we have conducted no physical inspections of the properties or facilities of each of QRS and JDA, and have not made any comprehensive evaluations or appraisals of the assets or liabilities of QRS or JDA, nor have any such valuations or appraisals been provided to us. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which QRS or JDA or any of their respective affiliates are a party or may be subject, and our opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

      In rendering our opinion, we have assumed that the Merger contemplated by the Agreement will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, including the declaration of effectiveness of JDA’s registration statement on Form S-4 to be filed in connection with the Merger, no restrictions will be imposed or delay will be suffered that will have an adverse effect on the Merger, other actions contemplated by the Agreement, QRS or JDA, in any respect material to our opinion.

      Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger or other actions contemplated by the Agreement compared with other transactions or business strategies that may have been considered by QRS’ management and/or QRS’ Board of Directors or any committee thereof, including alternative proposals from third parties that for a variety of business, financial, legal and regulatory reasons were not pursued to completion. In addition, we are not expressing any opinion herein as to the prices at which shares of the QRS Common Stock or JDA Common Stock will trade at any time.

      Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Board of Directors of QRS in connection with the Agreement and will receive a fee for such services, the principal portion of which is payable upon consummation of the Merger. In addition, QRS has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) may maintain relationships with QRS or JDA, as well as any of their principals or affiliates. Additionally, in the ordinary course of our business, we may trade in the securities of QRS and JDA (or related derivative securities) for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is solely for the information and use of the Board of Directors of QRS in connection with its consideration of the Merger. Our opinion does not and shall not confer any rights or remedies upon the shareholders of QRS or any other person or be used or relied upon for any other purpose. Our opinion does not address the merits of the underlying decision by QRS to enter into the Agreement and does not and shall not constitute a recommendation to any holder of shares of QRS Common Stock as to how such holder should vote in connection with the Agreement or any other matter related thereto. Our opinion may not be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, except that this opinion may be reproduced in full in any proxy statement mailed or provided to the holders of QRS Common Stock.

      Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and other factors we deem to be relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of QRS Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ WACHOVIA CAPITAL MARKETS, LLC

Wachovia Capital Markets, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

      JDA’s certificate of incorporation provides that JDA shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of JDA) by reason of the fact that he or she is or was a director, officer, employee or agent of JDA, or is or was serving at the request of JDA as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Such certificate of incorporation also provides that such indemnification rights shall not be exclusive of other indemnification rights to which those seeking indemnification may be entitled under JDA’s bylaws, agreement or the vote of its stockholders or disinterested directors.

      JDA’s bylaws provide that JDA shall, to the fullest extent authorized by the Delaware General Corporation Law, indemnify any person who was or is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of JDA or is or was serving at the request of JDA as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability or loss reasonably incurred or suffered by such person in connection with such action, suit or proceeding. JDA’s bylaws also provide that JDA may enter into one or more agreements with any person, which provides for indemnification rights equivalent to or, if JDA’s board of directors so determines, greater than, those provided for in the bylaws.

      JDA intends to purchase and maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 21.     Exhibits and Financial Statement Schedules.

      The following exhibits are filed with this registration statement:

Incorporated by Reference

Exhibit		Filed		Exhibit
No.	Exhibit Title	Herewith	Form	No.	File No.	Filing Date

2.1	Agreement and Plan of Merger dated as of June 17, 2004, by and among JDA Software Group, Inc., CVP2 Corp. and QRS Corporation		8-K	2.1	000-27876	6/18/04
2.2	Form of Company Voting Agreement, effective as of June 17, 2004, by and among JDA Software Group, Inc., CVP2 Corp. and certain holders of QRS common stock (included as Exhibit A to Exhibit 2.1.)
2.3	Form of Parent Voting Agreement, effective as of June 17, 2004, by and among QRS Corporation and certain holders of JDA common stock (included as Exhibit B to Exhibit 2.1.)

			Incorporated by Reference

Exhibit		Filed		Exhibit
No.	Exhibit Title	Herewith	Form	No.	File No.	Filing Date

3.1	Third Restated Certificate of Incorporation of JDA Software Group Inc. together with Certificate of Amendment dated July 23, 2002		10-Q	3.1	000-27876	11/12/02
3.2	First Amended and Restated Bylaws of JDA Software Group, Inc.		10-Q	3.2	000-27876	8/14/98
4.1	Specimen of Common Stock Certificate of JDA Software Group, Inc.		S-1/A	4.1	333-748	3/6/96
5.1*	Opinion of Gray Cary Ware & Freidenrich LLP as to the validity of the common stock of JDA Software Group, Inc. being registered hereby, together with consent
8.1*	Form of Opinion of Gray Cary Ware & Freidenrich LLP, counsel to JDA Software Group, Inc., as to certain U.S. tax matters, together with consent
8.2*	Form of Opinion of Morgan, Lewis & Bockius LLP, counsel to QRS Corporation, as to certain U.S. tax matters, together with consent
10.1(1)	Form of Indemnification Agreement		S-1	10.1	333-748	1/26/96
10.2(1)	1995 Stock Option Plan, as amended, and form of agreement thereunder		S-1	10.2	333-748	1/26/96
10.3(1)	1996 Stock Option Plan, as amended on March 28, 2003		10-K	10.3	000-27876	3/12/04
10.4(1)	1996 Outside Directors Stock Option Plan and forms of agreement thereunder		S-1	10.5	333-748	1/26/96
10.5(1)	Executive Employment Agreement between James D. Armstrong and JDA Software Group, Inc. dated July 23, 2002, together with Amendment No. 1 effective August 1, 2003		10-K	10.5	000-27876	3/12/04
10.6(1)	Executive Employment Agreement between Hamish N. Brewer and JDA Software Group, Inc. dated January 22, 2003, together with Amendment No. 1 effective August 1, 2003		10-K	10.6	000-27876	3/12/04
10.7(1)	Executive Employment Agreement between Kristen L. Magnuson and JDA Software Group, Inc. dated July 23, 2002		10-K	10.7	000-27876	3/12/04
10.8(1)	1998 Nonstatutory Stock Option Plan, as amended on March 28, 2003		10-K	10.8	000-27876	3/12/04
10.9(1)	1998 Employee Stock Purchase Plan		10-K	10.9	000-27876	3/31/99
10.10	1999 Employee Stock Purchase Plan		10-Q	10.10	000-27876	8/16/99

			Incorporated by Reference

Exhibit		Filed		Exhibit
No.	Exhibit Title	Herewith	Form	No.	File No.	Filing Date

10.11	Lease Agreement between Opus West Corporation and JDA Software Group, Inc. dated April 30, 1998, together with First Amendment dated June 30, 1998, Second Amendment dated November 23, 1998, revised and restated Third Amendment dated October 20, 1999, Fourth Amendment dated May 30, 2001, Fifth Amendment dated May 31, 2001, Sixth Amendment dated August 2001, Seventh Amendment dated June 30 2003, and Letter Agreement dated June 30, 2003		10-Q	10.32	000-27876	8/14/98
10.12	Software License Agreement dated as of June 4, 1998 by and between Comshare, Incorporated and JDA Software, Inc.		8-K	2.2	000-27876	6/19/98
10.13	Purchase Agreement between Opus Real Estate Arizona II, L.L.C. and JDA Software Group, Inc. dated February 5, 2004		10-K	10.13	000-27876	3/12/04
10.14(2)	Value-Added Reseller License Agreement for Uniface Software between Compuware Corporation and JDA Software Group, Inc. dated April 1, 2000, together with Product Schedule No. One dated June 23, 2000, Product Schedule No. Two dated September 28, 2001, and Amendment to Product Schedule No. Two dated December 23, 2003		10-K	10.14	000-27876	3/12/04
10.15(1)	JDA Software, Inc. 401(k) Profit Sharing Plan, adopted as amended effective January 1, 2004		10-K	10.15	000-27876	3/12/04
10.16(1)	Non-Plan Stock Option Agreement between JDA Software Group, Inc. and William C. Keiper dated March 4, 1999		10-Q	10.16	000-27876	5/10/04
10.17(1)	Form of Amendment of Stock Option Agreement between JDA Software Group, Inc. and Kristen L. Magnuson, amending certain stock options granted to Ms. Magnuson pursuant to the JDA Software Group, Inc. 1996 Stock Option Plan on September 11, 1997 and January 27, 1998		10-Q	10.35	000-27876	8/14/98
10.18(1)	Form of Rights Agreement between the Company and ChaseMellon Shareholder Services, as Rights Agent (including as Exhibit A the Form of Certificate of Designation, Preferences and Rights of the Terms of the Series A Preferred Stock, as Exhibit B the From of Right Certificate, and as Exhibit C the Summary of Terms and Rights Agreement)		8-K	1	000-27876	10/28/98

			Incorporated by Reference

Exhibit		Filed		Exhibit
No.	Exhibit Title	Herewith	Form	No.	File No.	Filing Date

10.19(1)	Form of Incentive Stock Option Agreement between JDA Software Group, Inc. and Kristen L. Magnuson to be used in connection with stock option grants to Ms. Magnuson pursuant to the JDA Software Group, Inc. 1996 Stock Option Plan		10-Q	10.39	000-27876	11/16/98
10.20(1)(3)	Form of Incentive Stock Option Agreement between JDA Software Group, Inc. and certain Senior Executive Officers to be used in connection with stock options granted pursuant to the JDA Software Group, Inc. 1996 Stock Option Plan		10-K	10.20	000-27876	3/16/00
10.21(1)(3)	Form of Nonstatutory Stock Option Agreement between JDA Software Group, Inc. and certain Senior Executive Officers to be used in connection with stock options granted pursuant to the JDA Software Group, Inc. 1996 Stock Option Plan		10-K	10.21	000-27876	3/16/00
10.22(1)(4)	Form of Amendment of Stock Option Agreement between JDA Software Group, Inc. and certain Senior Executive Officers, amending certain stock options granted pursuant to the JDA Software Group, Inc. 1995 Stock Option Plan		10-K	10.22	000-27876	3/16/00
10.23(1)(5)	Form of Amendment of Stock Option Agreement between JDA Software Group, Inc. and certain Senior Executive Officers, amending certain stock options granted pursuant to the JDA Software Group, Inc. 1996 Stock Option Plan		10-K	10.23	000-27876	3/16/00
10.24(1)(6)	Form of Incentive Stock Option Agreement between JDA Software Group, Inc. and certain Senior Executive Officers to be used in connection with stock options granted pursuant to the JDA Software Group, Inc. 1996 Stock Option Plan		10-K	10.24	000-27876	3/16/00
10.25	Secured Loan Agreement between JDA Software Group, Inc. and Silvon Software, Inc. dated May 8, 2001, together with Secured Promissory Note and Security Agreement		10-Q	10.25	000-27876	8/14/01
10.26	Employment offer letter with Ray Rike, as amended	X
10.27	Employment offer letter with James Rowley, as amended	X
23.1	Consent of Deloitte & Touche LLP, JDA’s independent registered public accounting firm	X

Incorporated by Reference

Exhibit		Filed		Exhibit
No.	Exhibit Title	Herewith	Form	No.	File No.	Filing Date

23.2	Consent of PricewaterhouseCoopers LLP, QRS’ independent registered public accounting firm	X
23.3*	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)
23.4*	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 8.1)
23.5*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.2)
24.1	Power of Attorney (included in the signature page of this registration statement)	X
99.1	Consent of Citigroup Global Markets Inc.	X
99.2	Consent of Wachovia Capital Markets, LLC	X
99.3	Form of Proxy for JDA	X
99.4	Form of Proxy for QRS	X

*	to be filed by amendment

(1)	Management contracts or compensatory plans or arrangements covering executive officers or directors of JDA Software Group, Inc.

(2)	Confidential treatment has been granted as to part of this exhibit.

(3)	Applies to James D. Armstrong.

(4)	Applies to Hamish N. Brewer and Gregory L. Morrison.

(5)	Applies to Hamish N. Brewer, Peter J. Charness, Scott D. Hines, Gregory L. Morrison and David J. Tidmarsh.

(6)	Applies to Senior Executive Officers with the exception of James D. Armstrong and Kristen L. Magnuson.

Item 22.     Undertakings.

      (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) The undersigned registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

(2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (e) The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, as of July 26, 2004.

JDA SOFTWARE GROUP, INC.

By:	/s/ HAMISH N.J. BREWER

Hamish N.J. Brewer
Chief Executive Officer

POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints Hamish N.J. Brewer and Kristen L. Magnuson or either of them, his true and lawful attorneys and agent, with full power of substitution, and with power to act alone, to sign on behalf of the undersigned any amendment or amendments to this registration statement on Form S-4 (including post-effective amendments) and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to perform any acts necessary to file such amendments or registration statements, with exhibits thereto and other documents in connection therewith, and each of the undersigned does hereby ratify and confirm his signature as it may be signed by his said attorneys and agents to any and all such documents and all that said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ JAMES D. ARMSTRONG James D. Armstrong	Chairman of the Board	July 26, 2004

/s/ HAMISH N. J. BREWER Hamish N. J. Brewer	President and Chief Executive Officer (Principal Executive Officer)	July 26, 2004

/s/ KRISTEN L. MAGNUSON Kristen L. Magnuson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 26, 2004

/s/ J. MICHAEL GULLARD J. Michael Gullard	Director	July 26, 2004

/s/ WILLIAM C. KEIPER William C. Keiper	Director	July 26, 2004

/s/ DOUGLAS G. MARLIN Douglas G. Marlin	Director	July 26, 2004

/s/ JOCK PATTON Jock Patton	Director	July 26, 2004

Exhibit Index

Exhibit
No.	Exhibit Title

10.26	Employment offer letter with Ray Rike, as amended
10.27	Employment offer letter with James Rowley, as amended
23.1	Consent of Deloitte & Touche LLP, JDA’s independent registered public accounting firm
23.2	Consent of PricewaterhouseCoopers LLP, QRS’ independent registered public accounting firm
24.1	Power of Attorney (included in the signature page of this registration statement)
99.1	Consent of Citigroup Global Markets Inc.
99.2	Consent of Wachovia Capital Markets, LLC
99.3	Form of Proxy for JDA
99.4	Form of Proxy for QRS